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As filed with the Securities and Exchange Commission on January 20, 2004

Registration No. 333-111161

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTÉ INVESTORS INC.
(Exact name of registrant as specified in its certificate of incorporation)

Delaware (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code)	75-1328153 (I.R.S. Employer Identification Number)
200 Crescent Court, Suite 1365 Dallas, Texas 75201 Telephone: (214) 871-5935 (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Copies to:

Sanford E. Perl Gerald T. Nowak Kirkland & Ellis LLP 200 E. Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000 Fax: (312) 861-2200	Donald J. Edwards President and Chief Executive Officer Liberté Investors Inc. 200 Crescent Court, Suite 1365 Dallas, Texas 75201 Telephone: (214) 871-5935 Fax: (214) 871-5199

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTICE OF SPECIAL MEETING

To the Stockholders of Liberté Investors Inc.

        I am pleased to report that on December 15, 2003, we signed an agreement to acquire USAuto Holdings, Inc., hereinafter USAuto, for consideration consisting of $76.0 million in cash, 13,250,000 shares of our common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. We will raise a portion of the cash consideration to fund the acquisition by offering our stockholders the opportunity to purchase additional shares of our common stock pursuant to the rights offering at $4.00 per share, for aggregate proceeds of approximately $50 million, as described below. At our request, and as a condition to USAuto entering into the acquisition agreement, Gerald J. Ford, Chairman of the Board and beneficial owner of approximately 45.5% of our outstanding common stock, has agreed to cause certain of his affiliates, including Hunter's Glen/Ford Ltd., to subscribe for rights in the rights offering at their full pro rata amount. In addition, Hunter's Glen/Ford has agreed to backstop this rights offering, meaning it would purchase any shares that remain unsold in this offering at the same subscription price per share.

        Accordingly, we are sending you this notice of special meeting to invite you to attend, either in person or by proxy, a special meeting of the stockholders of Liberté Investors Inc., which will be held on            ,            , 2004, at 10:00 a.m., local time, at the Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201, and at any adjournment or adjournments thereof. The purposes of the special meeting are:

  •
  to consider and vote upon a proposal to approve the issuance of 13,250,000 shares of common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached, to certain of the current owners of USAuto as partial consideration for the acquisition of their company;

  •
  to consider and vote on a proposal to approve the issuance and sale to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford of our common stock as part of the rights offering and to Hunter's Glen/Ford under the backstop arrangement at a price per share of $4.00, the same price as the shares are being offered to you in the rights offering;

  •
  to consider and vote on a proposal to adopt a restated certificate of incorporation, which would, among other things, change Liberté's name to First Acceptance Corporation, increase our number of authorized shares of common stock and require a supermajority vote to amend the number of directors which constitute the entire board;

  •
  to consider and vote on a proposal to adopt an amendment to our 2002 Long Term Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan;

  •
  to elect two persons to our board of directors; and

  •
  to transact any other business that properly comes before the special meeting.

        The USAuto acquisition, your approval of the issuance of stock to certain of the current owners of USAuto, your approval of the sale of shares to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford in the rights offering and to Hunter's Glen/Ford under the backstop arrangement, your approval of our proposed restated certificate of incorporation, your approval of our proposed amendment to our 2002 Long Term Incentive Plan, your election of new directors and the completion of the rights offering are dependent upon one another. For any of these events to occur, all must occur.

        The Liberté board of directors has unanimously approved and authorized the issuance of our stock to certain of the current owners of USAuto as part of the acquisition and to Gerald J. Ford and certain of his affiliates as part of the rights offering and under the backstop arrangement (including the sale of stock to Hunter's/Glen Ford and certain other affiliates of Gerald J. Ford). The backstop arrangement (including the sale of stock to Hunter's/Glen Ford and certain other affiliates of Gerald J. Ford) was first considered and approved separately by the independent members of the board of directors present at the meeting considering such matters, without participation by Gerald J. Ford, Jeremy B. Ford and Gary Shultz. The board recommends the approval of the issuance of our stock to certain of the current owners of USAuto, the sale of stock to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford as part of the rights offering and to Hunter's Glen/Ford under the backstop arrangement, the proposed restated certificate of incorporation, our proposed amendment to our 2002 Long Term Incentive Plan and the election of two persons to our board of directors, and believes that each of these transactions is advisable to, fair to and in the best interests of Liberté stockholders. The board recommends that you vote "FOR" each of the proposals described above. The board takes no position on the advisability of purchasing stock in the rights offering.

        Only stockholders of record at the close of business on                        , 2004 will receive notice of and be able to vote at the special meeting. Holders of outstanding common stock representing a majority of the votes entitled to be cast at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Each of Gerald J. Ford and Donald J. Edwards, our President and Chief Executive Officer, who as of the record date have voting control over 42.6% and 1.6% of our outstanding common stock, respectively, has indicated that their respective shares will be present at the meeting and that he will vote in favor of the proposals described above.

        The enclosed joint proxy statement/prospectus describes USAuto, the USAuto acquisition and the proposals set forth above in more detail. It also describes Liberté and the rights offering in more detail. We urge you to read the joint proxy statement/prospectus carefully before making any decisions regarding the rights offering or the vote.

        It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether you are able to attend the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-paid envelope. You may revoke your proxy in the manner described in the enclosed joint proxy statement/prospectus at any time before it is voted at the special meeting.

        This notice, the enclosed proxy card and the enclosed joint proxy statement/prospectus are being sent to you by order of the board of directors.

/s/ DONALD J. EDWARDS	/s/ ELLEN V. BILLINGS
Donald J. Edwards President and Chief Executive Officer	Ellen V. Billings Secretary
Date: , 2004

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS, DATED JANUARY     , 2004

Liberté Investors Inc.
Rights to Purchase Shares of Common Stock at $4.00 per share and Proxy Solicitation

        On December 15, 2003, we signed an agreement to acquire USAuto Holdings, Inc. We will raise a portion of the cash consideration to fund the acquisition by offering our stockholders the opportunity to purchase additional shares of our common stock pursuant to the rights offering at $4.00 per share, for aggregate proceeds of approximately $50 million, as described below.

Rights Offering:

  •
  We are registering approximately 12,500,000 shares pursuant to this rights offering.

  •
  If you held our common stock at 5:00 p.m. New York time on                        , 2004, we have granted you one stock purchase right for each share you held on that date.

  •
  Each right allows you to buy 0.61 shares of our common stock at a price of $4.00 per share.

  •
  Your rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange.

  •
  The rights expire at 5:00 p.m., New York time, on                        , 2004. However, we have the option of extending the expiration date.

Proxy Solicitation:

  •
  If you held our common stock at 5:00 p.m. New York time on                        , 2004, we are seeking your approval to issue 13,250,000 shares of our common stock to certain of the current owners of

  USAuto Holdings, Inc. that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. These shares are not being registered pursuant to the Securities Act of 1933.

  •
  We are also seeking your approval to issue shares to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford as part of the rights offering and to Hunter's Glen/Ford under the backstop arrangement at $4.00 per share, the same price at which shares are being offered to you.

  •
  We are also asking you to approve our proposed restated certificate of incorporation, which would, among other things, change our name to First Acceptance Corporation, increase our number of authorized shares of common stock and require a supermajority vote to amend the number of directors which constitute the entire board, to approve our proposed amendment to our 2002 Long Term Incentive Plan and to elect two persons to our board of directors.

        Our common stock is traded on the New York Stock Exchange under the symbol "LBI." On January 15, 2004, the last reported sale price for our common stock was $8.14 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this document. We have not authorized anyone to provide you with information different from that contained in this document. This is not an offer to sell, and it is not a solicitation of offers to buy, the securities offered by this document in jurisdictions where offers and sales are not permitted under the laws of those jurisdictions. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

i

 QUESTIONS AND ANSWERS/SUMMARY TERM SHEET

Question and Answers Relating to the USAuto Acquisition

Q:
Who is USAuto?

A:
USAuto is a privately held company based in Nashville, Tennessee that specializes in the development, marketing, retail sale, administration and underwriting of non-standard personal automobile insurance and related services. Non-standard personal automobile insurance is insurance made available to individuals who are categorized as "non-standard" because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. USAuto currently writes non-standard personal automobile insurance in Georgia, Tennessee, Alabama, Mississippi, Ohio and Missouri and is licensed as an insurer in 12 additional states.

Q:
What will happen in the USAuto acquisition?

A:
On December 15, 2003, we signed an agreement to acquire USAuto for consideration consisting of $76.0 million in cash, 13,250,000 shares of our common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. In addition, immediately prior to closing, USAuto shareholders will receive a special cash dividend from USAuto of $3 million. Under the terms of the merger agreement by and among Liberté, USAuto, the stockholders of USAuto and USAH Merger Sub, Inc., a wholly owned subsidiary of Liberté, referred to herein as Merger Sub, USAuto will be merged with and into Merger Sub such that Merger Sub will be the surviving corporation.

Q:
When will the USAuto acquisition be completed?

A:
The closing of the USAuto acquisition will occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the merger agreement. For a description of the closing conditions, see "The Merger Agreement—Description of the Merger Agreement."

Q:
What are the U.S. federal income tax consequences of the merger?

A:
It is the intention of the parties to the merger agreement that the merger will qualify as a tax-free reorganization within the meaning of the Code and the regulations promulgated thereunder.

Questions and Answers Relating to the Rights Offering

Q:
What is a rights offering?

A:
A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed subscription price, in this case, of $4.00 per share, and in an amount proportional to your existing interest, before giving effect to our acquisition of USAuto.

Q:
Why are we conducting this rights offering?

A:
We want to give you the opportunity to participate in our equity fund-raising so you have the ability to participate in the USAuto acquisition at your current ownership percentage. We will use the net proceeds from this rights offering to partially fund our acquisition of USAuto and to pay estimated $2.0 million of remaining related fees and expenses of the acquisition and this offering, as well as for other general corporate purposes.

Q:
What is a right?

A:
Each right gives our stockholders the opportunity to purchase 0.61 shares of our common stock for $4.00 per share. We have granted to you, as a stockholder of record as of 5:00 p.m., New York time, on                        , 2004, one right for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock on the record date, you have the right to purchase 61 shares of common stock for $4.00 per share.

  We will not issue fractional shares of common stock. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

Q:
How was the $4.00 per share subscription price determined?

A:
Our board of directors determined the subscription price after considering the likely cost of capital from other sources, the price at which our principal stockholders would be willing to participate in the rights offering, historic and current trading prices for our common stock, our need for capital to complete the acquisition of USAuto and the need to provide an incentive to our stockholders to participate in the rights offering on a pro-rata basis. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in this rights offering.

Q:
Am I required to exercise any rights I receive in this rights offering?

A:
No. You may exercise any number of your rights, or you may choose not to exercise any rights.

Q:
How soon must I act to exercise my rights?

A:
The rights may be exercised beginning on the date of this joint proxy statement/prospectus through the expiration date, which is                         , 2004, at 5:00 p.m., New York time. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

Q:
May I transfer my rights?

A:
No. You may not sell or transfer your rights to anyone. The rights offered hereunder are non-transferable because Liberté wants to limit the amount of stock issued in the rights offering that, under Code Section 382, would be treated as increasing the percentage ownership of any stockholder (or any group of stockholders treated as a single stockholder for this purpose). If Liberté undergoes an "ownership change" under Code Section 382, the use of our NOLs would be limited. See "Risk Factor—Our Business Risks—Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if there is a change in ownership in Liberté."

Q:
Are we requiring a minimum subscription to complete this rights offering?

A:
No. At our request, and as a condition to USAuto's entering into the acquisition agreement, Mr. Gerald J. Ford, Chairman of the Board and beneficial owner of 45.5% of our outstanding common stock, has agreed to cause certain of his affiliates, including Hunter's Glen/Ford, to subscribe for rights in the rights offering at their full pro rata amount. In addition, Hunter's Glen/Ford has agreed to backstop the offering, meaning that it will purchase any shares that remain unsold in this offering at the same subscription price per share.

Q:
Are there any other conditions to the completion of this rights offering?

A:
Yes. This rights offering is conditioned upon the consummation of the USAuto acquisition as described in this joint proxy statement/prospectus, which in turn is conditioned upon approval of other matters being voted upon at the special meeting of stockholders. These matters include:

  •
  the issuance of common stock to certain owners of USAuto in connection with the acquisition;

  •
  the sale of stock to Hunter's Glen/Ford as part of the rights offering and under the backstop agreement;

  •
  the adoption of an amended and restated certificate of incorporation;

  •
  the amendment of our 2002 Long Term Incentive Plan; and

  •
  the election of two persons to our board of directors.

  Our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason (including if the merger is not consummated or if any or all of the proposals are not approved). If our board of directors cancels this rights offering, we will issue a press release notifying stockholders of the cancellation and any money received from subscribing stockholders will be returned, without interest or deduction, as soon as practicable.

  We may amend or extend the subscription period of the rights offering. We reserve the right to withdraw the rights offering at any time prior to the expiration date and for any reason, in which event all funds received in the rights offering will be returned without interest or deduction to those persons who subscribed for shares in this rights offering.

Q:
Is management participating in this offering?

A:
Yes. At our request, and as a condition to USAuto's entering into the acquisition agreement, Gerald J. Ford has agreed to cause certain of his affiliates, including Hunter's Glen/Ford, to subscribe for rights in the rights offering at their full pro rata amount. In addition, Hunter's Glen/Ford has agreed to backstop the offering at $4.00 per share. Donald J. Edwards, our President and Chief Executive Officer, has also indicated his intention to participate at his full pro rata amount.

Q:
Has our board of directors made a recommendation to our stockholders regarding this rights offering?

A:
Our board of directors will not make any recommendation to stockholders regarding the exercise of rights under this rights offering. You should not view Hunter's Glen/Ford's backstop arrangement as a recommendation or other indication that the exercise of your rights is in your best interest. Stockholders who do exercise rights in this rights offering risk investment loss on new money invested. We cannot assure you that the subscription price will remain below the market price for our common stock or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at a higher price. For more information on the risks of participating in the rights offering, see "Risk Factors."

Q:
What will happen if I choose not to exercise my rights?

A:
If you do not exercise any rights, the number of shares of our common stock you own will not change; however, due to the fact that shares will be purchased by other stockholders in the rights offering, your percentage ownership after the exercise of the rights will be diluted.

Q:
How do I exercise my rights? What forms and payment are required to purchase the shares of common stock?

A:
As a stockholder of record as of at 5:00 p.m. New York time on                        , 2004, you are receiving this joint proxy statement/prospectus and a rights certificate explaining your subscription rights and providing instructions on how to purchase shares of common stock. If you wish to participate in this rights offering, you must take the following steps:

  •
  deliver payment to the subscription agent using the methods outlined in this joint proxy statement/prospectus; and

  •
  deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on                        , 2004.

  The instructions also describe an alternate procedure you may use called "Notice of Guaranteed Delivery," which gives you an extra three days to deliver the rights certificate if the subscription agent receives full payment before the expiration date of the subscription period and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guarantee that your properly completed rights certificate will be timely delivered.

  If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be returned to you as soon as it is practicable. You will not receive interest or deduction on any payments refunded to you under this rights offering.

Q:
When will I receive my new shares?

A:
If you purchase shares of common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws.

Q:
After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

A:
No. All exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $4.00 per share.

Q:
What should I do if I want to participate in this rights offering, but my shares are held in the name of my broker, dealer or other nominee?

A:
If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

  If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

Q:
Will the rights be listed on a stock exchange or national market?

A:
The rights will not be listed on the New York Stock Exchange or any other stock exchange or national market.

  Our common stock will continue to trade on the New York Stock Exchange under the symbol "LBI." Following the consummation of our acquisition of USAuto and the change of our name to First Acceptance Corporation, we intend to trade under the symbol "FAC."

Q:
How do I exercise my rights if I live outside the United States?

A:
The Bank of New York will hold rights stockholders certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify The Bank of New York and timely follow other procedures described in "Rights Offering—Foreign Stockholders."

Q:
What fees or charges apply if I purchase shares of common stock?

A:
We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

Q:
What are the U.S. federal income tax consequences of exercising rights?

A:
For U.S. federal income tax purposes, we believe that you should not recognize taxable income as a result of the distribution or exercise of your rights. See "Certain U.S. Federal Income Tax Considerations." You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of this rights offering under your own tax situation.

Q:
To whom should I send my forms and payment?

A:
If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail or courier service to:

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	By Hand or Overnight Courier: The Bank of New York Tender & Exchange Department 101 Barclay Street, 11 W New York, New York 10286
For Information Call Our Toll Free No.: 1-800-507-9357

  You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Questions and Answers About the Special Meeting

Q:
Is my vote required to approve the USAuto acquisition, the rights offering and/or the related transactions?

A:
Stockholder approval is not required for the acquisition of USAuto as such. However, under the rules of the New York Stock Exchange, stockholder approval is required prior to the issuance of common stock in any transaction if the number of shares of common stock to be issued will be upon issuance equal to or in excess of 20% of the number of shares of common stock outstanding prior to such issuance. Because the shares offered in the rights offering as well as those issued to certain of the owners of USAuto in connection with the acquisition of USAuto will be in excess of 20% of the number of shares of our common stock outstanding prior to such issuance, in the case of the rights offering, as well as after the conclusion of the rights offering in the case of the acquisition, your vote is required. In addition, the New York Stock Exchange rules mandate stockholder approval prior to the issuance of common stock to a director, officer or substantial security holder of a company if the shares to be issued exceed 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Because the shares to be sold to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford in the rights offering and to Hunter's Glen/Ford under the backstop arrangement are in an amount greater than 1% of the shares outstanding prior to such issuance, your vote is required to approve the issuance of shares in the rights offering and under the backstop arrangement to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford.

  In addition, under the New York Stock Exchange rules, the affirmative vote of a majority of the voting power of all outstanding shares of our common stock is required to approve an amendment to our 2002 Long Term Incentive Plan.

  Moreover, under Delaware law, the affirmative vote of a majority of the voting power of all outstanding shares of our common stock is required to amend our certificate of incorporation. In addition, the election of directors requires the affirmative vote of a plurality of the outstanding shares of common stock present or represented by proxy and entitled to vote at the special meeting. Under Delaware law, however, you are not entitled to appraisal rights in connection with the proposed transactions.

  For more details regarding the proposed transactions and voting requirements, see "The Special Meeting—The Proposed Transactions and Voting Requirements."

Q:
Is the Liberté board recommending a vote for the proposals?

A:
The Liberté board has approved and authorized the USAuto acquisition, the issuance of our stock to certain of the current owners of USAuto, the rights offering and the backstop arrangement, subject in each case to stockholder approval. These matters were approved unanimously by the full board, as well as unanimously by the independent directors. See "The Special Meeting—Issuances in the Rights Offering and as part of the USAuto Acquisition" for a description of the board vote. The board recommends the approval of the issuance of our stock to certain of the current owners of USAuto, the sale of stock to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford as part of the rights offering and to Hunter's Glen/Ford under the backstop arrangement, our proposed amended and restated certificate of incorporation, the proposed amendments to our 2002 Long Term Incentive Plan and the election of two persons to our board of directors and believes that each of these transactions is advisable to, fair to and in the best interests of Liberté stockholders. The board recommends that the Liberté stockholders vote "FOR" each of the proposals described above. The board takes no position on the advisability of purchasing stock in the rights offering. You should not view Hunter's Glen/Ford's backstop arrangement as a recommendation or other indication that the exercise of your rights is in your best interest.

Q:
Has anyone indicated how they will vote?

A:
Gerald J. Ford and Donald J. Edwards, who as of the record date have voting control over 42.6% and 1.6% of our outstanding common stock, respectively, have each indicated that his respective shares will be present at the meeting and that each of them will vote in favor of the proposals described above.

Q:
What should I do now?

A:
After carefully reading and considering the information contained in this document, you should cast your votes by completing, signing and dating your proxy card. The completed proxy card should be returned in the enclosed postage-prepaid envelope. You can also attend the special meeting and vote in person. See "The Special Meeting."

Q:
When should I send my proxy card? Can I change my vote?

A:
You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. You may change or revoke your proxy at any time before your shares are voted at the special meeting by sending a written notice to our Secretary so that it is received prior to the special meeting, by executing and returning a later-dated proxy, or by voting in person at the special meeting. See "The Special Meeting—Voting and Revocation of Proxies".

Q:
What if I sign my proxy card and return it but do not indicate how I want to vote?

A:
If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote for the proposals.

Q:
If my shares are held by a bank, broker or other nominee, how can I vote?

A:
If your shares are held by a bank, broker or other nominee, you must contact them to vote on your behalf. They cannot vote your shares without receiving instructions from you. If you instruct them on how to vote your shares, you must follow directions received from them if you wish to change your vote.

Q:
Does the Board expect any other matters, besides the proposed transactions to be voted on at the Special Meeting?

A:
Our board of directors does not expect any other matters to be voted on at the special meeting. If any other matters do properly come before the special meeting, the people named on the accompanying proxy card will vote the shares represented by all properly executed proxies in their discretion. However, shares represented by proxies that have been voted "AGAINST" the proposed transactions will not be used to vote "FOR" adjournment of the special meeting to allow more time to solicit additional votes "FOR" adoption of the proposed transactions. See "The Special Meeting—Voting and Revocation of Proxies."

Q:
What should I do if I have any questions?

A:
If you have any questions, need additional copies of rights offering documents or otherwise need assistance, please contact Ellen V. Billings, Secretary, by mail at 200 Crescent Court, Suite 1365, Dallas, Texas 75201 or telephone (214) 871-5935.

SUMMARY

        This summary highlights information contained elsewhere in this document. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire document carefully. References in this joint proxy statement/prospectus to: (i) "Liberté," "we," "us" and "our" refer to the business of Liberté Investors Inc; (ii) "USAuto," refer to the business of USAuto Holdings, Inc. and its consolidated subsidiaries; and (iii) "Hunter's Glen/Ford" refers to Hunter's Glen/Ford Ltd.

Overview

        On December 15, 2003, we signed an agreement to acquire USAuto, for consideration consisting of $76.0 million in cash, 13,250,000 shares of our common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. We will raise a part of the cash portion of the consideration to fund the acquisition by offering our stockholders the opportunity to purchase shares of our common stock pursuant to the rights offering at $4.00 per share, for aggregate proceeds of approximately $50 million, as described below. At our request, and as a condition to USAuto's entering into the acquisition agreement, Gerald J. Ford, Chairman of the Board and beneficial owner of approximately 45.5% of our outstanding common stock, has agreed to cause certain of his affiliates, including Hunter's Glen/Ford, to subscribe for rights in the rights offering at their full pro rata amount. In addition, Hunter's Glen/Ford has agreed to backstop this rights offering, meaning that it would purchase any shares that remain unsold in this offering at the same subscription price per share.

Our Business

        Liberté is a Delaware corporation that was organized in April 1996 in order to effect the reorganization of our predecessor, Liberté Investors Trust, a Massachusetts business trust, or the "Trust". Since August 1996, we have been actively pursuing opportunities to acquire one or more operating companies in order to increase value to existing stockholders and provide a new focus and direction for the company. Our primary objective has been to seek long term growth through an acquisition of a business rather than short-term earnings. To that end, we have entered into an agreement to acquire USAuto. Following the transaction, our business will consist largely of USAuto's operations.

        Upon consummation of the acquisition of USAuto, Liberté will change its name to First Acceptance Corporation. Stephen J. Harrison, the current President and Chief Executive Officer of USAuto, will be appointed the President and Chief Executive Officer of the newly combined enterprise. Donald J. Edwards, the current President and Chief Executive Officer of Liberté, will resign from his position, and his employment with Liberté will be terminated. Following the consummation of the acquisition of USAuto, it is anticipated that Mr. Edwards will remain a director of, and special advisor to, the newly combined enterprise.

USAuto

  The Company

        USAuto is a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. USAuto currently writes non-standard personal automobile insurance in Georgia, Tennessee, Alabama, Mississippi, Ohio and Missouri and is licensed as an insurer in 12 additional states. Non-standard personal automobile insurance is insurance made available to individuals who are categorized as "non-standard" because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

        USAuto is a vertically integrated business that acts as the agency, servicer and underwriter of non-standard personal automobile insurance. USAuto owns and operates 114 company retail locations, staffed by USAuto employee-agents and connected to each other by USAuto's intranet system. USAuto's employee-agents exclusively sell insurance products underwritten and serviced by USAuto or insurance products underwritten by third-party insurance companies and serviced by USAuto.

  USAuto's Business Model

        USAuto's business focuses on target customers who are unable or do not wish to secure insurance with standard insurance companies due to convenience, risk profile or a desire for lower down payments or more flexible payment options. USAuto's vertically integrated structure eliminates many of the inefficiencies typically associated with traditional non-standard personal automobile insurance models. USAuto's senior executives have developed this business model by drawing on over 25 years in the automobile insurance industry. USAuto's business strategy is to offer its customers automobile insurance with low down payments, competitive equal monthly payments, convenient locations and a high level of personal contact, making it easier for USAuto's customers to obtain automobile insurance. USAuto's business model includes the following core strategies:

  •
  Integrated System. In order to meet the preference of its customers for convenient, personal service, USAuto has integrated the retail distribution, underwriting and service functions of personal automobile insurance into one system. By doing so, USAuto is able to provide prompt and personal service to effectively meet the insurance needs of its customers while retaining revenue that would otherwise be shared with several participants under a traditional non-integrated insurance business model.

  •
  Extensive Sales Network. USAuto emphasizes the use of employee-agents as the cornerstone of its customer relationship. USAuto has based its business strategy partially on the belief that its customers value face-to-face contact, speed of service and convenient locations, and in turn USAuto trains its employee-agents to cultivate client relationships and utilize real-time service and information enabled by access to USAuto's intranet system.

  •
  Favorable Customer Payment Plans. To meet market demand for low monthly insurance payments, USAuto has designed its product so that a purchaser can initiate coverage with a modest down payment that is equal to one month's payment.

  •
  Strong Marketing. USAuto builds brand recognition and generates valuable sales leads through extensive use of television advertising, Yellow Pages® and a broad network of neighborhood sales offices.

  •
  Efficient Technology Systems. USAuto's information technology employees have developed technology systems that enable timely and efficient communication and data sharing among the various segments of USAuto's integrated operations.

  USAuto's Products

        USAuto's core business involves issuing personal automobile insurance policies to individuals who are categorized as "non-standard," based primarily on their inability or unwillingness to obtain coverage from standard carriers due to various factors, including their need for monthly payment plans, their failure to maintain continuous insurance coverage or their driving record, and who in most instances are required by law to buy a minimum amount of automobile insurance. Policies are generally issued for the minimum limits of coverage required by applicable state laws. In addition to non-standard personal automobile insurance, USAuto also offers its customers optional products and policies which provide ancillary reimbursements and benefits in the event of an automobile accident.

  USAuto's Growth Strategy

        USAuto has experienced growth over the last three years, both in terms of total revenues and net income. It intends to continue such growth through expanded advertising campaigns and the opening of new retail sales offices in states where it does business. USAuto may also expand through the opening of sales offices in states where it currently has no presence and through selective acquisitions of local agencies who write non-standard personal automobile insurance for other insurance companies.

The Rights Offering

        We are conducting a rights offering to give you the opportunity to purchase a portion of the shares of our common stock being offered for $4.00 per share based on an amount proportional to your existing ownership interest, enabling you to maintain your current percentage ownership in Liberté, without giving effect to the acquisition of USAuto. You may exercise any number of your rights or you may choose not to exercise any rights.

        The offering is conditioned on a number of factors. The rights offering is conditioned upon the USAuto acquisition taking place, which in turn is conditioned upon stockholder approval of the issuance of common stock to certain of the current owners of USAuto in connection with that acquisition, as well as stockholder approval of the sale of stock to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford as part of the rights offering and to Hunter's Glen/Ford's offer to backstop the rights offering described in this document. Finally, our board of directors may decide to cancel this rights offering at any time prior to the expiration of the rights offering and for any reason. If our board of directors cancels this rights offering, any money received from subscribing stockholders will be returned, without interest or deduction, as soon as practicable.

Special Meeting

        At the special meeting, you will consider and vote on proposals to:

  •
  approve the issuance of 13,250,000 shares of common stock to certain of the current owners of USAuto as partial consideration for the acquisition of USAuto that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached;

  •
  issue and sell common stock to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford in the rights offering and to Hunter's Glen/Ford under the backstop arrangement;

  •
  approve our amended and restated certificate of incorporation;

  •
  approve our proposed amendments to our 2002 Incentive Plan;

  •
  elect two persons to our board of directors; and

  •
  transact any other business that properly comes before the special meeting.

        The special meeting will be held on                        , 2004 at                        , local time, at the Crescent Club located at 200 Crescent Court, 17th Floor, Dallas, Texas 75201.

        We were incorporated in Delaware on March 29, 1996. Our principal executive offices are located at 200 Crescent Court, Suite 1365, Dallas, Texas 75201, and our telephone number at that address is (214) 871-5935. Following the consummation of our acquisition of USAuto, we intend to relocate our principal executive offices to 3813 Green Hills Village Drive, Nashville, Tennessee 37215, USAuto's current headquarters, and our new telephone number at that address will be (615) 844-2800.

Risk Factors

        Before you invest in this rights offering, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled "Risk Factors" beginning on page 14 and the risks that we have highlighted in other sections of this joint proxy statement/prospectus. You should carefully read and consider these risk factors together with all of the other information included in this joint proxy statement/prospectus before you decide to exercise your rights to purchase shares of our common stock.

Summary Historical Financial Data

        The summary historical financial and other data set forth below have been derived from, and should be read in conjunction with, the consolidated financial statements, including the accompanying notes, appearing elsewhere in this joint proxy statement/prospectus.

        Our consolidated summary financial information as of and for the fiscal years ended June 30, 2001, 2002 and 2003 was derived from our audited consolidated financial statements and notes thereto. Our consolidated summary financial data as of and for each of the three month periods ended September 30, 2002 and 2003 were derived from our unaudited consolidated financial statements, which contain all adjustments necessary, in the opinion of our management, to summarize the financial position and results of operations for the periods presented.

        The consolidated summary historical financial data of USAuto as of December 31, 2001 and 2002 and for the fiscal years ended December 31, 2000, 2001 and 2002 were derived from the audited consolidated financial statements and notes thereto of USAuto. The consolidated summary financial data of USAuto as of and for each of the nine-month periods ended September 30, 2002 and 2003 of USAuto were derived from the unaudited consolidated financial statements of USAuto, which contain all adjustments necessary, in the opinion of management of USAuto, to summarize the financial position and results of operations for the periods presented. You should not regard the results of operations for the three and nine months ended September 30, 2003, respectively, to project financial position or results of operations for either Liberté or USAuto for any future period.

        The consolidated summary historical financial or other data set forth below should be read in conjunction with the information contained in "Selected Historical Financial Data of Liberté," "Selected Historical Financial Data of USAuto," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes for each of Liberté and USAuto appearing elsewhere in this joint proxy statement/prospectus.

Summary Historical Financial Information for Liberté

	Year Ended June 30,			Three Months Ended September 30,
	2001	2002	2003	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Total income	$3,321	$1,474	$1,331	$525	$1,549
Total expenses	805	994	3,193	966	669

Net income (loss) (1)	$2,516	$480	$(1,862)	$(441)	$880

Basic and diluted net income (loss) per common share	$0.12	$0.02	$(0.09)	$(0.02)	$0.04
	At June 30,			At September 30,
	2001	2002	2003	2002	2003
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$56,103	$56,510	$56,847	$57,349	$58,027
Total assets	58,564	58,919	59,053	59,326	60,398
Total liabilities	531	528	978	599	1,341
Total stockholders' equity	58,033	58,391	58,075	58,727	59,057

(1)
There was no income tax expense (benefit) recorded for the periods presented because Liberté had net operating loss carryforwards, or NOLs, available to offset federal taxable income for which a full valuation allowance had been established. For financial reporting purposes, the benefit resulting from the utilization of NOLs directly offsets federal income taxes that would have otherwise been payable.

Summary Historical Financial Information for USAuto

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(in thousands)
Statement of Income Data:
Revenue:
Premiums earned	$2,766	$7,207	$27,525	$19,332	$34,925
Commissions and fees	24,207	29,644	33,800	26,023	21,077
Claims servicing fees	4,861	5,605	3,512	2,781	2,076
Ceding commissions from reinsurers	3,099	2,808	5,161	3,635	6,885
Investment income	204	273	352	243	556
Net realized gains (losses) on sales of investments	—	(1)	49	22	101

Total revenues	35,137	45,536	70,399	52,036	65,620

Expenses:
Losses and loss adjustment expenses	2,063	4,914	19,956	14,248	23,203
Operating expenses	21,290	27,921	34,788	24,785	28,021
Depreciation	300	475	704	512	624
Amortization of goodwill	1,017	956	—	—	—
Interest expense	288	430	213	207	230

Total expenses	24,958	34,696	55,661	39,752	52,078

Income before income taxes	10,179	10,840	14,738	12,283	13,542
Income taxes (1)	784	673	2,045	1,638	2,464

Net income	$9,395	$10,167	$12,693	$10,645	$11,078

	At December 31,		At September 30,
	2001	2002	2002	2003
	(in thousands)
Balance Sheet Data:
Total investments	$7,579	$22,648	$15,318	$33,246
Cash	3,161	4,285	4,642	5,095
Total assets	39,136	75,080	72,030	99,562
Loss and loss adjustment expense reserves	4,293	12,661	10,207	21,120
Notes payable	6,935	5,060	5,712	8,217
Total liabilities	29,314	56,869	53,422	77,727
Total stockholders' equity	9,822	18,211	18,607	21,835

(1)
USAuto's managing general agency (also known as "MGA") operations are conducted through "S corporations" for federal income tax purposes. S corporations are not liable for federal income taxes except in limited circumstances. Instead, items of income, loss, deduction and credit are passed through to their stockholders. After the USAuto transaction, such subsidiaries' S corporation status will terminate automatically. The notes to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus contain a reconciliation of USAuto's effective tax rate.

RISK FACTORS

        Before you invest in this rights offering and submit your vote on the matters set forth in this joint proxy statement/prospectus, you should be aware that there are various risks associated with your investment in our shares of common stock. We urge you to consider carefully the following factors in evaluating an investment before you purchase shares of our common stock. If any of the following risks occur, our business could be materially harmed. You should consider carefully the following risk factors relating to our business and this rights offering, together with the other information and financial data included in this joint proxy statement/prospectus.

Our Business Risks

        We have no current operations or meaningful history of operations.

        Liberté is a Delaware corporation that was organized in April 1996 in order to effect the reorganization of Liberté Investors Trust, a Massachusetts business trust. Since August 1996, we have been actively pursuing opportunities to acquire one or more operating companies in order to increase value to existing stockholders and provide a new focus and direction for Liberté. As we have not engaged in any meaningful business operations since that time, you may not have a meaningful basis on which to judge our future potential. We can not assure you that we will successfully manage USAuto after it is acquired.

        Provisions in our certificate of incorporation and bylaws may prevent a takeover or a change in management that you may deem favorable.

        Our certificate of incorporation contains prohibitions on the transfer of our common stock to avoid limitations on the use of the NOL carryforwards and other federal income tax attributes that we inherited from the Trust. These restrictions could prevent or inhibit a third party from acquiring us. Our certificate of incorporation generally prohibits, without the prior approval of our board of directors, any transfer of common stock, any subsequent issue of voting stock or stock that participates in our earnings or growth, and certain options with respect to such stock, if the transfer of such stock or options would (i) cause any group or person to own 4.9% or more (by aggregate value) of the outstanding shares of Liberté, (ii) increase the ownership position of any person or group that already owns 4.9% or more (by aggregate value) of the outstanding shares of Liberté, or (iii) cause any person or group to be treated like the owner of 4.9% or more (by aggregate value) of the outstanding shares for tax purposes.

        Our certificate of incorporation and bylaws also contain the following provisions that could prevent or inhibit a third party from acquiring us:

  •
  the requirement that only stockholders owning at least one-third of the outstanding shares of our common stock may call a special stockholders' meeting; and

  •
  the requirement that stockholders owning at least two-thirds of the outstanding shares of our common stock must approve any amendment to our certificate of incorporation provisions concerning the transfer restrictions and the special stockholders' meetings.

        In addition, under our certificate of incorporation, we may issue shares of preferred stock on terms that are unfavorable to the holders of our common stock. Any outstanding shares of preferred stock could also prevent or inhibit a third party from acquiring us. The existence of these provisions could depress the price of our common stock, could delay or prevent a takeover attempt or could prevent attempts to replace or remove incumbent management.

        A few of our stockholders have significant control over our company, and their interests may differ from yours.

        After giving effect to this rights offering and the issuance of shares of our common stock to two of the current stockholders of USAuto, Stephen J. Harrison and Thomas M. Harrison, Jr. in connection with the acquisition of USAuto, Gerald J. Ford, our Chairman of the Board, Stephen J. Harrison, USAuto's President and Chief Executive Officer and First Acceptance Corporation's President and Chief Executive Officer, and Thomas M. Harrison, Jr., USAuto's Vice-President and Secretary and First Acceptance Corporation's Executive Vice President, may in the aggregate control approximately 75.8% of our outstanding common stock, assuming that no other stockholders purchase shares in the rights offering. If these stockholders acted or voted together, they would have the power to exercise significant influence over the election and removal of our directors. They would also have significant control over other matters requiring stockholder approval, including the approval of major corporate transactions and proposed amendments to our certificate of incorporation covering the transfer restrictions on the shares of our common stock. In addition, this concentration of ownership may delay or prevent a change in control of our company, as well as frustrate attempts to replace or remove current management, even when a change may be in the best interests of our other stockholders. Furthermore, the interests of these stockholders may not always coincide with the interests of our company or other stockholders.

        Our ability to use net operating loss carryforwards to reduce future tax payments may be limited.

        As of September 30, 2003, we had approximately $223 million of NOLs for federal income tax purposes, which are available to offset future federal taxable income during the carryover period (discussed below). Use of, and the value of, these NOLs are subject to our generation of income in future periods. For more information regarding the value of our NOLs, see "Unaudited Pro Forma Financial Data—Unaudited Pro Forma Condensed Consolidated Balance Sheet" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies." Based on calculations prepared in consultation with our tax advisors and in accordance with the rules stated in the Code, currently we believe that there is no annual limitation on our ability to use NOLs to reduce future income taxes, and we do not expect the consummation of the rights offering or the USAuto acquisition to result in an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). We have not obtained, and currently do not plan to obtain, an IRS ruling or opinion of counsel regarding this conclusion.

        Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership of our total capital stock by more than 50 percentage points in any three-year period. If an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount (the "Section 382 limitation") equal to the fair market value of our stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the Internal Revenue Service (the "IRS"). For ownership changes during December 2003, the rate is 4.74%. In the event of an ownership change, NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period and such excess NOLs can be used to offset taxable income for years within the carryforward period subject to the Section 382 limitation in each year. Regardless of whether an ownership change occurs, the carryforward period for NOLs is either 15 or 20 years from the year in which the losses giving rise to the NOLs were incurred, depending on when those losses were incurred. The earliest losses that gave rise to our NOLs were incurred in 1990 and will expire in 2005. The most recent losses that gave rise to our NOLs were incurred in 2003 and will expire in 2023. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the use of the unutilized portion of that NOL would be permanently prohibited. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there were another ownership change after those new NOLs arose).

        It is impossible for us to ensure that an ownership change will not occur in the future. In addition, limitations imposed by Code Section 382 and the restrictions contained in our certificate of incorporation may prevent us from issuing additional stock to raise capital or to acquire businesses or properties. To the extent not prohibited by our certificate of incorporation, we may decide in the future that it is necessary or in our interest to take certain actions that could result in an ownership change.

        Application of Code Section 269

        Code Section 269 permits the IRS to disallow any deduction, credit or allowance (including the utilization of NOLs) that otherwise would not be available but for the acquisition of control of a corporation (including acquisition by merger) for the principal purpose of avoiding federal income taxes (including avoidance through the use of NOLs). If the IRS were to assert that the principal purpose of the USAuto acquisition was the avoidance of federal income tax, we would have the burden of proving that this was not the principal purpose. The determination of the principal purpose of a transaction is purely a question of fact and requires an analysis of all the facts and circumstances surrounding the transaction. Courts generally have been reluctant to apply Code Section 269 where a reasonable business purpose existed for the timing and form of the transaction, even if the availability of tax benefits was also an acknowledged consideration in the transaction. We think that Code Section 269 should not apply to the acquisition of USAuto because the company can show that genuine business purposes existed for the USAuto acquisition and that tax avoidance was not the principal purpose for the merger. Our primary objective of the merger is to seek long-term growth for our stockholders through an acquisition. To that end, we are redeploying a significant amount of our existing capital and offering our existing stockholders the right to make a substantial additional investment in the company to facilitate the acquisition of USAuto. If, nevertheless, the IRS were to assert that Code Section 269 applied and such assertion were sustained, our ability to utilize our existing NOLs would be severely limited or extinguished. Due to the fact that the application of Code Section 269 is ultimately a question of fact, there can be no assurance that the IRS would not prevail if it were to assert the application of Code Section 269.

Business Risks Related to USAuto

        USAuto's business may be adversely affected by negative developments in the non-standard personal automobile insurance industry.

        Substantially all of USAuto's gross premiums written are generated from sales of non-standard personal automobile insurance policies. As a result of USAuto's concentration in this line of business, negative developments in the economic, competitive or regulatory conditions affecting the non-standard personal automobile insurance industry could reduce USAuto's revenues, increase its expenses or otherwise have a material adverse effect on its results of operations and financial condition. In addition, these developments could have a greater effect on USAuto compared to more diversified insurers that also sell other types of automobile insurance products or write other additional lines of insurance.

        USAuto's business may be adversely affected by the general tendency of its customers to incur above-average losses and to experience more frequent losses.

        Non-standard automobile insureds generally have above-average losses and experience more frequent losses than standard automobile insureds. If USAuto does not compensate for the additional exposure by adjusting premiums to reflect the additional risks and by issuing policies primarily for minimum liability limits, USAuto could incur losses which would result in a material adverse effect on USAuto's results of operations and financial condition.

        USAuto's business may be adversely affected by negative developments in Georgia, Alabama and Tennessee.

        In 2002, approximately 57%, 21% and 17% of USAuto's gross premiums written were generated from non-standard personal automobile insurance policies written in Georgia, Tennessee and Alabama, respectively. USAuto's revenues and profitability are affected by the prevailing regulatory, economic, demographic, competitive and other conditions in these states. Changes in any of these conditions could make it more costly or difficult for USAuto to conduct its business. Adverse regulatory developments in Georgia, Tennessee and Alabama, which could include reductions in the maximum rates permitted to be charged, restrictions on rate increases or fundamental changes to the design or implementation of the automobile insurance regulatory framework, could reduce its revenues, increase its expenses or otherwise have a material adverse effect on its results of operations and financial condition. In addition, these developments could have a greater effect on USAuto compared to more diversified insurers that also sell other types of automobile insurance products or write other additional lines of insurance coverages or whose premiums are not as concentrated in a single line of insurance.

        Severe weather conditions and other catastrophes may result in an increase in the number and amount of claims filed against USAuto.

        USAuto's business is exposed to the risk of severe weather conditions and other catastrophes. Catastrophes can be caused by various events, including natural events, such as severe winter weather, hurricanes, tornados, windstorms, earthquakes, hailstorms, thunderstorms and fires, and other events, such as explosions, terrorist attacks and riots. The incidence and severity of catastrophes and severe weather conditions are inherently unpredictable. Severe weather conditions generally result in more automobile accidents, leading to an increase in the number of claims filed and/or the amount of compensation sought by claimants.

        In the event a severe weather condition or other major catastrophe were to occur resulting in property losses to USAuto, USAuto would have to cover such losses using additional resources, which could increase its losses incurred, cause its policyholders' surplus to fall below required levels and otherwise have a material adverse effect on its results of operations and financial condition. In the nine months ended September 30, 2003, severe storms in Tennessee impacted USAuto's loss and loss adjustment expenses by approximately $0.4 million (net of reinsurance). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations of USAuto."

        USAuto's business is highly competitive, which may make it difficult for it to market its core products effectively and profitably.

        The non-standard personal automobile insurance business is highly competitive. USAuto believes that its primary insurance company competition comes not only from national insurance companies or their subsidiaries, but also from non-standard insurers and independent agents that operate in a specific region or single state in which USAuto also operates. Allstate Insurance Company, Progressive Corporation and Direct General Corporation are all significant providers of non-standard personal automobile insurance in Alabama, Georgia and Tennessee and constitute USAuto's largest competitors.

        Some of USAuto's competitors have substantially greater financial and other resources, and they may offer a broader range of products or offer competing products at lower prices. USAuto's revenues, profitability and financial condition could be materially adversely affected if it had to lower prices to stay competitive or if a significant number of its current and prospective customers were instead to buy insurance from its competitors.

        USAuto's results may fluctuate as a result of cyclical changes in the personal automobile insurance industry.

        The non-standard personal automobile insurance industry is cyclical in nature. In the past, the industry has been characterized by periods of price competition and excess capacity followed by periods of high premium rates and shortages of underwriting capacity. If new competitors enter this market, existing competitors may attempt to increase market share by lowering rates. Such conditions could lead to reduced prices, which would negatively impact USAuto's revenues and profitability. However, USAuto believes that during 2002 and 2003, the underwriting results in the personal automobile insurance industry improved as a result of favorable pricing and competitive conditions that allowed for broad increases in rate levels by insurers. So long as such market conditions exist, it is possible that USAuto may experience an increase in its cost of reinsurance. Currently, however, USAuto has experienced only an insignificant increase in its cost of reinsurance.

        USAuto may have difficulties in managing its expansion into new markets.

        USAuto's future growth plans include expanding into new states by acquiring the business and assets of local agencies, opening new sales offices, introducing additional insurance products and retaining more of USAuto's insurance risk by reducing USAuto's use of reinsurance. In order to grow its business successfully, USAuto must apply for and maintain necessary licenses, properly design and price USAuto's products, and identify, hire and train new claims, underwriting and sales employees. In this regard, USAuto currently has applications for licenses to conduct insurance business pending in several states and cannot state with certainty if any or all such applications will be approved. USAuto's expansion will also place significant demands on its management, operations, systems, accounting, internal controls and financial resources. If USAuto fails to do any of these, it may not be able to expand its business successfully. Even if USAuto successfully completes an acquisition, it faces the risk that it may acquire business in states in which market and other conditions may not be favorable to USAuto. Any failure by USAuto to manage growth and to respond to changes in its business could have a material adverse effect on USAuto's business, financial condition and results of operations.

        USAuto may not be successful in identifying agency acquisition candidates or integrating their operations, which could harm its financial results.

        In order to grow its business by acquisition, USAuto must identify agency candidates and integrate the operations of acquired agencies. If USAuto is unable to identify and acquire appropriate agency acquisition candidates, USAuto will experience slower growth, and it will be more difficult to expand into new states. If USAuto does acquire additional agencies, USAuto could face increased costs, or, if, USAuto is unable to successfully integrate the operations of the acquired agency into its operations, it could experience disruption of its business and distraction of its management, which may not be offset by corresponding increases in revenues. The integration of operations after an acquisition is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of the acquired company, difficulty associated with assimilating the personnel and operations of the acquired company, potential disruption of ongoing business, maintenance of uniform standards, controls, procedures and policies and impairment of the acquired company's reputation and relationships with its employees and clients. Any of these may result in the loss of customers. It is also possible that USAuto may not realize, either at all or in a timely manner, any or all benefits from recent and future acquisitions and may incur significant costs in connection with these acquisitions. Failure to successfully integrate future acquisitions could adversely affect the results of USAuto's operations.

        The loss of USAuto's President and Chief Executive Officer, Stephen J. Harrison, could negatively affect USAuto's ability to conduct its business efficiently and could lead to loss of customers and proprietary information.

        USAuto's success is largely dependent on the skills, experience, effort and performance of its President and Chief Executive Officer, Stephen J. Harrison. The loss of the services of Mr. Harrison could have a material adverse effect on USAuto and could hinder USAuto's ability to implement its business strategy successfully. USAuto has an employment agreement with Mr. Harrison which is renewed each year, and upon consummation of the acquisition of USAuto, Liberté will enter into an employment agreement with Mr. Harrison. USAuto also maintains a "key man" insurance policy for Mr. Harrison.

        USAuto's insurance company subsidiaries are subject to regulatory restrictions on paying dividends to USAuto.

        State insurance laws limit the ability of USAuto's insurance company subsidiaries to pay dividends and require USAuto's insurance company subsidiaries to maintain specified minimum levels of statutory capital and surplus. USAuto's insurance company subsidiary in Tennessee is required by the Tennessee Department of Commerce and Insurance to maintain statutory capital and surplus of $2,000,000, and USAuto's insurance company subsidiary in Georgia is required by the Georgia Department of Insurance to maintain statutory capital and surplus of $3,000,000. These restrictions affect the ability of USAuto's insurance company subsidiaries to pay dividends to USAuto and may require USAuto's subsidiaries to obtain the prior approval of regulatory authorities, which could slow the timing of such payments to USAuto or reduce the amount that can be paid. The maximum amount of dividends which can be paid by USAuto's insurance company subsidiaries, without the prior approval of their respective regulatory authorities in Tennessee and Georgia, is limited to the greater of 10% of statutory capital and surplus as of the end of the immediately preceding calendar year or net income (not including realized capital gains) for the year. Accordingly, the maximum dividend payouts which could have been made without prior approval in 2003 were approximately $2.6 million in the case of USAuto's insurance company subsidiary in Tennessee and $480,000 in the case of USAuto's insurance company subsidiary in Georgia, in each case subject to the sufficiency of unassigned surplus. Neither one of USAuto's insurance company subsidiaries has paid any dividends since its inception, except for a $500,000 dividend paid in October 2003 by USAuto's insurance company subsidiary in Tennessee. In addition, USAuto's insurance company subsidiary in Tennessee will pay a dividend of $3 million, immediately prior to the closing of this transaction. USAuto believes that it will have the ability to pay such dividend based upon its anticipated dividend restriction that will go into effect upon the filing of its 2003 statutory annual statement. Should it not be sufficient, USAuto will request regulatory approval to pay an extraordinary dividend. To the extent after the merger we may need to rely, in part, on receiving dividends from the insurance company subsidiaries, the limit on the amount of dividends that can be paid by the insurance company subsidiaries may affect our ability to pay dividends to our shareholders.

        USAuto and its subsidiaries are subject to comprehensive regulation and supervision that may restrict USAuto's ability to earn profits.

        USAuto and its subsidiaries are subject to comprehensive regulation and supervision by the insurance departments in the states where USAuto's subsidiaries are domiciled and where USAuto's subsidiaries sell insurance and ancillary products, issue policies and handle claims. Certain regulatory restrictions and prior approval requirements may affect USAuto's subsidiaries' ability to operate, innovate, obtain necessary rate adjustments in a timely manner or may increase USAuto's cost and reduce profitability.

        Among other things, regulation and supervision of USAuto and its subsidiaries extends to:

        Required Licensing.    USAuto and its subsidiaries operate under licenses issued by various state insurance authorities. These licenses govern, among other things, the types of insurance coverages, agency and claims services and motor club products that USAuto and its subsidiaries may offer consumers in the particular state. Such licenses typically are issued only after the filing of an appropriate application and the satisfaction of prescribed criteria. In addition, the licensing procedures of the states in which USAuto and its subsidiaries operate differ somewhat from state-to-state. USAuto and its subsidiaries must determine which licenses, if any, are required in a particular state and apply for and obtain the appropriate licenses before they can implement any plan to expand into a new state or offer a new line of insurance or other new product. If a regulatory authority denies or delays granting such new license, USAuto's ability to enter new markets quickly or offer new products can be substantially impaired.

        Transactions Between Insurance Companies and Their Affiliates.    USAuto's insurance company subsidiaries are organized and domiciled under the insurance statutes of each of Georgia and Tennessee. The insurance laws in these states provide that all transactions among members of an insurance holding company system must be done at arm's length and shown to be fair and reasonable to the regulated insurer. Transactions between USAuto's insurance company subsidiaries and other USAuto subsidiaries generally must be disclosed to the state regulators, and prior approval of the applicable regulator generally is required before any material or extraordinary transaction may be consummated. State regulators may refuse to approve or delay approval of such a transaction, which may impact USAuto's ability to innovate or operate efficiently.

        Regulation of Rates and Policy Forms.    The insurance laws of most states in which USAuto's insurance company subsidiaries operate require insurance companies to file premium rate schedules and policy forms for review and approval. State insurance regulators have broad discretion in judging whether USAuto's rates are adequate, not excessive and not unfairly discriminatory. The speed at which USAuto can change its rates in response to market conditions or increasing costs depends, in part, on the method by which the applicable state's rating laws are administered. Generally, state insurance regulators have the authority to disapprove USAuto's requested rates. Thus, if as permitted in some states, USAuto begins using new rates before they are approved, USAuto may be required to issue premium refunds or credits to USAuto's policyholders if the new rates are ultimately deemed excessive or unfair and disapproved by the applicable state regulator. In addition, in some states, there has been pressure in past years to reduce premium rates for automobile and other personal insurance or to limit how often an insurer may request increases for such rates. In states where such pressure is applied, USAuto's ability to respond to market developments or increased costs in that state can be adversely affected.

        Investment Restrictions.    USAuto's insurance company subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and that limit the amount of investments in certain categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory policyholders' surplus and, in some instances, would require divestiture. If a non-conforming asset is treated as a non-admitted asset, it would lower the affected subsidiary's policyholders' surplus and thus, its ability to write additional premiums.

        Restrictions on Cancellation, Non-Renewal or Withdrawal.    Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit an automobile insurer's ability to cancel or not renew policies. Some states prohibit an insurer from withdrawing from one or more lines of business in the state, except pursuant to a plan approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. To date, none of these restrictions has had an impact on USAuto's operations or strategic planning in the states in which USAuto operates. However, these laws and regulations that limit cancellations and non-renewals and that subject business withdrawals to prior approval restrictions could limit USAuto's ability to exit unprofitable markets or discontinue unprofitable products in the future.

        USAuto's losses and loss adjustment expenses may exceed USAuto's reserves, which would adversely impact USAuto's results of operations and financial condition.

        USAuto maintains reserves for the estimated payment of losses and loss adjustment expenses for both reported and unreported claims. The amount of reserves is established and maintained based on historical claims information, industry statistics and other factors. The establishment of appropriate reserves is an inherently uncertain process due to a number of factors, including the difficulty in predicting the rate of inflation and the rate and direction of changes in trends, ongoing interpretation of insurance policy provisions by courts, inconsistent decisions in lawsuits regarding coverage and broader theories of liability. In addition, ongoing changes in claims settlement practices can lead to changes in loss payment patterns, which are used to estimate reserve levels. If USAuto's reserves prove to be inadequate, USAuto would be required to increase them and would charge the amount of such increase to USAuto's income in the period that the deficiency is recognized. Due to the inherent uncertainty of estimating reserves, it has been necessary, and will over time continue to be necessary, to revise estimated future liabilities as reflected in USAuto's reserves for loss and loss adjustment expenses. For example, USAuto has subsequently increased its reserves for loss and loss adjustment expenses as of December 31, 2001 and December 31, 2002 by $573,000 (27%) and $1.3 million (18%), respectively. The historic development of reserves for losses and loss adjustment expenses may not necessarily reflect future trends in the development of these amounts. Consequently, actual losses could materially exceed loss reserves, which would have a material adverse effect on USAuto's results of operations and financial condition.

        USAuto's insurance company subsidiaries are subject to statutory capital and surplus requirements and other standards, and their failure to meet these requirements or standards could subject them to regulatory actions.

        USAuto's insurance company subsidiaries are subject to risk-based capital standards, which USAuto refers to in this joint proxy statement/prospectus as RBC standards, and other minimum statutory capital and surplus requirements imposed under the laws of their states of domicile. The RBC standards, which are based upon the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, require USAuto's insurance company subsidiaries to annually report their results of risk-based capital calculations to the state departments of insurance and the NAIC.

        Failure to meet applicable risk-based capital requirements or minimum statutory capital and surplus requirements could subject USAuto's insurance company subsidiaries to further examination or corrective action imposed by state regulators, including limitations on their writing of additional business, state supervision or even liquidation. Any changes in existing RBC requirements or minimum statutory capital and surplus requirements may require them to increase their statutory capital and surplus levels, which they may be unable to do. As of December 31, 2002, each of USAuto's insurance company subsidiaries maintained an RBC level that is in excess of an amount that would require any corrective actions on their part.

        State regulators also screen and analyze the financial condition of insurance companies using the NAIC Insurance Regulatory Information System, or IRIS. As part of IRIS, the NAIC database generates key financial ratio results obtained from an insurer's annual statutory statements. A ratio result falling outside the usual range of IRIS ratios may result in further examination by a state regulator to determine if corrective action is necessary. As of December 31, 2002, both of USAuto's insurance company subsidiaries had IRIS ratios outside the usual ranges, but no regulatory authority has informed the insurance company subsidiaries that it intends to conduct a further examination of their financial condition. See "Business of USAuto—Regulatory Environment."

        New pricing, claim and coverage issues and class action litigation are continually emerging in the automobile insurance industry, and these new issues could adversely impact USAuto's revenues or USAuto's methods of doing business.

        As automobile insurance industry practices and regulatory, judicial and consumer conditions change, unexpected and unintended issues related to claims, coverages and business practices may emerge. These issues can have an adverse effect on USAuto's business by changing the way USAuto prices its products, extending coverage beyond USAuto's underwriting intent, requiring USAuto to obtain additional licenses or increasing the size of claims. Recent examples of some emerging issues include:

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  concerns over the use of an applicant's credit score or zip code as a factor in making risk selections and pricing decisions;

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  a growing trend of plaintiffs targeting automobile insurers in purported class action litigation relating to claims-handling practices, such as total loss evaluation methodology and the alleged diminution in value to insureds' vehicles involved in accidents; and

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  consumer groups lobbying state legislatures to regulate and require separate licenses for individuals and companies engaged in the sale of ancillary products or services.

        The effects of these and other unforeseen emerging issues could negatively affect USAuto's revenues or USAuto's methods of doing business.

        Due to USAuto's largely fixed cost structure, its profitability may decline if its sales volume were to decline significantly.

        USAuto's reliance on employee-agents results in a fixed cost structure. In times of increasing sales volume, USAuto's acquisition cost per policy decreases, improving USAuto's expense ratio, which USAuto believes is one of the significant advantages of its business model. However, in times of declining sales volume, the opposite would occur. A decline in sales volume could decrease USAuto's profitability or cause USAuto to close some of its neighborhood sales offices or lay-off its employee-agents to manage its expenses.

        USAuto may not be successful in reducing its risk and increasing its underwriting capacity through reinsurance arrangements, which could adversely affect its business, financial condition and results of operations.

        In order to reduce USAuto's underwriting risk and to increase its underwriting capacity, USAuto transfers portions of USAuto's insurance risk to other insurers through reinsurance contracts. Historically, USAuto has ceded a portion of USAuto's non-standard personal automobile insurance premiums and losses to unaffiliated reinsurers. Since December 1, 2000, USAuto's sole reinsurer has been Transatlantic Reinsurance Company, a member of the American International Group, Inc. The availability, cost and structure of reinsurance protection, however, is subject to changing market conditions.

        Although the reinsurer is liable to USAuto to the extent of the transfer, or "cession" of risk to the reinsurer, USAuto remains ultimately liable to the policyholder on all risks reinsured. As a result, ceded reinsurance arrangements do not limit USAuto's ultimate obligations to policyholders to pay claims and, therefore, subject USAuto to credit risks with respect to the financial strength and performance of its reinsurers. USAuto is also subject to the risk that its reinsurers may dispute their obligations to pay USAuto's claims. As a result, USAuto may not recover claims made to its reinsurers in a timely manner, if at all. In addition, in order for these contracts to qualify for reinsurance accounting and thereby provide USAuto with additional underwriting capacity, the reinsurer generally must assume significant risk and have a reasonable possibility of a significant loss on the business transferred. As a consequence, if insurance departments deem that under USAuto's existing or future reinsurance contracts the reinsurer does not assume significant risk and have a reasonable possibility of significant loss, USAuto may not be able to increase its capacity to write business based on this reinsurance. The reinsurance USAuto purchased may also increase in cost, subject to market conditions or the loss ratio of the transferred risks. Any of these events could have a material adverse effect on USAuto's business, financial condition and results of operations.

        Current ratings of our insurance company subsidiaries could materially and adversely affect our business and our ability to obtain reinsurance at favorable rates.

        A.M. Best provides a variety of products and services to the insurance industry and is generally considered to be a leading authority on insurance company ratings and information. A.M. Best has rated USAuto's insurance company subsidiaries NR-2 (Insufficient Size or Operating Experience). This rating is assigned to companies that do not meet A.M. Best's minimum size and/or operating experience requirements. Reinsurance companies use the A.M. Best insurance ratings to help assess the financial strength and quality of insurance companies. The current ratings of USAuto's insurance company subsidiaries may dissuade a reinsurance company from conducting business with us or increase USAuto's reinsurance costs. See "Business of USAuto—Ratings."

        USAuto's investment portfolio may suffer reduced returns or losses which could reduce USAuto's profitability.

        USAuto's results of operations depend, in part, on the performance of USAuto's invested assets. It is anticipated that such dependence will become greater as USAuto underwrites more insurance through its insurance company subsidiaries. Investment income represented 4.1% of income before taxes for the nine months ended September 30, 2003 and 2.4%, 2.5% and 2.0% for the years ended December 31, 2002, 2001 and 2000, respectively. As of September 30, 2003, USAuto's investment portfolio was mainly invested in fixed income securities in the form of state municipal bonds. Fluctuations in interest rates affect USAuto's returns on, and the fair value of, fixed income securities. In addition, the general condition of the U.S. economy could affect USAuto's returns on its investments. Unrealized gains and losses on fixed income securities are recognized in other comprehensive income and increase or decrease USAuto's stockholders' equity. In addition, defaults by third parties who fail to pay or perform obligations could reduce USAuto's investment income and realized investment gains and could result in investment losses to USAuto's portfolio.

Risks Relating to this Rights Offering

        The price of our common stock may decline before or after the subscription rights expire.

        We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

        If you do not exercise your subscription rights, your relative ownership interest will experience significant dilution.

        This rights offering is designed to enable us to raise capital while allowing all stockholders on the record date to maintain their relative proportionate voting and economic interests, before giving effect to the USAuto acquisition. At our request, and as a condition to USAuto's entering into the acquisition agreement, Gerald J. Ford, Chairman of the Board and beneficial owner of approximately 45.5% of our outstanding common stock, has agreed to cause certain of his affiliates, including Hunter's Glen/Ford, to subscribe for their full pro rata amount in the rights offering. In addition, Hunter's Glen/Ford has agreed to backstop the offering, meaning that it would purchase any shares that remain unsold in this offering at the same subscription price per share. To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights will be diluted, before giving effect to the USAuto acquisition. If no stockholders other than Hunter's Glen/Ford and other affiliates of Gerald J. Ford exercise their subscription privileges and Hunter's Glen/Ford backstops the offering in full, Gerald J. Ford's beneficial ownership interest in Liberté after the acquisition will increase to 47.2% from 45.5%, and the ownership interest of the remaining current stockholders, who own in the aggregate 54.5% of our common stock, will decrease to 24.2%.

        The subscription price determined for this rights offering is not an indication of the fair value of our common stock.

        The subscription price of $4.00 per share in the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered a number of factors, including: our need for capital to complete the USAuto acquisition; our business prospects; the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock; the historic and current market price of our common stock; general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital; our operating history; and the liquidity of our common stock. In conjunction with its review of these factors, our board of directors also reviewed analyses of prior rights offerings by other public companies, including the range of discounts to market value represented by the subscription prices in those rights offerings. Our board of directors determined the subscription price after considering the likely cost of capital from other sources, the price at which our principal stockholders would be willing to participate in the rights offering, historic and current trading prices for our common stock, our need for capital to complete the acquisition of USAuto and the need to provide an incentive to our stockholders to participate in the rights offering on a pro-rata basis. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. After the date of this joint proxy statement/prospectus, our common stock may trade at prices above or below the subscription price.

        You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on the New York Stock Exchange under the symbol "LBI," and the last reported sales price of our common stock on the New York Stock Exchange on January 15, 2004 was $8.14 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

        If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments the subscription agent received from you.

        If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

        Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to                , 2004, the expiration date of this rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of this rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risk Factors Relating to Our Common Stock

        Our stock price may be volatile due to small public float.

        Because the number of shares of our common stock held by the public is relatively small, the sale of a substantial number of shares of our common stock, or conversion of another security into a substantial number of shares of our common stock, may adversely affect the market price of our common stock. As of January 15, 2004, our directors and officers held 10,402,420 shares of our outstanding common stock, and our public float was approximately 10,187,010. For the 30 day period ended December 15, 2003, the average daily trading volume of our common stock was 24,720.

        Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

        No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock shares issuable pursuant to our Long Term Incentive Plan, shares sold pursuant to the safe-harbor provision of Rule 144, as well as shares registered and sold in accordance with registration agreements between us and certain of our stockholders, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

        Our common stock price may be volatile, and consequently investors may not be able to resell their common stock at or above the subscription price.

        The price at which our common stock will trade after this offering may be volatile and may fluctuate due to factors such as:

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  our historical and anticipated quarterly and annual operating results;

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  variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

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  announcements by USAuto and developments affecting its business;

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  investor perceptions of our company and comparable public companies; and

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  conditions and trends in general market conditions.

        Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements. These statements may be found throughout this joint proxy statement/prospectus, particularly under the headings "Summary," "Risk Factors," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business of Liberté" and "Business of USAuto," among others. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or state other "forward-looking" information based on currently available information. The factors listed above under the heading "Risk Factors" and in other sections of this joint proxy statement/prospectus provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These factors include, among other things, the following:

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  failure to complete the USAuto acquisition;

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  implementation of our growth strategy;

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  competitive conditions in our industry;

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  difficulties in attracting and retaining clients;

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  risks involved with errors and omissions in USAuto's performance;

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  our future financial position and access to capital markets;

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  the success of implementing new technology, adapting evolving technologies and standards and adding new services;

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  our ability to use NOL carryforwards to reduce future tax payments;

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  investment risk;

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  possible difficulties in attracting or retaining experienced personnel;

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  our dependence on our senior management and key personnel;

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  weather conditions;

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  fluctuations in operating results;

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  changes in governmental policies and regulations affecting insurance regulations;

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  general business and economic conditions;

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  infringements on intellectual property;

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  impact of legal proceedings; and

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  changes in the market for reinsurance.

        The forward-looking statements made in this joint proxy statement/prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

THE MERGER AGREEMENT

Background of the Merger

        Since August 1996, we have been actively pursuing opportunities to acquire one or more operating companies in order to increase value to existing stockholders and provide us with a new focus and direction for the company. Our primary objective has been to seek long term growth through an acquisition of a business rather than short-term earnings. In the interest of pursuing the acquisition of one or more operating companies, our management has frequently met with executives of companies and transaction intermediaries.

        In February 2003, representatives of Morgan Joseph & Co. Inc. approached Liberté management about a transaction with USAuto. On March 11, 2003, members of our management team met in Nashville, TN with Stephen J. Harrison, President and Chief Executive Officer of USAuto, and members of Morgan Joseph. The meeting was introductory in nature and the discussion topics of the meeting included the non-standard personal automobile insurance industry, USAuto's business and positioning in the industry as well as our background and interest in acquiring an attractive operating business.

        After the March 11, 2003 meeting, we began a review of the non-standard personal automobile insurance industry and received and reviewed USAuto's financial information. Donald J. Edwards, our President and Chief Executive Officer, and Mr. Harrison had several telephone conversations to discuss the parties' respective interest in a transaction.

        On May 22, 2003, we sent a letter to Mr. Harrison which outlined our interest in a transaction and provided an initial indication of terms including consideration and transaction structuring. On May 30, 2003, Mr. Edwards and Mr. Harrison met in Nashville to discuss the terms of the May 22, 2003 letter and to further address the interests of the parties. During the period from June 2003 through December 2003, the parties undertook due diligence and began negotiating a merger agreement while they continued to discuss and negotiate mutually acceptable transaction terms. Specific items addressed in such discussions and negotiations included, among others, valuation, form and allocation of consideration, executive officer employment agreements, post-transaction governance, and sources of financing.

        On December 10, 2003, at a special meeting, our board of directors considered and approved the transaction with USAuto. At the board meeting, representatives of Morgan Joseph rendered an opinion that the transaction was fair to the shareholders of Liberté and legal counsel reviewed generally for our directors their fiduciary responsibilities in considering the transaction.

Description of the Merger Agreement

        On December 15, 2003, we signed an agreement to acquire USAuto for consideration consisting of $76.0 million in cash, 13,250,000 shares of our common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. The earn-out provision is discussed in more detail below under the heading "—Earn-Out Payments." In addition, immediately prior to closing, USAuto shareholders will receive a special cash dividend from USAuto of $3 million. Under the terms of the merger agreement by and among Liberté, USAuto, the stockholders of USAuto and USAH Merger Sub, Inc., a wholly owned subsidiary of Liberté, referred to herein as Merger Sub, USAuto will be merged with and into Merger Sub such that Merger Sub will be the surviving corporation. The merger will become effective in accordance with a certificate of merger to be filed with the Secretary of State of the State of Delaware. The boards of directors of Liberté and USAuto, as well as the stockholders of USAuto, have approved and authorized the USAuto acquisition and all related transactions. The closing under the merger agreement will occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the merger agreement. A copy of the merger agreement is attached hereto as Annex C.

        The following disclosure set forth below discusses all material provisions of the merger agreement, but does not include all provisions of the agreement.

        The merger agreement contains customary representations and warranties made by USAuto, its stockholders, Liberté and Merger Sub. USAuto made numerous representations and warranties in the merger agreement regarding, among other things, the following:

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  its organization, good standing and power to conduct its business;

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  the authorization, execution, delivery and enforceability of the merger agreement, consummation of the transactions contemplated in the merger agreement and related matters;

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  its capitalization;

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  the absence of conflicts or defaults under USAuto's charter and bylaws or, with respect to Liberté, under certain other agreements as a result of the merger agreement or any of the transactions contemplated thereby;

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  the absence of certain changes or events and undisclosed liabilities;

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  litigation;

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  taxes;

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  the absence of changes in employee benefits plans and ERISA compliance; and

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  the authorization and compliance of USAuto's insurance company subsidiaries with applicable laws.

        The stockholders of USAuto each made representations and warranties, including, without limitation, regarding,

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  his or her authority and capacity to enter into the merger agreement; and

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  his or her status as an "accredited investor" as such term is defined under the Securities Act, to the extent such USAuto stockholder will receive shares of common stock of Liberté.

        In addition, Liberté and Merger Sub made certain similar representations and warranties, which include, without limitation, representations and warranties regarding,

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  their respective organization, good standing and power to conduct their respective businesses;

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  the authorization, execution, delivery and enforceability of the merger agreement, consummation of the transactions contemplated in the merger agreement and related matters;

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  Liberté's capitalization;

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  the absence of conflicts or defaults under each of their respective charters and bylaws or, with respect to Liberté, under certain other agreements as a result of the merger agreement or any of the transactions contemplated thereby;

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  the accuracy of information supplied by Liberté to the SEC;

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  the absence of certain changes or events and undisclosed liabilities of Liberté;

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  litigation matters of Liberté;

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  tax matters relating to Liberté; and

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  the absence of changes in Liberté's employee benefits plans and ERISA compliance.

        In addition, both we and USAuto have agreed not to, and not to permit any of our and its respective subsidiaries to, take certain actions from the date of the merger agreement until the closing of the merger in order to maintain our and USAuto's current business operations in the same manner as conducted prior to the date of the signing of the merger agreement. Each of us has also agreed to refrain from certain actions prior to the closing of the merger, without obtaining the other party's prior written consent. These actions include, without limitation,

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  entering into new lines of business and incurring certain capital expenditures;

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  subject to certain exceptions, paying dividends on or making other distributions of capital stock;

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  subject to certain exceptions, issuing, delivering or selling any shares of each of our and its respective capital stock of any class, voting debt or securities convertible into such capital stock or voting debt;

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  acquiring by merger, consolidation or asset or stock purchases any business, corporation, partnership or other entity; or

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  selling, leasing, transferring or disposing of any assets outside the ordinary course of business consistent with past practices.

        Further, the stockholders of USAuto have each agreed not to compete with us for a period of two years from and after the closing date of the merger.

        We have also agreed, at or prior to the closing, to take all necessary actions to cause Stephen J. Harrison and Thomas M. Harrison, Jr. to be appointed to the Liberté Board of Directors and cause them to be elected Chief Executive Officer and President, and Executive Vice President, respectively. The completion of the merger is dependent on a number of conditions, including, without limitation, obtainment of regulatory approval, the consummation of the rights offering, entering into employment agreements with each of Stephen J. Harrison and Thomas M. Harrison, Jr., terminating Donald J. Edwards' employment and concurrently entering into a separation agreement with Mr. Edwards and an advisory services agreement with an entity controlled by Mr. Edwards, amending our 2002 Incentive Plan to increase the number of reserved shares, maintaining an average reported quoted closing price of our common stock on the New York Stock Exchange of $3.62 per share or greater for the 10 trading days immediately preceding the closing date, restating our certificate of incorporation to change our name to First Acceptance Corporation, increase our number of authorized shares of common stock and require a supermajority vote to amend the number of directors which constitute the entire board, amending and restating our bylaws with respect to procedures for nominating directors to our board, entering into a registration rights agreement with Stephen J. Harrison and Thomas M. Harrison, Jr. and entering into severance agreements with certain of Liberté employees, which include Brandon L. Jones, Jeremy B. Ford and Ellen V. Billings.

        The stockholders of USAuto also have agreed to indemnify us and our affiliates for certain losses relating to (i) taxes of USAuto and its subsidiaries for pre-closing tax periods to the extent that such taxes exceed the amount reserved on the closing balance sheet, (ii) taxes of any member of an affiliated group of which USAuto or any subsidiary is or was a member on or prior to the consummation of the merger, and (iii) any taxes of any person imposed on USAuto as a transferee or successor, by contract or pursuant to any law, regulation to the extent such taxes relate to an event or transaction occurring before the consummation of the merger.

        It is the intention of the parties to the merger agreement that the merger will qualify as a tax-free reorganization within the meaning of the Code and the regulations promulgated thereunder.

Earn-Out Obligations

        Pursuant to the merger agreement, Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. may receive the remaining portion of their merger consideration of up to 750,000 shares, referred to hereafter as the "earn-out shares," if certain financial targets are reached. All or a portion of the earn-out shares will be issued based on certain thresholds related to USAuto's EBITDA for 2004, subject to certain adjustments. No earn-out shares will be issued to Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. if USAuto's 2004 adjusted EBITDA is less than $21.5 million. If USAuto's adjusted EBITDA for 2004 is between $21.5 million and $22.4 million, a pro-rated number of earn-out shares will be issued. All of the earn-out shares will be issued to Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. if USAuto's 2004 adjusted EBITDA is greater than $22.4 million. For purposes of the merger agreement, EBITDA is defined as the audited consolidated net income of USAuto and its subsidiaries for the twelve-month period ending December 31, 2004 prior to the provision for (i) interest expense or net investment income for the twelve-month period ending December 31, 2004, (ii) taxes (whether federal, state, local or foreign) based on income or profits for the twelve-month period ending December 31, 2004, (iii) depreciation expense for the twelve-month period ending December 31, 2004, and (iv) amortization expense (including amortization of goodwill and other intangibles) for the twelve-month period ending December 31, 2004, in each case determined on a consolidated basis in accordance with GAAP, but modified in the manner provided in the schedule of consideration attached to the merger agreement.

Interests of Certain Persons in the Merger Agreement

        In connection with the consummation of the USAuto acquisition, we (renamed as First Acceptance Corporation) will enter into employment agreements with each of Stephen J. Harrison, to serve as First Acceptance Corporation's Chief Executive Officer and President and Thomas M. Harrison, Jr., to serve as First Acceptance Executive Vice President. In addition, we have agreed to issue to each of Stephen J. Harrison and Thomas M. Harrison, Jr. options to purchase 100,000 shares of our common stock. See "Management—Employment Agreements" for a discussion of the terms of the employment and options agreements. Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. will also be granted registration rights with respect to shares they acquire in connection with the acquisition. A description of these registration rights are discussed under the section titled "Certain Relationships and Related Transactions." If Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. elect to register shares under the registration agreement, the prevailing market price of our common stock could be adversely affected. See "Risk Factor—Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock."

        Furthermore, in connection with the USAuto acquisition, certain USAuto stockholders, including Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. will be released from their personal guarantees of notes payable by USAuto, without further obligation of payment by USAuto to them. See " Certain Relationships and Related Transactions" for a description of such releases.

        Upon consummation of the USAuto acquisition, it is also anticipated that Donald J. Edwards will resign as our President and Chief Executive Officer and his employment agreement with us will be terminated. In connection therewith, we will enter into a separation agreement with Mr. Edwards and an advisory services agreement with an entity controlled by Mr. Edwards. See "Management—Separation Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance and advisory arrangements. In addition, Mr. Edwards' current employment agreement also contemplates that as of the date of his termination all of the options that have been granted to Mr. Edwards will become fully vested and exercisable. See "Management—Employment Agreements" and "Management—Separation Agreement and Advisory Services Agreement" for a discussion of the terms of Mr. Edwards' employment agreement and the acceleration of options thereunder. Lastly, in connection with the rights offering and the USAuto acquisition, pursuant to contractual obligations, Mr. Edwards will be issued an additional option to purchase 1,152,000 shares of common stock at a strike price of $3.00 per share.

        Following the consummation of the USAuto acquisition, it is expected that Mr. Edwards will remain on the board of directors of Liberté. It is anticipated, however, that upon consummation of the USAuto acquisition, the following board members will resign from our board of directors: Messrs. Jeremy B. Ford and Gary Shultz. Mr. Jeremy B. Ford will also resign as an employee of Liberté.

Purpose and Reasons for the Merger

        In approving the acquisition, our board of directors considered a number of factors concerning the benefits of the acquisition. Without assigning any relative or specific weights to the factors, our board of directors considered, among others, the following factors. Different directors may have given differing weights to these reasons.

  •
  the information presented to our directors by the management of Liberté concerning the industry, business, operations, earnings and growth potential for USAuto;

  •
  the financial terms of the transaction, including the relationship of the value of the consideration payable in the transaction to net income and cash flow of USAuto;

  •
  the attractiveness of the USAuto franchise, the management team of USAuto, the position of USAuto within the industry in which it operates; and

  •
  the benefit to our stockholders of the acquisition of a profitable and growing company.

        The foregoing discussion is not intended to be exhaustive, but includes the material reasons our board of directors considered with respect to the merger. The board of directors did not specifically consider any potential negative factors associated with the merger. Our board of directors believes that the terms of the merger and the merger agreement are in the best interest of Liberté and its stockholders.

Opinion of Financial Advisor

        In connection with its review and analysis of the proposed acquisition of USAuto, the Board of Directors of Liberté requested Morgan Joseph & Co. Inc., referred to after this as MJ, to advise the board and to render a written opinion as to the fairness to Liberté and its stockholders from a financial point of view of the consideration to be paid by Liberté in connection with the proposed acquisition of USAuto. Liberté selected MJ to render an opinion because of its familiarity with USAuto and because it has substantial experience in transactions similar to the proposed acquisition of USAuto. MJ regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of business, MJ assisted USAuto in connection with the arrangement of a new credit facility in March 2003 and received customary fees for those services.

        At the meeting of the Liberté Board of Directors on December 10, 2003, MJ rendered its opinion, referred to after this as the MJ Opinion, that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be paid by Liberté in connection with the proposed acquisition of USAuto was fair, from a financial point of view, to Liberté and its stockholders.

        The full text of the MJ Opinion is attached to this proxy statement as Annex A. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the opinion set forth in Annex A. You are urged to read the MJ Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by MJ in rendering its opinion.

        THE MJ OPINION IS DIRECTED TO LIBERTÉ AND ITS STOCKHOLDERS AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE PAID BY LIBERTÉ IN CONNECTION WITH THE PROPOSED ACQUISITION OF USAUTO. IT DOES NOT ADDRESS THE MERITS OF THE UNDERLYING BUSINESS DECISION OF LIBERTÉ TO ENGAGE IN THE PROPOSED ACQUISITION OF USAUTO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LIBERTÉ STOCKHOLDER AS TO HOW A STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED ACQUISITION OF USAUTO OR ANY OTHER MATTER IN CONNECTION WITH THE PROPOSED ACQUISITION OF USAUTO.

        In connection with rendering its opinion, MJ reviewed and analyzed, among other things, the following:

(1)
a draft of the merger agreement dated December 9, 2003;

(2)
annual reports on Form 10-K and other public filings of Liberté for each of the fiscal years in the three-year period ended June 30, 2003, and Liberté's quarterly report on Form 10-Q for the three-month period ended September 30, 2003;

(3)
audited financial statements for USAuto as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 and unaudited interim financial statements for the nine months ended September 30, 2003; and

(4)
internal information and other data relating to Liberté and USAuto, their respective businesses and prospects, including forecasts and projections, provided to MJ by management of Liberté and USAuto.

MJ also met and had discussions with certain of the officers and employees of Liberté and USAuto concerning each of their business and operations, assets, condition and prospects and undertook other studies, analyses and investigations that it deemed appropriate.

        In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MJ, USAuto and Liberté. Any estimates contained in the analyses performed by MJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

        In preparing its opinion, MJ assumed and relied upon the accuracy and completeness of the financial and other information used by it and did not attempt independently to verify such information, nor did MJ assume any responsibility to do so. MJ assumed that Liberté's and USAuto's forecasts and projections provided to or reviewed by it were reasonably prepared based on the best current estimates and judgments of Liberté's and USAuto's managements as to the future financial condition and results of operations of Liberté and USAuto. MJ did not express an opinion related to the forecasts or the assumptions on which they were based. MJ also assumed that there were no material changes in Liberté's or USAuto's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to MJ. MJ did not conduct a physical inspection of the properties and facilities of Liberté or USAuto, nor did it make or obtain any independent evaluation or appraisal of such properties and facilities. MJ has also taken into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. MJ relied on advice of counsel to Liberté as to all legal matters related to Liberté, USAuto and the proposed acquisition of USAuto and related documents. MJ has assumed that the proposed acquisition of USAuto will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

        The MJ Opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion and does not address the fairness of the proceeds proposed to be paid by Liberté in connection with the proposed acquisition of USAuto on any other date.

        In connection with rendering its opinion, MJ performed a variety of financial analyses, including those summarized below. These analyses were presented to the Liberté board of directors at a meeting held on December 10, 2003. The summary set forth below does not purport to be a complete description of the analyses performed by MJ in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, MJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

        The financial forecasts furnished to MJ and used by it in some of its analyses were prepared by the managements of Liberté and USAuto. Liberté and USAuto do not publicly disclose financial forecasts of the type provided to MJ in connection with its review of the proposed acquisition of USAuto, and, as a result, these financial forecasts were not prepared with a view towards public disclosure. The financial forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and, accordingly, actual results could vary significantly from those set forth in such financial forecasts. MJ's analysis of the proposed acquisition of USAuto discussed below is based on an analysis of USAuto on a stand-alone basis and does not include any impact from the use of the NOLs by USAuto as part of Liberté or any increased expenses that may be incurred by USAuto as part of Liberté.

        The following is a summary of the material analyses performed by MJ in connection with its opinion.

        Transaction Value Analysis.    MJ calculated the value of the proposed acquisition of USAuto utilizing two prices for the shares of Liberté common stock to be issued. First, MJ calculated the value of the proposed acquisition of USAuto utilizing a weighted average trading price calculated for the 30-day period ended December 8, 2003 (the "Market Price"). Utilizing the Market Price, MJ calculated an equity value of $149.9 million (excluding the value of shares that may be issued in the earn-out). MJ also calculated the value of the proposed acquisition of USAuto utilizing the $4.00 per share rights offering subscription price (the "Rights Offering Price"). Utilizing the Rights Offering Price, MJ calculated an equity value of $129.0 million (excluding the value of shares that may be issued in the earn-out). Since the financial projections for USAuto indicated that all of the earn-out shares would be received, comparisons to projected 2004 results included these shares. All other comparisons excluded the value of these shares. MJ noted that, due to the small value of the earn-out relative to the transaction value, the inclusion or exclusion of the earn-out shares did not have a material impact on the conclusions of its analysis. MJ noted that it considered the value at the Rights Offering Price more relevant since the Market Price had increased substantially over the last nine months with no meaningful change in the financial results or prospects of Liberté. MJ noted that it believed that the Market Price reflected considerable illiquidity in the trading market for Liberté shares and considerable speculation by investors about the prospects for a transaction such as the proposed acquisition of USAuto. MJ did not perform a separate valuation for Liberté or the shares to be issued by Liberté in connection with the proposed acquisition of USAuto.

        Historical and Projected Financial Analysis.    MJ reviewed certain historical and projected financial information and reviewed the pro forma combined financial statements for Liberté and USAuto. MJ noted that, on a pro forma combined basis giving effect to the rights offering and the proposed acquisition of USAuto, Liberté's book value per share at September 30, 2003 and earnings per share for the fiscal year ended June 30, 2003 and for the three months ended September 30, 2003 increased as a result of the rights offering and the proposed acquisition of USAuto. The term "book value" means the total stockholders' equity as reflected on the balance sheet. MJ noted that the pro forma earnings per share calculation did account for the elimination of certain costs that Liberté and USAuto had incurred in the past that they would not expect to occur in the future, but the analysis did not account for, among other items, the income generated from the investment of additional capital or the elimination of certain reinsurance expenses. MJ also noted that USAuto historically has distributed a substantial portion of its net income to stockholders. MJ noted that USAuto's book value has been reduced by these distributions and, as a result, meaningful comparisons of the proposed acquisition of USAuto value relative to book value are difficult. As a result, MJ did not assign substantial weight to book value comparisons for purposes of the MJ Opinion. MJ viewed the increases in book value and earnings per share on a pro forma basis as supporting fairness of the proposed acquisition of USAuto.

        Selected Publicly Traded Comparable Companies Analysis.    Using publicly available information, MJ reviewed the stock prices, as of December 8, 2003, and selected market trading multiples of the following companies:

  21st Century Insurance Group
  Direct General Corporation
  Horace Mann Educators Corp.
  Infinity Property & Casualty Corp.
  Mercury General Corporation
  The Progressive Corporation
  Safety Insurance Group, Inc.

These companies are collectively referred to in this section as the "Comparable Companies". MJ believes these companies are engaged in lines of business that are generally comparable to that of USAuto. The financial information reviewed by MJ included market trading multiples for the Comparable Companies with respect to their latest 12 months ("LTM") actual and estimated 2003 and 2004 net income. Book value multiples were also examined. MJ noted that it viewed comparisons of net income and book value to equity value as commonly used measures of value for insurance companies. MJ noted that multiples relating to enterprise value, which includes the value of debt less cash and marketable securities, were not commonly used for insurance companies since the often substantial cash and marketable securities balances held to support future claims distorted the calculation of these multiples. MJ excluded certain valuation multiple data for Horace Mann Educators Corp. from its analysis since the multiples were substantially higher than the multiples of the other Comparable Companies. MJ attributed these high multiples to relatively depressed historical and current earnings combined with market expectations for substantial improvement in the future.

        MJ compared the Comparable Companies' multiples to the multiples implied by the proposed acquisition of USAuto. MJ made adjustments to USAuto's historical and projected net income to remove certain non-recurring and unusal items including, among other things, transaction-related expenses, loan guarantee fees and certain administrative fees. The net impact of these adjustments was to increase USAuto's net income by $0.35 million, $0.68 million and $0.54 million for the LTM period ended September 30, 2003, and the years ending December 31, 2003 and December 31, 2004, respectively.

        The table below provides a summary of these comparisons:

Multiples Implied by the Proposed Acquisition of USAuto
Multiples from Comparable Companies
				Market Price	Rts. Offering Price
	Lowest	Median	Highest
Multiple of Equity Value:
/LTM Net Income (6 observations)	9.4x	16.0x	23.1x	14.4x	12.4x
/Estimated 2003 Net Income (6 observations)	12.9x	15.3x	18.2x	12.9x	11.1x
/Estimated 2004 Net Income (7 observations)	10.3x	11.8x	15.9x	10.0x	8.6x
/Book Value (7 observations)	1.0x	1.7x	4.1x	6.9x	5.9x

        MJ noted that the multiples of net income implied by the proposed acquisition of USAuto, at both the Market Price and the Rights Offering Price, were lower than the highest and median multiples of the Comparable Companies. MJ noted that, due to USAuto's historical policies regarding distributions of earnings, it did not assign substantial weight to the multiples of book value. MJ viewed the results of this analysis as supporting fairness of the proposed acquisition of USAuto.

        Selected Comparable Acquisitions Analysis.    Using publicly available information, MJ reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving targets principally providing property and casualty insurance products and services that it deemed relevant in evaluating the proposed acquisition of USAuto. MJ reviewed the following transactions (presented in the format of Acquiror/Target):

  Nationwide Mutual Insurance Company/THI Holdings, Inc. (1)
  Response Insurance Group/Worldwide Insurance (1)
  CHL Holding Corp./Interstate National Dealer Services, Inc.
  GMAC Insurance Holdings, Inc./National Alliance Insurance Company (1)(2)
  Hilb Rogal & Hamilton Company/Hobbs Group, Inc. (2)
  Kingsway Financial Services/American Century Holdings (1)
  Alleghany Corp./Capital Transamerica Corp. (1)
  Hub International Ltd./Kaye Group, Inc.
  American National Insurance Co./Farm Family Holdings, Inc.
  State Auto Mutual Insurance Co./Meridian Insurance Group, Inc.
  Ohio Farmers Insurance Company/Old Guard Group, Inc. (1)
  Prudential Insurance Co. of America/St. Paul Cos. Non-standard Auto Insurance Business (1)
  Summit Bancorp/MSFG, Inc.
  Farmers Insurance Group/Foremost Corp. of America
  Royal & Sun Alliance Insurance Group PLC/Orion Capital Corp. (1)
  United Fire & Casualty Co./American Indemnity Financial Corp. (1)

(1)
Net income multiple not available.

(2)
Book value multiple not available.

These transactions are collectively referred to in this section as the "Acquisition Comparables". The financial information reviewed by MJ included the purchase prices and multiples paid by the acquiring company of the acquired company's financial results over the twelve months preceding the announcements of the proposed acquisitions. The acquisition multiples reviewed included equity value/net income ratios and equity value/book value ratios. In many instances, financial information for the acquired companies was not disclosed or available. MJ excluded the net income multiple for the Meridian Insurance Group, Inc. transaction since it was substantially higher than the net income multiples implied by the other Acquisition Comparables. MJ noted that USAuto's unique business model and lack of direct comparability to the companies involved in the Acquisition Comparables made meaningful comparisons of USAuto to the Acquisition Comparables difficult. MJ also noted that the limited number of transactions for which financial information was available limited the usefulness of this analysis as a basis for comparison to the proposed acquisition of USAuto. The table below summarizes the results of this analysis:

Multiples Implied by the Proposed Acquisition of USAuto
Multiples from Acquisition Comparables
				Market Price	Rts. Offering Price
	Lowest	Median	Highest
Multiple of Equity Value:
/LTM Net Income (6 observations)	8.6x	15.1x	20.4x	14.4x	12.4x
/Book Value (14 observations)	0.6x	1.3x	3.0x	6.9x	5.9x

        MJ noted that the multiples of net income implied by the proposed acquisition of USAuto, at both the Market Price and the Rights Offering Price, were lower than the highest and median multiples implied by the Acquisition Comparables. MJ noted that, due to USAuto's historical policies regarding distributions of earnings, it did not assign substantial weight to the multiples of book value. MJ viewed the results of this analysis as supporting fairness of the proposed acquisition of USAuto.

        No company or transaction used in the analyses described in this section under "Selected Publicly Traded Comparable Companies Analysis" and "Selected Comparable Acquisitions Analysis" is identical to USAuto. Accordingly, a comparison of the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of USAuto or companies to which it is being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable acquisition or company data. In addition, in performing such analyses, MJ relied on projections prepared by research analysts at established securities firms that may or may not prove to be accurate.

        Discounted Cash Flow Analysis.    Using certain projected financial information supplied by Liberté and USAuto for calendar years 2004 through 2008, MJ calculated the net present value of free cash flows of USAuto using discount rates ranging from 13.0% to 15.0%. MJ's estimate of the appropriate range of discount rates was based on the estimated cost of equity capital for the Comparable Companies. MJ also calculated the terminal value of USAuto in the year 2008 based on multiples of net income ranging from 13.0x to 15.0x and discounted these terminal values using the assumed range of discount rates. MJ's estimate of the appropriate range of terminal multiples was based upon the multiples of the Comparable Companies and the Acquisition Comparables. This analysis resulted in a range of equity values indicated in the table below (dollar amounts in millions).

	Terminal Value Multiples
	13.0x	14.0x	15.0x
Discounts Rates:
13.0%	$220.6	$235.3	$250.1
14.0%	210.6	224.7	238.9
15.0%	201.1	214.7	228.2

        Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. MJ judged this analysis as supporting fairness since the calculated values were in excess of the value implied by the proposed acquisition of USAuto.

        Liberté and MJ entered into a letter agreement dated December 1, 2003 relating to the services to be provided by MJ in connection with the proposed acquisition of USAuto. Liberté agreed to pay MJ a fee of $250,000 following the delivery of the MJ Opinion and $500,000 following the closing of the merger. Liberté also agreed to reimburse MJ for its reasonable out-of-pocket expenses incurred in connection with its engagement, including certain fees and disbursements of its legal counsel. Under a separate letter agreement, Liberté agreed to indemnify MJ against liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

THE RIGHTS OFFERING

The Rights

        We are distributing non-transferable rights to the stockholders who owned shares of our common stock on 5:00 p.m., New York time on                         , 2004, the record date, at no cost to the stockholders. We will give you one right to purchase 0.61 shares of our common stock for each share of common stock that you owned on the record date, for a total of 12,559,552 shares. The subscription rights will be evidenced by subscription privileges. Each right will entitle you to purchase 0.61 shares of common stock for $4.00 per share. If you wish to exercise your rights, you must do so before 5:00 p.m., New York time, on                        , 2004, the expiration date of this rights offering. After that date, the rights will expire and will no longer be exercisable.

Subscription Privilege

        Each right entitles you to purchase 0.61 shares of common stock for $4.00 per share. You are not required to exercise any or all of your rights. We will deliver to the stockholders who purchase shares in this rights offering certificates, representing the shares purchased, as soon as practicable after this rights offering has expired.

Method of Exercising Rights

        The exercise of rights is irrevocable and may not be cancelled or modified. You may exercise your rights as follows:

  Subscription By Registered Holders

        You may exercise your subscription privilege by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full of the subscription price for each share of the common stock you subscribe for, to the subscription agent at the address set forth under the subsection entitled "Subscription Agent and Escrow Agent," on or prior to the expiration date.

  Subscription By DTC Participants

        Banks, trust companies, securities dealers and brokers that hold shares of our common stock as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the record date through the Depository Trust Company, or DTC. You may exercise these rights through DTC's PSOP Function on the "agents subscription over PTS" procedure and instructing DTC to charge your applicable DTC account for the subscription payment for the new shares and deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the rights expiration date. Except as described under the subsection titled "Notice of Guaranteed Delivery," subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

  Subscription By Beneficial Owners

        If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee, or if you hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your rights and deliver all documents and payment on your behalf prior to 5:00 p.m. New York time, the expiration date of this rights offering. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, nominee or institution, as the case may be, all of the required documents and your full subscription price payment prior to 5:00 p.m. New York time, on the expiration date.

Payment Method

        Payments must be made in full in U.S. currency by:

  •
  check or bank draft payable to The Bank of New York drawn upon a U.S. bank;

  •
  postal, telegraphic or express money order payable to The Bank of New York, the subscription agent.

        Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will return your payment to you, without interest or deduction.

        The subscription agent will be deemed to receive payment upon:

  •
  clearance of any uncertified check deposited by the subscription agent;

  •
  receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank; or

  •
  receipt by the subscription agent of any postal, telegraphic or express money order.

        You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under "—Notice of Guaranteed Delivery," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

        The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

        Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to any standards and procedures adopted by the subscription agent.

Calculation Of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Expiration Date and Amendments

        The subscription period, during which you may exercise your subscription privilege, expires at 5:00 p.m., New York time, on the expiration date. If you do not exercise your rights prior to that time, your rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate or your payment after that time, regardless of when you sent the rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below. We may, in our sole discretion, extend the time for exercising the subscription rights. If the commencement of this rights offering is delayed for a period of time, the expiration date of this rights offering will be similarly extended. In addition, if we should make any fundamental changes to the terms set forth in this joint proxy statement/prospectus, we will file a post-effective amendment to this registration statement. Upon such event, we will extend the expiration date of this rights offering to the extent we deem necessary. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this offering and the new expiration date.

        We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering. We may extend the expiration date of this rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration date.

        We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering.

Subscription Price

        Our board of directors determined the subscription price after considering the likely cost of capital from other sources, the price at which our principal stockholders would be willing to participate in the rights offering, historic and current trading prices for our common stock, our need for capital to complete the acquisition of USAuto and the need to provide an incentive to our stockholders to participate in the rights offering on a pro-rata basis. The subscription price is not necessarily related to our book value, net worth, past operations, cash flow, losses, financial condition or any other established criteria for value and may not be the fair value of the common stock to be offered in this rights offering.

        We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your rights.

Conditions, Withdrawal and Termination

        We reserve the right to withdraw this rights offering on or prior to the expiration date for any reason. The rights offering is conditioned upon the consummation of the USAuto acquisition as described in this joint proxy statement/prospectus, which in turn is conditioned upon approval of other matters being voted upon at the special meeting of stockholders. These matters include the issuance of common stock to certain owners of USAuto in connection with the acquisition, the sale of stock to Hunter's Glen/Ford as part of the rights offering and under the backstop agreement, the adoption of a restated certificate of incorporation, the amendment of our 2002 Incentive Plan and the election of two persons to our board of directors. The rights offering will not occur unless all of these conditions are met.

        We may terminate this rights offering, in whole or in part, if at any time before completion of this rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to this rights offering that in the sole judgment of our board of directors would or might make this rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of this rights offering. We may waive any of these conditions and choose to proceed with this rights offering even if one or more of these events occur. If we terminate this rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned without interest or deduction as soon as practicable.

Cancellation Rights

        Our board of directors may cancel this rights offering in its sole discretion at any time prior to the time this rights offering expires for any reason (including if the merger is not consummated or if any or all of the proposals are not approved). If we cancel this rights offering, we will issue a press release notifying stockholders of the cancellation and any funds you paid to the subscription agent will be returned without interest or deduction as soon as practicable.

Intended Purchases

        At our request, and as a condition to USAuto's entering into the acquisition agreement, Gerald J. Ford, our Chairman of the Board and beneficial owner of approximately 45.5% of our common stock, has agreed to cause certain of his affiliates, including Hunter's Glen/Ford, to subscribe for their full pro rata amount in the rights offering. In addition, Hunter's Glen/Ford has agreed to backstop the offering, meaning that it would purchase any shares that remain unsold in this offering at the same subscription price per share. Gerald J. Ford could beneficially own up to 32.5% of our outstanding common stock after giving effect the rights offering and up to 47.2% of our common stock under the backstop arrangement, if no other stockholders purchase shares in the rights offering. As a result, we expect that this rights offering will be fully subscribed.

Subscription Agent and Escrow Agent

        The subscription agent and escrow agent for this offering is The Bank of New York. The address to which subscription documents, rights certificates, notices of guaranteed delivery and payments other than wire transfers should be mailed or delivered is:

By Mail:	By Hand or Overnight Courier
The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	The Bank of New York Tender & Exchange Department 101 Barclay Street, 11 W Church Street Station New York, New York 10286

If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this joint proxy statement/prospectus, then we may not honor the exercise of your subscription privileges.

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this joint proxy statement/prospectus to Ellen V. Billings, Secretary, by mail at 200 Crescent Court, Suite 1365, Dallas, Texas 75201 or telephone (214) 871-5935.

Fees and Expenses

        We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

Fractional Shares of Common Stock and Fractional Rights

        We will not issue fractional shares of common stock. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

Medallion Guarantee May Be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

  •
  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

  •
  you are an eligible institution.

Notice To Beneficial Holders

        If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others the rights offering record date, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Notice of Guaranteed Delivery

        The subscription agent will grant you three business days after the expiration date to deliver the rights certificate if you follow the following instructions for providing the subscription agent notice of guaranteed delivery. On or prior to the expiration date, the subscription agent must receive payment in full for all shares of common stock subscribed for through the exercise of the subscription privilege, together with a properly completed and duly executed notice of guaranteed delivery substantially in the form accompanying this joint proxy statement/prospectus either by hand, mail, telegram or facsimile transmission, that specifies the name of the holder of the rights and the number of shares of common stock subscribed for. If applicable, it must state separately the number of shares of common stock subscribed for through the exercise of the subscription privilege and a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed rights certificate for all shares of common stock subscribed for will be delivered to the subscription agent within three business days after the expiration date. The subscription agent will then conditionally accept the exercise of the privileges and will withhold the certificates for shares of common stock until it receives the properly completed and duly executed rights certificate within that time period.

        In the case of holders of rights that are held of record through DTC, those rights may be exercised by instructing DTC to transfer rights from that holder's DTC account to the subscription agent's DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under "—Subscription Agent and Escrow Agent."

Transferability of Rights

        The rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased or sold to anyone else. The rights offered hereunder are non-transferable because Liberté wants to limit the amount of stock issued in the rights offering that, under Code Section 382, would be treated as increasing the percentage ownership of any stockholder (or any group of stockholders treated as a single stockholder for this purpose). If Liberté undergoes an "ownership change" under Code Section 382, the use of our NOLs would be limited. See "Risk Factor—Our Business Risks—Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if there is a change in ownership in Liberté."

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription privilege, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of this rights offering will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is withdrawn and canceled. If this rights offering is canceled for any reason, we will promptly return this money to subscribers without interest or deduction. If you exercise the subscription privilege and are allocated fewer shares of the common stock than you subscribed for, the excess funds you paid will be returned to you without interest as soon as practicable after the subscription and additional marketing periods expires.

Rights of Subscribers

        You will have no rights as a stockholder until certificates representing shares of common stock are issued to you. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, payment and any other required documents to the subscription agent.

Foreign Stockholders

        We will not mail rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration date by completing an international holder subscription form which will be delivered to those holders in lieu of a rights certificate and sending it by mail or telecopy to the subscription agent at the address and telecopy number set forth under "—Subscription Agent and Escrow Agent."

No Revocation or Change

        Once you submit the form of rights certificate to exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time this rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

        Based upon discussions with our financial and tax advisors, we believe that our distribution or any stockholder's exercise of these rights to purchase shares of common stock should not be taxable to our stockholders. See "Certain U.S. Federal Income Tax Considerations." For a discussion of the tax consequences to stockholders who receive or exercise the rights if the Internal Revenue Service determines that these rights have value, see "Certain U.S. Federal Income Tax Considerations—Tax Basis and Holding Period of the Rights."

No Recommendation to Rights Holders

        Our board of directors is not making any recommendations to you as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this joint proxy statement/prospectus. You should not view Hunter's Glen/Ford's backstop arrangement as a recommendation or other indication that the exercise of your rights is in your best interest.

Listing

        The rights will not be listed on the New York Stock Exchange or any other stock exchange or national market.

Shares of Common Stock Outstanding After the Rights Offering

        Based on the 20,589,430 shares of our common stock issued and outstanding as of January 15, 2004, 46,398,982 shares of our common stock will be issued and outstanding after this rights offering expires and the USAuto acquisition is completed, an increase in the number of outstanding shares of our common stock of approximately 125.4%. These figures do not include up to an additional 750,000 shares that may be issued to certain USAuto stockholders at a later date if certain financial targets are reached.

Other Matters

        We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering. We are not currently aware, however, of any states or jurisdictions that would preclude participation in this rights offering. In addition, we have no intention at this time of making any "blue sky" filings, as we believe them to be inapplicable.

THE SPECIAL MEETING

Proxy Solicitation

        This document is being delivered to you in connection with the solicitation by the board of directors of proxies to be voted at the special meeting of stockholders to be held on            ,                , 2004 at             a.m., local time, at the Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201. We will pay all expenses in connection with solicitation of the proxies. Our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. We have asked brokers and nominees who hold stock in our stockholders' names to give this document to their customers. This document is first being mailed on or about                , 2004.

Record Date and Quorum Requirement

        Our stockholders of record at 5:00 p.m. New York time on                , 2004, the record date, are entitled to notice of, and to vote at, the special meeting. Each holder of record of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter voted on by stockholders. At the close of business on the record date, there were             shares of our common stock issued and outstanding held by     holders of record and by approximately      persons or entities holding in nominee name.

        The holders of shares having a majority of the voting power of our common stock must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists. If you hold your shares of common stock through a broker, bank or other nominee, generally the nominee may only vote your common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers generally will not have discretionary voting authority to vote on any of the transactions. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

The Proposed Transactions and Voting Requirements

        The purpose of the special meeting is to consider and vote on the following proposed transactions:

  •
  the issuance of 13,250,000 shares of common stock to certain of the current owners of USAuto as partial consideration for the acquisition of USAuto that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached;

  •
  the issuance and sale of our common stock in the rights offering of up to 5,711,271 shares to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford, Chairman of the Board of Directors, and up to 6,848,281 shares of our common stock, to Hunter's Glen/Ford under the backstop arrangement, at the subscription price, if no other stockholders purchase shares in the rights offering;

  •
  amending our certificate of incorporation, which would, among other things, change Liberté's name to First Acceptance Corporation, increase our number of authorized shares of common stock and require a supermajority vote to amend the number of directors which constitute the entire board;

  •
  to consider and vote on a proposal to adopt an amendment to our 2002 Incentive Plan to increase the number of shares of our common stock reserved for issuance under the plan;

  •
  election of two persons to our board of directors; and

  •
  transacting any other business that properly comes before the special meeting.

        Each of the proposed transactions is conditioned upon consummation of the USAuto acquisition and requires stockholder approval. You are being asked to vote on each of the proposed transactions separately and may vote in favor of any or all of these matters on an individual basis.

        Under Delaware law you are not entitled to appraisal rights in connection with the proposed transactions.

        Issuances in the Rights Offering and as Part of the USAuto Acquisition.    Under the rules of the New York Stock Exchange, stockholder approval from a majority of the outstanding shares of common stock is required prior to the issuance of common stock in any transaction if the number of shares of common stock to be issued will be upon issuance equal to or in excess of 20% of the number of shares of common stock outstanding prior to such issuance. Because the shares offered in the rights offering as well as those issued to the owners of USAuto in connection with the acquisition of USAuto will be in excess of 20% of the number of shares of our common stock outstanding prior to the offering in the case of the rights offering, as well as after the conclusion of the rights offering in the case of the acquisition, your vote is required. In addition, the New York Stock Exchange rules mandate stockholder approval of a majority of the outstanding shares of common stock prior to the issuance of common stock to a director, officer or substantial security holder of a company if the shares to be issued exceed 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Because the shares to be sold to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford in the rights offering and to Hunter's Glen/Ford under the backstop arrangement) are in an amount greater than 1% of the shares outstanding prior to such issuance, your vote is required to approve the sale to Hunter's Glen/Ford and certain other affiliates of Gerald J. Ford as part of the rights offering and to Hunter's Glen/Ford under the backstop arrangement.

        Our Board of Directors has unanimously approved and authorized the issuance of our stock to certain of the current owners of USAuto as part of the acquisition and to Gerald J. Ford and cerain of his affiliates as part of the rights offering and under the backstop arrangement (including the sale of stock to Hunter's/Glen Ford and certain other affiliates of Gerald J. Ford). The backstop arrangement (including the sale of stock to Hunter's/Glen Ford and certain other affiliates of Gerald J. Ford) was first considered and approved separately by the independent members of the board of directors present at the meeting considering such matters, without participation by Gerald J. Ford, Jeremy B. Ford and Gary Shultz.

        The Board of Directors believes that the issuance of our stock pursuant to the rights offering, the backstop arrangement and as part of the USAuto acquisition is in the best interest of Liberté and its stockholders and unanimously recommends that the stockholders vote FOR this proposal.

        Restatement of Our Certificate of Incorporation.    If approved, we will file a restated certificate of incorporation, a copy of which is attached hereto as Annex B, with the Secretary of State of the State of Delaware. The material changes made to restated certificate of incorporation will:

  •
  change Liberté's name to "First Acceptance Corporation" in connection with the USAuto acquisition;

  •
  increase the number of shares of our authorized common stock from 50,000,000 to 75,000,000 for purposes of effecting the rights offering and completing the USAuto acquisition, as well as to have future flexibility to issue shares to incent management and grow the business; and

  •
  require a supermajority vote of no fewer than 75% of the persons comprising the whole board of directors in order to amend the number of directors which constitute the entire board.

        As of January 15, 2004, we have 23,410,570 shares of authorized and unreserved common stock available for issuance. If the proposed restated certificate of incorporation is approved and adopted, 19,351,018 shares of common stock will be available to be issued at a later date. We have no current plans to issue additional shares of authorized and unreserved common stock to any persons, other than as described in this joint proxy statement/prospectus, if the above proposal to increase the number of authorized shares of common stock is approved.

        Under Delaware law, the affirmative vote of a majority of the voting power of all outstanding shares of our common stock is required to amend our certificate of incorporation.

        The Board of Directors believes that restating Liberté's charter is in the best interest of Liberté and its stockholders and unanimously recommends that the stockholders vote FOR our restated certificate of incorporation.

        Amendment of Our 2002 Incentive Plan.    Our 2002 Incentive Plan was approved by our stockholders on November 8, 2002. We initially reserved for issuance thereunder an aggregate of 6,000,000 shares of common stock. A detailed summary of the 2002 Incentive Plan is set forth below. As of January 15, 2004, we had granted outstanding and unexpired awards to purchase 2,833,678 shares of our common stock, out of which zero had been exercised and 2,833,678 remained unexercised. There are currently 3,166,322 shares of common stock available for issuance under the 2002 Incentive Plan. You are being asked to approve an amendment to the 2002 Incentive Plan to increase the number of shares of common stock reserved for issuance under the 2002 Incentive Plan from 6,000,000 shares to 8,500,000 shares. If the proposed amendment to the 2002 Incentive Plan is approved and the other grants of options described elsewhere in this joint proxy statement/prospectus take place, there will be 4,191,672 shares of common stock available for issuance thereunder. Our board of directors believes it essential for carrying out its business plan, following the USAuto acquisition, to have the ability to provide new and existing employees, officers and directors with incentives tied to the company's success. In connection with the USAuto acquisition, we plan on granting to each of Stephen J. Harrison and Thomas M. Harrison, Jr. options to purchase 100,000 shares of our common stock under the 2002 Incentive Plan.

        Under the New York Stock Exchange rules, the affirmative vote of a majority of the voting power of all outstanding shares of our common stock is required to amend our 2002 Incentive Plan.

        The following is a summary of the material terms of the 2002 Incentive Plan, but does not include all provisions of the plan. For further information about the plan, we refer you to the 2002 Incentive Plan, which we have filed as an exhibit to the registration statement to which this joint proxy statement/prospectus is a part.

2002 Incentive Plan Summary

        General.    The 2002 Incentive Plan affords our board of directors and the committee (as defined in the 2002 Incentive Plan) the ability to design management incentives that are responsive to Liberté's needs. The 2002 Incentive Plan permits the grant of awards consisting of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights (collectively referred to herein as "awards").

        Shares Authorized for Issuance.    The number of shares of common stock that may be delivered under the 2002 Incentive Plan is 6,000,000 shares. In connection with the rights offering and the USAuto acquisition, our board of directors has proposed, subject to stockholder approval, increasing the number of shares of common stock reserved for issuance under the 2002 Incentive Plan from 6,000,000 to 8,500,000. Shares to be issued may be made available from authorized but unissued common stock, common stock held by Liberté in its treasury, or common stock purchased by Liberté on the open market or otherwise. If a stock option expires or terminates without having been exercised in full or shares are forfeited or transferred as payment of the option price, the shares that have not become outstanding shall become available for issuance under the 2002 Incentive Plan. If shares of restricted stock under the 2002 Incentive Plan are forfeited for any reason, such shares shall become available for issuance under the 2002 Incentive Plan, unless dividends with respect to such stock were paid to the Participant prior to the forfeiture of the shares.

        The aggregate number of shares of common stock actually issued or transferred by Liberté upon the exercise of Incentive Stock Options ("ISOs") may not exceed 6,000,000 shares. Further, no participant may be granted any Awards covering an aggregate of more than 3,000,000 shares of common stock during any fiscal year.

        The following table sets forth information regarding securities previously authorized for issuance under the 2002 Incentive Plan as of June 30, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,833,678	$3.00	3,166,322
Equity compensation plans not approved by security holders	—	N/A	—
Total	2,833,678	$3.00	3,166,322

        Eligibility.    Employees, consultants, and outside directors (non-employee directors) of Liberté and its subsidiaries, may be selected by the board of directors to receive benefits under the 2002 Incentive Plan. However, only employees of Liberté and its subsidiaries are eligible to receive ISOs. As of January 15, 2004, 5 employees, no consultants and 5 non-employee directors of Liberté are eligible for grants under the 2002 Incentive Plan.

        Stock Options.    An award of stock options may be granted by the committee for either nonqualified stock options or ISOs. The option price for any share of common stock that may be purchased under a nonqualified stock option may be less than, equal to, or greater than the fair market value of the share on the date of grant. The option price for any share of common stock that may be purchased under an ISO must be at least equal to the fair market value on the date of grant. However, if an ISO is granted to an employee who owns or is deemed to own more than ten percent (10%) of the combined voting power of all classes of stock of Liberté (or any parent or subsidiary of Liberté), the option price shall be at least 110% of the fair market value of the common stock on the date of grant. The option price is payable (a) in cash or check, bank draft, or money order payable to the order of Liberté; (b) common stock (including restricted stock) owned by the participant on the exercise date, valued at its fair market value on the exercise date and owned by the participant for at least six months prior to the exercise date; (c) if the common stock is no longer nonpublicly traded, by delivery (including by facsimile) to Liberté or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to Liberté, to sell certain of the shares of common stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan and promptly deliver to Liberté the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the committee in its sole discretion.

        The following table sets forth the dollar value and the number of shares of common stock awarded under the 2002 Incentive Plan.

Name and Position	Value (1)	Number of Units
Donald J. Edwards, Chief Executive Officer and President	$4,246,569	2,573,678
Executive Group	4,246,569	2,573,678
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	610,000	260,000

(1)
This amount was calculated using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The six factors are the fair market value of the stock at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive's continued employment through the three-year vesting period and the 10-year option term. The following assumptions were used to calculate the Black-Scholes value:

Fair market value of common stock at date of grant	=	$3.60 for options granted on July 9, 2002 $4.27 for options granted on December 1, 2002 $5.46 for options granted on July 1, 2003
Option exercise price	=	$3.00
Option term	=	10 years
Risk-free rate of return	=	Based on 10-year U.S. Treasury Notes
Company stock volatility	=	Based on daily common stock for the year preceding the grant
Company dividend yield	=	0.00%
Calculated Black-Scholes value	=	$1.65 for options granted on July 9, 2002 $2.30 for options granted on December 1, 2002 $3.50 for options granted on July 1, 2003

There is no assurance that the value received by the Executive Group or Liberté's stockholders will be at or near the estimated value derived by the Black-Scholes model.

        Stock Appreciation Rights.    A stock appreciation right ("SAR") is the right to receive a payment, in cash, and/or common stock, equal to the excess of the fair market value of a specified number of shares of common stock on the date the SAR is exercised over the SAR price for such shares. The SAR price for any share of common stock subject to a SAR may be less than, equal to, or greater than the fair market value of the share on the date of grant. In the discretion of the committee, Liberté may satisfy its obligation upon exercise of a SAR by the distribution of that number of shares of common stock having an aggregate fair market value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the participant, with a cash settlement to be made for any fractional share interests, or Liberté may settle such obligation in part with shares of common stock and in part with cash.

        Restricted Shares.    A grant of restricted shares involves the immediate transfer by Liberté to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares, subject to the substantial risk of forfeiture and restrictions set forth in the 2002 Incentive Plan. If the committee establishes a purchase price for an award of restricted stock, the participant must accept such award within a period of thirty (30) days (or such shorter period as the committee may specify) after the date of grant by executing the applicable award agreement and paying such purchase price.

        Restricted shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code for at least one year. An example would be a provision that the restricted shares would be forfeited if the participant ceased to serve Liberté as an employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in a manner and to the extent prescribed by the board of directors for the period during which the forfeiture provisions are to continue. The committee may, in its sole discretion, remove any or all of the restrictions on such restricted stock whenever it may determine that, by reason of changes in the applicable laws or other changes in circumstances arising after the date of the award, such action is appropriate.

        Vesting.    The committee determines the vesting schedule, if any, and conditions for each particular award, including the time limits for the exercise of options following certain events, such as death, disability or other termination of employment. Vesting typically occurs over some period of years, but may be accelerated in certain instances. The committee is free to accelerate the vesting of an award for other reasons. The terms of the individual award are contained in a separate award agreement executed between Liberté and the participant.

        Administration and Amendments.    The 2002 Incentive Plan is to be administered by the board of directors, except that the board of directors has the authority under the 2002 Incentive Plan to delegate any or all of its powers under the 2002 Incentive Plan to a committee consisting of not less than two directors. The board of directors is authorized to interpret the 2002 Incentive Plan and related agreements and other documents. The board of directors has broad discretion to determine the terms of the awards, including the types of awards, exercise prices of stock options, vesting provisions, forfeiture and termination provisions and other restrictions.

        In addition, our chief executive officer may recommend to the committee to whom awards be granted, the number of shares to be granted in such award, and the price and terms of such awards. Further, the committee may by resolution adopted by the board of directors, authorize one or more officers of Liberté to designate eligible persons for awards and the number of shares to be given to such person; provided, however, that the resolution of the board shall specify the total number of shares subject to such awards, the price to be paid for such awards, and not authorize the officer to designate himself as the recipient.

        The board of directors may amend, alter, revise, suspend, or discontinue the 2002 Incentive Plan from time to time without the consent of the participants, except where so required by the terms of the 2002 Incentive Plan, applicable law or the rules and regulations of a national securities exchange; provided, however, that no amendment which requires stockholder approval in order for the 2002 Incentive Plan and ISOs awarded under the 2002 Incentive Plan to continue to comply with Sections 162(m), 421 and 422 of the Code, including any successors to such sections, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of Liberté entitled to vote thereon.

        Transferability.    ISOs may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant or the participant's legally authorized representative, and each award agreement in respect of an ISO shall so provide. The designation by a participant of a beneficiary will not constitute a transfer of the stock option. The committee may waive or modify this limitation to the extent the limitation is not required for compliance with Section 422 of the Code.

        Except as otherwise provided in the 2002 Incentive Plan, nonqualified stock options and SARs may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. The committee may, in its discretion, authorize all or a portion of a nonqualified stock option or an SAR granted to a participant to be on terms which permit transfer by such participant to:

  •
  the spouse (or former spouse), children or grandchildren of the participant ("immediate family members");

  •
  a trust or trusts for the exclusive benefit of such immediate family members;

  •
  a partnership in which the only partners are such immediate family members and/or entities which are controlled by immediate family members;

  •
  an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or

  •
  a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, as long as:

  •
  there is no consideration for any such transfer;

  •
  the award agreement pursuant to which such nonqualified stock option or SAR is granted is approved by the committee and must expressly provide for transferability in a manner consistent with the 2002 Incentive Plan; and

  •
  subsequent transfers of transferred nonqualified stock options or SARs are prohibited except those by will or the laws of descent and distribution.

        Adjustments.    The number of shares and type of common stock (or the securities or property) that may be made the subject of awards, the number of shares and type of common stock (or other securities or property) subject to outstanding awards, the number of shares and type of common stock (or other securities or property) specified as the annual per-participant limitation under the 2002 Incentive Plan, the option price of each outstanding Award, the amount, if any, Liberté pays for forfeited shares of common stock in accordance with the 2002 Incentive Plan, and the number of or SAR price of shares of common stock subject to outstanding SARs previously granted and unexercised under the 2002 Incentive Plan are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the committee, if deemed appropriate, may provide for a cash payment to the holder of an outstanding award, except as may otherwise be provided by the applicable award agreement.

        Termination of the 2002 Incentive Plan and Stock Options.    The 2002 Incentive Plan terminates in 10 years on July 9, 2012. The maximum term of a stock option or restricted award under the 2002 Incentive Plan is 10 years from the date it is granted. The 10-year term limitation is necessary to comply with the tax laws governing incentive stock options. The term of an incentive stock option must be limited to five years if the option is held by a 10% or greater stockholder.

Federal Income Tax Consequences

        The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2002 Incentive Plan based on federal income tax laws currently in effect. This summary is not intended to be complete and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

        Nonqualified Stock Options.    In general, (a) no income will be recognized by an optionee at the time a nonqualified stock option is granted; (b) at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise (see discussion below for the receipt of restricted shares on the date of exercise); and (c) at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Such long-term capital gain may be eligible for reduced rates if applicable holding period requirements are satisfied.

        Incentive Stock Options.    No income generally will be recognized by an optionee upon the grant or exercise of an ISO. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long- term capital gain and any loss sustained will be a long-term capital loss. Such long-term capital gain may be eligible for reduced rates if applicable holding period requirements are satisfied.

        If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of, the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

        Stock Appreciation Rights (SARs).    No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

        Restricted Shares.    The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("restrictions"). However, a recipient who so elects under Section 83(b) within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares generally will be treated as compensation that is taxable as ordinary income to the participant.

        Special Rules Applicable to Officers and Directors.    In limited circumstances where the sale of stock received as a result of a grant or award could subject an officer or director to suit under Section 16(b) of the Securities Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election under Section 83(b) has been made, the principal difference (in cases where the officer or director would otherwise be currently taxed upon his receipt of the stock) usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Securities Exchange Act, but no longer than six months.

        Tax Consequences to Liberté or Subsidiary.    To the extent that a participant recognizes ordinary income in the circumstances described above, Liberté or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

        Market Value of the Securities.    The aggregate market value of the common stock underlying the options is $23,066,139, based on the closing price of the common stock on January 15, 2004.

        The Board of Directors believes that amending Liberté's 2002 Incentive Plan is in the best interest of Liberté and its stockholders and unanimously recommends that stockholders vote FOR the amendment to the plan.

        Election of New Board of Directors.    The board of directors has designated Stephen J. Harrison and Thomas M. Harrison, Jr. as nominees for election as directors of Liberté. If elected, each nominee will serve until the expiration of his term at the 2004 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal from office. The directors are elected for one-year terms. A brief biography of each director nominee follows:

        Stephen J. Harrison, 51, co-founded USAuto Insurance Company, Inc., USAuto's predecessor company, in 1995 and has served as President and Chief Executive Officer of USAuto since USAuto's inception. Mr. Harrison will serve as the President and Chief Executive Officer of First Acceptance Corporation after the USAuto acquisition. He has over 25 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1993 to 1995, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., who is Vice President and Secretary of USAuto.

        Thomas M. Harrison, Jr., 53, co-founded USAuto Insurance Company, Inc., USAuto's predecessor company, in 1995 and has served as Vice President and Secretary of USAuto since USAuto's inception. Mr. Harrison will serve as the Executive Vice President of First Acceptance Corporation after the USAuto acquisition. He has over 25 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1976 to 1995, Mr. Harrison served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. Mr. Harrison is the brother of Stephen J. Harrison, who is President and Chief Executive Officer of USAuto.

        Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of all of the nominees. Each nominee has consented to being named in this joint prospectus/proxy statement and to serve if elected. If a nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current board of directors, or the number of Liberté's directors will be reduced.

        The election of directors requires the affirmative vote of a plurality of the outstanding shares of common stock present or represented by proxy and entitled to vote at the special meeting. In the election of directors, votes may be cast in favor of or withheld with respect to each nominee. Under Delaware law and our certificate of incorporation and bylaws, abstentions and broker non-votes will not have any effect on the election of a particular nominee.

        The Board of Directors believes that electing the director nominees to serve on the board of directors of Liberté is in the best interest of Liberté and its stockholders and unanimously recommends that the stockholders vote FOR the election of each of these nominees.

Voting and Revocation of Proxies

        You will be asked to vote on each proposed transaction set forth above and may vote in favor of any or all of these matters on an individual basis. You may also abstain from voting with respect to any or all of the proposed transactions. For purposes of the vote required under Delaware law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against adoption of the proposed transactions.

        You may revoke your proxy at any time before it is exercised by one of the following means:

  •
  sending our secretary a notice revoking it;

  •
  submitting a duly executed proxy with a later date; or

  •
  voting in person at the special meeting.

        All shares represented by each properly executed and not revoked proxy received by our secretary prior to the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted "FOR" approval of each of the transactions.

        Our board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" adoption of the proposed transactions will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the transactions.

        We do not expect our accountants to be present at the special meeting.

Additional Information—Stockholder Proposals

        Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at Liberté's 2004 Annual Meeting of Stockholders must forward such proposal to 200 Crescent Court, Suite 1365, Dallas, Texas 75201, attention: Secretary, so that the Secretary receives it no later than June 5, 2004. Unless a stockholder who wishes to bring a matter before the stockholders at the Special Meeting notifies the Company of such matter prior to June 5, 2004 the matter will be considered untimely, and the persons named on the proxy will have discretionary voting authority on the matter.

USE OF PROCEEDS

        The net proceeds from this rights offering are expected to be approximately $50 million. We intend to use the net proceeds of the rights offering to fund partially our acquisition of USAuto, to pay related fees and expenses of the offering.

CAPITALIZATION

        The following table describes our capitalization as of September 30, 2003 on an actual basis and on a pro forma, as adjusted basis to give effect to the USAuto acquisition and the sale of approximately 12,500,000 shares in this rights offering (including application of net proceeds as described above) at a subscription price of $4.00 per share.

	At September 30, 2003
	Liberté Historical	Pro Forma, As Adjusted
	(in thousands)
Long term debt, including current maturities	$—	$8,217
Stockholders' equity
Common stock, $0.01 par value: 50,000,000 shares authorized and 20,589,430 shares issued and outstanding, historical; 75,000,000 shares authorized and 46,339,430 shares issued and outstanding, on a pro forma, as adjusted basis, respectively	206	463
Preferred stock, $0.01 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	312,486	447,377
Deferred compensation	(1,449)	—
Accumulated deficit	(252,186)	(259,028)

Total stockholders' equity	59,057	188,812

Total capitalization	$59,057	$197,029

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

        Our common stock is currently quoted on the New York Stock Exchange under the symbol "LBI." Following the consummation of our acquisition of USAuto, we intend to trade under the symbol "FAC." The following table sets forth the high and low bid prices from July 1, 2001, through September 30, 2003, based upon quotations periodically published on the New York Stock Exchange. All price quotations represent prices between dealers, without accounting for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

	Price Range
	High	Low
Year Ended June 30, 2002
First Quarter	$4.24	$3.00
Second Quarter	3.90	3.00
Third Quarter	4.28	3.30
Fourth Quarter	4.95	3.54
Year Ended June 30, 2003
First Quarter	$4.85	$3.40
Second Quarter	4.35	3.80
Third Quarter	4.50	3.91
Fourth Quarter	5.79	3.94
Year Ended June 30, 2004
First Quarter	$5.75	$5.09

        The last reported sale price for our common stock on January 15, 2004 was $8.14. According to the records of our transfer agent, there were approximately 669 holders of record of our common stock on January 15, 2004, including record holders such as banks and brokerage firms who hold shares for beneficial holders, and 20,589,430 shares of our common stock were outstanding.

Dividend Policy

        We paid no dividends during the fiscal year ended June 30, 2003. We paid special cash dividends of $0.006 and $0.125 per share on June 28, 2002 and June 29, 2001, respectively. Although we have paid dividends in two of the past three years, we do not anticipate paying cash dividends in the future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, results of operations, financial condition, capital requirements and contractual restrictions.

Stock Transfer Restrictions

        Our certificate of incorporation contains prohibitions on the transfer of our common stock to avoid limitations on the use of the NOL carryforwards and other federal income tax attributes that we inherited from the Trust. Our certificate of incorporation generally prohibits, without the prior approval of our board of directors, any transfer of common stock, any subsequent issue of voting stock or stock that participates in our earnings or growth, and certain options with respect to such stock, if the transfer of such stock or options would (i) cause any group or person to own 4.9% or more (by aggregate value) of the outstanding shares of Liberté, (ii) increase the ownership position of any person or group that already owns 4.9% or more (by aggregate value) of the outstanding shares of Liberté, or (iii) cause any person or group to be treated like the owner of 4.9% or more (by aggregate value) of the outstanding shares for tax purposes. The determination of percentage ownership for this purpose will be extremely complicated and includes all shares owned directly by a person, as well as all shares owned indirectly by that person or attributed to that person under complex attribution rules set forth in the Code and Treasury Regulations. Transfers in violation of this prohibition are void, unless our board of directors consents to the transfer. If void, upon our demand, the purported transferee must return any shares or options received from the transferor to our agent to be sold, or if such shares or options have already been sold, the purported transferee must forfeit some, or possibly all, of the sale proceeds. In addition, in connection with certain changes in the ownership of the holders of our shares, we may require the holder to dispose of some or all of such shares. For this purpose, "person" is defined broadly to mean any individual, corporation, estate, debtor, association, company, partnership, joint venture, or similar organization. For purposes of this rights offering (including in connection with the backstop arrangement) and the USAuto acquisition, the board of directors has waived this transfer restriction; however, the board of directors has reserved the right to withdraw this rights offering if its completion would jeopardize our ability to use our NOL carryforwards. See "Description of Capital Stock—Anti-Takeover Provisions of Our Certificate of Incorporation, Bylaws and Delaware General Corporation Law—Share Transfer Restrictions" for more details regarding our restrictions on transfers.

SELECTED HISTORICAL FINANCIAL DATA OF LIBERTÉ

        The following table sets forth certain historical financial data of Liberté. We have derived the selected historical consolidated financial data as of June 30, 2002 and 2003 and for the fiscal years ended June 30, 2001, 2002 and 2003 from our audited consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. The selected historical consolidated financial data as of June 30, 1999, 2000 and 2001 and for the fiscal years ended June 30, 1999 and 2000 have been derived from our audited consolidated financial statements for such years, which are not included in this joint proxy statement/prospectus. The consolidated selected financial data as of and for each of the three-month periods ended September 30, 2002 and 2003 were derived from our unaudited consolidation financial statements, which contains all adjustments necessary in the opinion of our management to summarize the financial position and results of operations for the periods presented. The selected historical financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus.

	Year Ended June 30,					Three Months Ended September 30,
	1999	2000	2001	2002	2003	2002	2003
	(in thousands, except per share amounts)
Statement of Operations Data:
Income:
Interest-bearing deposits in banks	$2,530	$2,854	$2,922	$1,335	$1,098	$291	$239
Gains on sales of foreclosed real estate	120	119	378	139	233	234	1,310
Other	12	—	21	—	—	—	—

Total income	2,662	2,973	3,321	1,474	1,331	525	1,549

Expenses:
Insurance	122	121	120	102	151	35	44
Compensation and employee benefits	107	86	83	145	1,785	472	355
Legal, audit and consulting fees	68	122	123	157	381	161	52
Franchise tax	75	44	(21)	58	73	12	16
Foreclosed real estate operations	145	137	234	242	202	64	72
Loss on write-down of foreclosed real estate	—	—	—	—	142	124	—
Directors fees and expenses	63	60	63	66	58	19	13
General and administrative	232	185	203	224	401	79	117

Total expenses	812	755	805	994	3,193	966	669

Income (loss) before income taxes	1,850	2,218	2,516	480	(1,862)	(441)	880
Income tax expense (benefit)(1)	—	—	—	—	—	—	—

Net income (loss)	$1,850	$2,218	$2,516	$480	$(1,862)	$(441)	$880

Basic and diluted net income (loss) per common share	$0.09	$0.11	$0.12	$0.02	$(0.09)	$(0.02)	$0.04
Weighted average number of shares of common stock	20,256	20,256	20,256	20,256	20,420	20,408	20,589
Cash dividends declared per common share	$0.060	$0.094	$0.125	$0.006	—	—	—

	At June 30,					At September 30,
	1999	2000	2001	2002	2003	2002	2003
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$55,280	$55,888	$56,103	$56,510	$56,847	$57,349	$58,027
Foreclosed real estate held for sale	2,810	2,462	2,359	2,175	1,594	1,760	1,364
Total assets	58,216	58,475	58,564	58,919	59,053	59,326	60,398
Total liabilities	481	427	531	528	978	599	1,341
Total stockholders' equity	57,735	58,048	58,033	58,391	58,075	58,727	59,057

(1)
There was no income tax expense (benefit) recorded for the years presented because Liberté had NOLs available to offset federal taxable income for which a full valuation allowance had been established. For financial reporting purposes, the benefit resulting from the utilization of NOLs directly offsets federal income taxes that would have otherwise been payable.

SELECTED HISTORICAL FINANCIAL DATA OF USAUTO

        The following table sets forth certain historical financial data of USAuto. USAuto has derived the selected historical consolidated financial data as of December 31, 2001 and 2002 and for the fiscal years ended December 31, 2000, 2001 and 2002 from USAuto's audited consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. The selected consolidated financial data, as of December 31, 1998, 1999 and 2000 and for the years ended December 1998 and 1999, and as of and for each of the nine-month periods ended September 30, 2002 and 2003 were derived from the unaudited consolidated financial statements of USAuto, which contain all adjustments necessary, in the opinion of management of USAuto, to summarize the financial position and results of operations for the nine-month periods presented. The selected historical financial data set forth below are not necessarily indicative of USAuto's financial position and the results of operations and should be read in conjunction with the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Income Data:
Revenues:
Premiums earned	$3,334	$3,190	$2,766	$7,207	$27,525	$19,332	$34,925
Commissions and fees	3,485	19,356	24,207	29,644	33,800	26,023	21,077
Claims servicing fees	30	3,826	4,861	5,605	3,512	2,781	2,076
Ceding commissions from reinsurers	3,700	2,748	3,099	2,808	5,161	3,635	6,885
Investment income	161	158	204	273	352	243	556
Net realized gains (losses) on sales of investments	—	—	—	(1)	49	22	101

Total revenues	10,710	29,278	35,137	45,536	70,399	52,036	65,620

Expenses:
Losses and loss adjustment expenses	2,618	2,289	2,063	4,914	19,956	14,248	23,203
Operating expenses	6,208	16,537	21,290	27,921	34,788	24,785	28,021
Depreciation	43	31	300	475	704	512	624
Amortization of goodwill	254	1,017	1,017	956	—	—	—
Interest expense	110	446	288	430	213	207	230

Total expenses	9,233	20,320	24,958	34,696	55,661	39,752	52,078

Income before income taxes	1,477	8,958	10,179	10,840	14,738	12,283	13,542
Income taxes (1)	322	359	784	673	2,045	1,638	2,464

Net income	$1,155	$8,599	$9,395	$10,167	$12,693	$10,645	$11,078

Basic and diluted net income per share	$23.10	$171.98	$187.91	$203.34	$203.09	$182.49	$147.71
Weighted average number of shares of common stock	50	50	50	50	62.5	58.33	75
Cash dividend declared per share of common stock	$23.12	$87.12	$146.00	$169.00	$154.93	$122.26	$102.09
	At December 31,					At September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Balance Sheet Data:
Total investments	$2,886	$2,870	$4,863	$7,579	$22,648	$15,318	$33,246
Cash	764	1,452	1,782	3,161	4,285	4,642	5,095
Total assets	29,594	31,585	32,732	39,136	75,080	72,030	99,562
Loss and loss adjustment expense reserves	4,206	4,031	3,415	4,293	12,661	10,207	21,120
Notes payable	7,250	5,463	5,192	6,935	5,060	5,712	8,217
Total liabilities	27,801	25,553	24,599	29,314	56,869	53,422	77,727
Total stockholders' equity	1,793	6,032	8,133	9,822	18,211	18,607	21,835
Book value per share	$35.86	$120.64	$162.66	$196.44	$242.81	$248.09	$291.13

(1)
USAuto's MGA operations are conducted through "S corporations" for federal income tax purposes. S corporations are not liable for federal income taxes except in limited circumstances. Instead, their items of income, loss, deduction and credit are passed through to their stockholders. After the USAuto transaction, such subsidiaries' S corporation status will terminate automatically. The notes to the consolidated financial statements in this joint proxy statement/prospectus contain a reconciliation of USAuto's effective tax rate.

UNAUDITED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of operations data for the year ended June 30, 2003 and the three months ended September 30, 2003 give effect to the USAuto acquisition and related transactions, including the rights offering and the application of the proceeds therefrom, as if they had been consummated at the beginning of each of the periods presented. The unaudited pro forma condensed consolidated balance sheet data give effect to the USAuto acquisition and related transactions, including the rights offering and the application of the proceeds therefrom, as if they had been consummated on September 30, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the acquisition and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Historical results of USAuto have been presented to reflect a June 30 year end by adding/subtracting the results for the six month periods ended June 30, 2003 and 2002, respectively, to the results for the year ended December 31, 2002.

        The pro forma adjustments made to arrive at the pro forma amounts set forth herein are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. Revisions to the preliminary pro forma amounts may have a significant impact on total assets, total liabilities and stockholders' equity, revenues and expenses.

        The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the USAuto acquisition and related transactions been consummated for the year ended June 30, 2003 or on the date of or for the three months ended September 30, 2003 and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Financial Data of Liberté," "Selected Historical Financial Data of USAuto," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended June 30, 2003

	Liberté Historical	USAuto Historical	Adjustments		Pro Forma
	(in thousands, except per share amounts)
Revenues:
Investment income	$1,098	$545	$(350	)(a)	$1,293
Premiums earned	—	38,353	—		38,353
Commissions and fees	—	30,497	—		30,497
Claims servicing fees	—	2,965	—		2,965
Ceding commissions from reinsurers	—	7,392	—		7,392
Other	233	148	—		381

Total revenues	1,331	79,900	(350)		80,881
Expenses:
Compensation	1,785	15,327	169 (1,535)	(b) (c)	15,746
Other operating expenses	1,408	21,800	—		23,208
Losses and loss adjustment expenses	—	26,034	—		26,034
Amortization of other intangible assets	—	—	1,525	(d)	1,525

Total expenses	3,193	63,161	159		66,513

Income before income (loss) taxes	(1,862)	16,739	(509)		14,368
Income taxes	—	3,213	1,939	(e)	5,152

Net income (loss)	$(1,862)	$13,526	$(2,448)		$9,216

Basic net income (loss) per common share	$(0.09)				$0.20
Diluted net income (loss) per common share	$(0.09)				$0.19
Weighted average number of shares of common stock – basic(f)	20,420				46,170
Weighted average number of shares of common stock – diluted(g)	20,420				47,299
Cash dividends declared	—				—

(a)
To eliminate interest income of $350 that would not have been earned if the transaction had been completed at the beginning of the period (i.e., $28,000 net cash utilized in the acquisition at an average yield of 1.25%).

(b)
Represents net increase in salary expense of $169 to reflect new employment agreements with USAuto executives effective with the transaction. New salary agreements will result in annual salary of $800, compared to historical salary of $631 for these executives. In addition, it is anticipated that other operating expenses will be reduced by $800 to eliminate loan guarantee fees previously paid to Stephen J. Harrison and Thomas M. Harrison, Jr. Such guarantees will no longer be required following the transaction.

(c)
Represents elimination of Liberté compensation expense of $1,785, as all Liberté employees are terminated pursuant to the transaction, effective upon the closing of the terms of the merger agreement. The purpose of current Liberté employees is to find a suitable acquisition candidate. Upon completion of the acquisition of USAuto, the need for existing Liberté employees will be eliminated. The elimination of existing Liberté employees will have no additional effects on Liberté's operations, as historical revenues consist only of interest on cash and gains on sales of real estate, which are coordinated by a third party consultant. Also represents the addition of $250 under a new advisory agreement with Donald J. Edwards. See "Management—Separation

  Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance and advisory services agreements.

(d)
Represents the amortization of identified intangible assets with finite useful lives (policy renewals and customer contracts) on a straight-line basis over estimated useful lives between one and four years.

(e)
Represents the additional income tax expense that would have been incurred as a result of the change in status of certain USAuto subsidiary companies from S corporation to C corporation. (Pro forma income tax expense includes $4,444 in non-cash expense due to the expected utilization of available NOL carryforwards.)

(f)
Pro forma basic weighted average number of common shares includes historical shares of Liberté outstanding, plus approximately 12,500 shares of common stock issued as a result of the rights offering and 13,250 shares of common stock issued in the acquisition of USAuto. In addition, there is additional contingent consideration of 750 shares of common stock issuable if certain financial targets are reached for the year ended December 31, 2004. If such additional shares had been issued at the beginning of the period, pro forma diluted net income per share would still be $0.19 per share.

(g)
Pro forma diluted weighted average number of common shares includes the pro forma basic shares described above in note (f) plus the dilutive effect of outstanding Liberté stock options (calculated using the treasury stock method) of 619.4 shares and the dilutive effect of option grants to be awarded to Liberté executives concurrently with the rights offering of 509.9 shares.

  In addition to the adjustments presented, we expect to incur the following non-recurring charges within twelve months following the transaction:

Severance for Liberté employees	$2,538
Non-cash stock option compensation as a result of outstanding options fully vesting at the close of the transaction	3,160

Total charges	5,698
Tax benefit	527

Net charge	$5,171

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended September 30, 2003

	Liberté Historical	USAuto Historical	Adjustments		Pro Forma
	(in thousands, except per share amounts)
Revenues:
Investment income	$239	$233	$(88	)(a)	$384
Premiums earned	—	12,145	—		12,145
Commissions and fees	—	7,141	—		7,141
Claims servicing fees	—	647	—		647
Ceding commissions from reinsurers	—	2,387	—		2,387
Other	1,310	2	—		1,312

Total revenues	1,549	22,555	(88)		24,016
Expenses:
Compensation	355	3,863	50 (292	(b) )(c)	3,976
Other operating expenses	314	6,455	—		6,769
Losses and loss adjustment expenses	—	8,449	—		8,449
Amortization of other intangible assets	—	—	381	(d)	381

Total expenses	669	18,767	139		19,575

Income before income (loss) taxes	880	3,788	(227)		4,441
Income taxes	—	410	1,150	(e)	1,560

Net income (loss)	$880	$3,378	$(1,377)		$2,881

Basic net (loss) income per common share	$0.04				$0.06
Diluted net (loss) income per common share	$0.04				$0.06
Weighted average number of shares of common stock – basic(f)	20,589				46,339
Weighted average number of shares of common stock – diluted(g)	21,211				47,471
Cash dividends declared	—				—

(a)
To eliminate interest income of $88 that would not have been earned if the transaction had been completed at the beginning of the period (i.e., $28,000 net cash utilized in the acquisition at an average yield of 1.25%).

(b)
Represents net increase in salary expense of $50 to reflect new employment agreements with USAuto executives effective with the transaction. New salary agreements will result in salary of $200, compared to historical salary of $150 for these executives. In addition, it is anticipated that other operating expenses will be reduced by $200 to eliminate loan guarantee fees previously paid to Stephen J. Harrison and Thomas M. Harrison, Jr. Such guarantees will no longer be required following the transaction.

(c)
Represents elimination of Liberté compensation expense of $355 as all Liberté employees are terminated pursuant to the terms of the merger agreement effective upon the closing of the transaction. The purpose of current Liberté employees is to find a suitable acquisition candidate. Upon completion of the acquisition of USAuto, the need for existing Liberté employees will be eliminated. The elimination of existing Liberté employees will have no additional effects on Liberté's operations, as historical revenues consist only of interest on cash and gains on sales of real estate, which are coordinated by a third party consultant. Also represents the addition of $63 under a new advisory agreement with Donald J. Edwards. See "Management—Separation

  Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance and advisory services agreements.

(d)
Represents the amortization of identified intangible assets with finite useful lives (policy renewals and customer contracts) on a straight-line basis over estimated useful lives between one and four years.

(e)
Represents the additional income tax expense that would have been incurred as a result of the change in status of certain USAuto subsidiary companies from S corporation to C corporation. (Pro forma income tax expense includes $1,532 in non-cash expense due to the expected utilization of available NOL carryforwards.)

(f)
Pro forma basic weighted average number of common shares includes historical shares of Liberté outstanding, plus approximately 12,500 shares of common stock issued as a result of the rights offering and 13,250 shares of common stock issued in the acquisition of USAuto. In addition, there is additional contingent consideration of 750 shares of common stock issuable if certain financial targets are reached for the year ended December 31, 2004. If such additional shares had been issued at the beginning of the period, pro forma diluted net income per share would still be $0.06.

(g)
Pro forma diluted weighted average number of common shares includes the pro forma basic shares described above in note (f) plus the dilutive effect of outstanding Liberté stock options (calculated using the treasury stock method) of 621.7 shares and the dilutive effect of option grants to be awarded to Liberté executives concurrently with the rights offering of 509.9 shares.

  In addition to the adjustments presented, we expect to incur the following non-recurring charges within twelve months following the transaction:

Severance for Liberté employees	$2,538
Non-cash stock option compensation as a result of outstanding options fully vesting at the close of the transaction	3,160

Total charges	5,698
Tax benefit	527

Net charge	$5,171

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
At September 30, 2003

	Liberté Historical	USAuto Historical	Offering Adjustments(a)	Purchase Adjustments(b)		Other Adjustments		Pro Forma
			(in thousands)
Assets:
Cash and cash equivalents	$58,027	$5,095	$49,734	$(76,000 (3,000	) )	—		$33,856
Investments, available for sale	—	33,246	—	—		—		33,246
Premiums receivable from policyholders and agents	—	26,163	—	—		—		26,163
Prepaid reinsurance premiums	—	13,032	—	(3,655)		—		9,377
Deferred tax assets:
Gross deferred tax asset	79,332	1,007	—	—		199 2,333 328	(e) (c) (d)	83,199
Valuation allowance	(79,332)	—	—	—		38,944	(c)	(40,388)

Deferred tax asset, net	—	1,007	—	—		41,804		42,811
Property and equipment	222	2,863	—	—		(222	)(d)	2,863
Other assets	2,149	14,759	(108)	(480)		—		16,320
Identifiable intangible assets	—	—	—	7,530		—		7,530
Goodwill	—	3,397	—	(3,397 137,055)		(41,277	)(c)	95,778

Total assets	$60,398	$99,562	$49,626	$58,053		$305		$267,944

Liabilities and Stockholders' Equity:
Loss and loss adjustment expense reserves	$—	$21,120	$—	$—		$—		$21,120
Unearned premiums	—	28,174	—	(1,687)		—		26,487
Amounts due to reinsurers	—	10,144	—	—		—		10,144
Notes payable to bank	—	8,217	—	—		—		8,217
Other liabilities	1,341	10,072	—	(1,968 1,181)		2,538	(d)	13,164

Total liabilities	1,341	77,727	—	(2,474)		2,538		79,132
Stockholders' Equity:
Common Stock	206	1,500	125	132 (1,500)		—		463
Additional paid-in capital	312,486	6,178	49,501	(6,178 82,230)		3,160	(e)	447,377
Deferred compensation	(1,449)	—	—	—		1,449	(e)	—
Accumulated deficit	(252,186)	—	—	—		(2,432 (4,410	)(d) )(e)	(259,028)
Accumulated other comprehensive income:
Net unrealized appreciation on investments	—	554	—	(554)		—		—
Retained earnings	—	13,603	—	(13,603)		—		—

Total stockholders' equity	59,057	21,835	49,626	60,527		(2,233)		188,812

Total liabilities and stockholders' equity	$60,398	$99,562	$49,626	$58,053		$305		$267,944

Book value per share	$2.87	—	—	—		—		$4.07

  (a)
  Reflects the rights offering for approximately 12,500 shares of common stock at $4.00 per share, net of the estimated associated costs of $374, where rights offering proceeds are guaranteed under the backstop arrangement. All such proceeds are reflected as issuance of common stock since exercise of the subscription rights is required in order to close the acquisition of USAuto. In the event the acquisition does not close, no common stock will be issued and all proceeds of the rights offering will be returned.

  (b)
  Reflects acquisition of USAuto for 13,250 shares of common stock valued at $6.216 per share (the average closing price for the seven trading days beginning December 10, 2003 through December 18, 2003) and cash of $76,000, plus the capitalization of the associated legal and accounting costs estimated at $1,661. Also reflects a special cash dividend of $3,000 to be paid by USAuto to its current shareholders immediately prior to closing. In addition, there is additional contingent consideration of 750 shares of common stock issuable if certain financial targets are reached for the year ended December 31, 2004.

Purchase price adjustments are summarized as follows:
Net tangible assets of USAuto (historical basis)	$18,438
Dividend to existing USAuto shareholders	(3,000)
Fair value adjustments:
Prepaid reinsurance premiums	(3,655)
Unearned premiums	1,687
Other liabilities	1,968
Identifiable intangible assets, at fair value:
Policy renewals	590
Customer contracts	1,370
State licenses	1,500
Trademark and trade name	4,070
Goodwill	137,055

Net assets acquired	$160,023

        Under purchase accounting, the fair value of loss and loss adjustment expense reserves and related reinsurance recoverables was estimated based on the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, and included a profit and risk margin. In determining the fair value estimate, we adjusted USAuto's historical GAAP undiscounted net loss reserves to present value assuming a 1.5% discount rate, which approximated the two-year U.S. Treasury rate as of September 30, 2003. The discounting pattern was actuarially developed from USAuto's historical loss data. A profit and risk margin was applied to the discounted loss reserves to reflect our estimate of the cost USAuto would incur to reinsure the full amount of their net loss and loss adjustment expense reserves with a third party reinsurer. This margin was based upon our assessment of the uncertainty inherent in the net loss reserves and our knowledge of the reinsurance marketplace.

        We determined that there was no material difference between USAuto's historical carrying basis of the loss and loss adjustment expense reserves and reinsurance recoverables and their fair value at September 30, 2003.

        Deferred acquisition costs were eliminated against unearned premiums to arrive as the estimated fair value of unearned premiums. Likewise, deferred ceding commissions were eliminated against prepaid reinsurance premiums to arrive at the estimated fair value of prepaid reinsurance premiums.

        We retained the services of a third party to assist with the identification and valuation of the assets and liabilities of USAuto, including intangible assets with definite useful lives, as listed above.

  (c)
  Represents increase in deferred tax asset and related valuation allowance due to a change in the effective tax rate from 34% to 35%. Also represents reduction in valuation allowance for deferred tax assets associated with federal income tax NOL carryforwards. Liberté has NOLs available for carryforward of $223,000, of which $118,000 is anticipated to be utilized prior to expiration. These amounts are based on our internally prepared projected operating results through 2012, at which time substantially all of the tax operating loss carryforwards will have expired. The $118,000 reduction in valuation allowance on Liberté's deferred tax asset is used to reduce the goodwill resulting from the acquisition, as prescribed by Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

  (d)
  Recognition of liability associated with payments for severance agreements with Liberté's existing employees. Such employees will be terminated immediately upon closing of the transaction pursuant to the terms of the transaction. Also reflects transfer of current Liberté fixed assets to a new entity controlled by Donald J. Edwards pursuant to the terms of his separation agreement. See "Management—Separation Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance agreements.

  (e)
  Recognition of effects on equity accounts and tax effect of the immediate vesting of Liberté's outstanding employee stock options. Options to acquire 2,833.7 shares of Liberté common stock previously granted to existing executives of Liberté will immediately vest upon close of the transaction. In addition, options to acquire 1,275 shares of Liberté common stock will be granted to existing executives as a result of the stock rights offering, in fulfillment of the anti-dilution provision of their stock option agreements. The additional options will also immediately vest upon the close of the transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The information contained in this section should be read in conjunction with Liberté's and USAuto's consolidated financial statements and related notes and the information contained elsewhere in this joint proxy statement/prospectus under the caption "Selected Consolidated Financial Information and Other Data."

General

        Our consolidated financial statements in the future will vary in important respects from our historical consolidated financial statements.

        The acquisition of USAuto will be accounted for using the purchase method of accounting. The consideration consists of $76.0 million in cash, 13,250,000 shares of our common stock that will be issued at the time of the closing of the acquisition of USAuto and up to an additional 750,000 shares that may be issued at a later date if certain financial targets are reached. As a result, the aggregate purchase price for USAuto's equity (including estimated transaction expenses) of $160.0 million will be allocated to the tangible and intangible assets acquired and the liabilities assumed based upon their respective fair values as of the date of the acquisition. The allocation of the purchase price of the assets acquired in the acquisition will result in an increase to our amortization expense of approximately $1.5 million for the first year and an increase of $145,000 for the following three years.

        In addition, we will discontinue our efforts to acquire a business which will result in the elimination of the expenses incurred in this regard. We will, however, still incur expenses in connection with the ultimate disposition of our real estate portfolio.

        Moreover, our future operating results will be more reflective of those presented in the historical consolidated financial statements of USAuto operating as a fully integrated retailer, servicer and underwriter of non-standard personal automobile insurance.

        USAuto's future operating results will include the additional expense of Donald J. Edwards' separation agreement and the advisory services agreement with an entity controlled by Mr. Edwards. For a description of payments to be made to Mr. Edwards and his affiliate pursuant to his separation agreement and the advisory services agreement, please see "Management—Separation Agreement and Advisory Services Agreement." In addition, annual loan guarantee payments of $800,000 to certain USAuto stockholders will be discontinued.

Liberté Results of Operations

Three Months Ended September 30, 2003 Compared With Three Months Ended September 30, 2002

        Net income for the three months ended September 30, 2003 was $880,000 as compared to a net loss of $441,000 for the same period in 2002. The change in operating results for the three months was due to various factors discussed below.

        Interest income related to interest-bearing deposits in banks decreased to $239,000 for the three months ended September 30, 2003 from $291,000 for the same period in 2002. This decrease is due to significantly lower interest rates on our interest-bearing deposits during the three months ended September 30, 2003 versus the three months ended September 30, 2002. Cash and cash equivalents increased from $57.3 million at September 30, 2002 to $58.0 million at September 30, 2003 primarily due to proceeds received for the sale of real estate.

        Gains on the sales of foreclosed real estate for the three months ended September 30, 2003 were $1.3 million as compared to $234,000 for the same period in 2002. The gain on sale of real estate represents proceeds received from the sale of foreclosed real estate in excess of carrying value. The gains recognized for the three months ended September 30, 2003 were from the sales of 12.2 acres in San Antonio, Texas. The gain recognized for the three months ended September 30, 2002 was from the sale of 51.57 acres in San Antonio, Texas.

        There was a loss on the write-down of foreclosed real estate of $124,000 for the three months ended September 30, 2002. We recorded a write-down on the book values of three parcels of land in San Antonio, Texas to adjust for decreased market values on the properties, due to a softening of the local real estate market as well as the continued general economic downturn.

        Legal, audit and advisory fees were $52,000 for the three months ended September 30, 2003 as compared to $161,000 for the three months ended September 30, 2002. Legal expenses were higher for the three months ended September 30, 2002 due to the legal fees associated with the drafting of documents related to the employment of Donald J. Edwards, as well as legal costs associated with the drafting of our 2002 Incentive Plan.

        General and administrative expense increased to $130,000 for the three months ended September 30, 2003 from $98,000 for the three months ended September 30, 2002. The increase is primarily due to the rent on additional office space and increased travel expenses.

Fiscal Year Ended June 30, 2003 Compared With Fiscal Year Ended June 30, 2002

        A net loss of $1.9 million was recorded for the year ended June 30, 2003 as compared to net income of $480,000 for the year ended June 30, 2002.

        Interest income on interest-bearing deposits in banks decreased to $1.1 million for the year ended June 30, 2003 from $1.3 million for the year ended June 30, 2002. This decrease is primarily due to a continued decrease in interest rates. Unrestricted cash increased from $56.5 million at June 30, 2002 to $56.8 million at June 30, 2003 primarily due to interest earned on unrestricted cash accounts, proceeds from the sale of foreclosed real estate and proceeds from the sale of shares of our common stock.

        Gains on the sales of foreclosed real estate were $233,000 for the year ended June 30, 2003 as compared to $139,000 for the year ended June 30, 2002. The gains on sales of real estate represent proceeds received from the sale of foreclosed real estate in excess of carrying value. The gains recognized for the year ended June 30, 2003 and 2002 were from the sale of 58.6 acres and 59.4 acres, respectively, in San Antonio, Texas.

        Insurance expense was $151,000 for the year ended June 30, 2003 as compared to $102,000 for the year ended June 30, 2002. The increase reflects higher premiums on the insurance policies carried by us, primarily on the insurance policy covering directors and officers.

        Compensation and benefit expense was $1.8 million for the year ended June 30, 2003 as compared to $144,000 for the year ended June 30, 2002. The increased expense includes the addition of salary expense for our President and Chief Executive Officer and two other new employees. In addition, the salary expense for two employees had been shared with another company until November 2002, at which time we began to record the entire associated expense. The expense also includes $546,000 in non-cash compensation resulting from the issuance of common stock to Donald J. Edwards at a price less than the then current market value, as well as the grant of in-the-money stock options to Mr. Edwards and one other employee. The transactions with Mr. Edwards occurred in July 2002, in connection with Mr. Edwards' employment agreement with us. The grant of options to the other employee occurred in December 2002, under our 2002 Incentive Plan. Compensation and benefit expense also includes an accrual of $300,000 for management bonuses.

        Legal, audit and advisory fees were $381,000 for the year ended June 30, 2003 as compared to $157,000 for the year ended June 30, 2002. Legal expenses were higher for the fiscal year ended June 30, 2003 due to the legal fees associated with (i) the drafting of documents related to the employment of Donald J. Edwards, (ii) the drafting of documents related to options granted under our 2002 Incentive Plan, (iii) the implementation and compliance with certain regulations under the Sarbanes-Oxley Act of 2002 and (iv) the drafting and review of contracts for the sale of foreclosed real estate.

        Foreclosed real estate expenses decreased from $242,000 during the year ended June 30, 2002 to $202,000 for the same period in 2003. The higher expense in 2002 was primarily due to higher property taxes resulting from increases in tax value assessments on several of our properties.

        There was a loss on the write-down of foreclosed real estate of $142,000 for the year ended June 30, 2003. We recorded a write-down on the book values of certain parcels of land in San Antonio, Texas to adjust for decreased market values on the properties due to a softening of the local real estate market as well as the continued general economic downturn. No losses on write-downs of real estate were recognized in the same period in 2002.

        General and administrative expense increased from $224,000 during the year ended June 30, 2002 to $401,000 for the same period in 2003. The increase was primarily due to higher stockholder relations expense, increased expenses associated with travel for due diligence and additional rent expense for offices in New York and Chicago for the year ended June 30, 2003.

        Other assets increased from $235,000 at June 30, 2002 to $612,000 as of June 30, 2003, primarily due to capitalized costs related to the USAuto acquisition. Also see notes 1 and 11 to Liberté's consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Fiscal Year Ended June 30, 2002 Compared With Fiscal Year Ended June 30, 2001

        Net income for the year ended June 30, 2002 decreased to $480,000 from $2.5 million for the year ended June 30, 2001. This change in operating results is discussed below.

        Interest income on interest-bearing deposits in banks decreased to $1.3 million for the year ended June 30, 2002 from $2.9 million for the year ended June 30, 2001. This decrease is primarily due to a substantial decrease in interest rates. Unrestricted cash increased from $56.1 million at June 30, 2001 to $56.5 million at June 30, 2002 primarily due to interest earned on unrestricted cash accounts and proceeds from the sale of foreclosed real estate.

        Gains on the sales of foreclosed real estate were $139,000 for the year ended June 30, 2002 as compared to $378,000 for the year ended June 30, 2001. The gains on sales of real estate represent proceeds received from the sale of foreclosed real estate in excess of carrying value. The gains recognized for the year ended June 30, 2002 and 2001 were from the sale of 59.4 acres and 37.7 acres, respectively, in San Antonio, Texas.

        There was no material other income for the year ended June 30, 2002, a decrease from $21,000 for the year ended June 30, 2001. Other income for the year ended June 30, 2001 represented a distribution from a trust regarding an acquisition, development and construction loan made to Village Park Homes, Venture II, which was comprised of 55 lots in Fontana, California. We had foreclosed on the 55 lots in January 1998 and sold the 55 lots in September 1998.

        Legal, audit and consulting fees increased to $157,000 for the year ended June 30, 2002, from $123,000 incurred in the year ended June 30, 2001. The increase is primarily due to legal costs associated with the drafting of documents related to the employment of Donald J. Edwards, as well as legal costs associated with the drafting of our 2002 Incentive Plan.

        Franchise tax expense increased to $58,000 for the year ended June 30, 2002 from a credit of $21,080 for the year ended June 30, 2001. The credit in 2001 was due to the completion and settlement of an audit of Texas franchise tax returns for the years 1997 through 1999.

        Compensation and employee benefits expense was $144,000 for the year ended June 30, 2002, an increase from $83,000 for the year ended June 30, 2001. The increase in expense is due to the hiring of a contract employee.

        General and administrative expense increased to $224,000 for the year ended June 30, 2002 from $203,000 for the year ended June 30, 2001. The increase is primarily due to increased stockholder relations expense and increased business travel and meals expense.

Results of Operations of USAuto

Overview

        USAuto derives its revenues from selling, servicing and underwriting non-standard personal automobile insurance policies in six states. USAuto conducts its underwriting operations through two insurance company subsidiaries, USAuto Insurance Company, Inc. and Village Auto Insurance Company, Inc. USAuto conducts its sales and service operations through multiple subsidiaries that support its retail agents and act as MGAs for third-party insurance companies. USAuto's revenues are primarily derived from:

  •
  premiums earned from sales of policies issued by the insurance company subsidiaries, net of the portion of those premiums that are ceded to reinsurers;

  •
  commissions paid to the MGAs for selling and servicing policies sold on behalf of third-party insurance companies;

  •
  fee income, which includes policy and installment billing fees on policies written by both the insurance company subsidiaries and issued by MGAs for third-party insurance companies as well as fees for other ancillary services provided to insureds of USAuto and third-party insurance companies;

  •
  servicing fees paid to USAuto by third-party insurance companies to administer claims for policies sold by the MGAs;

  •
  commission income paid to it by reinsurers to whom it has ceded premiums; and

  •
  investment income earned on the invested assets of the insurance company subsidiaries.

        The following table presents the composition of total revenues for the periods presented by both amount and percentage.

	Year Ended December 31,						Nine Months Ended September 30,
	2000		2001		2002		2002		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
Revenues:
Premiums earned	$2,766	7.9	$7,207	15.8	$27,525	39.1	$19,332	37.2	$34,925	53.2
Commission income	10,571	30.1	12,964	28.5	12,286	17.4	9,728	18.7	7,061	10.8
Fee income	13,636	38.8	16,680	36.6	21,516	30.6	16,295	31.3	14,016	21.4
Claims servicing fees	4,861	13.8	5,605	12.3	3,511	5.0	2,781	5.3	2,076	3.2
Ceding commissions from reinsurance	3,099	8.8	2,808	6.2	5,161	7.3	3,635	7.0	6,885	10.4
Investment income	204	0.6	273	0.6	351	0.5	243	0.5	556	0.8
Net realized gains (losses)	—	0.0	(1)	0.0	49	0.1	22	0.0	101	0.2

Total revenues	$35,137	100.0	$45,536	100.0	$70,399	100.0	$52,036	100.0	$65,620	100.0

        Prior to 2001, USAuto through its subsidiaries operated primarily as an insurance company in Tennessee and exclusively as an MGA in Georgia. However, in September 2001, USAuto Insurance

Company, Inc. obtained an insurance company license in Georgia, and USAuto has since underwritten a portion of its Georgia business through its insurance company subsidiaries: USAuto Insurance Company Inc. and Village Auto Insurance Company Inc. USAuto conducts business in Alabama as an MGA because it does not have an insurance company license in Alabama. Nevertheless, USAuto does retain a portion of the underwriting risk in Alabama through an assumed reinsurance agreement.

        The non-standard personal automobile insurance industry is cyclical in nature. In the past, the industry has been characterized by periods of price competition and excess capacity followed by periods of high premium rates and shortages of underwriting capacity. If new competitors enter this market, existing competitors may attempt to increase market share by lowering rates. Such conditions could lead to reduced prices, which would negatively impact USAuto's revenues and profitability. However, USAuto believes that during 2002 and 2003, the underwriting results in the personal automobile insurance industry improved as a result of favorable pricing and competitive conditions that allowed for broad increases in rate levels by insurers. So long as such market conditions exist, it is possible that USAuto may experience an increase in its cost of reinsurance. Currently, however, USAuto has experienced only an insignificant increase in its cost of reinsurance.

        The following table presents the total gross premiums earned by state separately for policies written by the insurance company subsidiaries and for policies issued by the MGAs for third party insurance companies, for the periods presented.

	Years Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
Gross premiums earned:
Insurance company subsidiaries:
Georgia	$—	$1,286	$20,227	$12,787	$34,641
Tennessee	15,042	14,801	20,175	15,668	17,915
Mississippi	—	747	2,604	1,851	2,835
Ohio	—	—	355	77	2,400
Missouri	—	—	988	640	1,853

Total insurance company subsidiaries	$15,042	$16,834	$44,349	$31,023	$59,644

MGA:
Georgia	$47,385	$54,532	$40,018	$32,337	$16,475
Tennessee	121	437	135	132	1
Alabama	517	9,402	16,580	12,135	16,996

Total MGA	$48,023	$64,371	$56,733	$44,604	$33,472

        The following table presents net premiums earned by state, after the effects of ceded and assumed reinsurance for business written by the insurance company subsidiaries for the periods presented.

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(in thousands)
Net premiums earned:
Georgia	$—	$1,287	$12,547	$8,413	$19,272
Tennessee	2,766	4,978	10,664	7,995	9,219
Alabama	—	410	1,945	1,277	2,758
Mississippi	—	532	1,403	1,000	1,523
Ohio	—	—	199	55	1,223
Missouri	—	—	767	592	930

Total net premiums earned	$2,766	$7,207	$27,525	$19,332	$34,925

        USAuto's principal expenses are:

    •
    insurance losses and loss adjustment expenses (which are sometimes referred to as LAE) including estimates for losses incurred during the period and changes in estimates from prior periods related to direct and assumed non-standard personal automobile insurance, less the portion of those insurance losses and loss adjustment expenses that have been ceded to reinsurers; and

    •
    operating expenses that include selling, general and administrative, or SGA, costs including salaries, advertising, commissions and other expenses of USAuto's employee-agent distribution channel.

        The following ratios are presented for the insurance company subsidiaries for the periods presented as a measure of their overall underwriting profitability. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned, net of ceded reinsurance. Expense ratio is the ratio (expressed as a percentage) of operating expenses (reduced by ceding commissions from reinsurers and fee income received from insureds) to premiums earned. Combined ratio is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100, an insurance company cannot be profitable without sufficient investment income.

	Year Ended December 31,
			Nine Months Ended September 30, 2003
	2001	2002
Loss ratio	68.2%	72.5%	66.4%
Expense ratio	34.3	25.5	23.2

Combined ratio	102.5%	98.0%	89.6%

        USAuto's investment portfolio is generally highly liquid and consists substantially of readily marketable, investment grade, tax-free, municipal bonds. Most issues held are by political subdivisions in the states of Georgia and Tennessee, which enables USAuto's insurance company subsidiaries to obtain premium tax credits. Investment income is primarily comprised of interest earned on these securities, net of related investment expenses. Realized gains and losses on USAuto's investment portfolio may occur from time-to-time as changes are made to USAuto's holdings based upon changes in interest rates and changes in credit quality of securities held.

        USAuto's MGA operations are conducted through S Corporations for federal income tax purposes. S corporations are not liable for federal income taxes except in limited circumstances. Instead, items of income, loss, deduction and credit are passed through to their stockholders.

Nine Months Ended September 30, 2003 Compared With Nine Months Ended September 30, 2002

        Income before income taxes increased 10% to $13.5 million for the nine months ended September 30, 2003 from $12.3 million for the nine months ended September 30, 2002. Net income grew at a lesser rate to $11.1 million for the nine months ended September 30, 2003 from $10.6 million for the nine months ended September 30, 2002 as USAuto's effective tax rate increased from 13% to 18% because the proportion of its income earned from the insurance company subsidiaries increased and the proportion earned by its MGAs (which are taxed as S corporations) decreased.

        Total revenues increased 26% to $65.6 million for the nine months ended September 30, 2003 from $52.0 million for the nine months ended September 30, 2002. Such increase was driven by the fact that USAuto wrote more of its Georgia business through its insurance company subsidiaries which resulted in premiums earned (net of reinsurance) increasing to $34.9 million from $19.3 million. Likewise, as a result of shifting the insurance underwriting to its subsidiaries, commissions and claims servicing fees from third-party insurance companies declined and ceding commissions from reinsurers increased over this same period from $3.6 million to $6.9 million. Fee income decreased over this same period generally as a result of a decline in the sale of ancillary products.

        The loss and LAE ratio improved to 66.4% of premiums earned for the nine months ended September 30, 2003 from 73.7% for the nine months ended September 30, 2002 despite the adverse impact of a change in the estimate for losses and loss adjustment expenses incurred of approximately $1.3 million recognized during the nine months ended September 30, 2003. Loss and loss adjustment expenses also were impacted by approximately $0.4 million (net of reinsurance) for the nine months ended September 30, 2003 by severe storms in Tennessee.

        Operating expenses increased 13% to $28.0 million for the nine months ended September 30, 2003 from $24.8 million for the nine months ended September 30, 2002, primarily due to the increase in gross premiums earned by the combined MGA and insurance company operations. As a result of premium tax credits obtained by investing in Tennessee and Georgia municipal bonds, operating expenses were reduced by $937,000 and $463,000, respectively, for the nine months ended September 30, 2003 and 2002.

        Investment income increased to $556,000 for the nine months ended September 30, 2003 from $243,000 for the nine months ended September 30, 2002, primarily due to the increase in total investments held as a result of the growth of the insurance company subsidiaries. The weighted average tax-free investment yield for the portfolio was 3.14% at September 30, 2003 with a duration of 4.26 years. The yield for the comparable Lehman Brothers municipal bond index at September 30, 2003 was 2.56%.

Fiscal Year Ended December 31, 2002 Compared With Fiscal Year Ended December 31, 2001

        Income before income taxes increased 36% to $14.7 million for the year ended December 31, 2002 from $10.8 million for the year ended December 31, 2001. However, effective January 1, 2002, USAuto adopted Statement of Financial Accounting Standards No. 142, the effect of which was to discontinue amortization of USAuto's goodwill which was incurred in connection with the acquisition of its Georgia MGA operations in 1998. As a result, USAuto incurred a decrease in expenses of $905,000, which contributed to the increase in income before taxes.

        Net income increased by 26% to $12.7 million for the year ended December 31, 2002 from $10.2 million for the year ended December 31, 2001 as USAuto's effective tax rate increased to 14%

from 6% because the proportion of its income earned from the insurance company subsidiaries increased and the proportion earned by its MGAs (which are taxed as S corporations) decreased.

        Total revenues increased 55% to $70.4 million for the year ended December 31, 2002 from $45.5 million for the year ended December 31, 2001. Such increase was driven by the fact that USAuto wrote more of its Georgia business through its insurance company subsidiaries and because USAuto decreased the amount of quota reinsurance from 75% to 50% effective September 1, 2001, which reduced premiums ceded to reinsurers, and resulted in an increase in premiums earned (net of reinsurance) increasing to $27.5 million from $7.2 million. Likewise, as a result of underwriting more insurance through its subsidiaries, commissions and claims servicing fees from third-party insurance companies declined and ceding commissions from reinsurers increased over this same period from $2.8 million to $5.1 million. Fee income increased over the period as a result of the increase in premiums for the combined insurance company and MGA operations. Gross premiums earned by insurance companies grew 36% in Tennessee primarily based upon financial responsibility legislation enacted effective January 1, 2002. Such legislation requires Tennessee drivers to show proof of financial responsibility for an automobile accident and most choose to comply through the purchase of automobile liability insurance. Gross premiums earned for other insurance companies written by the MGA operations in Alabama grew 76% due to increased business production and the impact of policy renewals from 2000, the first year of operations in that state.

        The loss and LAE ratio increased to 72.5% of premiums earned for the year ended December 31, 2002 from 68.2% million for the year ended December 31, 2001. Losses and loss adjustment expenses for the year ended December 31, 2002 were impacted adversely by a change in the estimate for losses and loss adjustment expenses incurred of approximately $573,000.

        Operating expenses increased 25% to $34.8 million for the year ended December 31, 2002 from $27.9 million for the year ended December 31, 2001 generally due to the increase in gross premiums earned by the combined MGA and insurance company operations. As a result of premium tax credits obtained by investing in Tennessee and Georgia municipal bonds, operating expenses were reduced by $665,000 and $311,000, respectively, for the years ended December 31, 2002 and 2001.

        Investment income increased to $351,000 for the year ended December 31, 2002 from $273,000 for the year ended December 31, 2001, primarily due to the increase in total investments held as a result of the growth of the insurance company subsidiaries. The weighted average tax-free investment yield for the portfolio was 3.23% at December 31, 2002 with a duration of 4.3 years. The yield for the comparable Lehman Brothers municipal bond index at December 31, 2002 was 2.77%.

Fiscal Year Ended December 31, 2001 Compared With Fiscal Year Ended December 31, 2000

        Income before income taxes increased 7% to $10.8 million for the year ended December 31, 2001 from $10.2 million for the year ended December 31, 2000. Net income increased 9% to $10.2 million for the year ended December 31, 2001 from $9.4 million for the year ended December 31, 2000 as USAuto's effective tax rate (principally state income taxes) remained fairly constant.

        Total revenues increased 30% to $45.5 million for the year ended December 31, 2001 from $35.1 million for the year ended December 31, 2000. Such increase was driven in part by the first full year of MGA operations in Alabama which commenced business in September 2000. In addition, premiums earned (net of reinsurance) increased to $7.2 million from $2.8 million primarily as USAuto decreased the amount of its quota share reinsurance from 75% to 50% effective September 1, 2001, which reduced premiums ceded to reinsurers.

        The loss and LAE ratio was 68.2% of premiums earned for the year ended December 31, 2001 as compared to 74.6% for the year ended December 31, 2000.

        Operating expenses increased 32% to $27.9 million for the year ended December 31, 2001 from $21.2 million for the year ended December 31, 2000 generally due to the increase in gross premiums earned by the combined MGA and insurance company operations.

        Investment income increased to $273,000 for the year ended December 31, 2001 from $204,000 for the year ended December 31, 2000, primarily due to the increase in total investments held as the result of the growth of the insurance company subsidiaries.

Liquidity and Capital Resources

Liberté

        Our principal funding requirements are operating expenses, including legal, audit and consulting expenses incurred in connection with the evaluation of potential acquisition candidates and other strategic opportunities. We anticipate that our primary sources of funding operating expenses are proceeds from the sale of foreclosed real estate, interest income on cash and cash equivalents and cash on hand.

        Operating activities for the three months ended September 30, 2003 used $318,000 of cash compared to $186,000 used in the same period in 2002. In each of the periods, cash was used primarily for operating expenses, partially offset by interest income on cash in banks.

        Net cash provided by investing activities for the three months ended September 30, 2003 was $1.5 million compared to $525,000 provided in the same period in 2002. In each of the periods, cash was provided primarily by sales of foreclosed real estate.

        Net cash provided by financing activities totaled $500,000 for the three months ended September 30, 2002 due to the sale of 166,667 shares of the Company's common stock to Donald J. Edwards, in accordance with the terms and conditions of Section 4(h) of Mr. Edwards' Employment Agreement with the Company dated as of July 1, 2002. There were no cash flows from financing activities in the three months ended September 30, 2003.

        Operating activities for the year ended June 30, 2003 used $1.1 million of cash compared to $231,000 and $2.3 million provided in 2002 and 2001, respectively. Net cash used in the year ended June 30, 2003 was primarily for operating expenses, partially offset by interest income on cash in banks. Net cash provided by operations in the years ended June 30, 2002 and 2001 was primarily from interest income on cash in banks, partially offset by operating expenses.

        Net cash provided by investing activities for the year ended June 30, 2003 was $478,000 compared to net cash provided of $298,000 for the year ended June 30, 2002 and net cash provided of $475,000 for the year ended June 30, 2001. Net cash provided for 2003, 2002 and 2001 was primarily from sales of foreclosed real estate.

        Net cash provided by financing activities totaled $1.0 million for the year ended June 30, 2003 due to the sale of 333,333 shares of the our common stock to Donald J. Edwards, in accordance with the terms and conditions of Section 4(h) of his employment agreement with us dated as of July 1, 2002. Net cash used in financing activities totaled $122,000 for the year ended June 30, 2002 due to a cash dividend paid on June 28, 2002.

        Net cash used in financing activities totaled $2.5 million for the year ended June 30, 2001 due to a cash dividend paid on June 29, 2001. Total cash and cash equivalents were $56.8 million at June 30, 2003. On August 17, 1999, certain restrictions on issuing additional shares of common stock expired, which allows us to issue additional common stock to fund an acquisition. Prior to August 17, 1999, we were effectively precluded from issuing any additional shares of common stock for three years after the sale of common stock to Hunter's Glen/Ford in order to avoid restricting the use of our net operating loss carryforwards.

USAuto

        USAuto is organized as a holding company system with all of its operations being conducted by its insurance company and MGA subsidiaries. Accordingly, the holding company only receives cash through loans from financial institutions, the sale of common stock and dividends from subsidiaries. While there are no restrictions on the amount of dividends that may be paid from the MGA subsidiaries other than typical state corporation law requirements to avoid insolvency, state insurance laws limit the amount of dividends that may be paid from the insurance company subsidiaries. These limitations relate to policyholders' surplus and earnings. The maximum amount of dividends available for payment to the holding company during 2003 by the insurance company subsidiaries, without seeking regulatory approval, is $2.6 million. No dividends were paid for the nine months ended September 30, 2003. In addition, the NAIC Model Act for RBC provides formulas to determine the amount of statutory capital and surplus that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired; a low RBC ratio would prevent an insurance company from paying dividends. At December 31, 2002, both of the insurance company subsidiaries maintained an RBC level that would permit such subsidiaries to pay dividends and that is in excess of an amount that would require any corrective actions on USAuto's part.

        The insurance company subsidiaries' primary sources of funds are premiums and fee income received, ceding commissions from reinsurers, and to a lesser extent, investment income. Funds are used to pay claims, reinsurance premiums, operating expenses and income taxes, as well as purchase investments. The MGA subsidiaries' primary source of funds is commissions and fee income. Funds are used to pay operating expenses as well as dividends to the holding company necessary for interest and principal repayments under the terms of the indebtedness for borrowed money. The MGA subsidiaries' are S corporations for federal income tax purposes. S corporations are not liable for federal income taxes except in limited circumstances. Instead, items of income, loss, deduction and credit are passed through to their stockholders. To help provide for such taxes, funds from the MGA subsidiaries have been paid to the holding company as dividends to provide for cash distributions to USAuto's stockholders of $7.7 million in the first nine months of 2003, $9.7 million in 2002 and $8.5 million in 2001. USAuto had positive cash flow from operations of $18.1 million in the first nine months of 2003, $21.7 million in 2002 and $12.1 million in 2001. USAuto expects its cash flows to be positive in both the short-term and reasonably foreseeable future.

        In 2001, USAuto received $3.0 million in proceeds from a loan, of which $2.0 million was used to increase the policyholders' surplus of the insurance company subsidiaries to support additional premiums written and of which $1.0 million which was used for leasehold improvements for a new home office location.

        In 2002, USAuto received $5.0 million from the proceeds of common stock issued to its existing stockholders, and during the nine months ended September 30, 2003, USAuto received $5.0 million in proceeds from a loan. In both instances these funds were used to increase the policyholders' surplus of the insurance company subsidiaries to support additional premiums written.

        At December 31, 2002 and September 30, 2003, USAuto maintained cash of $4.3 million and $5.1 million, respectively, to meet payment obligations. It is not anticipated that the insurance company subsidiaries will be required to liquidate any of their investment portfolio to meet current obligations in both the short-term and reasonably foreseeable future.

Liberté Following the USAuto Acquisition

        After the contemplated USAuto acquisition, our liquidity and capital resources will be more reflective of those presented by USAuto as a fully integrated retailer, servicer and underwriter of non-standard personal automobile insurance.

        The contemplated USAuto acquisition will require cash of $76.0 million which will come from our current cash and cash equivalents of $58.0 million plus a portion of the $50.2 million received from the Rights Offering. After estimated severance payments of $2.5 million and transaction costs of $2.0 million, it is estimated that we will have $29.8 million available in cash and cash equivalents outside of the insurance company subsidiaries.

        Statutory guidelines suggest that the insurance company subsidiaries should not exceed a ratio of net premiums written to policyholders' surplus of 3 to 1. We believe that USAuto's insurance company subsidiaries will have sufficient financial resources available to support its net premium writings in both the short-term and reasonably foreseeable future. USAuto currently uses quota-share reinsurance to help maintain compliance with this ratio and may or may not continue to use such reinsurance in the future.

Critical Accounting Policies

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. As more information becomes known, these estimates and assumptions could change, thus having an impact on the amounts reported in the future. The following are considered to be the critical accounting policies for Liberté, USAuto and the combined entity after the contemplated USAuto acquisition.

Liberté

        Valuation of foreclosed real estate held for sale.    Foreclosed real estate held for sale is recorded at the lower of cost or fair value less estimated costs to sell, and is evaluated for impairment when events or changes in circumstances indicate such an evaluation is warranted. Cost is the carrying amount of the receivable at the time of foreclosure, net of any allowances. Valuation of foreclosed real estate held for sale involves a number of management assumptions relating to future economic events that could materially affect the determination of the ultimate value, and therefore, the carrying amounts of our real estate.

        We periodically review our portfolio of foreclosed real estate held for sale using current information including (i) independent appraisals, (ii) general economic factors affecting the area where the property is located, (iii) recent sales activity and asking prices for comparable properties and (iv) costs to sell and/or develop that would serve to lower the expected proceeds from the disposal of the real estate. Gains (losses) realized on liquidation are recorded directly to operations.

        Valuation of deferred tax asset.    Income taxes are maintained in accordance with SFAS No. 109, "Accounting for Income Taxes," whereby deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and operating loss and tax credit carryforwards and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. At September 30, 2003, our gross deferred tax asset was approximately $79 million and we had NOL carryforwards for federal income tax purposes of approximately $223 million. Valuation of the deferred tax asset is considered a critical accounting policy because the determination of our ability to utilize the asset involves a number of management assumptions relating to future operations and acquisition transactions that could materially affect the determination of the ultimate value, and therefore, the carrying amount of our deferred tax asset.

        Based on business activity prior to the contemplated USAuto acquisition, management believed it was more likely than not that we would not realize the benefits of the loss carryforwards. Therefore, a full valuation allowance had been established. Also see note 6 of the consolidated financial statements of Liberté included elsewhere in this joint proxy statement/prospectus.

USAuto

        Losses and Loss Adjustment Expense Reserves.    Months and sometimes years may elapse between the occurrence of an automobile accident covered by one of USAuto's policies, reporting of the accident and the payment of the claim. USAuto records a liability for estimates of losses that will be paid for accidents that have been reported, which is referred to as case reserves. In addition, since accidents are not always reported when they occur, USAuto estimates liabilities for accidents that have occurred but have not been reported, which are referred to herein as "incurred but not reported," or IBNR reserves.

        USAuto is directly liable for loss and loss adjustment expenses under the terms of the insurance policies that the insurance company subsidiaries underwrite. Each of the insurance company subsidiaries establishes a reserve for all of its unpaid losses and loss adjustment expenses, including case and IBNR reserves, and estimates for the cost to settle the claims. USAuto relies primarily on historical loss experience in determining reserve levels, on the assumption that historical loss experience provides a good indication of future loss experience. USAuto also considers various other factors, such as inflation, claims settlement patterns, legislative activity and litigation trends. USAuto continually monitors these estimates and as experience develops or new information becomes known, increases or decreases the level of its reserves in the period in which changes to the estimates are determined. Accordingly, the actual losses and loss adjustment expenses may differ materially from the estimates USAuto has recorded. Also see "Business of USAuto—Loss and Loss Adjustment Expense Reserves."

        Effect of Future Cancellations.    The insurance policies that USAuto writes on behalf of other insurers for which it receives a commission are subject to being cancelled by the policyholder prior to the policy expiration date. As a result, USAuto estimates the effect of future cancellations in determining the amount of commission that is recorded in the consolidated financial statements. USAuto uses historical cancellation rates that are updated quarterly to estimate future cancellations with the effect of any changes in our estimates recorded in the period in which the change in the estimate is determined. However, actual cancellations may differ materially from the cancellation estimates that we used based upon changes in policyholder behavior.

Liberté Following the USAuto Acquisition

        It is anticipated that the above items will continue to be critical accounting policies subsequent to the contemplated acquisition of USAuto. In addition, the following is also anticipated:

        Valuation of deferred tax asset.    Based upon our estimates of our future taxable income after the contemplated USAuto acquisition, we would reduce our deferred tax valuation allowance by approximately $41.3 million. Realization of this deferred tax asset is dependent upon our generation of sufficient taxable income in the future. If future taxable income is not sufficient to recover the deferred tax assets, the maximum charge to provision for income taxes will be $41.3 million. If we generate sufficient future taxable income to fully utilize the deferred tax assets as of September 30, 2003, the maximum benefit for income taxes will be $40.4 million.

        Goodwill.    The contemplated USAuto acquisition will result in goodwill of approximately $95.8 million, subject to increase in the event additional shares are issued pursuant to the terms of the merger agreement. Goodwill represents the excess of the purchase price over the fair value of the net assets of USAuto. The contemplated USAuto acquisition will also result in other identifiable intangible assets of $7.5 million. As required by SFAS No. 142, we will perform an annual impairment test of goodwill and identifiable intangible assets with indefinite lives. If impairment indicators exist between the annual testing periods, management will perform an interim impairment test. Should either an annual or interim impairment test determine that the fair value of USAuto is below the carrying value, a write-down of these assets for USAuto will be required. In evaluating whether impairment exists, management also considers the fair value in excess of the carrying value for certain assets.

Off-Balance Sheet Arrangements

        Neither we nor USAuto has any off-balance sheet arrangements (other than operating leases) or financing activities with special-purpose entities.

Contractual Obligations Relating to Liberté and USAuto

Liberté

        Our wholly-owned subsidiary, LNC Holdings Inc., or LNC, owns approximately 40 acres of land located in Arlington, Texas, which is encumbered by property tax liens totaling approximately $1.6 million, including penalties and interest.

        On April 16, 1997, LNC received a notice of judgment from the City of Arlington with regard to the delinquent taxes through that date. On June 28, 2001, LNC received an additional notice of judgment from the City of Arlington with regard to the delinquent taxes from 1997 through that date. LNC notified the City of Arlington that it would execute a deed without warranty to allow the taxing units to obtain title to the property. No response has been received. LNC has accrued property taxes and related penalties and interest for calendar years 1996 through 2002 and for the nine-month period ended September 30, 2003 totaling $385,000. Our management believes that resolution of the delinquent tax issue with the taxing authorities will not result in a material adverse impact on our financial condition.

        We entered into an operating lease dated May 16, 1997 relating to our principal executive offices in Dallas, Texas. On February 15, 2000, we signed a renewal option on the operating lease regarding our principal executive offices. The renewal expires December 31, 2003, contains an additional renewal option and requires us to pay a proportionate share of operating expenses of the building. Beginning January 1, 2003, we have been reimbursed for approximately 75% of our rental payments by Hunter's Glen/Ford for the use of our offices by Hunter's Glen/Ford employees. In addition, we have entered into other operating leases for office equipment.

        We entered into an operating lease dated January 13, 2003 relating to additional executive offices in Chicago, Illinois. The lease commenced September 1, 2003 and expires July 31, 2008, contains an additional renewal option and requires us to pay a proportionate share of operating expenses of the building. The lease also contains a provision for us to lease temporary space, which began January 19, 2003 and continued until August 31, 2003. In addition, we have entered into other operating leases for office equipment in Chicago.

        Future minimum lease payments under these leases, including the amount expected to be reimbursed by Hunter's Glen/Ford of approximately $30,000, are as follows:

Year Ended June 30,	Amount
2004	$137,773
2005	112,526
2006	114,786
2007	117,052
2008	119,418
Thereafter	9,968

Total future minimum rentals	$611,523

        In July 2002, the our board of directors elected Donald J. Edwards of Chicago, Illinois, President and Chief Executive Officer of Liberté. Mr. Edwards is employed by us pursuant to a five-year employment agreement which provides for an annual base salary of $500,000, plus an annual bonus to be determined by our board of directors. See "Management—Employment Agreements" for a more detailed description of Mr. Edwards' employment terms.

USAuto

        USAuto is committed under various operating lease agreements for office space (both its home office and its 114 retail locations) and certain office and computer equipment. Future minimum lease payments under these agreements as of December 31, 2002 were as follows:

Year Ended December 31,	Amount
2003	$1,704,230
2004	1,361,311
2005	776,685
2006	498,135
2007	481,212
Thereafter	2,061,072

Total	$6,882,645

        The maturities of USAuto's notes payable as of December 31, 2002 were as follows:

Year Ended December 31,	Amount
2003	$1,469,957
2004	2,690,063
2005	900,000

Total	$5,060,020

        There are no conditions other than basic default that would cause any of these obligations to become accelerated.

        USAuto currently has one-year employment agreements with Stephen J. Harrison and Thomas M. Harrison, Jr., which are automatically renewable, unless terminated as provided in the respective agreements, and provide for annual base salaries of $308,000.

Liberté Following the USAuto Acquisition

        Upon consummation of the USAuto acquisition, Donald J. Edwards will resign as President and Chief Executive Officer of Liberté and his employment agreement with us will be terminated. In connection therewith, we will enter into a separation agreement with Mr. Edwards and an advisory services agreement with an entity controlled by Mr. Edwards. See "Management—Separation Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance and advisory arrangements. Following the consummation of the USAuto acquisition, it is expected that Mr. Edwards will remain on the board of directors of Liberté.

        At closing, USAuto's employment agreements with the Stephen J. Harrison and Thomas M. Harrison, Jr. will be terminated and replaced by new employment contracts with us. See "Management—Employments Agreement" for a description of the terms of Stephen J. Harrison's and Thomas M. Harrison, Jr.'s employment agreements.

Related Party Transactions

        See "Certain Relationships and Related Transactions" for a description of related party transactions.

Quantitative and Qualitative Disclosures about Market Risk

        We have no exposure to interest rate risks nor do we have any foreign currency risk or derivative instruments.

        USAuto has an exposure to interest rate risk relating to its fixed maturity investments. Changes in market interest rates directly impact the market value of the fixed maturity securities. Some fixed income securities have call or prepayment options. This subjects USAuto to reinvestment risk as issuers may call their securities that USAuto reinvest the proceeds at lower interest rates. Exposure to interest rate risks is managed by adhering to specific guidelines in connection with the investment portfolio. USAuto exclusively invests in municipal bonds that have been rated "A" or better by Standard & Poors. At September 30, 2003, 98.6% of the portfolio is invested in securities rated "AA" or better by Standard & Poors and 100% in securities rated "A" or better by Standard & Poors. USAuto has not recognized any other than temporary losses on the investment portfolio. USAuto also utilizes the services of a professional fixed income investment manager.

        As of September 30, 2003, the impact of an immediate 100 basis point increase in market interest rates on USAuto's fixed maturities portfolio would have resulted in an estimated decrease in fair value of 4.2%, or approximately $1.4 million. As of the same date, the impact of an immediate 100 basis point decrease in market interest rates on USAuto's fixed maturities portfolio would have resulted in an estimated increase in fair value of 4.2%, or approximately $1.4 million.

Recent Accounting Pronouncements Relating to Liberté and USAuto

Liberté

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financial statements. Effective July 1, 2003 we adopted the prospective method provisions of SFAS No. 148.

USAuto

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. USAuto was required to adopt SFAS No. 145 on January 1, 2003. The adoption of SFAS No. 145 had no effect on USAuto's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. USAuto was required to adopt SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 146 had no effect on USAuto's financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for contracts entered into or modified after June 30,

2003. The adoption of SFAS No. 149 has had no effect on USAuto's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Originally, for nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2004. On November 7, 2003, the FASB issued FASB Staff Position 150-3 which deferred the implementation date of the provisions of SFAS No. 150 for mandatorily redeemable financial instruments that have fixed redemption dates and are redeemable for either fixed amounts or are determined by reference to an interest rate index, currency index, or another external index. The effective date of the provisions of SFAS No. 150 for these instruments was deferred until fiscal periods beginning after December 15, 2004. For all other financial instruments that are mandatorily redeemable the FASB deferred indefinitely the provisions of SFAS No. 150. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The initial adoption of SFAS No. 150 had no effect on USAuto's financial position, results of operations or cash flows. USAuto does not expect the adoption on January 1, 2005 of the provisions relating to mandatorily redeemable financial instruments to have any effect on USAuto's financial position, results of operations or cash flows.

        In November 2002, the FASB issued Financial Interpretation ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of FASB Statements Nos. 5, 57, and 107 and rescission of FASB interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 has had no effect on USAuto's financial position, results of operations, cash flows or financial statement disclosures.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities", an interpretation of APB No. 51. FIN 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. For variable interest entities created after January 31, 2003, the adoption of FIN 46 had no effect on USAuto's financial position, results of operations or cash flows as USAuto has not obtained an interest in an entity since that date. For variable interest entities acquired before February 1, 2003, USAuto has concluded that it is not required to consolidate or disclose information about a variable interest entity.

BUSINESS OF LIBERTÉ

        Liberté is a Delaware corporation which was organized in April 1996 in order to effect the reorganization of the Trust, pursuant to which the Trust contributed its assets to us and received all of our outstanding common stock, par value $0.01 per share. The Trust then distributed to its stockholders, in redemption of all outstanding shares of beneficial interest in the Trust, our shares. We assumed all of the Trust's assets and outstanding liabilities and obligations. Thereafter, the Trust was terminated.

        Since August 1996, we have been actively pursuing opportunities to acquire one or more operating companies in order to increase value to existing stockholders and provide us with a new focus and direction. To that end, in July 2002, our board of directors elected Donald J. Edwards of Chicago, Illinois, as our President and Chief Executive Officer. Mr. Edwards has extensive experience in acquisitions and is employed by us pursuant to a five-year employment agreement. See "Management—Employment Agreements" for a description of Mr. Edwards' employment terms. Upon consummation of the USAuto acquisition, it is anticipated that Mr. Edwards will resign as President and Chief Executive Officer of Liberté and his employment agreement with us will be terminated. In connection therewith, we will enter into a separation agreement with Mr. Edwards and an advisory services agreement with an entity controlled by Mr. Edwards. See "Management—Separation Agreement and Advisory Services Agreement" for a description of the terms of Mr. Edwards' severance and advisory arrangements. Following the consummation of the USAuto acquisition, it is expected that Mr. Edwards will remain on the board of directors of Liberté.

        After giving effect to the USAuto acquisition, our business will largely be that of USAuto. For more information about the business of USAuto, see "Business of USAuto."

Portfolio Review

        At September 30, 2003, we owned foreclosed real estate totaling $1.4 million, which was classified as nonearning.

        Foreclosed real estate consisted of three properties, all of which are held for sale. The foreclosed real estate held by us at September 30, 2003 consisted of undeveloped land located in Texas.

Federal Income Tax

        Effective July 1, 1993, the Trust no longer qualified as a real estate investment trust as defined by the Code. Subsequently, we were organized in 1996 as a Delaware corporation in order to effect the reorganization of the Trust by a merger with us. Accordingly, we are subject to U.S. federal income taxes.

        At September 30, 2003, we had NOL carryforwards for federal income tax purposes of approximately $223 million, which are available to offset future federal taxable income subject to the limitation described above under "Risk Factors." These carryforwards will expire in 2005 through 2023.

Personnel

        At September 30, 2003, we had five employees. We engage real estate consultants as needed with regard to real estate-related matters and utilize independent accountants and legal advisors as needed when evaluating potential acquisitions.

Properties

        Our principal executive offices are located at 200 Crescent Court, Suite 1365, Dallas, Texas and are occupied under a lease agreement expiring December 31, 2003. Following our hiring of Donald J. Edwards in July 2002, we leased office space in Chicago, Illinois. Following consummation of the USAuto acquisition, we intend to relocate our principal executive offices to USAuto's current headquarters located at 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

Legal Proceedings

        We are not currently involved in any legal proceedings.

BUSINESS OF USAUTO

General

        USAuto is a retailer, servicer and underwriter of non-standard personal automobile insurance currently doing business in six states and licensed as an insurer in 12 additional states. USAuto's total revenues, reported on a GAAP basis, increased from $35.1 million in 2000 to $70.4 million in 2002. Income before taxes increased from $10.2 million in 2000 to $14.7 million in 2002. (Income before taxes is presented rather than net income because USAuto and several of its subsidiaries are S corporations for federal income tax purposes and taxes are paid by USAuto's current stockholders instead of by USAuto. Had these subsidiaries not been S corporations, USAuto's effective tax rates during this period would have ranged from approximately 37% to 40%.). Total revenues and net income before taxes for the first nine months of 2003 were $65.6 million and $13.5 million, respectively, representing increases of 26% and 10%, respectively, over the first nine months of 2002.

        USAuto began as an independent retail insurance agency and has maintained its consumer-focused orientation as it has grown. USAuto established its current business model in October 1995 when it organized and capitalized USAuto Insurance Company, Inc. in Tennessee to begin underwriting insurance for the 12 company-owned agencies then doing business under the name "Harrison Brothers." In November 1998, USAuto expanded outside of Tennessee with the acquisition of the Acceptance Insurance agencies, referred to as Acceptance, based in Marietta, Georgia. At the time, Acceptance had 25 retail locations throughout Georgia and, as an independent agency, sold insurance for 40 different companies. Currently, there are 53 Acceptance retail locations in Georgia, and all new policies are exclusively underwritten by subsidiaries of USAuto. Additional expansion has since been made by opening new retail locations under the Acceptance name in Alabama (September 2000), Mississippi (February 2001), Missouri (December 2001) and Ohio (June 2002).

        As of September 30, 2003, USAuto was transacting business as Acceptance in six states with 114 retail locations and 406 employees.

USAuto's Business Strategy

        USAuto has achieved growth as a provider of non-standard personal automobile insurance by adhering to a focused business model and disciplined execution of an efficient operating strategy. USAuto's business model includes the following core strategies:

  •
  Integrated System.    In order to meet the preference of its customers for convenient, personal service, USAuto has integrated the retail distribution, underwriting and service functions of personal automobile insurance into one system. By doing so, USAuto is able to provide prompt and personal service to meet effectively the insurance needs of its customers while capturing revenue that would otherwise be shared with several participants under a traditional non-integrated insurance business model. USAuto's integrated model is supported by both a point of sale agency and back office control systems.

  •
  Extensive Office Network.    USAuto emphasizes the use of employee-agents as the cornerstone of its customer relationship. USAuto has based it business strategy partially on the belief that its customers value face-to-face contact, speed of service and convenient locations; consequently, USAuto trains its employee-agents to cultivate client relationships and utilize real-time service and information enabled by access to USAuto's intranet system. USAuto owns and operates 114 retail sales offices staffed with its employee-agents and strategically located in their geographic markets to reach and service its customers.

  •
  Favorable Customer Payment Plans.    USAuto enables customers to initiate insurance coverage with a modest down payment that is equal to one month's premium payment. USAuto has designed its product based on this modest initial payment and believes that this favorable payment plan is a major factor in its success in meeting a market demand for low monthly insurance payments.

  •
  Strong Sales and Marketing.    USAuto builds brand recognition and generates valuable sales leads through extensive use of television advertising, Yellow Pages® and a broad network of neighborhood sales offices.

  •
  Efficient Technology Systems.    USAuto's information technology employees have developed technology systems that enable timely and efficient communication and data sharing among the various segments of USAuto's integrated operations. All of USAuto's neighborhood sales office computers transmit information directly to USAuto's central processing computer where policy information, customer profiles, risk assessment and underwriting criteria are entered into USAuto's database.

USAuto's Business Model

        USAuto believes that its success is largely due to its ability to identify and satisfy the needs of its target customers and to eliminate many of the inefficiencies associated with a traditional automobile insurance model. USAuto's senior executives have developed the USAuto business model by drawing on over 25 years of experience in the auto insurance industry. USAuto is a vertically integrated business which acts as the agency, servicer and underwriter of non-standard personal automobile insurance. USAuto's 114 company owned and operated retail locations in six states are staffed by USAuto by employee-agents who are connected to the USAuto intranet and exclusively sell insurance products either underwritten or serviced by USAuto.

        USAuto's vertical integration, combined with its conveniently located retail locations, enables it to control the point of sale and to retain significant revenue that would otherwise be lost in a traditional, non-integrated insurance business model. USAuto generates additional revenue by fully-servicing its book of business, which often allows it to collect policy, billing and other fees.

        USAuto's strategy is to offer its customers automobile insurance with low down payments in each individual marketplace, competitive equal monthly payments, convenient locations and a high level of personal contact. This strategy makes it easier for USAuto's customers to obtain automobile insurance, which in many instances is legally mandated. In addition, USAuto accepts customers for its insurance who have previously terminated coverage provided by USAuto without imposing any additional or onerous requirements on such customers. USAuto's estimated policy renewal rate is approximately 30% which is lower than the average renewal rate of standard personal automobile insurance providers. USAuto is able to calculate and accept a low down payment because all business is processed immediately through on-line access to its systems. USAuto's model and systems processing allows it to write efficiently and, when necessary, cancel insurance while minimizing potential for credit loss and strictly adhering to regulatory cancellation notice requirements.

        In addition to a low down payment and competitive monthly rates, USAuto offers customers valuable face-to-face contact and speed of service. Many of USAuto's customers prefer not to conduct business via the Internet or over the telephone. Approximately 85% of its customers choose to make their payments at USAuto's offices. For these consumers, USAuto's employee-agents are not only the face of the company but also the preferred interface for buying insurance.

        USAuto's ability to process business quickly and accurately gives the company an advantage over more traditional insurance companies that produce business using independent agents. USAuto's polices are issued at the point of sale, and applications are processed within two business days, as opposed to the two or more weeks that is often typical in the auto insurance industry. The traditional automobile insurance model typically involves interaction and paperwork exchange between insurance company, independent agent and premium finance provider. This complicated interaction presents numerous opportunities for miscommunication, delays or lost information. Accordingly, USAuto believes that its competitors who rely on the traditional model based upon independent agents cannot match USAuto's degree of efficiency in serving its targeted customer base.

        Another distinct advantage of the USAuto model over the traditional independent agency approach is the fact that USAuto's employee-agents offer a single non-standard insurance product as opposed to many products from many insurance companies. The typical independent agent selling non-standard personal automobile insurance generally has multiple non-standard insurance companies and premium finance sources from which to quote based on agent commission, price and other factors. This means that the insurance companies using the independent agent model must constantly compete to provide the most attractive agent commissions and absolute lowest prices to encourage the independent agent to sell their product. USAuto agents, on the other hand, sell USAuto's products exclusively. Therefore, USAuto does not have to compete for the attention of those distributing its product on the basis of agent commissions, price or other factors.

Personal Automobile Insurance Market

        Personal automobile insurance is the largest line of property and casualty insurance in the United States. We believe that, as of December 31, 2002, the size of the non-standard automobile market segment in the United States was approximately $30 billion representing approximately 20% of the total personal automobile insurance market. According to the Federal Highway Administration, the total number of registered motor-vehicles as of the end of 2001 was approximately 230.4 million. Personal automobile insurance provides drivers with coverage for liability to others for bodily injury and property damage and for physical damage to the driver's vehicle from collision and other perils. All but three states require drivers to buy a minimum amount of bodily injury and property damage insurance. The remaining states, one of which is Tennessee, have financial responsibility laws that are also generally complied with by drivers through the purchase of automobile liability insurance.

        Within the personal automobile insurance market, drivers can choose from various insurance products distinguished by the amount of coverage offered and the method of payment. The cost and availability of each product depends on the insurance risk profile of the driver, taking into account such factors as the driver's driving history, age, gender, location and type of vehicle.

        The market for personal automobile insurance is generally divided into three product segments: non-standard, standard and preferred insurance. Non-standard personal automobile insurance is designed to be attractive to drivers who prefer to purchase only the minimum amount of coverage required by law or to minimize the amount of required payment each payment period. The main customers in the non-standard personal automobile insurance segment are drivers who are unable or do not wish to secure insurance with standard insurance companies, due to costs, convenience or risk profile.

USAuto's Products

        USAuto's core business involves issuing automobile insurance policies to individuals who are categorized as "non-standard," based primarily on their inability or unwillingness to obtain coverage from standard carriers due to various factors, including their need for monthly payment plans, their failure to maintain continuous insurance coverage or their driving record. USAuto believes that a majority of its customers seek non-standard insurance due to their failure to maintain continuous coverage or their need for affordable monthly payments, rather than for poor driving records.

        The minimum automobile insurance limits per individual, per accident for bodily injury and per accident for property damage are $25,000, $50,000 and $25,000, respectively, in Georgia, $20,000, $40,000 and $10,000, respectively, in Alabama, and $25,000, $50,000 and $10,000, respectively, in

Tennessee. Comprehensive and collision policies are underwritten for the actual cash value of the insured's automobile less a policy deductible.

        The average six-month premium on policies currently in force is $750. USAuto allows customers to pay for their insurance with an initial down payment and five-equal monthly installments, which typically include a billing fee and a policy fee. USAuto believes that its target customers greatly prefer lower down payments and level monthly payments over the payment options traditionally offered by other non-standard providers. Because USAuto's proprietary technology enables USAuto to control all aspects of servicing its insurance policies, USAuto can generally cancel the policy of a customer who neglects to make a payment, while remaining within the regulatory cancellation guidelines.

        A single "Product Template" serves as a basis for USAuto's rates, rules and forms. Product uniformity greatly simplifies USAuto's business in providing speed to market when entering a new state, modifying an existing program or introducing a new one. In addition, USAuto's underwriters and claims adjusters only need to be trained in one basic set of underwriting guidelines and one basic auto policy, respectively, and programming and systems maintenance is simplified.

        In addition to non-standard personal automobile insurance, USAuto also offers its customers optional products and policies which provide ancillary reimbursements and benefits in the event of an automobile accident. Such products and policies generally provide reimbursements for medical expenses and hospital rooms as a result of injuries sustained in an automobile accident, automobile towing and rental reimbursement, reimbursement of bail bond premiums and ambulance services.

USAuto's Growth Strategy

        USAuto has experienced significant growth over the last three years in both total revenues and net income. It intends to continue such growth primarily through two strategies:

  •
  Increase the Number of Customers in Existing Geographic Markets. USAuto will work to continue to increase the number of customers through expanded advertising campaigns and the opening of new retail sales offices in those states where it currently does business.

  •
  Expansion into New Geographic Markets. USAuto currently operates in six states and is licensed as an insurer in an additional twelve states. USAuto may also to expand into those states where it currently has no presence through the opening of sales offices and through selective acquisitions of local agencies who write non-standard automobile insurance for other insurance companies.

Competition

        The non-standard personal automobile insurance business is highly competitive. Based upon data compiled from A.M. Best, USAuto believes that, as of December 31, 2002, ten insurance groups accounted for about 70% of the approximately $30 billion non-standard personal automobile insurance market segment. USAuto is not a member of these groups. USAuto believes that its primary insurance company competition comes not only from national companies or their subsidiaries but also from non-standard insurers and independent agents that operate in a specific region or state. USAuto competes against independent agencies that market insurance on behalf of a number of insurers by selling insurance policies through its own neighborhood sales offices staffed by its own employee-agents. USAuto competes with these other insurers on factors such as initial down payment, availability of monthly payment plans, price, customer service and claims service. Allstate Insurance Company, Progressive Corporation and Direct General Corporation are all significant providers of non-standard personal automobile insurance in Alabama, Georgia and Tennessee and constitute USAuto's largest competitors.

Marketing and Distribution

        USAuto's marketing strategy is based on promoting brand recognition of its product and encouraging prospective customers to visit one of its 114 retail locations. USAuto's advertising strategy combines low-cost television advertising with local print media advertising, such as the Yellow Pages®.

        USAuto's product is distributed through its retail sales office. USAuto believes that the local office concept is very attractive to most of its customers, as they desire face-to-face assistance that they cannot receive over the telephone or the Internet. Accordingly, all advertisements promote local phone numbers that are answered at either the local retail office or at USAuto's Nashville customer service center. Quotes are provided over the telephone highlighting the low down payment and monthly payments, and prospective customers are directed to the nearest local retail office to complete an application. The entire sales process can be completed at the local retail office where the down payment is collected and a policy issued. Future payments can be made either at the local office or mailed to the Nashville customer service center.

        Approximately 90% of USAuto's revenue is derived from retail locations owned and operated by USAuto. However, in select geographic areas in Tennessee, business is produced for the company by four independently-owned insurance agencies. Although these agencies operate under their own name and transact other insurance business, they are contracted to write all of their non-standard automobile business through USAuto and in return are given access to USAuto's intranet and systems so that they function much like USAuto's own retail locations.

Underwriting and Pricing

        USAuto's underwriting and rating systems are fully automated, including on-line driving records, where available. USAuto believes that its automated underwriting and pricing controls provide a significant competitive advantage to the company because these controls give it the ability to capture relevant pricing information, improve efficiencies, increase the accuracy and consistency of underwriting decisions and reduce training costs. USAuto's controls can be changed easily on a state-by-state basis to reflect new rates and underwriting guidelines necessary to compete effectively in its markets.

        USAuto sets premium rates based on the specific type of vehicle, garage location and the driver's age, gender, marital status, driving experience and location. It seeks to remain competitive and to maintain adequate rates to attract responsible drivers in the non-standard market. USAuto reviews loss trends in every state to identify changes in the frequency and severity of accidents and to assess the adequacy of its rates and underwriting standards. USAuto is committed to maintaining discipline in its pricing by adjusting rates, as necessary and permitted by applicable regulatory authorities, in order to maintain or improve underwriting profit margins in each market.

Claims Handling

        Non-standard personal automobile insurance customers generally have a higher frequency of claims than preferred and standard insurance customers. USAuto believes that one of the keys to its success is its focus on controlling the claims process and costs, thereby limiting losses. By managing the entire claims process in house, USAuto can quickly assess claims, identify loss trends early and manage against fraud. USAuto can also readily capture information that is useful in establishing loss reserves and determining premium rates. USAuto believes that its claims process is designed to promote expedient, fair and consistent claims handling, while controlling loss adjustment expenses.

        As of September 30, 2003, USAuto's claims operation had a staff of 106 employees, including adjusters, appraisers, re-inspectors, special investigators and claims administrative personnel. USAuto conducts its claims operations out of its Nashville office. Its employees handle all claims from the initial report of the claim until the final settlement. USAuto believes that its employment of salaried claims personnel, including appraisers and adjusters, and its control of the entire claims process results in improved customer service, lower loss payments and lower loss adjustment expenses. In territories where it does not believe a staff appraiser would be cost-effective, USAuto utilizes the services of independent appraisers to inspect physical damage to automobiles. The work of independent appraisers is supervised by regional staff appraisal managers.

        While USAuto is strongly committed to settling promptly and fairly the meritorious claims of its customers and claimants, USAuto is equally committed to defending against non-meritorious claims. Litigated claims and lawsuits are primarily managed by one of USAuto's specially trained litigation adjusters. Suspicious claims are referred to a special investigation unit.

        When a dispute arises, USAuto seeks to minimize its claims litigation defense costs by attempting to negotiate flat-fee representation with outside counsel specializing in automobile insurance claim defense. USAuto believes that its efforts to obtain high quality claims defense litigation services at a fixed or carefully controlled cost have helped USAuto control claims losses and expenses.

Loss and Loss Adjustment Expense Reserves

        Automobile accidents generally result in insurance companies paying amounts to individuals or companies to compensate for physical damage to an automobile or other property and/or an injury to a person. Months and sometimes years may elapse between the occurrence of an accident, report of the accident to the insurer and payment of the claim. Insurers record a liability for estimates of losses that will be paid for accidents reported to it, which are referred to herein as case reserves. In addition, because accidents are not always reported promptly upon the occurrence, insurers estimate their IBNR reserves.

        USAuto is directly liable for loss and loss adjustment expenses under the terms of the insurance policies underwritten by its insurance company subsidiaries. Each of the insurance company subsidiaries establishes a reserve for all unpaid losses and LAE, including case and IBNR reserves and estimates for the cost to settle the claims. USAuto relies primarily on historical loss experience in determining reserve levels on the assumption that historical loss experience provides a good indication of future loss experience. USAuto also gives consideration to various factors, such as inflation, historical claims, settlement patterns, legislative activity and litigation trends. USAuto continually monitors these estimates and, if necessary, increases or decreases the level of its reserves as experience develops or new information becomes known.

        USAuto believes that the liabilities that it has recorded for unpaid losses and loss adjustment expenses are adequate to cover the final net cost of losses and loss adjustment expenses incurred to date. USAuto periodically reviews its methods of establishing case and IBNR reserves and updates its estimates. Its actuarial staff performs quarterly comprehensive reviews of reserves and loss trends.

        The following table presents development information on changes in reserves for losses and loss adjustment expenses of USAuto's insurance company subsidiaries for the periods indicated.

Reserves for Losses and Loss Adjustment Expenses

	Year ended December 31,			Nine Months Ended September 30, 2003
	2000	2001	2002
	(in thousands)
Balance at beginning of period, gross	$4,030	$3,414	$4,293	$12,661
Less: reinsurance recoverable	(3,030)	(2,496)	(2,192)	(5,383)

Balance at beginning of period, net	1,000	918	2,101	7,278

Provision for losses and LAE occurring during:
Current period	2,517	4,925	19,382	21,891
Prior periods	(454)	(11)	573	1,312

Total	2,063	4,914	19,955	23,203

Loss and LAE payments for claims occurring during:
Current period	1,810	3,134	12,755	12,639
Prior periods	335	597	2,023	5,481

Total	2,145	3,731	14,778	18,120

Balance at end of period, gross	3,414	4,293	12,661	21,120
Less: reinsurance recoverable	(2,496)	(2,192)	(5,383)	(8,759)

Balance at end of period, net	$918	$2,101	$7,278	$12,361

        The following table presents the development of reserves, net of reinsurance, from 1995 (USAuto's year of inception) through 2002. The top line of the table presents the reserves at the balance sheet date for each of the years indicated. This represents the estimated amounts of losses and loss adjustment expenses for claims arising in all years that were unpaid at the balance sheet date, including losses that had been incurred but not yet reported to USAuto. The upper portion of the table presents the cumulative amounts paid as of the end of each successive year with respect to those claims. The lower portion of the table presents the re-estimated amount of the previously recorded reserves based on experience as of the end of each succeeding year, including cumulative payments made since the end of the respective year. As more information becomes known about the payments and the frequency and severity of claims for individual years, the estimate changes accordingly. Favorable loss development, shown as a cumulative redundancy in the table, exists when the original reserve estimate is greater than the re-estimated reserves. Information with respect to the cumulative development of gross reserves (that is, without deduction for reinsurance ceded) also appears at the bottom portion of the table.

        In evaluating the information in the table provided below, you should note that each amount entered incorporates the cumulative effects of all changes in amounts entered for prior periods. You should also note that the table does not present accident or policy year development data. In addition, conditions and trends that have affected the development of liability in the past may not necessarily recur in the future.

	Years Ended December 31,
	1995	1996	1997	1998	1999	2000	2001	2002
				(in thousands)
Net liability—end of year	$28	$256	$688	$960	$1,000	$919	$2,101	$7,278

Cumulative paid as of:
One year later	24	206	546	715	337	602	2,066
Two years later	28	273	712	630	666	799
Three years later	28	301	630	925	737
Four years later	27	303	776	959
Five years later	30	303	790
Six years later	30	302
Seven years later	28
Re-estimated net liability as of:
One year later	28	328	739	1,026	546	911	2,674
Two years later	28	304	791	695	772	963
Three years later	28	310	646	962	786
Four years later	27	303	786	972
Five years later	30	303	794
Six years later	30	302
Seven years later	28

Net cumulative (deficiency) redundancy	$0	$(46)	$(106)	$(12)	$214	$(44)	$(573)

Gross liability—end of year	$133	$1,339	$3,413	$4,207	$4,485	$3,415	$4,293	$12,661
Reinsurance recoverable	105	1,083	2,725	3,247	3,485	2,496	2,192	5,383

Net liability—end of year	$28	$256	$688	$960	$1,000	$919	$2,101	$7,278

Gross re-estimated liability	$148	$1,676	$3,852	$4,212	$3,557	$3,856	$5,570
Re-estimated recoverable	120	1,374	3,058	3,240	2,771	2,893	2,896

Net re-estimated liability	$28	$302	$794	$972	$786	$963	$2,674

Gross cumulative (deficiency) redundancy	$(15)	$(337)	$(439)	$(5)	$928	$(441)	$(1,277)

        At September 30, 2003, USAuto accrued on its consolidated balance sheet, $21.1 million in loss and loss adjustment expense reserves, all related to its non-standard personal automobile insurance business. Likewise, as result of the related quota-share reinsurance, such reserves also created a related reinsurance recoverables of $8.8 million which results in a net loss and loss adjustment expense reserve to USAuto of $12.3 million.

        For both the nine months ended September 30, 2003 and the year ended December 31, 2002, USAuto experienced adverse loss development and had to increase its loss and loss adjustment expense reserves for prior accident years which reduced net income in these respective periods. The net reserve estimates as of December 31, 2001 and December 31, 2002 were deficient by approximately 27% and 18%, respectively. Should a similar reserve deficiency exist at September 30, 2003, USAuto's net reserves would be understated by between approximately $2.2 million and $3.3 million which would reduce its net income before taxes by such amount.

        USAuto believes that the adverse development in its reserves for loss and loss adjustment expenses was primarily the result of its recent growth in both new and existing states which has inherently made the estimation process more difficult. During 2003, USAuto further developed its internal actuarial function and commencing with the September 30, 2003 analysis, USAuto plans to utilize the services of its independent consulting actuary on a quarterly basis. USAuto believes that these steps have and will enable it to better monitor trends and if necessary, better enhance the historical data necessary to make more accurate estimates of its reserves.

        The net loss and loss adjustment expense reserves as of September 30, 2003 were arrived at by comparison of estimates developed internally by USAuto and externally by its independent consulting actuary. The external actuary estimated a range of between $11.0 million to $14.1 million with an expected estimate of $12.3 million. Based upon USAuto's internal estimate, USAuto determined that the $12.3 million expected estimate of the external actuary represented the best estimate based on the historical data available.

Reinsurance

        Reinsurance refers to an arrangement in which a company called a reinsurer agrees in a contract (often referred to as a treaty) to assume specified risks written by an insurance company (known as a ceding company) by paying the insurance company all or a portion of the insurance company's losses arising under specified classes of insurance policies. Insurance companies like USAuto use reinsurance to reduce their exposures, to increase their underwriting capacity and to manage their capital more efficiently. USAuto has historically relied on various quota share reinsurance treaties to maintain its exposure to loss at or below a level that is within the capacity of its capital resources to handle. In quota share reinsurance, the reinsurer agrees to assume a specified percentage of the ceding company's losses arising out of a defined class of business (for example, 50% of all losses arising from non-standard personal automobile insurance written in a particular state in a particular year), in exchange for a corresponding percentage of premium.

        Historically, USAuto has ceded a portion of its non-standard personal automobile insurance premiums and losses to unaffiliated reinsurers in accordance with these contracts. Ceded premiums written amounted to 48% of USAuto's direct premiums written for the nine months ended September 30, 2003, and were equal to 48%, 53% and 82% of USAuto's gross premiums written for the years ended December 31, 2002, 2001 and 2000, respectively. Increases to USAuto's statutory surplus may enable it to retain more of the business it underwrites and reduce its use of quota share reinsurance.

        Since December 1, 2000, USAuto's sole reinsurer has been Transatlantic Reinsurance Company or Transatlantic, a member of the American International Group, Inc., which is rated A++ (Superior) by A.M. Best.

        At December 31, 2002, USAuto's reinsurance recoverables totaled $5.8 million which was substantially all from Transatlantic. Of this amount, $5.4 million was for unpaid losses and $0.4 million was for paid losses.

  Reinsurance Risks

        Reinsurance is subject to certain risks, particularly credit risk, which relates to USAuto's ability to collect the payments for reinsured losses due from reinsurers, and market risk, which affects the cost and availability of reinsurance.

          Credit Risk.    USAuto attempts to select financially strong reinsurers and continue to evaluate their financial condition and monitor various credit risks to minimize USAuto's exposure to losses from reinsurer insolvencies. However, USAuto remains obligated for amounts ceded in the event that the reinsurers do not meet their obligations.

          Market Risk.    The reinsurance market has changed dramatically over the past few years as a result of inadequate pricing, poor underwriting and the significant losses incurred in conjunction with the terrorist attacks on September 11, 2001. As a result, generally reinsurers have exited lines of business, reduced available capacity and implemented provisions in their contracts designed to reduce or limit their exposure to loss. These changes could cause the cost of reinsurance to increase or could require USAuto to cede less of its risk to reinsurers. In either case, USAuto's results of operations and financial condition could be materially adversely affected.

          Ceded Reinsurance.    USAuto's current quota share reinsurance treaty with Transatlantic cedes 50% of all non-standard personal automobile insurance written in Georgia, Tennessee, Mississippi, Ohio and Missouri, excluding coverages for rental, towing and accidental death. The current treaty took effect September 1, 2003 and is continuous, subject to annual cancellation by either party with 90 days prior written notice. There are also special termination provisions available to either party by giving 10 days written notice in the event of certain occurrences, such as impairment in financial condition, bankruptcy, loss or suspension of license, change in control or failure to remit premiums/losses in accordance with the treaty. The treaty also contains a yearly ceded premium cap for each state. There are also annual limits by state regarding the reinsurers' liability for its share of losses paid in excess of policy limits, for extra contractual obligations and for acts of terrorism.

          Assumed Reinsurance.    USAuto also assumes 15% of the personal automobile insurance policies in Georgia and Alabama underwritten by Vesta Insurance Company, an unaffiliated insurance company, for which it sells, services and administers claims related to such business through its MGA operations.

Technology

        The effectiveness of USAuto's business model depends in part on the effectiveness of its internally developed technology system that supports its operations. USAuto's technology systems enable timely and efficient communication and data sharing among the various segments of its integrated operations, including its neighborhood sales offices, insurance underwriters and claims processors. USAuto believes that this sharing capability provides it with a competitive advantage over many of its competitors, who must communicate with unaffiliated premium finance companies and with a large number of independent agents, many of whom use different record keeping and computer systems that may not be fully compatible with the insurance company's systems.

        Sales Office Automation.    USAuto has emphasized standardization and integration of the technology systems among its subsidiaries to facilitate the automated capture of information at the earliest point in the sales cycle. All of its neighborhood sales office computers transmit information directly to USAuto's central processing computer where policy information is added to its systems with little additional handling. USAuto's sales offices also have immediate on-line access to current information on policies by a common computer interface or through a distributed database downloaded from our central processing computer.

        USAuto has taken steps to enhance the current sales office system and back office integration. Systems currently in place include features enabling neighborhood sales offices to process new business, renewals and endorsements and issue policies, declaration pages and identification cards.

        Payment Processing.    Most of USAuto's customers visit its sales offices at least monthly to make a payment on their policies. System generated receipts are required for all payments collected in its sales offices. USAuto's sales offices generate balancing reports at the end of each day, prepare bank deposit documents and transmit electronically all payment records to its Nashville office. Typically, payments are automatically applied to the applicable policies during the night following their collection in USAuto's sales offices. This results in fewer notices of intent to cancel being generated and fewer policies being canceled which must be reinstated if a customer's late payment is processed after cancellation. USAuto believes that its payment processing methods reduce mailing costs and limit premature policy cancellations.

Ratings

        A.M. Best, which rates insurance companies based on factors of concern to policyholders, has rated USAuto's property and casualty insurance company subsidiaries NR-2 (Insufficient Size or Operating Experience). This rating is assigned to companies that do not meet A.M. Best's minimum size and/or operating experience requirements. Although USAuto has operated since 1995 and exceeds the minimum requirement for policyholder's surplus, USAuto believes that it has received the NR-2 rating as a result of the rapid growth within the insurance company subsidiaries which has likely resulted in insufficient operating experience for A.M. Best to evaluate adequately USAuto's financial performance.

Insurance Company Subsidiaries

        USAuto currently has two property and casualty insurance company subsidiaries, USAuto Insurance Company, Inc. and Village Auto Insurance Company, Inc., which are domiciled in Tennessee and Georgia, respectively.

Regulatory Environment

        Insurance Regulation Generally.    USAuto and its insurance company subsidiaries are regulated by governmental agencies in the states in which USAuto conducts business and by various federal statutes and regulations. These state regulations vary by jurisdiction but, among other matters, usually involve:

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  regulating premium rates and forms;

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  setting minimum solvency standards;

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  setting capital and surplus requirements;

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  licensing companies, agents and, in some states, adjusters;

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  setting requirements for and limiting the types and amounts of investments;

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  establishing requirements for the filing of annual statements and other financial reports;

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  conducting periodic statutory examinations of the affairs of insurance companies;

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  requiring prior approval of changes in control and of certain transactions with affiliates;

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  limiting the amount of dividends that may be paid without prior regulatory approval; and

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  setting standards for advertising and other market conduct activities.

        Required Licensing.    USAuto and its subsidiaries operate under licenses issued by various state insurance authorities. Such licenses may be of perpetual duration or renewable periodically, provided USAuto continues to meet applicable regulatory requirements. The licenses govern, among other things, the types of insurance coverages, agency and claims services, and motor club products that may be offered in the licensing state. Such licenses are typically issued only after the filing of an appropriate application and the satisfaction of prescribed criteria. All licenses that are material to USAuto's business are in good standing. Currently, USAuto holds property and liability insurance licenses in the following 17 states: Arizona, Arkansas, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee and Utah.

        In addition, as required by USAuto's current operations, USAuto holds an MGA license in Alabama and motor club licenses in Alabama, Mississippi and Tennessee. USAuto must apply for and obtain the appropriate new licenses before it can implement any plan to expand into a new state or offer a new line of insurance or other new product that requires separate licensing.

        Insurance Holding Company Regulation.    USAuto operates as an insurance holding company system and is subject to regulation in the jurisdictions in which its insurance company subsidiaries conduct business. These regulations require that each insurance company in the holding company register with the insurance department of its state of domicile and furnish information concerning the operations of companies within the holding company system which may materially affect the operations, management or financial condition of the insurers within the holding company domiciled in that state. USAuto has insurance company subsidiaries that are organized and domiciled under the insurance statutes of each of Georgia and Tennessee. The insurance laws in each of these states similarly provide that all transactions among members of a holding company system be done at arm's length and shown to be fair and reasonable to the regulated insurer. Transactions between insurance company subsidiaries and their parents and affiliates typically must be disclosed to the state regulators, and prior approval of the applicable state insurance regulator generally is required for any material or extraordinary transaction. In addition, a change of control of a domestic insurer or of any controlling person requires the prior approval of the state insurance regulator. In general, any person who acquires 10% or more of the outstanding voting securities of the insurer or its parent company is presumed to have acquired control of the domestic insurer. To the best of its knowledge, USAuto is in compliance with these regulations.

        Restrictions on Paying Dividends.    In the future, USAuto may need to rely, in part, on receiving dividends from its insurance company subsidiaries to meet cash requirements. State insurance regulatory authorities require insurance companies to maintain specified levels of statutory capital and surplus. The amount of an insurer's surplus following payment of any dividends must be reasonable in relation to the insurer's outstanding liabilities and adequate to meet its financial needs. Prior approval from state insurance regulatory authorities is generally required in order for its insurance company subsidiaries to declare and pay extraordinary dividends. The maximum amount of dividends USAuto's insurance company subsidiaries can pay it during 2003 without regulatory approval is $2.6 million. The payment of dividends is limited by the amount of surplus available to the insurer, as determined in accordance with state statutory accounting practices and other applicable limitations. Since their inception, USAuto's insurance company subsidiaries have not paid any dividends, except for a $500,000 dividend paid in October 2003 by USAuto's insurance company subsidiary in Tennessee. State insurance regulatory authorities that have jurisdiction over the payment of dividends by USAuto's insurance company subsidiaries may in the future adopt statutory provisions more restrictive than those currently in effect.

        Regulation of Rates and Policy Forms.    Most states in which USAuto's insurance company subsidiaries operate have insurance laws requiring insurance companies to file premium rate schedules and policy or coverage forms for review and approval. In many cases, such rates and policy forms must be approved prior to use. State insurance regulators have broad discretion in judging whether an insurer's rates are adequate, not excessive and not unfairly discriminatory. Property and casualty insurers are generally unable to implement rate increases until they show that the costs associated with providing such coverage have increased. The speed at which an insurer can change rates in response to competition or increasing costs depends, in part, on the method by which the applicable state's rating laws are administered. There are three basic rate administration systems: (i) the insurer must file and obtain regulatory approval of the new rate before using it; (ii) the insurer may begin using the new rate and immediately file it for regulatory review; or (iii) the insurer may begin using the new rate and file it within a specified period of time for regulatory review. Under all three rating systems, the state insurance regulators have the authority to disapprove the rate subsequent to its filing. Thus, insurers who begin using new rates before the rates are approved may be required to issue premium refunds or credits to policyholders if the new rates are ultimately deemed excessive and disapproved by the applicable state insurance authorities. In addition, in some states there has been pressure in the past years to reduce premium rates for automobile and other personal insurance or to limit how often an insurer may request increases for such rates. To the best of its knowledge, USAuto is in compliance with all such applicable rate regulations.

        Shared or Residual Markets.    As a condition of maintaining its automobile insurance licenses to do business in various states, USAuto, like other insurers, is required to participate in mandatory shared market mechanisms or state pooling arrangements. The purpose of these state-mandated arrangements is to provide insurance coverages to individuals who, because of poor driving records or other underwriting reasons, are unable to purchase such coverage voluntarily provided by private insurers. These risks are assigned to all insurers licensed in the state and the maximum volume of such risks that any one insurer may be assigned typically is based on that insurer's annual premium volume in that state. To the extent required, USAuto has participated in these mandatory shared market mechanisms or state pooling arrangements. While this mandated business typically is not profitable for USAuto, USAuto's underwriting results related to these states' organizations have not been material to its overall results of operations and financial condition.

        Guaranty Funds.    Under state insurance guaranty fund laws, insurers doing business in a state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. Maximum contributions required by law in any one year vary between 1% and 2% of annual premiums written in that state. In most states guaranty fund assessments are recoverable either through future policy surcharges or offsets to state premium tax liability.

        Investment Regulation.    USAuto's insurance company subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and that limit the amount of investments in certain categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory policyholders' surplus and, in some instances, would require divestiture. If a non-conforming asset is treated as a non-admitted asset, it would lower the affected subsidiary's policyholders' surplus and thus, its ability to write additional premium. To the best of USAuto's knowledge, USAuto's insurance company subsidiaries are in compliance with all such investment regulation.

        Restrictions on Cancellation, Non-Renewal or Withdrawal.    Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit an automobile insurer's ability to cancel or not renew policies. Some states prohibit an insurer from withdrawing one or more lines of business from the state, except pursuant to a plan approved by the state insurance department. The state insurance department may disapprove a plan that may lead to market disruption. Laws and regulations that limit cancellations and non-renewals and that subject business withdrawals to prior approval requirements may restrict an insurer's ability to exit unprofitable markets. To the best of its knowledge, USAuto is in compliance with all such privacy laws and regulations.

        Privacy Regulations.    In 1999, the United States Congress enacted the Gramm-Leach-Bliley Act, which protects consumers from the unauthorized dissemination of certain personal information. Subsequently, the majority of states have implemented additional regulations to address privacy issues. These laws and regulations apply to all financial institutions, including insurance companies, and require USAuto to maintain appropriate procedures for managing and protecting certain personal information of its customers and to fully disclose USAuto's privacy practices to its customers. USAuto may also be exposed to future privacy laws and regulations, which could impose additional costs and impact its results of operations or financial condition.

        Licensing of USAuto's Employee Agents and Adjustors.    To the extent required, all of USAuto's employees who sell, solicit or negotiate insurance are licensed by the state in which they work for the applicable line or lines of insurance they offer. USAuto's employee-agents generally must renew their licenses annually and complete a certain number of hours of continuing education. In certain states in which USAuto operates and to the extent it is required, USAuto's insurance claims adjusters are also required to be licensed and are subject to annual continuing education requirements.

        Unfair Claims Practices.    Generally, insurance companies, adjusting companies and individual claims adjusters are prohibited by state statutes from engaging in unfair claims practices on a flagrant basis or with such frequency to indicate a general business practice. Unfair claims practices include, but are not limited to:

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  misrepresenting pertinent facts or insurance policy provisions relating to coverages at issue;

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  failing to acknowledge and act reasonably promptly upon communications regarding claims arising under insurance policies;

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  failing to affirm or deny coverage of claims within a reasonable time after proof of loss statements have been completed;

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  attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled;

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  attempting to settle claims on the basis of an application which was altered without notice to or knowledge or consent of the insured;

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  making known to insureds or claimants a policy of appealing from arbitration awards in favor of insureds or claimants for the purpose of compelling them to accept settlements or compromises less than the amount awarded in arbitration;

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  delaying the investigation or payment of claims by requiring an insured, claimant or the physician of either to submit a preliminary claim report and then requiring the subsequent submission of formal proof of loss forms, both of which submissions contain substantially the same information;

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  failing to settle claims promptly, where liability has become reasonably clear, under one portion of the insurance policy coverage in order to influence settlements under other portions of the insurance policy coverage; and

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  not attempting in good faith to effectuate prompt, fair and equitable settlements of claims in which liability has become reasonably clear.

        USAuto sets business conduct policies and conducts regular training to make its employee-adjusters and other claims personnel aware of these prohibitions, and USAuto requires them to conduct their activities in compliance with these statutes.

        Periodic Financial and Market Conduct Examinations.    The state insurance departments that have jurisdiction over USAuto's insurance company subsidiaries conduct on-site visits and examinations of the insurers' affairs, especially as to their financial condition, ability to fulfill their obligations to policyholders, market conduct, claims practices and compliance with other laws and applicable regulations. Typically, these examinations are conducted every three to five years. In addition, if circumstances dictate, regulators are authorized to conduct special or target examinations of insurers, insurance agencies and insurance adjusting companies to address particular concerns or issues. The results of these examinations can give rise to regulatory orders requiring remedial, injunctive or other corrective action on the part of the company that is the subject of the examination. USAuto Insurance Company has been examined for both financial and market conduct by the Tennessee Department of Commerce and Insurance through December 31, 2001. USAuto Insurance Company's wholly owned subsidiary, Village Auto Insurance Company, commenced operations in October 2002 and has yet to be examined by the Georgia Department of Insurance. In addition, neither of USAuto's insurance company subsidiaries (i.e., USAuto Insurance Company and Village Auto Insurance Company) has ever been the subject of a target examination.

        Risk Based Capital.    In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement RBC requirements designed to assess the minimum amount of statutory capital that an insurance company needs to support its overall business operations and to ensure that it has an acceptably low expectation of becoming financially impaired. RBC is used to set capital requirements based on the size and degree of risk taken by the insurer and taking into account various risk factors such as asset risk, credit risk, underwriting risk, interest rate risk and other relevant business risks. The NAIC model law provides for increasing levels of regulatory intervention as the ratio of an insurer's total adjusted capital and surplus decreases relative to its risk-based capital, culminating with mandatory control of the operations of the insurer by the domiciliary insurance department at the so-called mandatory control level. At December 31, 2002, both of USAuto's insurance company subsidiaries maintained an RBC level that is in excess of an amount that would require any corrective actions on its part.

        RBC is a comprehensive financial analysis system affecting nearly all types of licensed insurers, including USAuto Insurance Company and Village Auto Insurance Company. It is designed to evaluate the relative financial condition of the insurer by application of a weighting formula to the company's assets and its policyholder obligations. The key RBC calculation is to recast total surplus, after application of the RBC formula, in terms of an Authorized control level RBC. Once the Authorized control level RBC is determined, it is contrasted against the company's total adjusted capital. A high multiple generally indicates stronger capitalization and financial strength, a lower multiple reflects lesser capitalization and strength. Each state's statutes also create certain RBC multiples at which either the company or the regulator must take action. For example, there are four defined RBC levels that trigger different regulatory events. The minimum RBC level is called the Company action level RBC and is generally defined as the product of 2.0 and the company's Authorized control level RBC. The Authorized control level RBC is a number determined under the risk-based capital formula in accordance with certain RBC instructions. Next is a Regulatory action level RBC, which is defined as the product of 1.5 and the company's Authorized control level RBC. Below the Regulatory action level RBC is the Authorized control level RBC. Finally, there is a Mandatory control level RBC, which means the product of 0.70 and the company's Authorized control level RBC.

        As long as the company's total adjusted capital stays above the Company action level RBC (i.e., at greater than 2.0 times the Authorized control level RBC), regulators will generally not take any corrective action. However, if an insurance company's total adjusted capital falls below the Company action level RBC, but remains above the Regulatory action level RBC, the company is required to submit an RBC plan to the applicable state regulator(s) that identifies the conditions that contributed to the substandard RBC level and identifies a remediation plan to increase the company's total adjusted capital above 2.0 times its Authorized control level RBC. If a company's total adjusted capital falls below its Regulatory action level RBC but remains above its Authorized control level RBC, then the regulator may require the insurer to submit an RBC plan, perform a financial examination or analysis on the company's assets and liabilities, and may issue an order specifying corrective action for the company to take to improve its RBC number. In the event an insurance company's total adjusted capital falls below its Authorized control level RBC the state regulator may require the insurer to submit an RBC plan or may place the insurer under regulatory supervision. If an insurance company's total adjusted capital were to fall below its Mandatory control level RBC, the regulator is obligated to place the insurer under regulatory control, which could ultimately include, among other actions, administrative supervision, rehabilitation or liquidation.

        As of December 31, 2002, USAuto Insurance Company's total adjusted capital was 7.0 times its Authorized control level RBC, requiring no corrective action on USAuto Insurance Company's part. As of December 31, 2002, Village Auto Insurance Company's total adjusted capital was 11.4 times its Authorized control level RBC, requiring no corrective action on Village Auto Insurance Company's part.

        IRIS Ratios.    The NAIC Insurance Regulatory Information System, or IRIS, is part of a collection of analytical tools designed to provide state insurance regulators with an integrated approach to screening and analyzing the financial condition of insurance companies operating in their respective states. IRIS is intended to assist state insurance regulators in targeting resources to those insurers in greatest need of regulatory attention. IRIS consists of two phases: statistical and analytical. In the statistical phase, the NAIC database generates key financial ratio results based on financial information obtained from insurers' annual statutory statements. The analytical phase is a review of the annual statements, financial ratios and other automated solvency tools. The primary goal of the analytical phase is to identify companies that appear to require immediate regulatory attention. A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound insurance companies to have several ratios with results outside the usual ranges. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial.

        As of December 31, 2002, USAuto Auto Insurance Company had three IRIS ratios outside the usual range and Village Auto Insurance Company had two IRIS ratios outside the usual range as follows:

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  Both had ratios outside of the usual range for growth in capital and surplus as their growth exceeded 50%. USAuto Insurance Company increased its capital and surplus by 93% primarily through capital contributions to support its premium growth. Village Auto Insurance Company was formed in 2002 and therefore had an infinite (reported as 999%) increase in its capital and surplus.

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  Both had ratios outside the usual range for low investment yields as their calculated yields were below 4.5%. The calculated yields for USAuto Insurance Company and Village Auto Insurance were 2.0% and 0.5%, respectively. Such yields are based upon simple annual averages and do not take into account any weighting for the fact that the companies increased their capital and surplus after the beginning of the year. In addition, the 4.5% yield is not reflective of current market rates for the tax-free municipal bonds which the companies have recently purchased as their invested assets have increased through increased premium writings and additional capital and surplus.

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  USAuto Insurance Company had a ratio result outside of the usual range for growth in net premiums written as it exceeded 33%. Net premiums written increased 196.5% as the company increased its premium writings in both Tennessee and Georgia after increasing its capital and surplus.

        Where requested, USAuto has provided regulators with an explanation of these unusual results and no regulatory action has been taken.

Legal Proceedings

        USAuto's subsidiaries are named from time to time as defendants in various legal actions that are incidental to its business and arise out of or are related to claims made in connection with its insurance policies, claims handling and employment related disputes. The plaintiffs in some of these lawsuits have alleged bad faith or extracontractual damages, and some have claimed punitive damages. USAuto believes that the resolution of these legal actions will not have a material adverse effect on its financial position or results of operations.

Properties

        USAuto leases approximately 42,000 square feet of office space in Nashville, Tennessee for its corporate headquarters. In addition, USAuto leases office space for its 114 sales offices in six states, none of which individually is material to its business.

Employees

        As of September 30, 2003, USAuto employed 406 employees. USAuto's employees are not covered by any collective bargaining agreements.

MANAGEMENT

Executive Officers, Directors and Key Employees of Liberté

        The following table sets forth certain information with respect to our executive officers, directors and key employees as of January 15, 2004:

Name	Age	Position
Gerald J. Ford	59	Chairman of the Board of Directors and Director
Donald J. Edwards	37	President, Chief Executive Officer and Director
Gene H. Bishop	73	Director
Harvey B. Cash	64	Director
Jeremy B. Ford	29	Director
Edward W. Rose, III	62	Director
Gary Shultz	61	Director
Ellen V. Billings	35	Vice President and Controller, Secretary and Treasurer

        Gerald J. Ford has been our Chairman of the Board of Directors and a director of Liberté since its formation in August 1996. Mr. Gerald J. Ford served as our Chief Executive Officer from our formation until July 2002. Mr. Gerald J. Ford also serves on our compensation committee. Mr. Gerald J. Ford is also a director of Americredit Corp., Freeport-McMoRan Copper & Gold and McMoRan Exploration Co. He serves as Chairman of the Board of Trustees of Southern Methodist University, or S.M.U., and as a trustee of Southwestern Medical Foundation. Mr. Gerald J. Ford was the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp Inc., a holding company whose primary asset was its indirect ownership of California Federal Bank from September 1998 through November 2002. Mr. Gerald J. Ford received his B.A. degree from S.M.U. in 1966 and his J.D. degree from S.M.U. Dedman School of Law in 1969. In 1995, he was named a Distinguished Alumni of S.M.U. He is the father of Jeremy B. Ford, a director of Liberté, who is also employed by us.

        Donald J. Edwards has served as our President and Chief Executive Officer and as a director of Liberté since July, 2002. Prior to his association with us, Mr. Edwards served as a Principal in GTCR Golder Rauner, or GTCR, a Chicago-based private equity firm with over $4 billion in capital under management, since 1994. Prior to joining GTCR, Mr. Edwards was an associate at Lazard Freres & Co. During Mr. Edwards' career at GTCR and Lazard Freres & Co., he obtained extensive experience analyzing, structuring and managing investments in, and acquisitions of, numerous companies. Mr. Edwards holds a B.S. degree in finance from the University of Illinois and an M.B.A. from Harvard Business School where he was a Baker Scholar.

        Upon consummation of the USAuto acquisition, it is anticipated that Mr. Edwards will resign as President and Chief Executive Officer of Liberté and his employment agreement with us will be terminated. In connection therewith, we will enter into a separation agreement with Mr. Edwards and an advisory services agreement with an entity controlled by Mr. Edwards, the terms of both agreements are described in this section under the heading "Separation Agreement and Advisory Services Agreement." Following the consummation of the USAuto acquisition, it is expected that Mr. Edwards will remain on the board of directors of Liberté.

        Gene H. Bishop has served as a director of Liberté since its formation in April 1996. Mr. Bishop also serves on our compensation and audit committees. Mr. Bishop served as a trustee of our predecessor, Liberté Investors, a Massachusetts business trust from its formation in June 1969 until it was terminated in connection with our formation. From November 1991 until his retirement in October 1994, Mr. Bishop served as Chairman and Chief Executive Officer of Life Partners Group, Inc., a life insurance holding company. From October 1990 to November 1991, Mr. Bishop was Vice-Chairman and Chief Financial Officer of Lomas Financial Corporation, a financial services company. From March 1975 to July 1990, Mr. Bishop was Chairman and Chief Executive Officer of

MCorp, a bank holding company. Mr. Bishop is a director of Drew Industries, Inc., a manufacturing conglomerate. Mr. Bishop has a B.B.A. in Business and Finance from the University of Mississippi.

        Harvey B. Cash has served as a director of Liberté since November 1996. Mr. Cash also serves on our audit committee. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash is a director of Microtune, Inc., Silicon Laboratories, I2 Technologies, Inc., Airspan Networks Inc. and Ciena Corporation. Mr. Cash has a B.S. in Electrical Engineering from Texas A&M University and an M.B.A. from Western Michigan University.

        Jeremy B. Ford has served as a director of Liberté since September 2000. Mr. Jeremy B. Ford joined Liberté as an employee in July 2002. Mr. Jeremy B. Ford was an analyst with Salomon Smith Barney from 1997 to 1999, an analyst with Golden State Bancorp Inc. from 1999 to 2000, and an associate with Schroder Salomon Smith Barney during the summer of 2001. Mr. Jeremy B. Ford has a B.B.A. in Finance from the University of Texas at Austin and an M.B.A. from Columbia Graduate Business School. He is the son of Gerald J. Ford, Chairman of the Board of Directors of Liberté. It is anticipated that upon the consummation of the USAuto acquisition, Mr. Jeremy B. Ford will resign as a director and employee of Liberté.

        Edward W. Rose, III has served as a director of Liberté since March 1997. Mr. Rose also serves on our audit and compensation committees. Mr. Rose served as a trustee of our predecessor from April 1992 until August 1996. Since February 1974, Mr. Rose has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose is Chairman of the Board of Directors of Drew Industries, Inc., a manufacturing conglomerate, and LBP Inc., formerly engaged in manufacturing home improvement products, and a director of ACE Cash Express, Inc., a check cashing company. Mr. Rose has a B.S. in Engineering Science from the University of Texas and an M.B.A. from Harvard Business School. He is the father-in-law of Brandon Jones, who serves as our Senior Vice President of Business Development. Upon the consummation of the USAuto acquisition, it is anticipated that Mr. Jones will resign as an employee of Liberté.

        Gary Shultz has served as a director of Liberté since November 1996. Mr. Shultz is Vice President of Ford Diamond Corporation, an affiliate of Gerald J. Ford, Chairman of the Board of Liberté. Ford Diamond Corporation is the general partner of three partnerships which hold investments in real estate, equity securities and other assets. Mr. Shultz has served as President, Chief Executive Officer and a director of Global Apparel, Inc., a private investment company since April 1986. Mr. Shultz also served as owner and a director of Kingtex, Inc., a company that owned several Burger King franchises, until its sale in 1999. Mr. Shultz has a B.B.A. in Accounting from the University of North Texas. It is anticipated that upon the consummation of the USAuto acquisition, Mr. Shultz will resign from the board of directors.

        Ellen V. Billings has served as our Vice President and Controller since May 2001 and as our Secretary and Treasurer since July 2001. Ms. Billings has extensive experience in the preparation of financial reports of publicly traded companies. Ms. Billings was employed by California Federal Bank as a financial analyst from August 2000 through November 2002. She also served California Federal Bank as a financial analyst from November 1991 through May 2000. Ms. Billings is a Certified Public Accountant and has a B.B.A. in Accounting from Stephen F. Austin State University. Upon the consummation of the USAuto acquisition, it is anticipated that Ms. Billings will resign as an employee of Liberté.

Officers of USAuto

        The following table sets forth certain information concerning USAuto's officers as of January 15, 2004. We anticipate that these individuals will serve in the same or similar capacity after completion of the USAuto acquisition:

Name	Age	Position
Stephen J. Harrison	51	President and Chief Executive Officer
Thomas M. Harrison, Jr.	53	Vice President and Secretary
Michael J. Bodayle	47	Treasurer and Chief Financial Officer
William R. Pentecost	44	Chief Information Officer
Randy L. Reed	47	Vice President—Sales and Marketing
James R. Dickson	37	Vice President—Claims

        Stephen J. Harrison co-founded USAuto Insurance Company, Inc., USAuto's predecessor company, in 1995 and has served as President and Chief Executive Officer of USAuto since USAuto's inception. He has over 25 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1993 to 1995, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., who is Vice President and Secretary of USAuto.

        Thomas M. Harrison, Jr. co-founded USAuto Insurance Company, Inc., USAuto's predecessor company, in 1995 and has served as Vice President and Secretary of USAuto since USAuto's inception. He has over 25 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1976 to 1995, Mr. Harrison served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. Mr. Harrison is the brother of Stephen J. Harrison, who is President and Chief Executive Officer of USAuto.

        Michael J. Bodayle has been USAuto's Treasurer and Chief Financial Officer since July 1998. He has over 25 years of experience focused primarily in the insurance industry, which includes auditing and financial reporting, and insurance agency operations. He has over seven years of public accounting experience and was formerly a Senior Audit Manager with Peat, Marwick, Main (now known as KPMG) from 1980 to 1985. From 1985 until 1996, Mr. Bodayle was Treasurer and Chief Financial Officer for Titan Holdings, Inc., a publicly-traded insurance holding company.

        William R. Pentecost has been USAuto's Chief Information Officer since USAuto's inception of USAuto Insurance Company, Inc.'s inception in 1995. He has over 15 years experience with insurance company information systems with Graward General and Direct Insurance Company.

        Randy L. Reed has been USAuto's Vice President—Sales and Marketing since February 1997. He previously spent over ten years as co-owner and President of Reed Oil Company, Inc., a wholesaler and retailer involved in the oil jobber business.

        James R. Dickson has been USAuto's Vice President—Claims since June 2000. From 1996 to 2000, Mr. Dickson was a principal in the Dickson Company, a claims management company. Prior to that, Mr. Dickson had over eight years of multi-line claims experience with Cunningham Lindsay, U.S. and the Littleton Group.

Terms of Office

        Our directors are elected for one-year terms at our annual meetings and serve until the expiration of their one-year term and until their successors are elected and qualified or until their earlier death, resignation or removal from office. Our executive officers are selected by and serve at the discretion of our board of directors.

Committees of the Board of Directors

        Our board of directors has two standing committees: the audit committee and the compensation committee. Our board of directors currently has no nominating committee or other committee which performs similar functions. Our board of directors as a whole currently oversees the nominating function. In connection with the USAuto acquisition, our board of directors will amend and restate our bylaws to establish a nominating committee that oversees the nomination procedures for selecting directors that will run for election. In addition, our bylaws will be further amended to require the affirmative supermajority vote of no fewer than 75% of the directors then in office to approve all nominations to our board and to fill any vacancies on the board. Furthermore, in connection with the USAuto acquisition, our board of directors has approved a resolution to establish an executive committee, who will make many high level, strategic and operational decisions with respect to the combined entity. Executive committee decisions will then be submitted to the board for its approval. The executive committee members will include Messrs. Donald J. Edwards, Stephen J. Harrison, Thomas M. Harrison, Jr. and Gerald J. Ford.

        The audit committee reviews the results and scope of the annual audit and other services provided by our independent auditors. On July 25, 2000, our board of directors adopted a written charter for the audit committee.

        The audit committee met four times during our fiscal year ended June 30, 2003. The current members of the audit committee are Messrs. Bishop, Cash and Rose. The members of the audit committee are independent, as defined in Rule 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Requirements.

        The compensation committee reviews and approves the salary and other compensation that we pay our sole executive officers. The compensation committee met once since our fiscal year ended June 30, 2003. The current members of the compensation committee are Messrs. Bishop, Rose and Gerald J. Ford.

        Our board of directors is currently reviewing the composition of the compensation committee pursuant to the newly-adopted New York Stock Exchange rules regarding director independence and compensation committees. We will make whatever changes are necessary to comply with the new proposals during the next fiscal year.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee is a salaried employee of us or any of our subsidiaries during our last fiscal year. During fiscal year ended June 30, 2003, Gerald J. Ford, served as an officer of Liberté in his capacity as Chairman of the Board of Directors. The compensation committee reviewed and approved the salary and other compensation that we paid to our chief executive officer.

Director Compensation

        We currently pay each director, other than Messrs. Gerald J. Ford, Edwards and Jeremy B. Ford, a $900 monthly retainer and an additional $500 for each meeting of the directors or any board committee meeting attended. In addition, we currently reimburse each director for his travel and related expenses when attending meetings or otherwise performing services on our behalf.

Executive Officer Compensation

        The following table sets forth information concerning the compensation for the fiscal year ended June 30, 2003 for our Chief Executive Officer, the only executive officer who earned in excess of $100,000 for services rendered during our last fiscal year.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
				Awards		Payouts
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Under Options Granted (#)	Restricted Shares Awarded ($)	Long Term Incentive Plan Payouts ($)	All Other Compensation ($)
Donald J. Edwards President and Chief Executive Officer	$500,000	$216,667	$199,999	2,907,011	—	—	—

Option Grants in Last Fiscal Year

        The following table sets forth information regarding stock options granted by us to our Chief Executive Officer during our fiscal year ended June 30, 2003. The percentage of total options set forth below is based on options to purchase an aggregate of 3,157,011 shares of common stock granted to employees in the year ended June 30, 2003. In reaching the determination of fair value and exercise price at the time of each grant, the compensation committee considers a range of factors, including our current financial position, its assessment of our competitive position in our markets and prospects for the future, current valuations for comparable companies and the illiquidity of an investment in our common stock. Each of the options listed below were granted under our 2002 Incentive Plan.

Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price Per Share ($)	Expiration Date
					5%		10%
Donald J. Edwards	2,573,678(1) 333,333(2)	81.5% 10.5%	3.00 3.00	7/08/2012 6/30/2003	$ $	7,371,067 260,000	$ $	16,310,614 320,000

(1)
Pursuant to a nonqualified stock option agreement dated July 9, 2002, under our 2002 Incentive Plan, and in accordance with the terms of his employment agreement dated July 1, 2002, our board of directors granted to Mr. Edwards an option to purchase 2,573,678 shares of our common stock at an exercise price of $3.00 per share. A portion of Mr. Edwards' option shares vest and become exercisable as of the first day of each month following the grant date. For all periods of time prior to the our first acquisition transaction, the portion of the option that will vest and become exercisable each month will be equal to the product of the total number of shares granted under the option multiplied by 1/60. For all periods of time after our first acquisition transaction, the portion of the option that will vest and become exercisable each month will be equal to the product of the total number of shares granted multiplied by 1/40. The option expires on July 9, 2012.

(2)
In accordance with the terms and conditions of Mr. Edwards' employment agreement, during the first year of his employment with us, we agreed to sell to Mr. Edwards up to 333,333 shares of our common stock, par value $0.01 per share, at a purchase price of $3.00 per share. Mr. Edwards purchased all 333,333 shares of the shares during the first year of his employment with us.

(3)
Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 5.0% and 10.0% rates of stock price appreciation are provided in accordance with SEC rules based on a ten-year option term, and do not represent our estimate or projection of the future values of stock options or of our common stock.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth the number and value of securities underlying unexercised options held as of June 30, 2003.

Aggregate Option Exercises in Fiscal Year 2003 and
Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at June 30, 2003		Value of Unexercised In-the-Money Options at June 30, 2003
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Edwards	333,333	$505,001	514,736	1,964,574	$3,307,434	$10,667,638

Stock Plans

2002 Incentive Plan

        On November 8, 2002, our stockholders approved the 2002 Incentive Plan, which authorizes the granting of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights and stock based awards, collectively referred to herein as the "awards," to our key executives, other employees, non-employee directors and consultants. In connection with this rights offering and the USAuto acquisition, our board of directors has proposed, subject to stockholder approval, increasing the number of shares of common stock reserved for issuance under the 2002 Incentive Plan from 6,000,000 to 8,500,000. A detailed summary of the 2002 Incentive Plan can be found in this joint proxy statement/prospectus under the heading "The Special Meeting—Amendment of our 2002 Incentive Plan."

        Awards to purchase 2,833,678 shares of our common stock were outstanding as of January 15, 2004. Awards are granted to participant pursuant to an agreement entered into between us and such person. Provisions of such agreements set forth the types of awards being granted, the total number of shares of common stock subject to the award(s), the price, the periods during which such award may be exercised and such other terms, provisions, limitations, and performance objectives as are approved by our board of directors or its designated committees, which are not inconsistent with the 2002 Incentive Plan.

Trustee Retirement Plan

        Our predecessor, the Trust, had a retirement plan for trustees who attained the age of 75 during their term of office or who attained the age of 65 during their term of office and had served as trustee for at least 15 years. Pursuant to this retirement plan, a retiring trustee would serve as a trustee emeritus for the year immediately after his retirement and would receive compensation equal to the other trustees for such service. For the four years immediately following service as a trustee emeritus, the Trust would pay the retired trustee an annual retirement benefit of $18,000. We assumed the obligations of the Trust under this retirement plan. We had accrued as the sole liability under this plan $72,000 in retirement benefits payable to Gene H. Bishop upon his retirement. In 1997, our board of directors terminated this plan and set aside $72,000 for the benefit of Mr. Bishop, with interest to accrue thereon at the rate of 6% per annum until paid to Mr. Bishop. We paid $97,231 to Mr. Bishop in January 2003, in complete fulfillment of its obligation under the plan. We have no remaining obligations under the plan.

Director and Officer Indemnifications and Limitations of Liability

        We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such director or executive officer to the fullest extent permitted by law and to advance expenses, if the director or executive officer becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding by reason of any occurrence related to the fact that such person is or was a director, officer, agent or fiduciary of us or one of our subsidiaries, or another entity at our request, unless a reviewing party (either outside counsel or a committee of the board of directors) determines that the person would not be entitled to indemnification under applicable law. In addition, if a change in control or a potential change in control of Liberté occurs and if the person indemnified so requests, we will establish a trust for the benefit of the indemnitee and fund the trust in an amount sufficient to satisfy all expenses reasonably anticipated at the time of the request to be incurred in connection with any claim relating to an indemnifiable event. The reviewing party will determine the amount to be deposited in the trust. An indemnitee's rights under the indemnification agreements are not exclusive of any other rights under our certificate of incorporation or bylaws or applicable law.

        Our certificate of incorporation contains provisions that eliminate a director's liability to us for monetary damages for breach of the director's fiduciary duties, except in circumstances involving certain wrongful acts such as the breach of the duty of loyalty or acts or omissions not in good faith or involving intentional misconduct, a knowing violation of law, or a transaction in which the director derived an improper personal benefit. A director will also remain liable with respect to any improper distributions or other payments with respect to our shares. Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted under the Delaware General Corporation Law for claims arising in connection with acts or omissions in their service to us or services to others at our request. In addition, our charter requires us to advance to our directors and officers funds for expenses that they incur in the defense of such claims.

        We also maintain directors and officers insurance policies on each of our directors and our executive officers.

Employment Agreements

        Donald J. Edwards is employed by us for a five-year term as President and Chief Executive Officer pursuant to an employment agreement. The employment agreement provides for Mr. Edwards to receive an annual base salary of $500,000, plus an annual bonus to be determined by our board of directors. Pursuant to the employment agreement, our board of directors granted to Mr. Edwards an option to purchase 2,573,678 shares of our common stock at an exercise price of $3.00 per share, subject to certain vesting terms. Also, pursuant to the employment agreement, during the first year of his employment with us, we agreed to sell to Mr. Edwards up to 333,333 shares of our common stock, par value $0.01 per share, at a purchase price of $3.00 per share. If the employment agreement is terminated by us without cause or by Mr. Edwards for good reason, Mr. Edwards is to receive all unpaid base salary, his accrued paid time off, a lump sum amount equal to the amount remaining under his base salary, plus an amount equal to the higher of his most recent annual bonus or target bonus agreed upon by our board of directors, and continuation of all medical and dental insurance benefits. The employment agreement requires us to use commercially reasonable efforts to cause the election of Mr. Edwards to our board of directors during any period in which he serves as our employee.

        In connection with the consummation of the USAuto acquisition, First Acceptance Corporation will enter into employment agreements with each of Stephen J. Harrison, to serve as First Acceptance Corporation's Chief Executive Officer and President and Thomas M. Harrison, Jr., to serve as First Acceptance Corporation's Executive Vice President. Each of the employment agreements provides that such executive will serve in his respective position until such executive's resignation, death or disability (as defined therein), or upon termination by the First Acceptance Corporation's board of directors, at any time with or without cause (as defined therein). Under their respective employment agreement, Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. each receive:

  •
  an annual base salary, of at least the following, which are subject to annual increases as First Acceptance Corporation's board of directors may determine:

Name	Annual Base Salary
Stephen J. Harrison	$500,000
Thomas M. Harrison, Jr.	$300,000
  •
  an annual bonus of up to 100% and 50% of Stephen J. Harrison's and Thomas M. Harrison, Jr.'s base salary, respectively, based upon the executive's attainment of certain performance based objectives and targets as set forth in their respective employment agreements for the calendar year ending December 31, 2004 and, for each calendar year thereafter, as established by First Acceptance Corporation's board of directors;

  •
  director and officer insurance policies in an amount not less than $10.0 million, naming each executive as a named insured; and

  •
  customary fringe benefits.

        If the employment period is terminated by us without cause or if executive resigns with good reason (as defined in the employment agreement), such executive will be entitled to receive a severance payment, subject to adjustment, equal to: (i) his then current base salary through date of termination, (ii) any accrued and unused vacation, (iii) reimbursement of expenses, (iv) any accrued and unpaid bonus then owing to executive, (v) his then current base salary continuing through the later of the fifth anniversary of the agreement and the second anniversary after his employment with First Acceptance Corporation terminates, such period referred to herein as the severance period, (vi) a lump sum payment for each 12-month period that falls within the severance period equal to the bonus paid to such executive for the fiscal year immediately preceding the year in which the separation occurs, and (vii) continuation of all employee benefits during the severance period.

        If the employment period is terminated by us due to disability, such executive will be entitled to receive a severance payment, subject to adjustment, equal to: (i) his then current base salary through date of termination, (ii) any accrued and unused vacation, (iii) reimbursement of expenses, (iv) any accrued and unpaid bonus then owing to executive, (v) 60% of his then current base salary during the severance period, and (vi) continuation of all employee benefits during the severance period.

        If the employment period is terminated for any reason other than a termination by us without cause or due to disability or as a result of the executive's resignation for good reason, such executive will only be entitled to receive his or her then current base salary through the date of termination and compensation for unused vacation.

        Further, each employment agreement also provides that in the event that it is determined that any payment by us to an executive in connection with such executive's termination by First Acceptance Corporation without cause or resignation for good reason, but only in each case if such termination or resignation is in connection with a change of ownership or control (within the meaning of Code Section 280G), other than any such change of ownership or control that such executive approved or voted in favor of in his capacity as a director and/or stockholder, would result in an excise tax under the Code, then such executive shall be entitled to an additional payment sufficient to pay any excise tax.

        Under the employment agreements, Stephen J. Harrison and Thomas M. Harrison Jr. have each agreed not to:

  •
  compete with us during the period in which he is employed by us and until the end of the severance period;

  •
  disclose any confidential information without prior written consent of the board;

  •
  solicit or hire any of our or our subsidiaries' employees during the non-compete period; or

  •
  interfere with the relationships between us and our clients, suppliers, licensees, licensors, franchisees or any of our other business relations, during the non-compete period.

        In addition, each executive has agreed to disclose to us any and all inventions, as defined in such employment agreement, relating to our business conceived, developed or made by him during his employment and acknowledge that such inventions will be our property.

        We have also agreed as a closing condition to the USAuto acquisition, to issue to each of Stephen J. Harrison and Thomas J. Harrison, Jr. options to purchase 100,000 shares of our common stock at an exercise price equal to the fair market value at the time of grant. The options will be subject to vesting, which will be subject to acceleration upon certain events such as a change of control (as defined therein), termination of employment by such executive for good reason (as defined in their respective employment agreement), by us without cause (as defined in their respective employment agreement) or due to death or disability. Options shall terminate upon the first to occur: (i) the tenth anniversary of the date of grant, (ii) 12 months following the date of an executive's termination of employment by us for cause or (iii) 24 months following the date of an executive's termination of services for any reason other than cause.

Change of Control Arrangement

        In the event Mr. Edwards voluntarily terminates his employment other than for good reason within the 90-day period following any change of control of Liberté, we must make a lump sum payment to Mr. Edwards equal to one year's base salary at the rate then in effect and must maintain for one year following such termination all benefit plans, programs and arrangements in which Mr. Edwards was entitled to participate immediately prior to the date of the change of control.

Separation Agreement and Advisory Services Agreement

        In connection with the consummation of the USAuto acquisition, Mr. Edwards will resign as President and Chief Executive Officer of Liberté and his employment with us will be terminated. Mr. Edwards' employment agreement will be replaced with a separation agreement. Under the separation agreement, we will pay to Mr. Edwards all of the compensation required pursuant to his employment agreement upon his being terminated without cause. His employment agreement also contemplates that all of the options that are granted to Mr. Edwards will become fully vested and exercisable as of the date of his termination. See "Management—Employment Agreements" for a description of the payments owing to Mr. Edwards. Upon his termination, Mr. Edwards' non-vested unexercised options will fully vest, including 1,152,000 anti-dilution options to be granted to Mr. Edwards as a result of the rights offering, for a total of 2,953,575 shares of common stock underlying options. As a result, upon his termination, Mr. Edwards will have a total of 3,725,678 shares of common stock underlying unexercised options, provided he does not exercise any options prior to termination. As an additional condition to Mr. Edwards' termination, we have also agreed to assign and transfer to a new entity controlled by Mr. Edwards all of our rights, title and interest in our office space in Chicago, Illinois, and such new entity will assume all obligations under the lease, which obligations will be reimbursed by us during the term of the lease.

        In addition, we will enter into an advisory services agreement, whereby we will engage a new entity controlled by Mr. Edwards, as an advisor to First Acceptance Corporation to render advisory services (which services will be personally rendered by Mr. Edwards) in connection with financings, mergers and acquisitions and other related matters involving First Acceptance Corporation. In consideration for the advisory services to be provided, we will pay to the advisor a quarterly fee of $62,500 for a four year period, during which time the total number of hours Mr. Edwards will be required to spend providing advisory services will not exceed 100 hours during any 12 month period. The advisory agreement may be terminated by First Acceptance Corporation if the advisor fails or refuses to perform its services pursuant to the agreement, does any act, or fails to do any act which results in an indictment for or conviction of a felony or other similarly serious offense or upon the written agreement of the advisor. The advisor may terminate the agreement upon written consent of First Acceptance Corporation or if First Acceptance Corporation is in material breach of its obligations thereunder.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of January 15, 2004 by:

  •
  each person, or group of affiliated persons, known to us to own beneficially more than 5.0% of our common stock;

  •
  each of our directors;

  •
  each of our director nominees;

  •
  our Chief Executive Officer; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of January 15, 2004, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Percentage ownership prior to the offering is based on 20,589,430 shares of common stock outstanding as of January 15, 2004. Percentage ownership after the offering is based on 46,398,982 shares of common stock expected to be outstanding after the offering, as well as shares issued to certain of the current owners of USAuto as part of the acquisition. Pro forma beneficial ownership is calculated to include the maximum number of shares each person could purchase in the rights offering. Except as otherwise noted, the persons or entities named have sole voting power with respect to those shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Liberté Investors Inc., 200 Crescent Court, Suite 1365, Dallas, Texas 75201.

	Beneficial Ownership of Common Stock Prior to the Offering and Acquisition			Pro Forma Beneficial Ownership of Common Stock After the Offering and Acquisition
Name and Address	Number of Shares		Percent of Class (1)	Number of Shares		Percent of Class
5% Stockholders:
Hunter's Glen/Ford. Ltd. 200 Crescent Court, Suite 1350, Dallas, Texas 75201	9,362,739	(2)	45.47%	21,922,291		47.25%
Directors and Executive Officers:
Gerald J. Ford 200 Crescent Court, Suite 1350, Dallas, Texas 75201	9,362,739	(2)	45.47%	21,922,291		47.25%
Donald J. Edwards	1,105,436	(3)	5.17%	4,262,344	(3)	8.50%
Gene H. Bishop	219,000	(4)	1.06%	352,590		*
Harvey B. Cash	0		N/A	0		N/A
Jeremy B. Ford	596,500	(5)	2.90%	960,365		2.07%
Edward W. Rose, III	476,032	(6)	2.31%	766,411		1.65%
Gary Shultz	10,000	(7)	*	16,100		*
Ellen V. Billings	1,316		*	2,118		*
Stephen J. Harrison	0		N/A	6,625,000		14.28%
Thomas M. Harrison, Jr.	0		N/A	6,625,000		14.28%
All executive officers and directors as a group (8 persons)	11,174,523		54.27%	39,937,650		86.07%

*
Denotes ownership of less than 1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or disposition power with respect to securities. All shares indicated as beneficially owned are of our common stock.

(2)
Includes 8,002,439 shares owned through Hunter's Glen/Ford; 763,800 shares owned through Turtle Creek Revocable Trust; and 596,500 shares owned by Jeremy B. Ford, Gerald J. Ford's son. Because Gerald J. Ford is one of two general partners of Hunter's Glen/Ford, and the sole stockholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter's Glen/Ford, Gerald J. Ford is considered the beneficial owner of the shares of Liberté owned by Hunter's Glen/Ford. Gerald J. Ford is trustee of Turtle Creek Revocable Trust, Mr. Gerald J. Ford is considered the beneficial owner of the shares of Liberté owned by Turtle Creek.

(3)
Includes 333,333 shares owned by Mr. Edwards directly, and 772,103 shares under vested stock options awarded pursuant to our 2002 Incentive Plan. Mr. Edwards' pro forma beneficial ownership includes 1,152,000 additional options which were granted to Mr. Edwards pursuant to contractual obligations and 2,573,678 shares under vested stock options awarded pursuant to our 2002 Incentive Plan.

(4)
Includes 200,000 shares held by Mr. Bishop directly; 8,500 shares held by Mr. Bishop as trustee of the JHB 1994 Trust, a trust created for the benefit of Mr. Bishop's son; 5,200 shares held by John Hulen Bishop, Mr. Bishop's son; and 5,300 shares held by Ms. Kathryne Martin Morris, Mr. Bishop's step-daughter.

(5)
Jeremy Ford has been a director of Liberté since September 2000. It is anticipated that upon the consummation of the USAuto acquisition, that Jeremy Ford will resign as a director and employee of Liberté.

(6)
Willowwood Partners, L.P. owns 476,032 shares. Because Mr. Rose is the owner of Cardinal Portfolios Company, the general partner of Willowwood, he is also considered the beneficial owner of the shares that Willowwood owns. Willowwood and Mr. Rose share voting and investment power over the 476,032 shares.

(7)
Mr. Shultz has been a director of Liberté since November 1996. It is anticipated that Mr. Shultz will resign from the board of directors shortly before the consummation of the USAuto acquisition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We and Hunter's Glen/Ford have entered into a Registration Rights Agreement, dated August 16, 1996 (the "Purchaser Registration Rights Agreement"), pursuant to which Hunter's Glen/Ford and certain subsequent holders of the shares of common stock (the "Hunter's Glen Shares") were granted certain registration rights with respect to their shares until (i) such shares have been sold pursuant to a resale registration statement filed with the SEC, (ii) such shares have been sold under the safe-harbor provision of Rule 144 under the Securities Act or (iii) such shares have been otherwise transferred and we have issued new stock certificates representing such shares without a legend restricting further transfer. The holders of not less than 20% of the Hunter's Glen Shares may require us to file a shelf registration statement registering their sale of such shares. We will be required to maintain the effectiveness of such registration statement for two years. In addition, the holders of not less than 20% of the Hunter's Glen Shares may make two demands upon us to register their sale of such shares in underwritten offerings, provided that the shares to be sold have a fair market value in excess of $5.0 million. Finally, the holders of the Hunter's Glen Shares may require us to register the sale of their shares if we propose to file a registration statement under the Securities Act for its account or the account of its security holders, other than a registration statement concerning a business combination, an exchange of securities or an employee benefit plan. The holders of these registration rights may exercise them at any time until the holders of such shares own an aggregate of less than 5% of the outstanding shares of common stock and are no longer affiliates of ours under the U.S. federal securities laws. We will bear all of the expenses of these registrations, except any underwriters' commissions, discounts and fees, and the fees and expenses of any legal counsel to the holders of the Hunter's Glen Shares. Hunter's Glen/Ford owns 8,002,439 shares of common stock. Because Gerald J. Ford is one of two general partners of Hunter's Glen/Ford, and the sole stockholder of Ford Diamond Corporation, the other general partner of Hunter's Glen/Ford, he is considered the beneficial owner of the shares of common stock of Liberté by Hunter's Glen/Ford. The shares that Gerald J. Ford and his affiliates will acquire as part of the backstop arrangement are not covered by this registration agreement.

        The participation in the rights offering by entities affiliated with Gerald J. Ford requires the filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period under the HSR Act. The HSR Act filing fee is $45,000, which we have agreed to pay.

        We and Donald J. Edwards have entered into a Registration Rights Agreement, dated as of July 1, 2002 (the "Edwards Registration Rights Agreement"), pursuant to which Mr. Edwards was granted certain registration rights until (i) such shares have been sold pursuant to a resale registration statement filed with the SEC, (ii) such shares have been sold under the safe-harbor provision of Rule 144 under the Securities Act, or (iii) such shares have been otherwise transferred and we have issued new stock certificates representing such shares without a legend restricting further transfer. Under the Edwards Registration Rights Agreement, we filed a registration statement covering the shares of our common stock that Mr. Edwards owned as of July 1, 2002, as well as those shares he may acquire from time to time pursuant to the exercise of the stock options. Pursuant to the terms of the Edwards Registration Statement, this registration statement shall remain effective until the later of (i) the date which is 36 months following the date which the registration statement became effective and (ii) the date which is three months after such time on which Mr. Edwards is no longer an affiliate of ours. In addition, if we propose to register any of our securities for our own account or the account of our security holders under the Securities Act, other than on a registration statement concerning a business combination, an exchange of securities or any employee benefits plan, Mr. Edwards is entitled to request the inclusion of his registerable securities in such registration. We have borne and will continue to bear all of the expenses of these registrations, except any underwriters' commissions, discounts and fees, and the fees and expenses of any legal counsel to Mr. Edwards. Currently, none of the shares held by Mr. Edwards are subject to registration rights. In connection with the rights offering and the USAuto acquisition, pursuant to contractual obligations, Mr. Edwards will be issued options to purchase 1,152,000 shares of common stock, all of which will be subject to the registration rights described above.

        Jeremy B. Ford, a director of Liberté, is the son of Gerald J. Ford, the Chairman of the Board of Directors of Liberté. Jeremy B. Ford also an employee of Liberté. For the fiscal year ended June 30, 2003, Jeremy B. Ford's annual salary was $100,000, with a bonus of $30,000. It is anticipated that upon consummation of the USAuto acquisition, Mr. Jeremy B. Ford will resign as a director and employee of Liberté.

        Brandon L. Jones is our Senior Vice President of Business Development and is the son-in-law of Edward W. Rose, III, a director of Liberté. For the fiscal year ended June 30, 2003, Mr. Jones' annual salary was $200,000, with a bonus of $60,000. On December 1, 2002, pursuant to our 2002 Incentive Plan, we granted Mr. Jones an option to purchase 250,000 shares of our common stock at a strike price of $3.00 per share, which option will vest in its entirety simultaneously with the closing of the USAuto acquisition. In connection with the rights offering and the USAuto acquisition, pursuant to contractual obligations, Mr. Jones will be issued an additional option to purchase 123,000 shares of our common stock at a strike price of $3.00 per share. It is anticipated that upon consummation of the USAuto acquisition, Mr. Jones will resign as an employee of Liberté.

        During USAuto's fiscal year ended December 31, 2002, Stephen J. Harrison and Thomas M. Harrison, Jr. received payments totaling $800,000 in consideration of their personal guarantees of notes payable by USAuto. In connection with the consummation of the USAuto acquisition, Messrs. Stephen M. Harrison's and Thomas J. Harrison Jr.'s personal guarantees will be released, without any further obligation of payment by USAuto to either Stephen or Thomas Harrison.

        In connection with the merger agreement and as a condition to closing, we, Stephen J. Harrison and Thomas M. Harrison, Jr. (collectively referred to in this paragraph as the "Harrisons") will enter into a registration rights agreement, herein referred to as the "Harrison registration rights agreement," pursuant to which the Harrisons will be granted certain registration rights with respect to their shares acquired in connection with the merger until (i) the shares have been sold pursuant to a registration statement filed with the SEC, (ii) such shares have been sold under the safe-harbor provision of Rule 144 under the Securities Act, or (iii) all of the shares held by such holder can be sold pursuant to Rule 144(k) under the Securities Act. The agreement provides that whenever we propose to register any of our securities under the Securities Act, the Harrisons are entitled to request the inclusion of such securities in any registration statement at our expense. In addition, under the registration agreement, the holders of at least 25% of the registrable securities have the right at any time on or after the 3rd anniversary of the date of this agreement, subject to conditions, to require us to register any or all of their shares of common stock under the Securities Act on Form S-3, a "short-form registration"; provided however, the aggregate offering price shall be greater than $2.0 million. We are not required, however, to effect any such short-form registration within 12-months after the effective date of a prior demand registration and may postpone the filing of such registration for up to 180 days if we believe that such a registration would be materially detrimental to us or our business. In connection with all registrations pursuant to this agreement, we have agreed to indemnify all holders of registrable securities against liabilities caused by any untrue or alleged untrue statement of material fact set forth in the registration statement, prospectus, preliminary prospectus or any amendment thereto, any omission of material fact required to be stated therein or necessary to make statements therein not misleading or any alleged violation by us of the Securities Act, the Exchange act or any federal or state securities law or regulation promulgated thereunder. Each of the Harrisons have agreed to indemnify Liberté for similar violations caused by them to the extent that such violation occurs in relation to written information provided by them.

        In connection with the USAuto acquisition, we entered into a voting agreement with USAuto, Hunter's Glen/Ford and Turtle Creek Revocable Trust, herein referred to as Turtle Creek. In order to induce USAuto to enter into the merger agreement, each of Hunter's Glen/Ford and Turtle Creek, (collectively, for purposes of this paragraph only, the Stockholders) have agreed, subject to certain exceptions, to vote each of such Stockholder's respective shares of Liberté common stock, whether owned beneficially, of record or both, in favor of (i) the issuance of common stock as partial consideration under the merger agreement, (ii) the proposed restatement of Liberté's certificate of incorporation, (iii) the proposed amendment to Liberté's 2002 Incentive Plan and (iv) the election of two persons to Liberté's board of directors and to vote their respective shares against any action or agreement that would result in a material breach of any covenant, representation, warranty or other obligation of Liberté under the merger agreement. In the event that either Stockholder should fail to vote its shares in accordance with this voting agreement, each Stockholder has agreed to appoint USAuto as such entity's attorney in fact and proxy to vote and otherwise act with respect to the shares that each Stockholder may vote at any meeting of the Liberté stockholders or consent in lieu thereof. The voting agreement terminates on the earlier of (1) the closing of the USAuto acquisition or (2) the date on which the merger agreement is terminated in accordance with its terms.

        In connection with this rights offering, we have entered into a backstop agreement with Hunter's Glen/Ford, whereby Hunter's Glen/Ford has agreed to exercise its pro rata share of the rights issued as part of the rights offering and has also committed to backstop the rights offering, meaning it would purchase any shares that remain unsold in this offering at the same subscription price per share. Under the backstop agreement, we have made representations and warranties relating to our organization, good standing, capitalization and other corporate matters, due authorization of the back stop agreement and the issuance of the rights in the offering and brokers. Hunter's Glen/Ford made similar representations relating to its organization and corporate power, due authorization of the back stop agreement and the transactions contemplated thereby, brokers and its understanding of the investment risks associated with the rights it will be purchasing pursuant to the backstop agreement. Each party's obligation to consummate the transactions contemplated by the backstop agreement are subject to certain conditions, including, without limitation, obtainment of all necessary third party consents, effectiveness of the registration statement, no legal or judicial barriers to the rights offering, the listing of the common stock underlying the rights on the New York Stock Exchange, and the other party's representations and warranties therein being true and correct as of the closing date. The backstop agreement may be terminated at any time by either party (i) by mutual written consent of the parties, (ii) if any governmental entity has issued any suit or action challenging the validity or legality or seeking to the restrain the consummation of the transactions contemplated by this agreement; (iii) if the merger agreement is terminated in accordance with its terms. (iv) by us, if Hunter's Glen/Ford breaches in any material respect any of its representations, warranties or covenants and (iv) by Hunter's Glen/Ford, if we breach in any material respect any of our representations, warranties or covenants. We have agreed to indemnify Hunter's Glen/Ford for any losses suffered as a result of any breach of any representation, warranty, covenant or agreement made by us contained in the backstop agreement.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the terms of our capital stock and highlights some of the provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law. Since we are only providing a general summary of certain terms of our certificate of incorporation and bylaws, you should only rely on the actual provisions of the certificate of incorporation or the bylaws. If you would like to read the certificate of incorporation or bylaws, they are on file with the SEC. See "Where You Can Find More Information."

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 15, 2004, there were 20,589,430 shares of common stock outstanding and approximately 669 beneficial holders of common stock of record. All outstanding shares of common stock are fully paid and non-assessable. In connection with this rights offering and the USAuto acquisition, our board of directors has proposed, subject to stockholder approval, amending and restating our certificate of incorporation to, among other things, increase our number of authorized shares of common stock from 50,000,000 to 75,000,000.

        As of January 15, 2004, we also had outstanding, under our 2002 Incentive Plan, options to purchase 2,833,678 shares of our common stock at an exercise price of $3.00 per share. We have reserved 6,000,000 shares of common stock for the possible exercise of options under the 2002 Incentive Plan. In connection with this rights offering and the USAuto acquisition, our board of directors has proposed, subject to stockholder approval, increasing the number of shares of common stock reserved for issuance under the 2002 Incentive Plan from 6,000,000 to 8,500,000.

Description of Our Common Stock

        We are authorized to issue an aggregate of 50,000,000 shares of our common stock, par value $0.01 per share. In connection with this rights offering and the USAuto acquisition, our board of directors has proposed, subject to stockholder approval, amending and restating our certificate of incorporation to, among other things, increase our number of authorized shares of common stock from 50,000,000 to 75,000,000. In this rights offering, each stockholder will receive one right to purchase 0.61 shares of our common stock for each common share that such stockholder owns.

        The shares of our common stock to be distributed to the stockholders in the rights offering will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock, however, will be subject to the rights of the holders of any shares of preferred stock that we issue in the future.

        The stockholders will be entitled to one vote for each share of our common stock held. They will not possess any cumulative voting rights. Accordingly, subject to the voting rights of any holders of preferred stock, the holders of a majority of the shares of our common stock could elect all of our directors.

        Subject to any preferential rights of any outstanding preferred stock, the holders of our common stock will be entitled to receive, pro rata, such dividends, if any, as the board of directors declares out of funds legally available for distribution. Upon our liquidation, the holders of our common stock will be entitled to receive, pro rata, the assets available after we pay all creditors and the liquidation and other preferences with respect to any outstanding preferred stock. The holders of the shares of our common stock will not possess any preemptive, redemption or rights.

Description of Our Preferred Stock

        Our board of directors is authorized to issue from time to time, without stockholder authorization, up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Our board of directors will determine the rights and preferences of each series, including its conversion rights, dividend rights, liquidation preferences, redemption rights, sinking fund provisions and voting rights.

        The issuance of any shares of preferred stock could delay or prevent a change in control. In addition, our ability to issue shares of preferred stock could depress the market price of our common stock. Your rights as a holder of our common stock may be affected by any preferred stock we may issue. Our board of directors has no present plans to issue any preferred stock.

Anti-Takeover Provisions of Our Certificate of Incorporation, Bylaws and Delaware General Corporation Law

        Stockholders' Meetings.    Our bylaws provide that we are to have annual stockholders' meetings. Our certificate of incorporation and bylaws also provide that special stockholders' meetings may only be called by stockholders owning at least one-third of the outstanding shares of our common stock or our board of directors pursuant to a resolution approved by majority of the directors then in office. Our bylaws provide that a majority of the outstanding shares entitled to vote on a matter will constitute a quorum at any stockholders' meeting, except as otherwise provided under our certificate of incorporation, our bylaws, or applicable law. Except as required under our certificate of incorporation, our bylaws, or applicable law, the holders of a majority of the shares present, in person or proxy, and entitled to vote will decide all proposals presented at a stockholders' meeting at which a quorum exists. Any stockholder proposal or nomination for director at an annual meeting will only be considered if we receive written notice of that proposal or nomination in a specified form at least 60 days before the meeting, or if later, ten days after we send the first public notice of the meeting to our stockholders. With respect to special meetings, only those matters described in the notice of the meeting may be considered. In addition to any actions taken at stockholders' meetings, under the Delaware General Corporation Law, the holders of the required number of shares entitled to vote upon a particular matter may take action on that matter by written consent.

        Board of Directors.    Our certificate of incorporation and bylaws provide that our directors are to be elected annually by a plurality of the votes cast by those shares entitled to vote in the election of directors. Our stockholders will not be permitted to cumulate their votes when electing directors. In connection with the rights offering and the USAuto acquisition, our bylaws and certificate of incorporation will be amended to provide that our board of directors will establish the actual number of directors from time to time by a resolution adopted by no fewer than 75% of the directors then in office, provided that the total number of directors may not be less than two or more than 12. In comparison, our current certificate of incorporation and bylaws both provide that the number of directors be established by a resolution adopted by not less than a majority of the directors then in office. A majority of the number of directors established by our board of directors will constitute a quorum for the transaction of most business. A director may be removed from office with or without cause before the expiration of such director's term by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in the election of directors. Our board currently consists of seven directors, but will be increased to nine directors as a condition to the closing of the USAuto acquisition. In addition, in connection with this rights offering and the USAuto acquisition, our board of directors will amend and restate our bylaws to establish a nominating committee that oversees the nomination procedures for selecting directors that will run for election. Our bylaws will be further amended to require the affirmative supermajority vote of no fewer than 75% of the directors then in office to approve all nominations to our board and to fill any vacancies on the board. Our current bylaws do not contain any nomination procedures.

        Director Liability and Indemnification.    Our certificate of incorporation contains provisions that eliminate a director's liability to us for monetary damages for breach of the director's fiduciary duties, except in circumstances involving certain wrongful acts such as the breach of the duty of loyalty or acts or omissions not in good faith or involving intentional misconduct, a knowing violation of law, or a transaction in which the director derived an improper personal benefit. A director will also remain liable with respect to any improper distributions or other payments with respect to our shares. Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted under the Delaware General Corporation Law for claims arising in connection with acts or omissions in their service to us or services to others at our request. In addition, our charter requires us to advance to our directors and officers funds for expenses that they incur in the defense of such claims. We believe that these provisions will assist it in attracting and retaining qualified individuals to serve as directors and officers.

        In addition, we have entered into indemnification agreements with our directors and officers specifically providing for their indemnification and the advancement of funds for defense costs under certain circumstances. For further details regarding these indemnification agreements, please see "Management—Director and Officer Indemnifications and Limitations of Liability."

        Share Transfer Restrictions.    Our certificate of incorporation contains prohibitions on the transfer of the shares of our common stock. Our certificate of incorporation generally prohibits any transfer of shares of common stock, any other subsequently issued voting stock or stock that participates in our earnings or growth, and certain options with respect to shares of our common stock and such other shares, if the effect of the transfer would (i) cause any person to own 4.9% or more (by aggregate value) of the outstanding shares of such stock or options, (ii) increase the ownership position of any person that already owns 4.9% or more (by aggregate value) of the outstanding shares, or (iii) cause any person to be treated like the owner of 4.9% or more (by aggregate value) of the outstanding shares of such stock for tax purposes. The determination of percentage ownership for this purpose will be extremely complicated, and includes all shares owned directly by a person as well as all shares owned indirectly by that person or attributed to that person under complex attribution rules set forth in the Internal Revenue Code and Treasury regulations. For this purpose, "person" is defined broadly to mean any individual, corporation, estate, debtor, association, company, partnership, joint venture, or similar organization, including any group of persons acting together within the meaning of the Treasury regulations.

        A purported transfer of shares in violation of our certificate of incorporation would result in the purported transfer being void, and would require the purported transferee to surrender the shares or options and any dividends received on them to an agent designated by us. The agent would then sell the shares in an arm's length transaction. If the purported transferee has resold the shares before receiving our demand to surrender them, the purported transferee would generally be required to transfer to the agent the proceeds of the sale and any distributions the transferee received with respect to such shares. After paying its expenses and reimbursing the purported transferee for the price paid for the shares (or the fair market value of the shares at the time of a purported transfer by gift, inheritance, or similar transfer), the agent would pay any remaining amounts to charities designated by us.

        Our certificate of incorporation also provides that we may require, as a condition to the registration of the transfer of any shares of our common stock, that the proposed transferee furnish to us all information reasonably requested by us with respect to the proposed transferee's direct or indirect ownership interest in, and options to acquire, shares of our common stock. Our board of directors will have the power to approve certain transfers that would otherwise be prohibited under the foregoing provisions.

        The board of directors will waive the share transfer restrictions in our certificate of incorporation solely for purposes of this rights offering (including in connection with the backstop arrangement) and the USAuto acquisition.

        Super-majority Voting Requirements.    The Delaware General Corporation Law generally provides that the affirmative vote of at least a majority of the outstanding shares is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the shares then entitled to vote in the election of directors to amend or repeal our certificate of incorporation provisions described above concerning stockholders' meetings, our board of directors, and the transfer restrictions on our shares of our common stock and other voting or participating stock.

        Interested Stockholder Statute.    We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" transactions with any "interested stockholder" for three years after the transaction in which the person became an interested stockholder, unless:

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  the transaction is approved by the board of directors prior to the date the "interested stockholder" obtained such status;

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  upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

        A "business combination" is defined to include an asset sale, merger, or other transactions resulting in financial benefit to a stockholder. Subject to certain exceptions, an "interested stockholder" includes a person who owns 15% or more of the corporation's outstanding voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Liberté. In addition, Section 203 could discourage a person from seeking to acquire us, which could depress the price of our common stock. Section 203 will be inapplicable to a purchaser in the rights offering.

Listing

        Our common stock is currently listed on the New York Stock Exchange under the symbol "LBI." Following the consummation of the USAuto acquisition, we intend to trade under the symbol "FAC."

PLAN OF DISTRIBUTION

        On or about                        , 2004, we will distribute the rights, rights certificates and copies of this joint proxy statement/prospectus to individuals who owned shares of common stock on                        , 2004. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent, the Bank of New York, at the following address:

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, New York 10286-1248	By Hand or Overnight Courier: The Bank of New York Tender & Exchange Department 101 Barclay Street, 11 W New York, New York 10286

See "The Rights Offering—Method of Exercising Rights." If you have any questions, you should contact Ellen V. Billings, Secretary, by mail at 200 Crescent Court, Suite 1365, Dallas, Texas 75201 or telephone (214) 871-5935.

        Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

        To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this joint proxy statement/prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

        In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax consequences of the receipt of rights in the rights offering and the ownership, exercise and disposition of the rights to U.S. holders, as defined below. This discussion is based on the Internal Revenue Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors subject to special treatment under the U.S. federal income tax laws, including, but not limited to, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers. This discussion also does not address any aspect of state, local or foreign income or other tax laws. This discussion is limited to U.S. holders which hold our common stock as a capital asset. For purposes of this discussion, a "United States holder" is a holder that is, for U.S. federal income tax purposes,

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  a citizen or resident of the United States,

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  a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof,

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  an estate the income of which is subject to United States federal income taxation regardless of its source, or

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  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        You should consult your tax advisor as to the particular tax consequences of your receipt of rights in the rights offering and the ownership, exercise and disposition of the rights, including the applicability of any federal estate or gift tax laws or any state, local or foreign tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

Receipt of the Rights

        You will not recognize taxable income for United States federal income tax purposes in connection with the receipt of rights in the rights offering.

Tax Basis and Holding Period of the Rights

        The tax basis of the rights received by you in the rights offering will be zero unless either (1) the fair market value of the rights on the date such rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which they are received or (2) you elect, in your United States federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such common stock to the rights. If either (1) or (2) is true, a portion of your basis in the common stock with respect to which the rights are received may be allocated to such rights if you exercise the rights. If either (1) or (2) is true and if you exercise the rights before you dispose of the common stock with respect to which they are received, your tax basis in your common stock will be allocated between the rights and the common stock with respect to which the rights were received in proportion to their respective fair market values on the date the rights are distributed. You should consult with your tax advisor regarding the value, if any, of the rights and the determination of the proper allocation of basis between the rights and the common stock with respect to which the rights are received if you dispose of such stock before you exercise the rights.

        Your holding period for the rights received in the rights offering will include your holding period for the common stock with respect to which the rights were received.

Expiration of the Rights

        If you allow rights received in the rights offering to expire, you will not recognize any gain or loss. If you have tax basis in the rights, the tax basis of the common stock owned by you with respect to which such rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the rights in the rights offering.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

        Generally, you should not recognize any gain or loss upon the exercise of rights received in the rights offering, and the tax basis of the shares of common stock acquired through exercise of the rights should equal the sum of the subscription price for the shares and your tax basis, if any, in the rights as described above. However, if you exercise the rights received in the rights offering after disposing of the shares of common stock with respect to which the rights are received, you should consult your tax advisor concerning these circumstances, including (i) the allocation of tax basis between the common stock previously sold and the rights (as discussed above in "Tax Basis and Holding Period of the Rights"), (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (iii) the impact of such allocation on the tax basis of the common stock acquired through exercise of the rights. The holding period for the shares of common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Dividends on Shares of Common Stock

        Distributions, if any, on shares of common stock acquired through the exercise of rights generally will be taxable to you as ordinary income to the extent that the cash and fair market value of property distributed does not exceed your pro rata share of our current and accumulated earnings and profits, if any. There is an exception to this treatment for distributions that constitute "qualified dividend income," as described below. Any distributions in excess of our current and accumulated earnings and profits will reduce your tax basis in such common stock until your basis is reduced to zero, and any further distribution will be treated as gain from the sale of such common stock.

        As a result of changes made by the Jobs and Growth Tax Relief Reconciliation Act of 2003, "qualified dividend income" received by noncorporate holders of stock is currently taxed at the capital gain rate, which is currently a maximum of 15%. The tax on "qualified dividend income" is currently scheduled to increase after 2008. Dividends that we pay with respect to common stock acquired through the exercise of rights generally will be qualified dividend income provided that (i) you are an individual, (ii) you hold such common stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, and (iii) you meet certain other requirements.

Sale of Shares of Common Stock

        You generally should recognize capital gain or loss upon the sale of common stock acquired through the exercise of rights in an amount equal to the difference between the amount realized and your tax basis in the common stock. The capital gain or loss should be long-term if your holding period in the shares is more than one year. Generally, long-term capital gains recognized by individuals are taxable at a maximum rate of 15%, and long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains generally are taxed at the rates applicable to ordinary income. Your ability to use any capital loss is subject to substantial restrictions.

Information Reporting and Backup Withholding

        Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of common stock acquired through the exercise of rights. This withholding generally applies only if you (i) fail to furnish your social security or other taxpayer identification number ("TIN"), (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You should consult your tax advisors as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

        Certain legal matters in connection with the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP, a limited liability partnership including professional corporations, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of Liberté and subsidiaries as of June 30, 2003 and 2002, and for each of the years in the three-year period ended June 30, 2003, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of USAuto as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to USAuto's changing its method of accounting for goodwill and other intangible assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this joint proxy statement/prospectus.

        This joint proxy statement/prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement.

        For more information about our company and the common stock offered by this joint proxy statement/prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. In addition, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from the SEC's world wide web site at www.sec.gov.

Annex A

(Morgan Joseph & Co. Inc. Letterhead)

December 10, 2003

Board of Directors
Liberté Investors Inc.
200 Crescent Court, Suite 200
Dallas, TX 75201

Gentlemen:

        We understand that Liberté Investors Inc. (the "Company") and USAuto Holdings, Inc. (the "Target") propose to enter into an Agreement and Plan of Merger by and among Liberté Investors Inc., USAH Merger Sub, Inc. and USAuto Holdings, Inc. (the "Agreement") whereby the Company will acquire all of the outstanding shares of the Target for consideration of $76,000,000 in cash and up to 14,000,000 shares of the Company's common stock (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are more fully described in the Agreement.

        You have requested our opinion, as investment bankers, as to the fairness to the Company and its stockholders, from a financial point of view, of the consideration to be paid by the Company in connection with the Proposed Transaction.

        Morgan Joseph & Co. Inc. ("Morgan Joseph"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. We will receive a fee for rendering this opinion. In addition, Morgan Joseph regularly advises corporate clients with regard to financing and other transactions. Morgan Joseph received a fee from the Target in connection with the arrangement of a new credit facility in March 2003. In the ordinary course of business, we may trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

        In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

            (i)  a draft of the Agreement dated December 9, 2003 and draft versions of related documents;

           (ii)  the Company's Annual Reports on Form 10-K and certain other public filings for each of the fiscal years in the three-year period ended June 30, 2003 and for the three-month period ended September 30, 2003;

          (iii)  audited financial statements of the Target as of December 31, 2001 and December 31, 2002 and for each of the three years in the three-year period ended December 31, 2002, and unaudited interim statements for the nine months ended September 30, 2003; and

          (iv)  certain internal information and other data relating to the Company and the Target, their respective businesses and prospects, including forecasts and projections, provided to us by management of the Company and the Target.

We have also met with and had discussions with certain officers and employees of the Company and the Target concerning their respective business and operations, assets, present condition and prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and have not attempted independently to verify such information, nor do we assume any responsibility to do so. We have assumed that the Company's and the Target's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgment of the Company's and the Target's management as to the future financial condition and results of operations of the Company and the Target. We have not conducted a physical inspection of the properties and facilities of the Company or the Target, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities. We assumed that there were no material changes in the Company's or the Target's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

        This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company's underlying business decision to approve the Proposed Transaction or constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the Proposed Transaction. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Proposed Transaction sent to the Company's stockholders.

        Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company and its stockholders.

Very truly yours,
/s/ MORGAN JOSEPH & CO. INC.

A-2

Annex B

RESTATED
CERTIFICATE OF INCORPORATION
OF
LIBERTÉ INVESTORS INC.

        LIBERTÉ INVESTORS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

        FIRST, that the name of the Corporation is Liberté Investors Inc. The Corporation's original certificate of incorporation was filed with the Delaware Secretary of State on March 29, 1996 under the name Liberté Investors Inc.

        SECOND, that the board of directors of the Corporation adopted a resolution proposing and declaring advisable the following Restated Certificate of Incorporation.

ARTICLE I

        The name of the Corporation is First Acceptance Corporation.

ARTICLE II

        The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

        The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        The total number of shares of stock that the Corporation shall have authority to issue is 85,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"); and (ii) 75,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

        The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, and, to the fullest extent permitted by law, to increase or decrease, from time to time, the number of shares to be included in each such series, and to fix, and if no shares of stock of the series have been issued, to amend, the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

ARTICLE V

        The number of directors that shall constitute the whole board of directors shall from time to time be fixed exclusively by the board of directors by a resolution adopted by a supermajority vote of the board of directors representing the affirmative vote of no fewer than 75% (rounding to the nearest whole number) of the persons comprising the whole board of directors. In no event shall the number of directors that constitute the whole board of directors be fewer than two or more than twelve. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall hold office until the next annual meeting of stockholders and until his successor is elected and qualified or, if earlier, until his death, resignation, or removal from office. Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

ARTICLE VI

        All of the power of the Corporation, insofar as it may be lawfully vested by this Certificate of Incorporation in the board of directors, is hereby conferred upon the board of directors of the Corporation. In furtherance of and not in limitation of that power or the powers conferred by law, (1) a majority of directors then in office (or such higher percentage as may be specified in the bylaws with respect to any provision thereof) shall have the power to adopt, amend, and repeal the bylaws of the Corporation; and (2) notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the bylaws of the Corporation shall not be adopted, altered, amended, or repealed by the stockholders of the Corporation except in accordance with the provisions of the bylaws and by the vote of the holders of not less than a majority of the outstanding shares of stock then entitled to be voted generally in an election of directors, voting together as a single class, or such higher vote as is set forth in the bylaws. In the event of a direct conflict between the bylaws of the Corporation and this Certificate of Incorporation, the provisions of this Certificate of Incorporation shall be controlling. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

        Special meetings of the stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed by either the board of directors, pursuant to a resolution approved by a majority of the whole board of directors at the time in office or the holders of not less than one-third of the Common Stock. Special meetings of the preferred stockholders of the Corporation, and any proposals to be considered at such meetings, may be called and proposed as provided by law or in the certificate or certificates establishing the Preferred Stock. Except as otherwise required by law or regulation, no business proposed by a stockholder to be considered at an annual meeting of the common stockholders (including the nomination of any person to be elected as a director of the Corporation) shall be considered by the common stockholders at that meeting unless, no later than sixty days before the annual meeting of common stockholders or (if later) ten days after the first public notice of that meeting is sent to common stockholders, the Corporation receives from the stockholder proposing that business a written notice that sets forth (1) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (2) with respect to each such stockholder, that stockholder's name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of stock of the Corporation beneficially owned by that stockholder; (3) any interest of the stockholder in the proposed business; (4) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (5) with respect to each nominee, that nominee's name, business address and telephone number, residence address and telephone number, the number of shares, if any, of each class of stock of the Corporation owned directly and beneficially by that nominee, and all information relating to that nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any provision of law subsequently replacing Regulation 14A), together with a notarized letter signed by the nominee stating his or her acceptance of the nomination by that stockholder, stating his or her intention to serve as director if elected, and consenting to being named as a nominee for director in any proxy statement relating to such election. The person presiding at the annual meeting shall determine whether business (including the nomination of any person as a director) has been properly brought before the meeting and, if the facts so warrant, shall not permit any business (or voting with respect to any particular nominee) to be transacted that has not been properly brought before the meeting. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VII.

ARTICLE VIII

        1.     In order to preserve the net operating loss carryovers, capital loss carryovers, and built-in losses (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the regulations thereunder, the following restrictions shall apply until the earlier of (x) January 1, 2012, (y) the repeal of Section 382 of the Code if the board of directors determines that the restrictions are no longer necessary, or (z) the beginning of a taxable year of the Corporation to which the board of directors determines in writing that no Tax Benefits may be carried forward, unless the board of directors of the Corporation shall fix an earlier or later date in accordance with paragraph 9 of this Article VIII (such date is sometimes referred to herein as the "Expiration Date"):

          (a)   Except as otherwise permitted pursuant to subparagraph 1(b), no person (as herein defined) other than the Corporation shall engage in any Transfer (as herein defined) with any person to the extent that such Transfer, if effective, would (i) cause the Ownership Interest Percentage (as herein defined) of any person or Public Group (as herein defined) to increase to 4.9 percent or above, or from 4.9 percent or above to a greater Ownership Interest Percentage or (ii) create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

        For purposes of this Article VIII:

              (i)  "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or other entity or organization, including, without limitation, any "entity" within the meaning of Treasury Regulation Section 1.382-3(a);

             (ii)  a person's "Ownership Interest Percentage" shall be the sum of such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation and such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the Corporation, any ownership interest in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(i)(A), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any Option Right to acquire Stock shall be considered exercised;

            (iii)  "Stock" shall mean shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not described in Section 1504(a)(4) solely because it is entitled to vote as a result of dividend arrearages), any Option Rights to acquire Stock, and all other interests that would be treated as stock of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18);

            (iv)  "Public Group" shall mean a group of individuals, entities or other persons described in Treasury Regulation Section 1.382-2T(f)(13);

             (v)  "Option Right" shall mean any option, warrant, or other right to acquire, convert into, or exchange or exercise for, or any similar interests in, shares of Stock;

            (vi)  "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event, that causes a person to acquire or increase an Ownership Interest Percentage in the Corporation, or any agreement to take any such actions or cause any such events, including (x) the granting or exercise of any Option Right with respect to Stock, (y) the disposition of any securities or rights convertible into or exchangeable or exercisable for Stock or any interest in Stock or any exercise of any such conversion or exchange or exercise right, and (z) transfers of interests in other entities that result in changes in direct or indirect ownership of Stock, in each case, whether voluntary or involuntary, of record, and by operation by law or otherwise; provided, however, that a pledge shall not be deemed a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer;

           (vii)  "Optionee" means any person holding an Option Right to acquire Stock; and

          (viii)  Transferee" means any person to whom Stock is transferred.

          (b)   Any Transfer that would otherwise be prohibited pursuant to subparagraph 1(a) may nonetheless be permitted if information relating to a specific proposed transaction is presented to the board of directors of the Corporation and the board of directors determines in its discretion (x) based upon an opinion of legal counsel selected by the board of directors, that such transaction will not jeopardize or create a material limitation on the Corporation's then current or future ability to utilize its Tax Benefits, taking into account both the proposed transaction and potential future transactions, or (y) that the overall economic benefits of such transaction to the Corporation outweigh the detriments of such transaction. Nothing in this subparagraph shall be construed to limit or restrict the board of directors of the Corporation in the exercise of its fiduciary duties under applicable law.

        2.     Unless approval of the board of directors of the Corporation is obtained as provided in subparagraph 1(b) of this Article VIII, any attempted Transfer that is prohibited pursuant to subparagraph 1(a) of this Article VIII, to the extent that the amount of Stock subject to such prohibited Transfer exceeds the amount that could be transferred without restriction under subparagraph 1(a) (such excess hereinafter referred to as the "Prohibited Interests"), shall be void ab initio and not effective to transfer ownership of the Prohibited Interests with respect to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a stockholder of the Corporation with respect to the Prohibited Interests (including, without limitation, the right to vote or to receive dividends with respect thereto), or otherwise as the holder of the Prohibited Interests.

          (a)   Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Interests within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Interests that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Interests to an unrelated party in an arm's length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Interests as agent for the person who initially purported to transfer the Prohibited Interests to the Purported Acquiror (the "Initial Transferor"), and in lieu of transferring the Prohibited Interests to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subparagraph 2(b) if the Prohibited Interests had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Interests by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Interests.

          (b)   The Agent shall sell in an arm's length transaction (on the exchange on which the Shares are listed, if possible) any Prohibited Interests transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (x) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Interests, and (y) where the purported Transfer of the Prohibited Interests to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Interests at the time of such purported Transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent performing its duties under this paragraph.

        3.     In the event of any Transfer which does not involve a transfer of "securities" of the Corporation within the meaning of the Delaware General Corporation Law, as amended ("Securities"), but which would cause a person or Public Group (the "Prohibited Party") to violate a restriction provided for in this Article VIII, the application of subparagraph 2(a) and subparagraph 2(b) shall be modified as described in this paragraph 3. In such case, the Prohibited Party and/or any person or Public Group whose ownership of the Corporation's Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest that is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of subparagraph 1(a) of this Article VIII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Prohibited Interests and shall be disposed of through the Agent as provided in subparagraph 2(a) and subparagraph 2(b) of this Article VIII, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Interests at the time of the purported Transfer. All expenses incurred by the Agent in disposing of the Prohibited Interests shall be paid out of any amounts due the Prohibited Party Group.

        4.     Within thirty (30) business days of learning of a purported Transfer of Prohibited Interests to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Interests, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph 4 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set forth in this paragraph 4 shall not constitute a waiver of any right of the Corporation under this Article VIII.

        5.     Upon a determination by the board of directors of the Corporation that there has been or is threatened a purported Transfer of Prohibited Interests to a Purported Acquiror, the board of directors of the Corporation may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article VIII, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer.

        6.     The Corporation may require as a condition to the registration of the transfer of any shares of its Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interests in, or options to acquire, Stock.

        7.     All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article VIII shall bear a conspicuous legend referencing the restrictions set forth in this Article VIII.

        8.     Any persons who knowingly violate the restrictions on the Transfer set forth in this Article VIII will be liable to the Corporation for any costs incurred by the Corporation as a result of such violation.

        9.     Nothing contained in this Article VIII shall limit the authority of the board of directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the board of directors of the Corporation may, by adopting a written resolution of the board of directors, (a) accelerate or extend the Expiration Date, (b) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subparagraph (a)(i), or (c) modify the definitions of any terms set forth in this Article VIII; provided that the board of directors shall determine in writing that such acceleration, extension, change, or modification is reasonably necessary or advisable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to all stockholders of this Corporation within ten days after the date of any such determination.

        10.   The Corporation and the board of directors shall be fully protected in relying in good faith upon the information, opinions, reports, or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article VIII, and the board of directors shall not be responsible for any good faith errors made in connection therewith.

        11.   Nothing contained in this Article VIII shall preclude the settlement of any transaction involving stock entered into through the facilities of the New York Stock Exchange or any other national securities exchange. The application of the provisions and remedies described in this Article VIII shall be deemed not to so preclude any such settlement.

        12.   Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of not less than two-thirds of the shares of the Corporation then entitled to be voted generally in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

        The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article IX is in effect. Any repeal or amendment of this Article IX shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article IX. Such right shall include the right to be paid by the Corporation reasonable expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the reasonable expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

        The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

        Nothing in this Article IX, however, shall require the Corporation to indemnify any person with respect to any proceeding initiated by such person, other than a proceeding solely seeking enforcement of the Corporation's indemnification obligations to such person or a proceeding authorized by the board of directors.

        As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE X

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article X by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article X, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Delaware General Corporation Law.

        THIRD, that pursuant to a consent in lieu of a special meeting of the Corporation's stockholders, the stockholders have approved this Restated Certificate of Incorporation and that this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Liberté Investors Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this         day of                        , 2004.

[Name and Title]

Annex C

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIBERTÉ INVESTORS INC.,

USAH MERGER SUB, INC.,

USAUTO HOLDINGS, INC.

AND

THE STOCKHOLDERS OF USAUTO HOLDINGS, INC.

DATED AS OF DECEMBER 15, 2003

C-ii

List of Exhibits

Exhibit 1.10(c)	Form of Letters of Transmittal
Exhibit 8.2(c)(1)	Form of Restated Certificate of Incorporation
Exhibit 8.2(c)(2)	Form of Amended and Restated Bylaws
Exhibit 9.1(e)	Form of Advisory Services Agreement
Exhibit 9.2(c)	Form of Registration Rights Agreement
Exhibit 9.2(d)(1) and (d)(2)	Form of Employment Agreement
Exhibit 9.2(e)	Form of Nonqualified Stock Option Agreement
Exhibit 9.2(f)	Form of Separation Agreement with Donald J. Edwards
Exhibit 9.2(g)(1) - (g)(4)	Form of Severance Agreements
Exhibit 9.2(m)	Form of Certificate of Chief Executive Officer of Liberté Investors Inc. and USAH Merger Sub, Inc.
Exhibit 9.2(n)	Form of Legal Opinion of Morris, Nichols, Arsht & Tunnell
Exhibit 9.3(h)	Form of Affidavit of USAuto Holdings, Inc.
Exhibit 9.3(i)	Form of Certificate of Chief Executive Officer of USAuto Holdings, Inc.

C-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 15, 2003, is made by and among Liberté Investors Inc., a Delaware corporation ("LBI"), USAH Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LBI ("Merger Sub"), USAuto Holdings, Inc., a Delaware corporation ("USAuto"), and the stockholders of USAuto set forth on the Schedule of USAuto stockholders attached hereto (each a "USAuto Stockholder" and, collectively, the "USAuto Stockholders"). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Section 11.15 of this Agreement.

        WHEREAS, the respective Boards of Directors of LBI and USAuto deem it advisable and in the best interests of each such corporation and their respective stockholders that LBI and USAuto engage in a business combination in order to advance the long-term strategic business interests of LBI and USAuto;

        WHEREAS, the combination of LBI and USAuto shall be effected by the terms of this Agreement through a merger of USAuto with and into Merger Sub as outlined below (the "Merger");

        WHEREAS, in furtherance thereof, the respective Boards of Directors of LBI, Merger Sub and USAuto have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which all shares of common stock, no par value per share, of USAuto ("USAuto Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of USAuto Common Stock held in the treasury of USAuto, will be converted into the right to receive in the aggregate $76,000,000 in cash and up to 14,000,000 shares of common stock, par value $0.01 per share, of LBI ("LBI Common Stock") as set forth in Section 1.7(a);

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder by reason of Code Section 368(a)(2)(D); and

        WHEREAS, concurrent with the execution of this Agreement, certain stockholders of LBI have executed and delivered (i) voting agreements, whereby such stockholders have agreed, subject to the terms and conditions of such agreements, to vote in favor of this Agreement and the transactions contemplated herein and (ii) a backstop agreement pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreement, to guarantee full subscription of the Rights Offering.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), USAuto shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of USAuto shall cease, and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

        Section 1.2    Effective Time.    At the Closing, as soon as practicable following the satisfaction of the conditions set forth in Article IX, the parties shall (a) file a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such subsequent time as LBI and USAuto mutually agree in writing), which time shall be specified in the Certificate of Merger (the actual time and date the Merger becomes effective is referred to herein as the "Effective Time").

        Section 1.3    Effects of the Merger.    At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of USAuto and Merger Sub shall become vested in the Surviving Corporation, and all debts, liabilities and duties of USAuto and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Certificate of Incorporation.    The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that such certificate of incorporation shall be amended to reflect that the name of the Surviving Corporation will be "USAuto Holdings, Inc." as of the Effective Time), until thereafter changed or amended as provided therein or by applicable law.

        Section 1.5    Bylaws.    The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        Section 1.6    Officers and Directors of Surviving Corporation.    The officers of USAuto, as of immediately prior to the Effective Time, shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal (or otherwise ceasing to be an officer) or until their respective successors are duly elected and qualified. The directors of Merger Sub, as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal (or otherwise ceasing to be a director) or until their respective successors are duly elected and qualified.

        Section 1.7    Effect on Capital Stock.    As a result of the Merger and without any action on the part of any holder thereof, at the Effective Time:

        (a)   each share of USAuto Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of USAuto Common Stock held in the treasury of USAuto, all of which shall be canceled as provided in Section 1.7(b)) shall be converted into the right to receive the amount of cash and the number of validly issued, fully paid and non-assessable shares of LBI Common Stock, in each case set forth on the attached Schedule of Consideration opposite the name of the holder of such share of USAuto Common Stock as of the date hereof (all such cash consideration, LBI Common Stock and cash paid pursuant to Section 1.9 in lieu of fractional shares of LBI Common Stock, is referred to herein, collectively, as the "Merger Consideration");

        (b)   each share of USAuto Common Stock held in the treasury of USAuto, shall cease to be outstanding and shall be canceled and retired, and no cash, LBI Common Stock or other consideration shall be delivered in exchange for any such share of USAuto Common Stock;

        (c)   each certificate or certificates that immediately prior to the Effective Time represented any USAuto Common Stock (collectively, the "Certificates") (other than shares of USAuto Common Stock held in the treasury of USAuto, all of which shall be canceled as provided in Section 1.7(b)) shall represent, and shall be deemed to represent, from and after the Effective Time, the portion of Merger Consideration determined in accordance with Section 1.7(a) attributable to the USAuto Common Stock represented by the Certificate therefor; and

        (d)   each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        Section 1.8    Certain Adjustments.    In the event that, during the period commencing on the date hereof and continuing until the Effective Time, the outstanding USAuto Common Stock and/or the outstanding LBI Common Stock is changed into a different number or class of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, the attached Schedule of Consideration shall be appropriately adjusted to provide the holders of USAuto Common Stock with the same economic effect as was contemplated by this Agreement prior to such event.

        Section 1.9    No Fractional Shares of LBI Common Stock.

        (a)   No fractional shares of LBI Common Stock (or certificates or scrip representing fractional shares of LBI Common Stock) shall be issued, and no book-entry credit in respect of fractional shares of LBI Common Stock shall be made, in the Merger or upon the surrender of any Certificate, and no such fractional interest shall entitle the owner thereof to vote or to have any rights as a holder of LBI Common Stock or as a stockholder of LBI.

        (b)   Notwithstanding any implication to the contrary contained in this Agreement, each holder of shares of USAuto Common Stock who would otherwise have been entitled to receive a fraction of a share of LBI Common Stock as a result of the conversion of such USAuto Common Stock into LBI Common Stock in accordance with Section 1.7(a) shall be paid, in lieu of such fractional share, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of LBI Common Stock and (ii) the closing price for a share of LBI Common Stock on the New York Stock Exchange on the date of the Effective Time or, if such date is not a Business Day, the first Business Day immediately following the date of the Effective Time.

        Section 1.10    Exchange of Certificates.

        (a)    Appointment of Exchange Agent.    Prior to the Effective Time, LBI shall appoint the transfer agent for LBI Common Stock as the exchange agent hereunder for the purpose of exchanging Certificates representing the right to receive Merger Consideration (the "Exchange Agent"). Subject to the provisions of paragraph (c) of this Section 1.10, at or prior to the Effective Time, LBI shall (i) deposit with the Exchange Agent, in trust for the benefit of holders of Certificates, cash sufficient to pay the aggregate amount of cash to which the holders of USAuto Common Stock become entitled as of the Effective Time pursuant to Section 1.7(a) (the "Aggregate Cash Consideration") and (ii) irrevocably authorize LBI's transfer agent to issue certificates representing the number of whole shares of LBI Common Stock to which the holders of USAuto Common Stock become entitled as of the Effective Time pursuant to Section 1.7(a). In addition, LBI agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.9 and any dividends and other distributions pursuant to Section 1.11. All cash and certificates representing LBI Common Stock deposited with the Exchange Agent are hereinafter referred to as the "Exchange Fund."

        (b)    Exchange Procedures.    Subject to the provisions of the immediately following paragraph (c), as soon as reasonably practicable after the Effective Time, LBI shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as LBI may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a wire transfer of immediately available funds in the amount equal to the portion of the Aggregate Cash Consideration that such holder has the right to receive in respect of the shares of USAuto Common Stock represented by such Certificate as determined in accordance with Section 1.7, (B) certificates representing one or more shares of LBI Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares into which such holder's shares of USAuto Common Stock have been converted pursuant to Section 1.7 (after taking into account all shares of USAuto Common Stock then held by such holder)

and (C) a check or wire transfer of immediately available funds in the amount equal to the cash that such holder has the right to receive pursuant to Sections 1.9 and 1.11(b) . No interest will be paid or will accrue on any cash payable pursuant to Section 1.9 or 1.11(b). In the event of a transfer of ownership of USAuto Common Stock which is not registered in the transfer records of USAuto, a check or wire transfer in an amount equal to the portion of the Aggregate Cash Consideration payable in respect of such USAuto Common Stock, one or more shares of LBI Common Stock evidencing, in the aggregate, the proper number of shares of LBI Common Stock, a check in the proper amount of cash in lieu of any fractional shares of LBI Common Stock pursuant to Section 1.9 and any dividends or other distributions to which such holder is entitled pursuant to Section 1.11, may be issued with respect to such USAuto Common Stock to such a transferee if the Certificate which formerly represented such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c)    Closing Date Exchange.    Notwithstanding the provisions of the immediately preceding paragraph (b), if on the Closing Date the USAuto Stockholders surrender the Certificates and deliver duly executed and completed letters of transmittal in substantially the form attached hereto as Exhibit 1.10(c), LBI shall deliver to the USAuto Stockholders the Merger Consideration on the Closing Date.

        Section 1.11    Distributions in Respect of Unsurrendered Certificates.

        (a)   Subject to Section 1.11(b), until surrendered and exchanged in accordance with Section 1.10(b), each Certificate shall, after the Effective Time represent solely the right to receive the portion of Merger Consideration determined in accordance with Section 1.7 attributable to such shares of USAuto Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Section 1.11(b), and shall represent no other rights. From and after the Effective Time, the Surviving Corporation shall be entitled to treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of USAuto Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates. Three hundred sixty days following the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all shares of LBI Common Stock and cash (including any interest earned with respect thereto) deposited by LBI that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and unpaid dividends and distributions thereon (as determined in accordance with Section 1.11(b)) deliverable or payable upon due surrender of their Certificates. Neither the Exchange Agent nor any party hereto shall be liable to any holder of shares of USAuto Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official after such 360-day period pursuant to any applicable abandoned property, escheat, or similar law.

        (b)   Whenever a dividend or other distribution is declared by LBI on the LBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement (without interest thereon), provided that no dividends or other distributions declared or made with respect to LBI Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the share(s) of USAuto Common Stock represented thereby unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.10(b).

        Section 1.12    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to have been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the shares of

USAuto Common Stock represented by such Certificate were converted pursuant to Sections 1.7 and 1.9, together with all unpaid dividends and other distributions owed pursuant to Section 1.11(b).

        Section 1.13    Withholding Rights.    LBI shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of USAuto Common Stock the amount LBI is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent any amount is so withheld by LBI, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of USAuto Common Stock in respect of which such deduction and withholding is being made by LBI.

        Section 1.14    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of USAuto or Merger Sub, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of USAuto or Merger Sub, any other actions necessary or desirable to vest, perfect and/or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        Section 1.15    Stock Transfer Books.    The stock transfer books of USAuto shall be closed immediately upon the Effective Time, and, except as contemplated by Section 1.10 hereof, there shall be no further registration of transfers of shares of USAuto Common Stock thereafter on the records of USAuto. From and after the Effective Time, all Certificates presented to the Surviving Corporation for any reason shall be surrendered and exchanged in accordance with Section 1.10 or 1.11 hereof (as applicable).

        Section 1.16    Transaction Structure.    At any time prior to the mailing of the Form S-1 to the LBI Stockholders, LBI and USAuto may, with the approval of their respective Boards of Directors, change the method of effecting the combination between LBI and USAuto (including, without limitation, the provisions of this Article I) to the extent LBI and USAuto agree in writing that such change is necessary, appropriate or desirable.

ARTICLE II
THE CLOSING

        Section 2.1    The Closing.    The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois, on the first Business Day following full satisfaction or due waiver (subject to applicable law) of all of the closing conditions set forth in Article IX hereof (other than those to be satisfied at the Closing) or on such other date and place as is agreed to in writing by USAuto and LBI. The date and time of the Closing are herein referred to as the "Closing Date."

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF USAUTO

        USAuto represents and warrants to LBI that each statement contained in this Article III is correct and complete, except as set forth in the schedules attached to the USAuto Disclosure Letter accompanying this Agreement (each a "USAuto Schedule" and, together with the USAuto Disclosure Letter, the "USAuto Schedules"). The USAuto Disclosure Letter shall be signed on behalf of USAuto by the Chief Executive Officer and the Chief Financial Officer of USAuto, each of whom shall certify that the USAuto Schedules were prepared under his supervision and are, to his knowledge, true and correct in all material respects. The USAuto Schedules have been arranged, for purposes of convenience only, as separately titled USAuto Schedules corresponding to the sections of this Article III; however, each USAuto Schedule shall be deemed to incorporate by reference all information disclosed in any other USAuto Schedule to the extent the relevance of such other information to the representations and warranties corresponding to such USAuto Schedule is reasonably apparent on its face. Capitalized terms used in the USAuto Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

        Section 3.1    Organization and Corporate Power.    USAuto is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and USAuto has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. USAuto is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on USAuto. USAuto has delivered or made available to LBI accurate and complete copies of: (a) the certificates or articles of incorporation and bylaws as currently in effect, including all amendments thereto, of USAuto and each of its Subsidiaries; (b) the stock records of USAuto and each of its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of USAuto and each of its Subsidiaries, the Board of Directors of USAuto and each of its Subsidiaries and all committees of the Board of Directors of USAuto and each of its Subsidiaries. Except for such omissions and other defects, if any, as are not material, (a) the minute books of USAuto and its Subsidiaries are current and contain correct and complete copies of all charter documents of such companies, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of their respective stockholders and boards of directors and all committees thereof, (b) the stock record book of each such company is also current, correct and complete and reflects the issuance of all of the capital stock of such company and by whom such capital stock is currently held and (c) all such minute books, stock records and other corporate records have been delivered or made available to LBI. Neither USAuto nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

        Section 3.2    Subsidiaries.    Except as set forth on the USAuto Subsidiary Schedule, neither USAuto nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or other entity. Each of the Subsidiaries of USAuto identified on the USAuto Subsidiary Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on USAuto, in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify.

        Section 3.3    Capital Stock of USAuto and Related Matters.    The authorized number of shares of capital stock of USAuto is 100,000, consisting of 100,000 shares of common stock, no par value per share, of which 75,000 shares are issued and outstanding. All outstanding shares of USAuto Common Stock are owned of record by the stockholders and in the amounts set forth in the USAuto Capital Stock Schedule. All of the outstanding shares of capital stock of USAuto have been duly authorized and are validly issued, fully paid and nonassessable. USAuto does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on the USAuto Capital Stock Schedule, there are no outstanding rights, subscriptions, warrants, options, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by USAuto of any shares of capital stock or other equity securities (or other securities containing any equity features) of any kind, and there are no outstanding bonds, debentures, notes or other indebtedness providing the holder thereof with the right to vote on any matters on which stockholders of USAuto may vote ("USAuto Voting Debt"). Except as disclosed in the USAuto Capital Stock Schedule or as provided in this Agreement, neither USAuto nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. Except as disclosed in the USAuto Capital Stock Schedule, there are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance or transfer of any class or series of USAuto capital stock. USAuto has not in any material respect violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any class or series of USAuto capital stock. Except as set forth on the USAuto Capital Stock Schedule, to USAuto's Knowledge there are no agreements among any stockholders of USAuto with respect to the voting or transfer of USAuto capital stock or with respect to any other aspect of USAuto's affairs.

        Section 3.4    Authorization; No Conflicts.

        (a)   USAuto has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by USAuto of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USAuto. This Agreement has been duly executed and delivered by USAuto and constitutes a valid and binding agreement of USAuto, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)   The Board of Directors of USAuto, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "USAuto Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of USAuto and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of USAuto approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by USAuto's stockholders. To the Knowledge of USAuto, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The stockholders of USAuto, by resolutions duly adopted by unanimous written consent or unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, have approved this Agreement and the Merger.

        (c)   Except as set forth on the USAuto Conflicts Schedule, the execution, delivery and performance by USAuto of this Agreement does not and will not, and the consummation by USAuto of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets of USAuto or any of its Subsidiaries pursuant to: (i) any provision of the certificate of incorporation or bylaws of USAuto or any of its Subsidiaries or (ii) subject to obtaining or making the USAuto Necessary Consents, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or similar arrangement or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to USAuto, any Subsidiary of USAuto or their respective properties or assets.

        (d)   Except as set forth on the USAuto Conflicts Schedule, no material consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required by or with respect to USAuto or any Subsidiary of USAuto in connection with the execution and delivery of this Agreement by USAuto or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the Hart-

Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) state securities or "blue sky" laws (the "Blue Sky Laws"), (iii) the Securities Act of 1933, as amended (the "Securities Act"), (iv) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (v) the DGCL with respect to the filing of the Certificate of Merger. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are referred to herein as the "USAuto Necessary Consents."

        Section 3.5    Financial Statements.

        (a)   The USAuto Financial Statements Schedule consists of: (i) an unaudited consolidated balance sheet as of September 30, 2003 of USAuto (the "Latest USAuto Balance Sheet"), and the related statements of income and cash flows of USAuto for the nine-month period then ended, and (ii) USAuto's audited consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2001 and 2002 (the financial statements referred to in clauses (i) and (ii) of this Section 3.5(a) are collectively referred to herein as the "USAuto Financial Statements"). Except as set forth on the USAuto Accounting Schedule, the USAuto Financial Statements have been based upon the information contained in USAuto's books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition of USAuto's business and the consolidated results of operations and consolidated cash flows of USAuto's business as of the times and for the periods referred to therein, subject, in the case of the unaudited USAuto Financial Statements, to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments that have not been and are not expected to be material in amount. Except as required by GAAP, USAuto has not, since the date of the Latest USAuto Balance Sheet, made any change in the accounting practices or policies applied in the preparation of the USAuto Financial Statements. The books and records of USAuto and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements. Except as set forth on the USAuto Accounting Schedule, neither USAuto nor any of its Subsidiaries has any liabilities that are of a nature that would be required to be disclosed on a balance sheet of USAuto and its Subsidiaries (or the footnotes thereto) prepared in accordance with GAAP, other than (x) liabilities reflected on the USAuto Financial Statements and (y) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest USAuto Balance Sheet.

        (b)   USAuto has previously furnished LBI with copies of the audited statutory financial statements of USAuto Insurance Company, Inc. as of December 31, 2001 and each of the Insurance Subsidiaries as of December 31, 2002, together with all exhibits and schedules thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, prepared in conformity with accounting practices prescribed or permitted by the respective state of domicile for each Insurance Subsidiary, applied on a consistent basis (collectively, the "SAP Financial Statements"). Each of the balance sheets in the SAP Financial Statements fairly presents in all material respects the financial position of the applicable Insurance Subsidiary as of its date, and each of the statements of operations included in the SAP Financial Statements fairly presents in all material respects the results of operations of the applicable Insurance Subsidiary for the period therein set forth, in each case, in accordance with statutory accounting practices of the respective state of domicile. The SAP Financial Statements have been audited by Deloitte & Touche LLP.

        Section 3.6    Absence of Certain Developments.    Except as set forth on the USAuto Developments Schedule, since December 31, 2002, there has not been any Material Adverse Effect with respect to USAuto and its Subsidiaries taken as a whole. Except as set forth on the USAuto Developments Schedule and except as expressly contemplated by this Agreement, since December 31, 2002, neither USAuto nor any Subsidiary of USAuto has (a) borrowed any amount or incurred or become subject to any material liabilities (except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements), (b) mortgaged, pledged or subjected to any material Lien (except Permitted Liens) any material portion of its assets, (c) sold, assigned or transferred any material portion of its tangible assets, (d) sold, assigned or transferred any material Intellectual Property or other intangible assets, (e) suffered any extraordinary loss(es) in an amount exceeding $100,000 individually or in the aggregate or waived any right(s) of material value, (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, (g) made any capital expenditures in excess of $100,000 or commitments therefor, (h) made any material change in its accounting methods, practices or policies, (i) revalued any of its assets, including, without limitation, by writing down the value of contracts or by writing off accounts receivable, except in the ordinary course of business, (j) entered into any other material transaction, (k) declared, set aside or paid any dividends or other distributions with respect to its capital stock other than as specifically provided therefor under Section 7.1(c) hereof or, directly or indirectly, redeemed, purchased or acquired any of its capital stock, (l) amended or terminated any material contract, (m) loaned to or invested in any other entity (other than a wholly-owned Subsidiary of USAuto) an amount in excess of $100,000, (n) waived or released any material right or claim or (o) entered into any agreement to do any of the foregoing.

        Section 3.7    Title to Properties.

        (a)   USAuto and/or its Affiliates own good and marketable title to all of the personal property shown on the Latest USAuto Balance Sheet, free and clear of all Liens (except for Permitted Liens), except for dispositions of personal property since the Latest USAuto Balance Sheet in the ordinary course of business, which dispositions were not material in amount.

        (b)   The real property demised by the leases described on the USAuto Leased Real Property Schedule constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by USAuto or any of its Subsidiaries. Except as otherwise disclosed on the USAuto Leased Real Property Schedule, the leases described on the USAuto Leased Real Property Schedule are in full force and effect, and USAuto or an Affiliate of USAuto holds a valid and existing leasehold interest under each such lease. LBI has been supplied with a true and correct copy of each of the leases described on the USAuto Leased Real Property Schedule, and none of such leases have been modified in any material respect (except to the extent that such modifications are disclosed by the copies of such leases delivered to USAuto). Neither USAuto nor any of its Subsidiaries (nor, to USAuto's Knowledge, any other Person) is in default in any material respect under any of such leases. Except as disclosed in the USAuto Leased Real Property Schedule, neither USAuto nor any of its Subsidiaries has (i) subleased, licensed or otherwise granted any other Person the right to use or occupy any portion of the real property demised by such leases or (ii) collaterally assigned or granted any other security interest in such leases.

        (c)   Except as set forth on the USAuto Owned Real Property Schedule, neither USAuto nor any of its Subsidiaries owns any real property or possesses any option to purchase any real property.

        Section 3.8    Tax Matters.

        (a)   USAuto and each Subsidiary has timely filed all Tax Returns that it was required to file, either separately or as a member of an Affiliated Group, under applicable laws and regulations. All Tax Returns of USAuto and each Subsidiary that have been filed are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes due and owing by USAuto or any Subsidiary (whether or not shown or required to be shown on any Tax Return) have been paid. Neither USAuto nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where USAuto or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of USAuto or any Subsidiary.

        (b)   USAuto and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required and due with respect thereto have been properly completed and timely filed.

        (c)   Neither USAuto nor any of its Subsidiaries has reason to expect any authority to assess any additional Taxes for any taxable period of USAuto or any of its Subsidiaries ending on or prior to the Closing Date. No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to USAuto or any Subsidiary. Neither USAuto nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither USAuto nor any Subsidiary has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against USAuto or any Subsidiary. The USAuto Taxes Schedule attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to USAuto or any Subsidiary for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. USAuto has made available to LBI correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by USAuto or any Subsidiary filed or received since December 31, 1996.

        (d)   Neither USAuto nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither USAuto nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither USAuto nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither USAuto nor any Subsidiary (i) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was USAuto) or (ii) has any liability for the Taxes of any Person (other than USAuto or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither USAuto nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        (e)   The unpaid Taxes of USAuto and its Subsidiaries (i) did not, as of the date of the Latest USAuto Balance Sheet, exceed the amount reserved on the "Tax Liability" line item (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest USAuto Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of USAuto and its Subsidiaries in filing their Tax Returns. Since the date of the Latest USAuto Balance Sheet, neither USAuto nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

        (f)    Neither USAuto nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date. Neither USAuto nor any Subsidiary uses the cash-method of accounting for purposes of computing its federal or state income Taxes. Neither USAuto nor any Subsidiary thereof is a member of a "consolidated group" (within the meaning of Treasury Regulation 1.1502-1(h)).

        (g)   Neither USAuto nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

        (h)   Neither USAuto nor any of its Subsidiaries has made, with respect to itself or any property held by itself, any consent under Code Section 341. No property of USAuto or any of its Subsidiaries is "tax exempt use property" within the meaning of Code Section 168(h). Neither USAuto nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

        (i)    USAuto (and each predecessor of such thereof) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 (and any corresponding provision of state, local or foreign Tax law) at all times during its existence and will be an S corporation up to and including the termination of the separate corporate existence of USAuto in connection with the Merger.

        (j)    The USAuto Taxes Schedule identifies each Subsidiary of USAuto that is a "qualified subchapter S subsidiary" within the meaning of Code Section 1361(b)(3)(B), and each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule and will be a qualified subchapter S Subsidiary up to and including the termination of the separate corporate existence of USAuto in connection with the Merger.

        Section 3.9    Certain Contracts and Commitments.    Except as set forth on the USAuto Contracts Schedule, neither USAuto nor any of its Subsidiaries is party to any oral or written (a) collective bargaining agreement or contract with any labor union, (b) bonus, pension, profit sharing, retirement or other form of deferred compensation plan (except as described in Section 3.13 or as set forth on the USAuto Employee Benefits Schedule), (c) stock purchase, stock option or similar plan, (d) contract for the employment of, or payments upon the severance of, any officer, individual employee or other Person, whether on a full-time or consulting basis, providing annual compensation in excess of $100,000, (e) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of USAuto or any of its Subsidiaries, (f) guaranty of any obligation for borrowed money or other material guaranty, (g) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000, (h) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000, (i) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000, (j) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, (k) contract which prohibits USAuto or any of its Subsidiaries from freely engaging in business anywhere in the world, (l) contract for capital expenditures or the acquisition, construction or modification of fixed assets, in each case that requires aggregate future payments of $100,000 or more, (m) contract relating to clean-up, abatement or other actions in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study, (n) contract not terminable at will by USAuto and granting to any Person a right at such Person's option to purchase or acquire any asset or property of USAuto's business (or any interest therein) with a value in excess of $100,000 in the case of any one contract or $100,000 in the aggregate for all contracts of such type, (o) material agreement relating to the licensing of Intellectual Property by USAuto or its Subsidiaries to a third party or by a third party to USAuto or its Subsidiaries, and all other material agreements affecting USAuto's or its Subsidiaries' ability to use or disclose any Intellectual Property, (p) contract with any material provider, independent contractor or other agent having a remaining term in excess of six months and which by its terms is not terminable without penalty on 60 calendar days' or less notice, (q) contract with any material customer with respect to discounts or allowances or extended payment terms, (r) joint venture or partnership contract with any other Person, (s) contract with any material customer having a remaining term in excess of six months and which by its terms is not terminable without penalty on 90 calendar days' or less notice, (t) contract pursuant to which USAuto or any of its Subsidiaries has advanced or loaned to any other Person, or invested in any other Person, amounts in the aggregate (for any one Person) exceeding $100,000 or contractually committed to do so, (u) minority or set-aside contract, (v) grant of any right-of-first refusal or similar right in favor of any third party with respect to any material portion of the assets of USAuto or any of its Subsidiaries, or (w) other contract which involves future payment or performance valued at $100,000 or more. LBI has been supplied with a true and correct copy of all written contracts and written summaries of all oral contracts which are referred to on the USAuto Contracts Schedule, together with all material amendments, waivers or other changes thereto. Neither USAuto nor any of its Subsidiaries (nor, to USAuto's Knowledge, any other Person) is in default under any contract listed on the USAuto Contracts Schedule. The USAuto Contracts Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of USAuto or any of its Subsidiaries as a result of or in connection with the Merger.

        Section 3.10    Intellectual Property.    The USAuto Intellectual Property Schedule sets forth all of the following that are owned by USAuto or its Subsidiaries: (a) patents and patent applications; (b) registered trademarks or service marks and applications to register trademarks or service marks or Internet domain names; (c) registered copyrights; (d) material unregistered trademarks, service marks, copyrights, trade names and corporate names; and (e) proprietary computer software (collectively, the "USAuto Intellectual Property"). Except as set forth on the USAuto Intellectual Property Schedule, (a) USAuto and/or its Subsidiaries own and possess all right, title and interest in and to the USAuto Intellectual Property free and clear of all Liens (except for Permitted Liens), (b) USAuto and/or its Subsidiaries own, or possess the valid right to use pursuant to a valid and binding written license agreement listed on the USAuto Contracts Schedule, all other material Intellectual Property used in the conduct of USAuto's or its Subsidiaries' respective businesses, (c) neither USAuto nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property, (d) to USAuto's Knowledge neither USAuto nor any of its Subsidiaries has infringed, misappropriated or otherwise misused any third party's Intellectual Property, (e) USAuto has no Knowledge of any infringement or misappropriation by any third party of any USAuto Intellectual Property and (f) to USAuto's Knowledge there are no royalties or other fees payable by USAuto or any of its Subsidiaries with respect to the use of Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any rights of USAuto or any of its Subsidiaries to own, use or license any Intellectual Property.

        Section 3.11    Litigation; Compliance with Laws; Authorizations.

        (a)   Except as set forth on the USAuto Litigation Schedule, there are no actions, suits or other proceedings or, to USAuto's Knowledge, investigations pending or, to USAuto's Knowledge, threatened against USAuto or any of its Subsidiaries, or to USAuto's Knowledge, any current or former officers of USAuto or any Subsidiary, at law or in equity, or before or by any Governmental Entity, and neither USAuto nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Entity.

        (b)   USAuto and each of its Subsidiaries is in all material respects in compliance with all applicable laws and regulations of any Governmental Entity that is material to the operation of the businesses of USAuto and its Subsidiaries as presently conducted. USAuto and its Subsidiaries have all material licenses, permits, approvals and similar governmental authorizations ("Governmental Authorizations") necessary to enable USAuto and its Subsidiaries to conduct their business in the manner in which their business is currently being conducted. USAuto and its Subsidiaries are in compliance with the material terms and requirements of such Governmental Authorizations. Neither USAuto nor any of its Subsidiaries has received written notice from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any

Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        Section 3.12    Insurance.    The USAuto Insurance Schedule lists each insurance policy maintained by USAuto and its Subsidiaries. All such insurance policies are in full force and effect, and neither USAuto nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. The USAuto Insurance Schedule sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies and the loss run for the year ended December 31, 2002, with respect to such policies.

        Section 3.13    Employee Benefit Plans.    Except as listed on the USAuto Employee Benefits Schedule:

        (a)   There are no USAuto Employee Benefit Plans. Each USAuto Benefit Plan that has been treated by USAuto or its Subsidiaries as satisfying the requirements of Section 401(a) of the Code has received a favorable opinion letter from the Internal Revenue Service that the form of such USAuto Benefit Plan is acceptable under Section 401 of the Code, and, to USAuto's Knowledge, no fact or circumstance exists that would jeopardize the qualification of such USAuto Benefit Plan. Each USAuto Benefit Plan complies in form and in operation in all material respects with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws, including, without limitation, applicable reporting and disclosure requirements with respect to each USAuto Benefit Plan. Neither USAuto nor any of its Subsidiaries has incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

        (b)   With respect to each USAuto Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine and reasonable claims for benefits, (iii) neither USAuto nor any of its Subsidiaries has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and to USAuto's Knowledge no such "prohibited transaction" has occurred that would result in a material liability to the Surviving Corporation or any of its Subsidiaries under Section 406 of ERISA or Section 4975 of the Code and (iv) LBI has been supplied with true and complete copies of the most recent determination letter or opinion letter received from the Internal Revenue Service regarding such USAuto Benefit Plan and the latest financial statements and latest prepared actuarial reports for such USAuto Benefit Plan. To USAuto's Knowledge, no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending with respect to any USAuto Employee Benefit Plan.

        (c)   Neither USAuto nor any of its Subsidiaries, nor, to USAuto's Knowledge, any of their respective directors, officers, employees or any other "fiduciary" (as such term is defined in Section 3 of ERISA), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the USAuto Employee Benefit Plans which would subject the Surviving Corporation, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

        (d)   USAuto and its Subsidiaries have not incurred, and have no reason to expect that they will incur, any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any employee pension benefit plan that USAuto or a Subsidiary of USAuto, or any other entity that together with USAuto or a Subsidiary of USAuto is treated as a single employer under Section 414 of the Code, maintains or ever has maintained, to which any of them contributes or ever has been required to contribute or with respect to which any of them have any liability. To USAuto's Knowledge, no reportable event as defined in Section 4043 of ERISA (that has not been waived by regulation) or accumulated funding deficiency as defined in Section 412(a) of the Code has occurred, and no facts exist that could reasonably, or reasonably be expected to, result in such a reportable event or accumulated funding deficiency.

        (e)   No USAuto Employee Benefit Plan that is described in Section 3(1) of ERISA provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA.

        (f)    USAuto or its Subsidiaries have the right pursuant to the terms of each USAuto Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) at any time without causing a material liability to arise.

        (g)   The transactions contemplated by this Agreement will not result in any additional payments to, or benefit accruals for, or any increase in the vested interest of, any current or former employee or director of USAuto or any of its Subsidiaries (or any dependent of any such Person) under any USAuto Employee Benefit Plan.

        Section 3.14    Environmental Compliance and Conditions.    USAuto and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under federal, state and local laws and regulations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (collectively, "Environmental and Safety Requirements"). Except as set forth on the USAuto Environmental Compliance Schedule, USAuto and its Subsidiaries are in all material respects in compliance with all terms and conditions of such permits, licenses and authorizations and are in all material respects also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder. Neither USAuto nor any of its Subsidiaries has received written notice of violations or liabilities arising under Environmental and Safety Requirements (including any investigatory, remedial or corrective obligation) relating to USAuto, its Subsidiaries or their respective facilities. To USAuto's Knowledge, no current or prior owner of any property owned or leased, at any time, by USAuto or any of its Subsidiaries has received written notice (whether from a Governmental Entity, citizens group, employee or otherwise) that alleges that such current or prior owner or USAuto or any of its Subsidiaries is not or was not in compliance with any applicable Environmental and Safety Requirements. Notwithstanding any implication to the contrary contained herein, this Section 3.14 constitutes the sole and exclusive representations and warranties of USAuto with respect to Environmental and Safety Requirements and all other environmental matters.

        Section 3.15    Affiliated Transactions.    Except as set forth on the USAuto Affiliated Transactions Schedule, no stockholder, officer or director of USAuto or any individual in such stockholder's, officer's or director's immediate family is a party to any agreement, contract, commitment or transaction with USAuto or has any interest in any property used by USAuto.

        Section 3.16    Brokerage.    Except as set forth in the USAuto Brokerage Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of USAuto.

        Section 3.17    Accounts Receivable; Loans and Advances.

        (a)   All accounts receivable of USAuto and its Subsidiaries that are reflected in the USAuto Financial Statements or in the accounting records of USAuto as of the date hereof (collectively, the "USAuto Accounts Receivable") represent valid obligations arising from services actually performed in the ordinary course of business. Except as described in the USAuto Accounts Receivable Schedule, the USAuto Accounts Receivable are current and collectible net of any respective reserves shown in the USAuto Financial Statements or on the accounting records of USAuto as of the date hereof (which reserves are calculated consistent with past practice and in management's reasonable estimation believed to be adequate). There is no contest, claim or right of set-off, other than in the ordinary course of business, relating to the amount or validity of such USAuto Accounts Receivable.

        (b)   The USAuto Loans Schedule contains an accurate and complete list of all loans and advances made by USAuto or any of its Subsidiaries (and the amounts outstanding thereunder as of the date of this Agreement) to any employee, director, consultant or independent contractor of USAuto or any of its Subsidiaries.

        Section 3.18    Labor and Employment Matters.

        (a)   Except as set forth on the USAuto Labor Matters Schedule, with respect to the business of USAuto and its Subsidiaries: (i) to USAuto's Knowledge, no employee of USAuto or any of its Subsidiaries (A) has any present intention to terminate such employee's employment with USAuto or its Subsidiaries or (B) is a party to any confidentiality, non-competition, proprietary rights or other similar agreement between such employee and any entity other than USAuto or any of its Subsidiaries; (ii) no labor organization or group of employees has filed any representation petition or made any demand for recognition; (iii) no union organizing or decertification efforts are underway or, to USAuto's Knowledge, threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to USAuto's Knowledge, threatened; (v) there is no workman's compensation liability, experience or matter that would reasonably be expected to have a Material Adverse Effect on USAuto; and (vi) there is no employment-related charge, complaint, grievance or, to USAuto's Knowledge, investigation or inquiry of any kind, pending or, to USAuto's Knowledge, threatened in any forum, relating to an alleged violation or breach by USAuto or any of its Subsidiaries (or any of its or their officers or directors) of any material law, regulation or contract.

        (b)   All notices required in connection with the transactions contemplated by this Agreement under any collective bargaining agreement to which USAuto or any of its Subsidiaries is a party have been given, and all collective bargaining obligations of USAuto and its Subsidiaries with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither USAuto nor any of its Subsidiaries has implemented any mass layoff of employees for which proper notification was not provided under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the "WARN ACT"), and no such action will be implemented by USAuto or any of its Subsidiaries prior to the Closing.

        Section 3.19    Authorization and Compliance of the Insurance Subsidiaries.    Each of the Insurance Subsidiaries (a) is an authorized insurer (on either an admitted or a nonadmitted basis) duly licensed, in good standing and qualified to transact an insurance business in each state in which it presently writes insurance, for the classes and lines of property and casualty insurance specified in its licenses for such state, including without limitation non-standard auto insurance policies, and (b) meets in all material respects all statutory and regulatory requirements of all Governmental Entities which have jurisdiction over it to be an authorized insurer in such state on either an admitted or a nonadmitted basis. Except as disclosed on the USAuto Insurance Compliance Schedule, and except for routine complaints made by policyholders and claimants that, in each case, relate solely to a policyholder's individual insurance contract, there is no material proceeding with respect to USAuto or any of the Subsidiaries of USAuto which has been commenced by any state insurance regulatory authority and is currently pending. USAuto has previously furnished LBI with true and complete copies of the reports (or the most recent draft thereof to the extent any final report is not available) reflecting the results of the most recent financial or market conduct examinations of any of the Insurance Subsidiaries issued by any such Governmental Entity.

        Section 3.20    Insurance Policies' Compliance with Law.    All insurance policies issued by the Insurance Subsidiaries are, as now in force and to the extent required under the applicable law or regulation of the applicable state insurance regulatory authority, in a form acceptable to such authority or have been filed and not objected to (or such objection has been withdrawn or resolved) by such authority within the period provided for objection. Neither USAuto nor any Subsidiary of USAuto which is not an Insurance Subsidiary has issued any insurance policies or entered into any reinsurance agreements. All material reports, statements, documents, registrations, filings and submissions to any state insurance regulatory authority complied in all material respects with applicable law in effect when filed, and no deficiencies have been asserted by such authority with respect to any such report, statement, document, registration, filing or submission that have not been satisfied. All premium rates established by the Insurance Subsidiaries that are required to be filed with or approved by any such authority have been so filed or approved, the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the insurance laws applicable thereto.

        Section 3.21    Reserves.    All statutory reserves reflected in the SAP Financial Statements for the year ended December 31, 2002 were determined in accordance with statutory accounting principles and generally accepted actuarial assumptions and meet the requirements of the insurance laws of each applicable Governmental Entity.

        Section 3.22    Reinsurance and Retrocessions.    The USAuto Reinsurance Schedule contains a true and complete list of all reinsurance and retrocession treaties and agreements in force to which any Insurance Subsidiary is a party, including (a) any terminated or expired treaty or agreement under which there remains any outstanding liability with respect to paid or unpaid case reserves in excess of $100,000, (b) the effective date of each such treaty or agreement and (c) the termination date of any such treaty or agreement which has a definite termination date. No Insurance Subsidiary is in default in any respect as to any provision of any reinsurance or retrocession treaty or agreement or has failed to meet the underwriting standards required for any business reinsured thereunder.

        Section 3.23    Investment Assets.    USAuto has provided or has made available to LBI a true, complete and correct list of the bonds, stocks, mortgage loans and other investments that are carried on the books and records of USAuto and the Insurance Subsidiaries as of December 31, 2002 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by USAuto and the Insurance Subsidiaries between December 31, 2002 and the Closing are referred to herein as the "Investment Assets"). Except for Investment Assets sold in the ordinary course of business consistent with past practices, each of USAuto and the Insurance Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens, except as set forth in the USAuto Investment Assets Schedule. None of the Investment Assets is in default in the payment of principal or interest or dividends and, to USAuto's Knowledge, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under any of the Investment Assets.

        Section 3.24    Insurance Brokers.    To the Knowledge of USAuto and each of its Subsidiaries, all Persons through whom the Insurance Subsidiaries have placed or sold insurance and reinsurance were duly licensed (to the extent such licensing is required) to sell or place insurance and reinsurance in the jurisdictions where, and at the time when, they did so on behalf of the Insurance Subsidiaries. Except as described on the USAuto Insurance Brokers Schedule, (a) no agent, broker, intermediary or producer has any underwriting or binding authority on behalf of any Insurance Subsidiary, (b) none of USAuto or any of its Subsidiaries is a party to any managing general agency contract or other similar arrangement and (c) none of USAuto or any of its Subsidiaries is a party to any fronting or similar agreement to place or sell insurance or reinsurance for any other Person.

        Section 3.25    Representation Complete; Supplied Information.

        (a)   None of the representations or warranties made by USAuto, nor any statement made in the USAuto Schedules or in any certificate furnished by USAuto pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by USAuto for inclusion in the Form S-1 will, (i) at the time the Form S-1 becomes effective under the Securities Act or at the time of any post-effective amendment thereto or (ii) on the date it is mailed to the holders of shares of LBI Common Stock (the "LBI Stockholders") or at the time of the LBI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, however, no representation or warranty is made by USAuto with respect to statements made or incorporated by reference in the Form S-1 based on information supplied by LBI for inclusion or incorporation by reference therein.

        Section 3.26    Indebtedness.    The USAuto Indebtedness Schedule sets forth a complete list of the outstanding principal amounts of all Indebtedness of USAuto and its Subsidiaries as of the date hereof and the amounts that would be required to be paid in order to payoff all such Indebtedness in full if such Indebtedness were to be paid on the date hereof.

        Section 3.27    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, in the USAuto Disclosure Letter and/or in the certificates required to be delivered pursuant to or in connection herewith, neither USAuto nor any other Person acting for USAuto makes any representation or warranty, express or implied, and USAuto and LBI hereby disclaim any such representation or warranty, whether by USAuto or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by USAuto of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to LBI or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by USAuto or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS

        Section 4.1    Representations and Warranties of USAuto Stockholders.    Each USAuto Stockholder severally, and not jointly, represents and warrants to LBI that each statement contained in this Section 4.1 is correct and complete.

        (a)    Authority and Capacity.    Such USAuto Stockholder has full legal right and capacity to enter into this Agreement. This Agreement has been duly executed and delivered by such USAuto Stockholder and constitutes a valid and binding obligation of such USAuto Stockholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)    Disclosure.    To the knowledge of each USAuto Stockholder, the representations and warranties contained in Article III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained therein not misleading.

        (c)    Stockholder Agreements.    Except as set forth on the USAuto Capital Stock Schedule, to such USAuto Stockholder's knowledge there are no agreements among any stockholders of USAuto with respect to the voting or transfer of USAuto capital stock or with respect to any other aspect of USAuto's affairs.

        Section 4.2    Additional Representation and Warranty of Applicable USAuto Stockholders.    Each Applicable USAuto Stockholder severally, and not jointly, represents and warrants to LBI that such Applicable USAuto Stockholder is an "accredited investor" as such term is defined under the Securities Act and the rules and regulations promulgated thereunder, the shares of LBI Common Stock acquired by such Applicable USAuto Stockholder pursuant hereto are being acquired for his own account with the present intention of holding such securities for purposes of investment, and such Applicable USAuto Stockholder has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

        Section 4.3    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and in the certificates required to be delivered pursuant to or in connection herewith, each USAuto Stockholder makes no representation or warranty, express or implied, and each USAuto Stockholder and LBI hereby disclaim any such representation or warranty, whether by such USAuto Stockholder with respect to the execution, delivery or performance by such USAuto Stockholder of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to LBI or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information by any USAuto Stockholder, USAuto or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LBI

        LBI represents and warrants to USAuto that each statement contained in this Article V is correct and complete, except as set forth in the schedules attached to the LBI Disclosure Letter accompanying this Agreement (each an "LBI Schedule" and, together with the LBI Disclosure Letter, the "LBI Schedules"). The LBI Disclosure Letter shall be signed on behalf of LBI by the Chief Executive Officer and the Chief Accounting Officer of LBI, each of whom shall certify that the LBI Schedules were prepared under his or her supervision and are, to his or her knowledge, true and correct in all material respects. The LBI Schedules have been arranged, for purposes of convenience only, as separately titled LBI Schedules corresponding to the sections of this Article V; however, each LBI Schedule shall be deemed to incorporate by reference all information disclosed in any other LBI Schedule to the extent the relevance of such other information to the representations and warranties corresponding to such LBI Schedule is reasonably apparent on its face. Capitalized terms used in the LBI Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

        Section 5.1    Organization and Corporate Power.    LBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and LBI has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. LBI is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on LBI. LBI has delivered or made available to USAuto accurate and complete copies of: (a) the certificates or articles of incorporation and bylaws as currently in effect, including all amendments thereto, of LBI and each of its Subsidiaries; (b) the stock records of LBI and each of its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of LBI and each of its Subsidiaries, the Board of Directors of LBI and each of its Subsidiaries and all committees of the Board of Directors of LBI and each of its Subsidiaries. Except for such omissions and other defects, if any, as are not material, (a) the minute books of LBI and its Subsidiaries are current and contain correct and complete copies of all charter documents of such companies, including all amendments thereto and restatements thereof and of all minutes of meetings, resolutions and other actions and proceedings of their respective stockholders and boards of directors and all committees thereof; (b) the stock record book of each such company is also current, correct and complete and reflects the issuance of all of the capital stock of such company and by whom such capital stock is currently held; and (c) all such minute books, stock records and other corporate records have been made available to USAuto. Neither LBI nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws.

        Section 5.2    Subsidiaries.    Except as set forth on the LBI Subsidiary Schedule, neither LBI nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any corporation, organization or other entity. Each of the Subsidiaries of LBI identified on the LBI Subsidiary Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority and all material authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on LBI, in every jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify. Exhibit 21.1 to LBI's Annual Report on Form 10-K for the year ended June 30, 2002 includes all Subsidiaries of LBI which as of the date of this Agreement are Significant Subsidiaries (as defined in Item 1-02 of Regulation S-X of the SEC).

        Section 5.3    Capital Stock of LBI and Related Matters.    The authorized number of shares of capital stock of LBI is 60,000,000, consisting of 10,000,000 shares of preferred stock and 50,000,000 shares of LBI Common Stock, $0.01 par value per share. The issued and outstanding shares of capital stock of LBI as of November 30, 2003 consisted of 20,589,430 shares of LBI Common Stock, and 6,000,000 were reserved for future issuance pursuant to outstanding unexercised employee stock options granted or reserved for grant under the Liberté Investors Inc. 2002 Long Term Incentive Plan (the "LBI Stock Option Plan"). All of the outstanding shares of capital stock of LBI have been duly authorized and are validly issued, fully paid and nonassessable. Except for the LBI Stock Options, LBI does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth on the LBI Capital Stock Schedule, there are no outstanding rights, subscriptions, warrants, options, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by LBI of any shares of capital stock or other equity securities (or other securities containing any equity features) of any kind, and there are no outstanding bonds, debentures, notes or other indebtedness providing the holder thereof with the right to vote on any matters on which stockholders of LBI may vote ("LBI Voting Debt"). Except as disclosed in the LBI Capital Stock Schedule or as provided in this Agreement, neither LBI nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. There are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the issuance or transfer of any class or series of LBI capital stock. LBI has not in any material respect violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any class or series of LBI capital stock. Except as disclosed on the LBI Capital Stock Schedule, to LBI's Knowledge there are no agreements among any stockholders of LBI with respect to the voting or transfer of LBI capital stock or with respect to any other aspect of LBI's affairs.

        Section 5.4    Authorization; No Conflicts.

        (a)   LBI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the authorization of each of (i) the issuance of LBI Common Stock to the Applicable USAuto Stockholders as contemplated by Section 1.7 of this Agreement and to the LBI Stockholders electing to participate in the Rights Offering, (ii) the amendment and restatement of LBI's certificate of incorporation and (iii) the amendment of the LBI Stock Option Plan, by the holders of a majority of the outstanding shares of LBI Common Stock at the LBI Stockholders Meeting (the "Required LBI Votes"). The execution, delivery and performance by LBI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LBI. This Agreement has been duly executed and delivered by LBI and constitutes a valid and binding agreement of LBI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Required LBI Votes are the only votes of the holders of any class or series of capital stock of LBI necessary to adopt this Agreement and approve the transactions contemplated hereby.

        (b)   The Board of Directors of LBI, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "LBI Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of LBI and its stockholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of LBI approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by LBI's stockholders at the LBI Stockholders Meeting. The LBI Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the Knowledge of LBI, except for Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The LBI Stockholders listed in the LBI Principal Stockholders Schedule have executed voting agreements with respect to the LBI Common Stock owned by them beneficially or of record and have delivered such executed voting agreements to USAuto. Such voting agreements have been duly executed and delivered by the stockholders party thereto and constitute the valid and binding agreements of such stockholders, enforceable against such stockholders in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (c)   Except as set forth on the LBI Conflicts Schedule, the execution, delivery and performance by LBI of this Agreement does not and will not, and the consummation by LBI of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets of LBI or any of its Subsidiaries pursuant to: (i) any provision of the certificate of incorporation or bylaws of LBI or any of its Subsidiaries or (ii) subject to obtaining or making the LBI Necessary Consents any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or similar arrangement or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LBI, any Subsidiary of LBI or their respective properties or assets.

        (d)   Except as set forth on the LBI Conflicts Schedule, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LBI or any Subsidiary of LBI in connection with the execution and delivery of this

Agreement by LBI or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (i) the HSR Act, (ii) the Blue Sky Laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the rules and regulations of the New York Stock Exchange and (vi) the DGCL with respect to the filing of the Certificate of Merger. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (vi) are referred to herein as the "LBI Necessary Consents."

        Section 5.5    Financial Statements.    The LBI Financial Statements Schedule consists of: (a) LBI's unaudited consolidated balance sheet as of September 30, 2003 (the "Latest LBI Balance Sheet"), and the related statements of income and cash flows for the three-month period then ended, and (b) LBI's audited consolidated balance sheet and statements of income and cash flows as of and for the fiscal years ended June 30, 2003 and 2002 (the financial statements referred to in clauses (a) and (b) of this Section 5.5 are collectively referred to herein the "LBI Financial Statements"). Except as set forth on the LBI Accounting Schedule, the LBI Financial Statements have been based upon the information contained in LBI's and its Subsidiaries' books and records, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition, consolidated results of operations and consolidated cash flows of LBI and its Subsidiaries as of the times and for the periods referred to therein, subject, in the case of the unaudited LBI Financial Statements, to the absence of footnote disclosures and other presentation items and changes resulting from normal year end adjustments that have not been and are not expected to be material in amount. Except as required by GAAP, LBI has not, since the date of the Latest LBI Balance Sheet, made any change in the accounting practices or policies applied in the preparation of the LBI Financial Statements. The books and records of LBI and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements. Except as set forth on the LBI Accounting Schedule, neither LBI nor any of its Subsidiaries has any liabilities that are of a nature that would be required to be disclosed on a balance sheet of LBI and its Subsidiaries (or the footnotes thereto) prepared in accordance with GAAP, other than (i) liabilities reflected on the LBI Financial Statements or (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest LBI Balance Sheet.

        Section 5.6    Absence of Certain Developments.    Except as set forth on the LBI Developments Schedule, since June 30, 2003, there has not been any Material Adverse Effect with respect to LBI and its Subsidiaries, taken as a whole. Except as set forth on the LBI Developments Schedule and except as expressly contemplated by this Agreement, since June 30, 2003, neither LBI nor any Subsidiary of LBI has (a) borrowed any amount or incurred or become subject to any material liabilities (except liabilities incurred in the ordinary course of business, liabilities under contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements), (b) mortgaged, pledged or subjected to any material Lien (except Permitted Liens) any material portion of its assets, (c) sold, assigned or transferred any material portion of its tangible assets, (d) sold, assigned or transferred any material Intellectual Property or other intangible assets, (e) suffered any extraordinary loss(es) in an amount exceeding $100,000 individually or in the aggregate or waived any right(s) of material value, (f) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities, (g) made any material capital expenditures in excess of $100,000 or commitments therefor, (h) made any material change in its accounting methods, practices or policies, (i) revalued any of its assets, including, without limitation, by writing down the value of contracts or by writing off accounts receivable, except in the ordinary course of business, (j) entered into any other material transaction, (k) declared, set aside or paid any dividends or other distributions with respect to its capital stock or, directly or indirectly, redeemed, purchased or acquired any of its capital stock, (l) amended or terminated any material contract, (m) loaned to or invested in any other entity (other than a wholly-owned Subsidiary of LBI) an amount in excess of $100,000, (n) waived or released any material right or claim or (o) entered into any agreement to do any of the foregoing.

        Section 5.7    Title to Properties.

        (a)   LBI owns good and marketable title to all of the personal property shown on the Latest LBI Balance Sheet, free and clear of all Liens (except for Permitted Liens), except for dispositions of personal property since the Latest LBI Balance Sheet in the ordinary course of business, which dispositions were not material in amount.

        (b)   The real property demised by the leases described on the LBI Leased Real Property Schedule constitutes all of the real property leased, subleased, licensed or otherwise used or occupied by LBI or any of its Subsidiaries. The leases described on the LBI Leased Real Property Schedule are in full force and effect, and LBI or a Subsidiary of LBI holds a valid and existing leasehold interest under each such lease. USAuto either has been supplied with a true and correct copy of each of the leases described on the LBI Leased Real Property Schedule, and none of such leases have been modified in any material respect (except to the extent that such modifications are disclosed by the copies of such leases delivered to USAuto). Neither LBI nor any of its Subsidiaries (nor, to LBI's Knowledge, any other Person) is in default in any material respect under any of such leases. Neither LBI nor any of its Subsidiaries has (i) subleased, licensed or otherwise granted any other Person the right to use or occupy any portion of the real property demised by such leases or (ii) collaterally assigned or granted any other security interest in such leases.

        (c)   Except as set forth on the LBI Owned Real Property Schedule, neither LBI nor any of its Subsidiaries owns any real property or possesses any option or right to purchase any real property.

        Section 5.8    Tax Matters.

        (a)   LBI and each of its Subsidiaries has timely filed all Tax Returns that it was required to file, either separately or as a member of an Affiliated Group, under applicable laws and regulations. All Tax Returns of LBI and each Subsidiary that have been filed are correct and complete in all respects and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes due and owing by LBI or any Subsidiary (whether or not shown or required to be shown on any Tax Return) have been paid. Neither LBI nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where LBI or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as disclosed on the LBI Taxes Schedule attached hereto, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of LBI or any Subsidiary.

        (b)   LBI and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required and due with respect thereto have been properly completed and timely filed.

        (c)   Neither LBI nor any of its Subsidiaries has reason to expect any authority to assess any additional Taxes for any taxable period ending on or prior to the Closing Date. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to LBI or any Subsidiary. Neither LBI nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither LBI nor any Subsidiary has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against LBI or any Subsidiary; the LBI Taxes Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to LBI or any Subsidiary for taxable periods ended on or after

December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. LBI has made available to USAuto correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by LBI or any of its Subsidiaries filed or received since December 31, 1996.

        (d)   Neither LBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither LBI nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). Neither LBI nor any Subsidiary is a party to or bound by any Tax allocation, sharing, or similar agreement. Neither LBI nor any Subsidiary (i) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was LBI) or (ii) has any liability for the Taxes of any Person (other than LBI or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither LBI nor any Subsidiary has ever been, nor will they be at the Closing, a United States Real Property Holding Corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        (e)   The unpaid Taxes of LBI and its Subsidiaries (i) did not, as of the date of the Latest LBI Balance Sheet, exceed the amount reserved on the Tax Liability line items (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest LBI Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of LBI and its Subsidiaries in filing their Tax Returns. Since the date of the Latest LBI Balance Sheet, neither LBI nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

        (f)    Neither LBI nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        (g)   Neither LBI nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

        (h)   Neither LBI nor any of its Subsidiaries has made, with respect to itself or any property held by itself, any consent under Code Section 341. No property of LBI or any of its Subsidiaries is "tax exempt use property" within the meaning of Code Section 168(h). Neither LBI nor any of its Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

        (i)    LBI has net operating loss carryforwards available for federal income and alternative minimum tax purposes that are not limited by Section 382 of the Code in an amount equal to at least (x) $220,000,000, less (y) LBI's taxable income (before any deduction for net operating losses) for its short taxable year, if any, beginning July 1, 2003 and ending on or prior to the Closing Date.

        Section 5.9    Certain Contracts and Commitments.    Except as set forth on the LBI Contracts Schedule, neither LBI nor any of its Subsidiaries is party to any oral or written (a) collective bargaining agreement or contract with any labor union, (b) bonus, pension, profit sharing, retirement or other form of deferred compensation plan (except as described in Section 4.13 or as set forth on the LBI Employee Benefits Schedule), (c) stock purchase, stock option or similar plan, (d) contract for the employment of, or payments upon the severance of, any officer, individual employee or other Person, whether on a full-time or consulting basis, providing annual compensation in excess of $100,000, (e) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of LBI or any of its Subsidiaries, (f) guaranty of any obligation for borrowed money or other material guaranty, (g) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000, (h) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000, (i) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $100,000, (j) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $100,000, (k) contract which prohibits LBI or any of its Subsidiaries from freely engaging in business anywhere in the world, (l) contract for capital expenditures or the acquisition, construction or modification of fixed assets, in each case that requires aggregate future payments of $100,000 or more, (m) contract relating to clean-up, abatement or other actions in connection with the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study, (n) contract not terminable at will by LBI and granting to any Person a right at such Person's option to purchase or acquire any asset or property of LBI's business (or any interest therein) with a value in excess of $100,000 in the case of any one contract or $100,000 in the aggregate for all contracts of such type, (o) material agreement relating to the licensing of Intellectual Property by LBI or its Subsidiaries to a third party or by a third party to LBI or its Subsidiaries, and all other material agreements affecting LBI's or its Subsidiaries' ability to use or disclose any Intellectual Property, (p) contract with any material provider, independent contractor or other agent having a remaining term in excess of six months and which by its terms is not terminable without penalty on 60 calendar days' or less notice, (q) contract with any material customer with respect to discounts or allowances or extended payment terms, (r) joint venture or partnership contract with any other Person, (s) contract with any material customer having a remaining term in excess of six months and which by its terms is not terminable without penalty on 90 calendar days' or less notice, (t) contract pursuant to which LBI or its Subsidiaries has advanced or loaned to any other Person, or invested in any other Person, amounts in the aggregate (for any one Person) exceeding $100,000 or contractually committed to do so, (u) minority or set-aside contract, (v) grant of any right-of-first refusal or similar right in favor of any third party with respect to any material portion of the assets of LBI or any of its Subsidiaries or (w) other contract which involves future payment or performance valued at $100,000 or more. USAuto either has been supplied with, or has been given access to, a true and correct copy of all written contracts and written summaries of all oral contracts which are referred to on the LBI Contracts Schedule, together with all material amendments, waivers or other changes thereto. Neither LBI nor any of its Subsidiaries (nor, to LBI's Knowledge, any other Person) is in default under any contract listed on the LBI Contracts Schedule. The LBI Contracts Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of LBI or any of its Subsidiaries as a result of or in connection with the Merger.

        Section 5.10    Intellectual Property.    The LBI Intellectual Property Schedule attached hereto sets forth all of the following that are owned by LBI or its Subsidiaries: (a) patents and patent applications; (b) registered trademarks or service marks and applications to register trademarks or service marks or Internet domain names; (c) registered copyrights; (d) material unregistered trademarks, service marks, copyrights, trade names and corporate names; and (e) proprietary computer software (collectively, the "LBI Intellectual Property"). Except as set forth on the LBI Intellectual Property Schedule, (a) LBI and/or its Subsidiaries own and possess all right, title and interest in and to the LBI Intellectual Property free and clear of all Liens (except for Permitted Liens), (b) LBI and/or its Subsidiaries own, or possess the valid right to use pursuant to a valid and binding written license agreement set forth on the LBI Contracts Schedule, all other Intellectual Property used in the conduct of LBI's or its Subsidiaries' respective businesses, (c) neither LBI nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to any Intellectual Property, (d) neither LBI nor any of its Subsidiaries has infringed, misappropriated or otherwise misused any third party's Intellectual Property, (e) LBI has no Knowledge of any infringement or misappropriation by any third party of any LBI Intellectual Property and (f) there are no royalties or other fees payable by LBI or any of its Subsidiaries with respect to the use of Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of any rights of LBI or any of its Subsidiaries to own, use or license any Intellectual Property.

        Section 5.11    Litigation; Compliance with Laws; Authorizations.

        (a)   Except as set forth on the LBI Litigation Schedule, there are no actions, suits, investigations or other proceedings pending or, to LBI's Knowledge, threatened against LBI or any of its Subsidiaries, or to LBI's Knowledge, any current or former employees, at law or in equity, or before or by any Governmental Entity, and neither LBI nor any of its Subsidiaries is subject to any outstanding material judgment, order or decree of any Governmental Entity.

        (b)   LBI and each of its Subsidiaries are in all material respects in compliance with all applicable laws and regulations of any Governmental Entity that is necessary for the operation of the businesses of LBI and its Subsidiaries as presently conducted. LBI and its Subsidiaries have all Governmental Authorizations necessary to enable LBI and its Subsidiaries to conduct their business in the manner in which their business is currently being conducted. LBI and its Subsidiaries are, and at all times have been, in compliance with the material terms and requirements of such Governmental Authorizations. Neither LBI nor any of its Subsidiaries has received written notice from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        Section 5.12    Insurance.    The LBI Insurance Schedule lists each insurance policy maintained by LBI and its Subsidiaries. All such insurance policies are in full force and effect, and neither LBI nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy. The LBI Insurance Schedule sets forth a list of all pending claims and the status as of the date of this Agreement of all deductibles with respect to all such policies, and the loss runs for the year ended June 30, 2003, with respect to such policies.

        Section 5.13    Employee Benefit Plans.    Except as listed on the LBI Employee Benefits Schedule:

        (a)   There are no LBI Employee Benefit Plans. Each LBI Benefit Plan that has been treated by LBI or its Subsidiaries as satisfying the requirements of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such LBI Benefit Plan is a "qualified plan" under Section 401(a) of the Code and that the related trusts are exempt from tax under Section 501(a) of the Code, and, to LBI's Knowledge, no fact or circumstance exists that would jeopardize the qualification of such LBI Benefit Plan. Each LBI Benefit Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and all other applicable laws, including, without limitation, applicable reporting and disclosure requirements with respect to each LBI Benefit Plan. Neither LBI nor any of its Subsidiaries has incurred any material liability for any tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

        (b)   With respect to each LBI Benefit Plan, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending, other than routine and reasonable claims for benefits, (iii) neither LBI nor any of its Subsidiaries has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and to LBI's Knowledge no such "prohibited transaction" has occurred that would result in a material liability to LBI or any of its Subsidiaries under Section 406 of ERISA or Section 4975 of the Code and (iv) USAuto either has been supplied with, or has been given access to, true and complete copies of the most recent determination letter or opinion letter received from the Internal Revenue Service regarding such LBI Benefit Plan and the latest financial statements and latest prepared actuarial reports for such LBI Benefit Plan. To LBI's Knowledge, no audit or investigation by any domestic or foreign governmental or other law enforcement agency is pending with respect to any LBI Employee Benefit Plan.

        (c)   Neither LBI nor any of its Subsidiaries or, to LBI's Knowledge, any of their respective directors, officers, employees or any other "fiduciary" (as such term is defined in Section 3 of ERISA) has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the LBI Employee Benefit Plans which would subject the Surviving Corporation, its Subsidiaries or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

        (d)   LBI and its Subsidiaries have not incurred, and have no reason to expect that they will incur, any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any employee pension benefit plan that LBI or a Subsidiary of LBI, or any other entity that together with LBI or a Subsidiary of LBI is treated as a single employer under Section 414 of the Code, maintains or ever has maintained, to which any of them contributes or ever has been required to contribute or with respect to which any of them have any liability. To LBI's Knowledge, no reportable event as defined in Section 4043 of ERISA (that has not been waived by regulation) or accumulated funding deficiency as defined in Section 412(a) of the Code has occurred, and no facts exist that could reasonably, or reasonably be expected to, result in such a reportable event or accumulated funding deficiency.

        (e)   No LBI Employee Benefit Plan that is described in Section 3(1) of ERISA provides any benefits after a termination of employment except to the extent such benefits are required to satisfy the minimum requirements under Part 6 of Subtitle B of Title I of ERISA.

        (f)    LBI, or its Subsidiaries, has the right pursuant to the terms of each LBI Benefit Plan and all agreements related to such plan unilaterally to terminate such plan (or its participation in such plan) at any time without causing a material liability to arise.

        (g)   The transactions contemplated by this Agreement will not result in any additional payments to, or benefit accruals for, or any increase in the vested interest of, any current or former employee or director of LBI or any of its Subsidiaries (or any dependent of any such Person) under any LBI Employee Benefit Plan.

        Section 5.14    Environmental Compliance and Conditions.    LBI and its Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under any Environmental and Safety Requirements. Except as set forth on the LBI Environmental Compliance Schedule, LBI and its Subsidiaries are in all material respects in compliance with all terms and conditions of such permits, licenses and authorizations and are in all material respects also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder. Neither LBI nor any of its Subsidiaries has received written notice of violations or liabilities arising under Environmental and Safety Requirements (including any investigatory, remedial or corrective obligation) relating to LBI, its Subsidiaries or their respective facilities. To LBI's Knowledge, no current or prior owner of any property owned or leased, at any time, by LBI or any of its Subsidiaries has received written notice (whether from a Governmental Entity, citizens group, employee or otherwise) that alleges that such current or prior owner or LBI or any of its Subsidiaries is not or was not in compliance with any applicable Environmental and Safety Requirements. Notwithstanding any implication to the contrary contained herein, this Section 5.14 constitutes the sole and exclusive representations and warranties of LBI with respect to Environmental and Safety Requirements and all other environmental matters.

        Section 5.15    Affiliated Transactions.    Except as set forth on the LBI Affiliated Transactions Schedule, no officer, director, stockholder or Affiliate of LBI or any individual in such officer's, director's, stockholder's or Affiliate's immediate family is a party to any agreement, contract, commitment or transaction with LBI or has any interest in any property used by LBI.

        Section 5.16    Brokerage.    Except as set forth in the LBI Brokerage Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LBI.

        Section 5.17    Accounts Receivable; Loans and Advances.

        (a)   All accounts receivable of LBI and its Subsidiaries that are reflected in the LBI Financial Statements or in the accounting records of LBI as of the date hereof (collectively, the "LBI Accounts Receivable") represent valid obligations arising from services actually performed in the ordinary course of business. Except as described on the LBI Accounts Receivable Schedule, the LBI Accounts Receivable are current and collectible net of any respective reserves shown in the LBI Financial Statements or on the accounting records of LBI as of the date hereof (which reserves are adequate and calculated consistent with past practice). There is no contest, claim or right of set-off, other than in the ordinary course of business, relating to the amount or validity of such LBI Accounts Receivable.

        (b)   The LBI Loans Schedule contains an accurate and complete list of all loans and advances made by LBI or any of its Subsidiaries (and the amounts outstanding thereunder as of the date of this Agreement) to any employee, director, consultant or independent contractor of LBI or any of its Subsidiaries.

        Section 5.18    Labor and Employment Matters.

        (a)   Except as set forth on the LBI Labor Matters Schedule, with respect to the business of LBI and its Subsidiaries: (i) to LBI's Knowledge, no employee of LBI or any of its Subsidiaries (A) has any present intention to terminate such employee's employment with LBI or its Subsidiaries, or (B) is a party to any confidentiality, non-competition, proprietary rights or other similar agreement between such employee and any entity other than LBI or any of its Subsidiaries; (ii) no labor organization or group of employees has filed any representation petition or made any demand for recognition; (iii) no union organizing or decertification efforts are underway or, to LBI's Knowledge, threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to LBI's Knowledge, threatened; (v) there is no workman's compensation liability, experience or matter that would reasonably be expected to have a Material Adverse Effect on LBI; and (vi) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to LBI's Knowledge, threatened in any forum, relating to an alleged violation or breach by LBI or any of its Subsidiaries (or any of its or their officers or directors) of any material law, regulation or contract.

        (b)   All notices required in connection with the transactions contemplated by this Agreement under any collective bargaining agreement to which LBI or any of its Subsidiaries is a party have been given, and all bargaining obligations of LBI and its Subsidiaries with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither LBI nor any of its

Subsidiaries has implemented any mass layoff of employees that could implicate the WARN Act, and no such action will be implemented by LBI or any of its Subsidiaries prior to the Closing.

        Section 5.19    SEC Filings.    LBI has filed all forms, reports and documents required to be filed by it with the SEC from June 30, 2000, to the date of this Agreement, including: (a) Annual Reports on Form 10-K, (b) Quarterly Reports on Form 10-Q and (c) proxy statements relating to LBI's meetings of shareholders (whether annual or special) (the forms, reports and other documents referred to in clauses (a), (b) and (c) and all other forms, reports and other registration statements filed by LBI with the SEC as of the date of this Agreement, including all amendments and supplements thereto filed with the SEC as of the date of this Agreement, are referred to herein, collectively, as the "LBI SEC Reports"). The LBI SEC Reports, as well as all forms, reports and documents to be filed by LBI with the SEC after the date hereof and prior to the Effective Time, (a) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (b) subject to the representation and warranty by USAuto in Section 3.25 hereof, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (c) did not at the time they were filed, or will not at the time they are filed, omit any documents required to be filed as exhibits thereto.

        Section 5.20    Representations Complete; Supplied Information.

        (a)   None of the representations or warranties made by LBI, nor any statement made in the LBI Schedules or in any certificate furnished by LBI pursuant to this Agreement, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by LBI for inclusion or incorporation by reference in the Form S-1 will, (i) at the time the Form S-1 becomes effective under the Securities Act or at the time of any post-effective amendment thereto or (ii) on the date it is mailed to the LBI Stockholders or at the time of the LBI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, however, no representation or warranty is made by LBI with respect to statements made or incorporated by reference in the Form S-1 based on information supplied by USAuto for inclusion or incorporation by reference therein. The Form S-1 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        Section 5.21    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and/or in the certificates required to be delivered pursuant to or in connection herewith, neither LBI nor any other Person acting for LBI makes any representation or warranty, express or implied, and USAuto and LBI hereby disclaim any such representation or warranty, whether by LBI or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by LBI of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to USAuto or any of its stockholders, officers, directors, employees, agents or representatives or any other Person of any documentation or other information by LBI or any of its officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB

        Each of LBI and Merger Sub represents and warrants to USAuto that each statement contained in this Article VI is correct and complete.

        Section 6.1    Organization.    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly owned subsidiary of LBI.

        Section 6.2    Authorization; No Conflicts.

        (a)   Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)   The Board of Directors of Merger Sub, by resolutions duly adopted by unanimous written consent which have not subsequently been rescinded or modified in any way (the "Merger Sub Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and (iii) recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by Merger Sub's sole stockholder. The Merger Sub Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the Knowledge of Merger Sub, except for Section 203 of the DGCL, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The sole stockholder of Merger Sub, by resolutions duly adopted pursuant to written consent and not subsequently rescinded or modified in any way, has approved this Agreement and the Merger.

        (c)   The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

        Section 6.3    Business Activities; No Subsidiaries.    Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

        Section 6.4    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, in the Exhibits and Schedules hereto, the agreements specified herein, and in the certificates required to be delivered pursuant to or in connection herewith, neither Merger Sub nor any other Person acting for Merger Sub makes any representation or warranty, express or implied, and USAuto, LBI and Merger Sub hereby disclaim any such representation or warranty, whether by Merger Sub or any of its officers, directors, employees, agents, representatives or any other Person, with respect to the execution, delivery or performance by Merger Sub of this Agreement or the agreements specified herein or with respect to the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to USAuto or any of its officers, directors, stockholders, employees, agents or representatives or any other Person of any documentation or other information by

LBI, Merger Sub or any of their respective officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 7.1    Covenants of USAuto.    During the period from the date of this Agreement and continuing until the Effective Time, USAuto (on behalf of itself and its Subsidiaries) agrees that (except as expressly contemplated or permitted by this Agreement or the USAuto Schedules or as required by a Governmental Entity of competent jurisdiction or to the extent that LBI shall otherwise consent in writing):

        (a)   USAuto and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

        (b)   USAuto shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection with capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and (B) other capital expenditures and obligations or liabilities disclosed on the USAuto Permitted Capital Expenditures Schedule;

        (c)   USAuto shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for (x) dividends by wholly owned Subsidiaries of USAuto and (y) USAuto Permitted Dividends), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any such transaction by a wholly owned Subsidiary of USAuto which remains a wholly owned Subsidiary of USAuto after consummation of such transaction) or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

        (d)   USAuto shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any USAuto Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of its capital stock or USAuto Voting Debt, or enter into any agreement with respect to any of the foregoing, other than issuances of capital stock by a wholly owned Subsidiary of USAuto to such Subsidiary's parent or another wholly owned Subsidiary of USAuto;

        (e)   other than to the extent required to comply with its obligations hereunder or required by law, neither USAuto nor any of its Subsidiaries shall amend or propose to amend its certificate of incorporation, bylaws or other governing documents;

        (f)    USAuto shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of USAuto and its Subsidiaries in the ordinary course consistent with past practice); provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of USAuto that remain direct or indirect wholly owned Subsidiaries of USAuto;

        (g)   other than (i) internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of USAuto that remain direct or indirect wholly owned Subsidiaries of USAuto or (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the USAuto Schedules, USAuto shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets other than in the ordinary course of business consistent with past practice;

        (h)   USAuto shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by USAuto or a direct or indirect wholly owned Subsidiary of USAuto to or in USAuto or any direct or indirect wholly owned Subsidiary of USAuto, (B) pursuant to any contract or other legal obligation of USAuto or any of its Subsidiaries as in effect at the date of this Agreement and set forth on the USAuto Contracts Schedule, (C) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified on the USAuto Permitted Investments Schedule or (D) investments in Cash Equivalents or Investment Grade Securities or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement and set forth on the USAuto Contracts Schedule or trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement in a manner which does not increase the aggregate principal amount or amount of the facility, as the case may be, or subject to any Lien (other than Permitted Liens) any assets or properties of USAuto or its Subsidiaries that are not, as of the date of this Agreement, subject to any Lien;

        (i)    USAuto shall use reasonable efforts not to, and shall use reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.1) that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D);

        (j)    other than as disclosed on the USAuto Permitted Compensation Schedule and other than in the ordinary course of business consistent with past practice or as required by an existing contract or agreement as in effect on the date hereof and set forth on the USAuto Contracts Schedule, USAuto shall not (i) increase the amount of compensation or severance pay of any director, executive officer or other employee, (ii) make any material increase in, or commitment to increase materially, any employee benefits or (iii) adopt, amend or make any commitment to adopt any new employee benefit plan or make any material contribution, other than regularly scheduled contributions, to any USAuto Benefit Plan;

        (k)   USAuto shall not (i) change its fiscal year or (ii) except as required by changes in GAAP as concurred with by USAuto's independent auditors or as required by a Governmental Entity, change its methods of accounting in effect at December 31, 2002;

        (l)    USAuto and its Subsidiaries will not make or change any election, change an annual accounting period, adopt or change any Tax, reinsurance, reserving, financing or accounting practice, policy or method, make any material change in any underwriting, marketing, pricing, claim processing or payment practice or policy, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of USAuto and its Subsidiaries or LBI;

        (m)  except as disclosed on the USAuto Contracts Schedule, USAuto shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that (i) prohibits USAuto or any of its Subsidiaries from freely engaging in business anywhere in the world or (ii) would reasonably be expected to have a Material Adverse Effect on USAuto (or the Surviving Corporation after giving effect to the Merger);

        (n)   USAuto shall not make any contributions to any grantor trust or other funding arrangement for any nonqualified deferred compensation that is considered "unfunded" for purposes of ERISA;

        (o)   except as disclosed on the USAuto Insurance Schedule, USAuto shall keep in full force all insurance policies in effect as of the date of this Agreement, shall not amend, modify or terminate any reinsurance or retrocession agreement currently in force, and shall not forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses;

        (p)   USAuto shall not form any Subsidiary or, except as contemplated under Section 7.1(h), acquire any equity interest or other interest in any other Person;

        (q)   other than in connection with any action expressly permitted by any other subsection of this Section 7.1, USAuto shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 3.9 of this Agreement or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

        (r)   USAuto shall not commence or settle any material action, suit, investigation or other proceeding;

        (s)   USAuto shall not enter into any material transaction or take any other material action other than in the ordinary course of business consistent with its past practices;

        (t)    USAuto shall not (i) revoke its election to be taxed as an S corporation (or any Subsidiary's election to be treated as a qualified subchapter S subsidiary) within the meaning of Code Sections 1361 and 1362 (or any similar provision of state, local or foreign law) or (ii) take or allow any action that would result in the termination of USAuto's status as a validly electing S corporation (or any Subsidiary's status as a qualified subchapter S subsidiary) within the meaning of Code Sections 1361 and 1362 (or any similar provision of state, local or foreign law);

        (u)   USAuto shall not, and shall cause its Subsidiaries to not, take any action or omit to take any action that would result in the breach of any representation or warranty set forth in Article III; and

        (v)   USAuto shall not agree or commit to take any of the actions described in clauses "(b)" through "(u)" of this Section.

        Section 7.2    Covenants of LBI.    During the period from the date of this Agreement and continuing until the Effective Time, LBI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the LBI Schedules (including, without limitation, consummation of the Rights Offering and any actions taken in furtherance thereof) or as required by a Governmental Entity of competent jurisdiction or to the extent that USAuto shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

        (a)   LBI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

        (b)   LBI shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection with capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and (B) other capital expenditures and obligations or liabilities disclosed on the LBI Permitted Capital Expenditures Schedule;

        (c)   LBI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by wholly owned Subsidiaries of LBI), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any such transaction by a wholly owned Subsidiary of LBI which remains a wholly owned Subsidiary of LBI after consummation of such transaction) or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

        (d)   LBI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any LBI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or LBI Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the granting of the LBI Stock Options set forth on the Permitted LBI Stock Options Schedule and additional LBI Stock Options to purchase up to 50,000 shares of LBI Common Stock, (ii) upon the exercise of LBI Stock Options and (iii) issuances of capital stock by a wholly owned Subsidiary of LBI to such Subsidiary's parent or another wholly owned Subsidiary of LBI; provided, however, that in no event shall LBI knowingly take such action or permit any of its Subsidiaries to take such action that would result in an "ownership change" within the meaning of Code Section 382(g);

        (e)   other than to the extent required to comply with its obligations hereunder, required by law or required by the rules and regulations of the New York Stock Exchange, LBI shall not amend or propose to amend its certificate of incorporation, bylaws or other governing documents;

        (f)    LBI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of LBI and its Subsidiaries in the ordinary course consistent with past practice);

        (g)   other than (i) internal reorganizations or consolidations involving existing direct or indirect wholly owned Subsidiaries of LBI that remain direct or indirect wholly owned Subsidiaries of LBI or (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the LBI Schedules, LBI shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;

        (h)   LBI shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by LBI or a direct or indirect wholly owned Subsidiary of LBI to or in LBI or any direct or indirect wholly owned Subsidiary of LBI, (B) pursuant to any contract or other legal obligation of LBI or any of its Subsidiaries as in effect at the date of this Agreement and set forth on the LBI Contracts Schedule, (C) investments in

Cash Equivalents or Investment Grade Securities or (D) investments in publicly traded securities (other than Investment Grade Securities) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified on the LBI Permitted Investments Schedule or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement and set forth on the LBI Contracts Schedule or trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement in a manner which does not increase the aggregate principal amount or amount of the facility, as the case may be, or subject to any Lien (other than Permitted Liens) any assets or properties of LBI or its Subsidiaries that are not, as of the date of this Agreement, subject to any Lien;

        (i)    LBI shall use reasonable efforts not to, and shall use reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 7.2) that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D);

        (j)    other than as contemplated by Section 7.2(d) or disclosed on the LBI Permitted Compensation Schedule and other than in the ordinary course of business consistent with past practice or as required by an existing contract or agreement as in effect on the date hereof and set forth on the LBI Contracts Schedule, LBI shall not (i) increase the amount of compensation or severance pay of any director, executive officer or other employee, (ii) make any material increase in, or commitment to increase materially, any employee benefits or (iii) adopt, amend or make any commitment to adopt any new employee benefit plan or make any material contribution, other than regularly scheduled contributions, to any LBI Benefit Plan; (k) LBI shall not (i) change its fiscal year or (ii) except as required by changes in GAAP as concurred with by LBI's independent auditors or as required by a Governmental Entity, change its methods of accounting in effect at June 30, 2003;

        (l)    LBI and its Subsidiaries will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of LBI and its Subsidiaries;

        (m)  except as disclosed on the LBI Contracts Schedule, LBI shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that (i) prohibits LBI or any of its Subsidiaries from freely engaging in business anywhere in the world or (ii) would reasonably be expected to have a Material Adverse Effect on LBI or, from and after the Effective Time, the Surviving Corporation and its Affiliates;

        (n)   LBI shall not make any contributions to any grantor trust or other funding arrangement for any nonqualified deferred compensation that is considered "unfunded" for purposes of ERISA;

        (o)   LBI shall keep in full force all insurance policies in effect as of the date of this Agreement;

        (p)   LBI shall not form any Subsidiary or, except as contemplated under Section 7.2(h), acquire any equity interest or other interest in any other Person;

        (q)   other than in connection with any action expressly permitted by any other subsection of this Section 7.2, LBI shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 5.9 of this Agreement or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such contract;

        (r)   LBI shall not commence or settle any material action, suit, investigation or other proceeding;

        (s)   LBI shall not enter into any material transaction or take any other material action other than in the ordinary course of business consistent with its past practices;

        (t)    LBI shall not, and shall cause its Subsidiaries to not, take any action or omit to take any action that would result in the breach of any representation or warranty set forth in Article V;

        (u)   LBI shall not amend, terminate, or waive any obligation of Hunter's Glen/Ford, Ltd. under, the Backstop Agreement, dated as of the date hereof, by and between LBI and Hunter's Glen/Ford, Ltd. (the "Backstop Agreement"); and

        (v)   LBI shall not agree or commit to take any of the actions described in clauses "(b)" through "(u)" of this Section.

        Section 7.3    Governmental Filings.    Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) to the other on operational matters. LBI and USAuto shall file all reports required to be filed by each of them with all Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. LBI and USAuto acknowledge and agree that the preceding sentence does not relate to reports or other materials required to be filed pursuant to the HSR Act, which filings are addressed in Section 8.4 of this Agreement.

        Section 7.4    Control of Business Operations.    Notwithstanding any implication to the contrary contained herein, (a) nothing contained in this Agreement shall give LBI, directly or indirectly, the right to control or direct USAuto's operations prior to the Effective Time and (b) nothing contained in this Agreement shall give USAuto, directly or indirectly, the right to control or direct LBI's operations prior to the Effective Time. Prior to the Effective Time, each of LBI and USAuto shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

        Section 7.5    Restrictions on Dividends and Transfers of USAuto Stock.    Each of the USAuto Stockholders agrees that from and after the date hereof through the earlier of the Effective Time or the termination of this Agreement: (a) such USAuto Stockholder will not (i) permit USAuto or any of its Subsidiaries to declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for (x) dividends by wholly owned Subsidiaries of USAuto and (y) USAuto Permitted Dividends) or (ii) accept payment of any such dividends or distributions (except USAuto Permitted Dividends); and (b) such USAuto Stockholder will not sell, transfer, assign, pledge or otherwise dispose of any interest in his USAuto Common Stock.

ARTICLE VIII
ADDITIONAL AGREEMENTS

        Section 8.1    Preparation of Form S-1; Stockholders Meeting.

        (a)   As promptly as reasonably practicable following the date hereof, LBI and USAuto shall prepare, and LBI shall file with the SEC, a joint proxy statement and registration statement on Form S-1 with respect to obtaining the Required LBI Votes and the issuance of LBI Common Stock in the Rights Offering (the "Form S-1"). LBI shall use commercially reasonable efforts to have the Form S-1 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC, to keep the Form S-1 effective as long as is necessary to consummate the Rights Offering and to cause the Form S-1 to be mailed to LBI's stockholders as promptly as practicable after the SEC has provided its final approval thereof. LBI shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable Blue Sky Law in connection with the Merger, and USAuto shall furnish all information concerning USAuto and the holders of USAuto Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time USAuto or LBI discovers any information relating to USAuto or LBI, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Form S-1 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of LBI.

        (b)   Subject to Section 8.4, LBI shall, as promptly as reasonably practicable following the execution of this Agreement: (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "LBI Stockholders Meeting") for the purpose of obtaining the Required LBI Votes with respect to (A) issuing LBI Common Stock to the Applicable USAuto Stockholders as part of the Merger Consideration hereunder, (B) issuing LBI Common Stock to Hunter's Glen/Ford, Ltd. in connection with the Rights Offering, (C) amending and restating LBI's certificate of incorporation to be substantially in the form attached hereto as Exhibit 8.2(c)(1), (D) amending and restating LBI's bylaws to be substantially in the form attached hereto as Exhibit 8.2(c)(2) and (E) amending the LBI Stock Option Plan in order to increase the number of shares of LBI Common Stock reserved for grant thereunder to 8,500,000 (collectively, the "Required Voting Matters"); and (ii) take all lawful action for the purpose of soliciting the Required LBI Votes with respect to the Required Voting Matters. In addition, subject to Section 8.4, the Board of Directors of LBI (A) shall, subject to its fiduciary duties under applicable law, continue to recommend adoption of this Agreement and approval of the Merger by the stockholders of LBI to the effect set forth in Section 5.4(b) and (B) shall not, subject to its fiduciary duties under applicable law, withdraw, modify or qualify in any manner adverse to USAuto such recommendation or take any action or make any statement in connection with the LBI Stockholders Meeting inconsistent with such recommendation.

        Section 8.2    Governance and Operations of the Surviving Corporation.

        (a)   At or prior to the Closing, LBI shall take all actions necessary to cause as of the Effective Time the Board of Directors of LBI to: (i) be comprised of nine directors; (ii) consist of the following persons: Gene H. Bishop, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Edward W. Rose, III and two additional members, both of whom shall be "independent" (as defined in Section 301 of the Sarbanes-Oxley Act of 2002) and shall be proposed by Stephen J. Harrison and Thomas M. Harrison, Jr. and approved by a majority of the other members of the Board of Directors of LBI, which approval shall not be unreasonably withheld; (iii) establish an Executive Committee of the Board of Directors of LBI consisting of Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison and Thomas M. Harrison, Jr.; and (iv) establish a Nominating Committee of the Board of Directors of LBI in accordance with the rules and regulations of the New York Stock Exchange.

        (b)   At or prior to the Closing, LBI shall take all actions necessary to cause as of the Effective Time the following individuals to be elected as officers of LBI and to hold the offices set forth opposite their names below pursuant to the bylaws of LBI:

          Stephen J. Harrison—Chief Executive Officer and President

          Thomas M. Harrison, Jr.—Executive Vice President

        (c)   Subject to the Required LBI Votes, LBI shall take all actions necessary to amend and restate the certificate of incorporation and bylaws of LBI to be in substantially the forms attached hereto as Exhibit 8.2(c)(1) and Exhibit 8.2(c)(2), respectively.

        Section 8.3    Access to Information.

        (a)   Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel, financial advisors and other representatives and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (ii) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement dated October 13, 2003 between LBI and USAuto (as amended, supplemented and/or otherwise modified from time to time, the "Confidentiality Agreement"). Each party shall use commercially reasonable efforts to cause its officers, employees, accountants, financial advisors and other representatives to cooperate with the other party and such other party's officers, employees, accountants, financial advisors and other representatives. Notwithstanding the foregoing, however, no investigation by USAuto or LBI, or any of their respective agents or representatives, shall affect the representations and warranties of LBI or USAuto, as the case may be.

        (b)   During the period commencing with the execution of this Agreement and continuing until the Effective Time, LBI and USAuto shall provide each other with such documentation and information regarding the LBI Employee Benefit Plans and the USAuto Employee Benefit Plans, respectively, as the other party shall reasonably request, as promptly as is reasonably practicable.

        Section 8.4    Commercially Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Form A and any other insurance regulatory authority filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (b) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance, and not in limitation, of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and pursuant to any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        Section 8.5    Employee Benefits Matters.

        (a)    Continuation and Comparability of Benefits.    At the Effective Time, LBI and the Surviving Corporation shall honor all USAuto Employee Benefit Plans then in effect, and the related funding arrangements of each, in accordance with their respective terms; provided that, except as provided in Section 8.5(d), nothing herein shall require LBI and the Surviving Corporation to continue any particular USAuto Employee Benefit Plan for any period of time or prevent the amendment or termination thereof in accordance with its terms.

        (b)    Pre-Existing Limitations; Deductibles; Service Credit.    With respect to any employee benefit plans in which any employees of the Surviving Corporation first become eligible to participate, on or after the Effective Time, and in which the employees of the Surviving Corporation did not participate prior to the Effective Time (the "New Surviving Corporation Plans"), LBI and the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Surviving Corporation, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous USAuto Employee Benefit Plan, as the case may be, that previously applied to the employees of the Surviving Corporation; (ii) provide each employee of the Surviving Corporation with credit for any co-payments and deductibles paid prior to participation in the New Surviving Corporation Plan (to the same extent such credit was given for the year under the analogous employee benefit plan prior to participation in the New Surviving Corporation Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Surviving Corporation Plan; and (iii) recognize all continuous service of the Surviving Corporation's employees with USAuto, or any of its Subsidiaries, as applicable, for eligibility and vesting purposes in any New Surviving Corporation Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Surviving Corporation Plan; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits. Without limiting the generality of the foregoing, LBI shall credit each employee of the Surviving Corporation and any of its Subsidiaries with all vacation, personal and sick days accrued under USAuto's plans, policies, programs and arrangements set forth on the USAuto Employee Benefits Schedule and in effect immediately prior to the Effective Time (the "Transferred Leave"). LBI shall ensure that such Transferred Leave is not subject to forfeiture.

        (c)    Grantor Trusts.    LBI and USAuto shall each take all steps (if any) that are necessary or appropriate to amend any grantor trusts to which LBI or any of its Subsidiaries, or USAuto or any of its Subsidiaries, as applicable, is a party so that no contributions to such trusts are required to be made as a result of or in connection with the consummation of the transactions contemplated hereby.

        (d)    Health Flexible Spending Plan.    Notwithstanding anything in Section 8.5(a) to the contrary, LBI and the Surviving Corporation shall ensure that any salary deferrals made during the plan year in which the Effective Time falls under any health flexible spending plan maintained by USAuto immediately prior to the Effective Time shall be available to provide reimbursement for all claims incurred through the earlier of (i) the end of such plan year or (ii) the date that a respective participant ceases participating under such plan.

        Section 8.6    Fees and Expenses.    All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger or any other transaction is consummated; provided that USAuto and LBI each shall pay one-half of all filing fees under the HSR Act or any other Regulatory Law; provided, further, if the Merger is consummated: (i) each of LBI, on the one hand, and the USAuto Stockholders, on the other hand, shall pay one-half of all Expenses owed to Morgan Joseph & Co. under that certain Engagement Letter dated as of December 1, 2003, as in effect on the date hereof; (ii) all Expenses of LBI owed to its legal counsel, investment bankers and/or brokers (other than the Expenses described in clause (i) above) shall be paid by LBI; (iii) all Expenses of USAuto owed to its investment bankers and/or brokers (other than the Expenses described in clause (i) above) shall be paid by the USAuto Stockholders; (iv) all Expenses of USAuto owed to its legal counsel for services rendered on or after October 1, 2003 (other than counsel retained by USAuto for the purposes of obtaining the required approval for the Merger by the applicable state insurance regulatory authorities) shall be paid by the USAuto Stockholders; and (v) all Expenses of USAuto and LBI owed to their respective accountants and the fees and expenses of USAuto's insurance regulatory counsel shall be paid by LBI. As used in this Agreement, the term "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-1, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or any other Regulatory Law and all other matters related to the closing of the Merger and the other transactions contemplated hereby.

        Section 8.7    Public Announcements.    USAuto and LBI shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts (a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Form S-1, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        Section 8.8    Accounting Matters.    As promptly as reasonably practicable following the date hereof, USAuto shall provide to LBI (a) the audited consolidated balance sheets of USAuto and its Subsidiaries as of December 31, 2002 and 2001, and the related statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000, and (b) the consent of USAuto's independent public accountants to include such financial statements in the Form S-1. If LBI is required to make any subsequent filings with the SEC, USAuto shall, upon LBI's request, use commercially reasonable efforts to cause its independent public accountants to consent to the inclusion of USAuto's audited financial statements in such subsequent filing. In addition, USAuto shall use commercially reasonable efforts to cause to be delivered to LBI two letters from nationally recognized independent public accountants relating to their review of the financial statements of USAuto contained in the Form S-1, one dated approximately the date on which the Form S-1 shall become effective and one dated within two Business Days prior to the Closing Date, each addressed to USAuto and LBI, in form and substance reasonably satisfactory to LBI and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-1.

        Section 8.9    Section 16 Matters.    Prior to the Effective Time, USAuto and LBI shall take all such steps as may be required to cause any dispositions of USAuto Common Stock (including derivative securities with respect to USAuto Common Stock) or acquisitions of LBI Common Stock (including derivative securities with respect to LBI Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to USAuto or LBI, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 8.10    Exclusivity.    Neither USAuto nor any of the USAuto Stockholders will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of USAuto or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. USAuto and the USAuto Stockholders shall notify LBI immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. None of the USAuto Stockholders will vote their shares of common stock of USAuto in favor of any such acquisition. USAuto will notify LBI immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

        Section 8.11    Listing of Shares of LBI Common Stock.    LBI shall use its reasonable best efforts to cause the shares of LBI Common Stock issued to the USAuto Stockholders as part of the Merger Consideration to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

        Section 8.12    USAuto Indebtedness.

        (a)   USAuto shall use its commercially reasonable efforts to obtain from its lenders, on terms no less favorable to the Surviving Corporation, an amendment to each of (i) the Credit Agreement, dated as of March 21, 2003, between USAuto and The CIT Group/Equipment Financing, Inc. (the "USAuto Credit Agreement") as in effect on the date hereof, (ii) the Promissory Note, dated November 27, 2000, in the original principal amount of $900,000 executed by USAuto in favor of Bank of America, N.A. (the "November 2000 Note"), (iii) the Promissory Note, dated June 27, 2001, in the original principal amount of $3,000,000 executed by USAuto in favor of Bank of America, N.A. (the "June 2001 Note") and (iv) the Promissory Note, dated August 1, 2001, in the original principal amount of $3,581,290.49 executed by USAuto in favor of Bank of America, N.A. (the "August 2001 Note"), in each case effective as of the Closing consenting to and otherwise permitting the Merger and the other transactions contemplated by this Agreement (including, without limitation, allowing the Surviving Corporation to assume all of the rights and obligations of USAuto thereunder).

        (b)   In the event that USAuto is unable to obtain any of the amendments referenced in clauses (i), (ii), (iii) or (iv) of Section 8.12(a), on the Closing Date LBI shall pay in full any and all amounts outstanding, including all accrued and unpaid interest, under the note or credit facility governing the Indebtedness with respect to which such amendment has not been obtained.

ARTICLE IX
CONDITIONS PRECEDENT

        Section 9.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   LBI shall have obtained the Required LBI Votes in connection with the adoption of this Agreement (including, without limitation, the matters set forth in Section 8 and the obligations set forth in Section 8.2 hereof) and the approval of the Merger by the stockholders of LBI;

        (b)   no Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order (excluding any order or request for information pursuant to the HSR Act) issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Material Adverse Effect on LBI and its Subsidiaries, taken together after giving effect to the Merger; provided, however, that the provisions of this Section 9.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 8.4 shall have been the cause of, or shall have resulted in, such order or injunction by a Governmental Entity to obtain the same;

        (c)   the waiting period (and any extension thereof) applicable to the Merger, if any, under the HSR Act shall have been terminated or shall have expired;

        (d)   other than the filings provided for under Section 1.2 and filings pursuant to the HSR Act (which are addressed in Section 9.1(c)), all USAuto Necessary Consents and LBI Necessary Consents, in each case, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on LBI and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section 9.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 8.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval;

        (e)   LBI and Donald J. Edwards shall have entered into an Advisory Services Agreement in substantially the form attached as Exhibit 9.1(e) hereto;

        (f)    LBI's name shall have been changed to First Acceptance Corporation; and

        (g)   the Form S-1 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Form S-1 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 9.2    Additional Conditions to Obligations of USAuto.    The obligations of USAuto to effect the Merger are subject to the satisfaction, or waiver by USAuto, on or prior to the Closing Date of the following additional conditions:

        (a)   each of the representations and warranties made by LBI or Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by Material Adverse Effect) and in all respects (if qualified by materiality or by Material Adverse Effect) at and as of the Closing as though such representation or warranty was made at and as of the Closing (and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date), in each case without giving effect to any Knowledge qualifications contained therein or any disclosures made by LBI or Merger Sub after the parties execute this Agreement. USAuto shall have received a certificate with respect to the foregoing signed on behalf of LBI by the chief executive officer and the treasurer of LBI;

        (b)   LBI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement on or prior to the Closing Date, and USAuto shall have received a certificate of LBI executed by the chief executive officer and the treasurer of LBI to such effect;

        (c)   a registration rights agreement, substantially in the form attached as Exhibit 9.2(c) hereto, shall have been duly executed and delivered by LBI;

        (d)   LBI shall have entered into an employment agreement with each of Stephen J. Harrison and Thomas M. Harrison, Jr. in substantially the forms attached as Exhibits 9.2(d)(1) and 9.2(d)(2) hereto, respectively;

        (e)   LBI shall have entered into a Nonqualified Stock Option Agreement with each of Stephen J. Harrison and Thomas M. Harrison, Jr. in substantially the form attached as Exhibit 9.2(e) hereto, granting to each pursuant to the LBI Stock Option Plan an option to purchase 100,000 shares of LBI Common Stock;

        (f)    LBI and Donald J. Edwards shall have entered into a Separation Agreement in substantially the form attached as Exhibit 9.2(f) hereto;

        (g)   LBI shall have entered into a severance agreement with each of Brandon L. Jones, Jeremy B. Ford, Holly Berman and Ellen V. Billings in substantially the forms attached as Exhibits 9.2(g)(1), 9.2(g)(2), 9.2(g)(3) and 9.2(g)(4) hereto, respectively, setting forth the terms of each person's termination of employment with LBI;

        (h)   that certain NonQualified Stock Option Agreement Liberté Investors 2002 Long Term Incentive Plan, dated July 9, 2002, by and between LBI and Donald J. Edwards, shall have been amended, terminating Section 12 and deleting it therefrom in its entirety from and after the Effective Time, provided that, such amendment shall not in any manner affect the issuance of additional options to Donald J. Edwards pursuant to Section 12 of such NonQualified Stock Option Agreement in connection with the Rights Offering;

        (i)    the obligations of Stephen J. Harrison, Thomas M. Harrison, Jr., James W. Ayers and Joseph V. Russell as guarantors of the November 2000 Note, the June 2001 Note and the August 2001 Note shall have been terminated;

        (j)    all of the shares of LBI Common Stock issued to the USAuto Stockholders in the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

        (k)   the Certificate of Deposit Pledge Agreement, dated as of March 21, 2003, by and between CIT Group/Equipment Financing, Inc. and Steve & Tom Harrison Properties shall have been terminated, and Steve & Tom Harrison Properties shall have been released from all obligations thereunder;

        (l)    the average Quoted Price of LBI Common Stock for the 10 trading days immediately preceding the Closing Date shall have been greater than or equal to [$3.62] per share;

        (m)  LBI and Merger Sub shall have delivered to USAuto and the USAuto Stockholders a certificate signed by the Chief Executive Officers of LBI and Merger Sub, respectively, substantially in the form attached as Exhibit 9.2(m) hereto;

        (n)   LBI shall have received the legal opinion of Morris, Nichols, Arsht & Tunnell in substantially the form attached as Exhibit 9.2(n) hereto;

        (o)   LBI shall have assigned or terminated without further liability the lease with Crescent Real Estate Funding I, LP for office space in Dallas, Texas (the "Dallas Lease"); and

        (p)   LBI shall have consummated the Rights Offering.

        Section 9.3    Additional Conditions to Obligations of LBI.    The obligations of LBI and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by LBI, on or prior to the Closing Date of the following additional conditions:

        (a)   each of the representations and warranties made by USAuto or any USAuto Stockholder in this Agreement shall be true and correct in all material respects (if not qualified by materiality or by Material Adverse Effect) and in all respects (if qualified by materiality or by Material Adverse Effect) at and as of the Closing as though such representation or warranty was made at and as of the Closing (and any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date), in each case without giving effect to any Knowledge qualifications contained therein or any disclosures made by USAuto or any USAuto Stockholder after the parties execute this Agreement. LBI shall have received a certificate with respect to the foregoing signed on behalf of USAuto by the Chief Executive Officer and Chief Financial Officer of USAuto;

        (b)   USAuto and each USAuto Stockholder shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date, and LBI shall have received a certificate of USAuto executed by the Chief Executive Officer and Chief Financial Officer of USAuto to such effect;

        (c)   no event(s) shall have occurred that has had, or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect with respect to USAuto and its Subsidiaries, taken as a whole;

        (d)   each of Stephen J. Harrison and Thomas M. Harrison, Jr. shall have each entered into an employment agreement with LBI in form and substance attached as Exhibit 9.2(d) hereto;

        (e)   USAuto and its Subsidiaries shall have obtained all of the consents and approvals (whether of third parties or Governmental Entities) with respect to each of the items listed on the USAuto Conflicts Schedule;

        (f)    a registration rights agreement, substantially in the form attached as Exhibit 9.2(c) hereto, shall have been duly executed and delivered by USAuto;

        (g)   USAuto and the USAuto Stockholders shall have terminated all existing agreements among the USAuto Stockholders and USAuto or among the USAuto Stockholders, including, without limitation, the Shareholders Agreement, dated as of December 31, 1998, among USAuto and each of the USAuto Stockholders;

        (h)   USAuto shall have delivered to LBI an affidavit stating that USAuto is not and has not been a United States real property holding corporation, dated as of the Closing Date and in the form attached as Exhibit 9.3(h) hereto;

        (i)    USAuto shall have delivered to LBI and Merger Sub a certificate signed by the Chief Executive Officer of USAuto substantially in the form attached as Exhibit 9.3(i) hereto;

        (j)    LBI and Donald J. Edwards shall have entered into a Separation Agreement in substantially the form attached as Exhibit 9.2(f) hereto; and

        (k)   LBI shall have consummated the Rights Offering; provided, however, that this Section 9.3(k) shall not be a condition to LBI's obligation to effect the Merger if the Rights Offering is not consummated as a result of a failure by Hunter's Glen/Ford, Ltd. to perform its obligations under the Backstop Agreement.

ARTICLE X
TERMINATION AND AMENDMENT

        Section 10.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (and, except as provided below, whether before or after the approval by the stockholders of LBI of the matters presented in connection with the Merger), by action taken or authorized by the Board of Directors of the terminating party or parties, as follows:

        (a)   by mutual written consent of USAuto and LBI;

        (b)   by either LBI or USAuto if the Effective Time shall not have occurred on or before May 28, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this

Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 8.4) has materially contributed to the failure of the Effective Time to occur on or before the Termination Date;

        (c)   by either LBI or USAuto if any Governmental Entity shall institute any suit or action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to comply with Section 8.4 has materially contributed to such suit or action;

        (d)   by either LBI or USAuto if the approval by the stockholders of LBI required for the adoption of this Agreement and the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required LBI Votes upon the taking of such vote at a duly held meeting of stockholders of LBI or at any adjournment thereof;

        (e)   by USAuto if any of the conditions specified in Section 9.1 or 9.2 have not been met, or waived by USAuto, at such time as such condition can no longer be satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to USAuto if its failure (or the failure of any USAuto Stockholder) to fulfill any obligation under this Agreement has materially contributed to the failure of any such condition specified in Section 9.1 or 9.2; or

        (f)    by LBI if any of the conditions specified in Section 9.1 or 9.3 have not been met, or waived by LBI, at such time as such condition can no longer be satisfied; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to LBI if its failure to fulfill any obligation under this Agreement has materially contributed to the failure of any such condition specified in Section 9.3.

        Section 10.2    Effect of Termination.    In the event this Agreement is terminated by either LBI or USAuto as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of USAuto or LBI or their respective officers or directors except with respect to Section 8.6, this Section 10.2 and Article XI, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither USAuto nor LBI shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.

        Section 10.3    Amendment.    This Agreement may be amended by LBI and USAuto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of LBI, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of LBI and USAuto.

        Section 10.4    Extension; Waiver.    At any time prior to the Effective Time, LBI or USAuto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and/or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid against such party only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI
GENERAL PROVISIONS

        Section 11.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, Sections 8.6, 11.2 and 11.3), (b) each of the agreements which are exhibits hereto, (c) those covenants and agreements contained in Section 7.5, (d) this Article XI and (e) any claims based on fraud or intentional or reckless misrepresentations arising out of a breach of any representation, warranty, covenant or other agreements contained in herein and therein.

        Section 11.2    Indemnification for Taxes.

        (a)   The USAuto Stockholders shall jointly and severally indemnify, defend and hold harmless LBI and its Affiliates (including, without limitation, USAuto and its Subsidiaries following the Closing) and each of its and their respective directors, officers, stockholders, employees, agents, representatives and successors and assigns (each an "Indemnified Party") against and in respect of any and all Losses, that are incurred, suffered or sustained as a result of, in connection with, related to, incidental to or by virtue of (i) all Taxes (or the non-payment thereof) of USAuto and its Subsidiaries (but only to the extent that such Losses exceed the Final Tax Reserve for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"), (ii) all Taxes of any member of an Affiliated Group of which USAuto or any Subsidiary (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), and (iii) any and all Taxes of any Person imposed on USAuto or any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. The USAuto Stockholders shall reimburse LBI for any Taxes of USAuto or any Subsidiary which are the responsibility of the USAuto Stockholders pursuant to this Section 11.2 at least five days prior to payment of such Taxes by LBI or USAuto.

        (b)   In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which USAuto or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

        (c)   LBI shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Entity all Tax Returns required to be filed with respect to USAuto and its Subsidiaries for all Pre-Closing Tax Periods that are required to be filed after the Closing Date (a "Post-Closing Tax Return") and shall pay all Taxes due with respect to such Post-Closing Tax Returns; provided that, the USAuto Stockholders shall reimburse LBI for any amount that is the responsibility of the USAuto Stockholders pursuant to Section 11.2(a) with respect to the taxable periods covered by such Tax Returns at least 5 days prior to payment of such Taxes by LBI.

        (d)   LBI shall, at least 30 days prior to the due date for any Post-Closing Tax Return, provide to a representative designated by the USAuto Stockholders (the "Representative") a draft of such Post-

Closing Tax Return. If the Representative objects to the treatment of any item on any such Post-Closing Tax Return, it shall within 10 days after delivery of such Post-Closing Tax Return notify LBI in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If such a notice of objection shall be duly delivered, LBI and the Representative shall negotiate in good faith to resolve their disagreement. If LBI and the Representative have not resolved their disagreement within 5 business days after receipt by LBI of such notice, they shall refer the matter for resolution to a mutually acceptable nationally recognized accounting firm (the "Third Party Accountant"), the decision of which shall be binding on LBI, the Representative, and the USAuto Stockholders; provided that, if the Third Party Accountant cannot resolve such disagreement with respect to such Tax Return at least 5 business days prior to the due date of such Tax Return, such Tax Return shall be filed as prepared by LBI, and thereafter, to the extent the Third Party Accountant resolves such dispute in a manner which would require the amendment of such Tax Return, such Tax Return shall be amended and filed by LBI in a manner consistent with such resolution. In such case, promptly upon resolution by the Third Party Accountant and the filing of an amended Tax Return, the liability of the USAuto Stockholders and LBI for Taxes with respect to such Tax Return shall be redetermined, and any payments made between such parties prior to the filing of such amended Tax Return shall be appropriately adjusted to reflect such redetermination. The costs, fees and expenses of the Third Party Accountant shall be borne (i) by LBI if the net resolution of the disputed items substantially agrees with the position of the USAuto Stockholders, (ii) by the USAuto Stockholders if the net resolution of the disputed items substantially agrees with the position of LBI and (iii) otherwise equally by LBI, on the one hand, and the USAuto Stockholders on the other.

        (e)   Except with respect to refunds or credits of Taxes set forth on the Latest USAuto Balance Sheet or resulting from a carryback of a net operating loss, net capital loss, deduction, Tax credit or similar item sustained or arising in any period (or portion thereof) beginning after the Closing Date (which refunds and/or credits shall be for the account of LBI), any refunds or credits of Taxes of USAuto for any taxable period ending on or before the Closing Date shall be for the account of the USAuto Stockholders. Any refunds or credits of Taxes of the Surviving Corporation for any taxable period beginning after the Closing Date shall be for the account of LBI. Any refunds or credits of Taxes of either USAuto or the Surviving Corporation for any Straddle Period shall be equitably apportioned between the USAuto Stockholders and LBI.

        (f)    If a claim shall be made by any Tax authority that, if successful, might result in (i) an indemnity payment to LBI pursuant to Section 11.2(a) or (ii) an increase in the Tax liabilities of the USAuto Stockholders for a Tax period ending on or before the Closing Date or a portion of the Straddle Period ending on the Closing Date, LBI shall promptly notify the Representative in writing of such claim (a "Tax Claim"). With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes for a Straddle Period), the Representative shall be entitled at the expense of the USAuto Stockholders to control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided that the Representative shall obtain the prior written consent of LBI (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim if the resolution or settlement of such claim could have the effect of increasing the Tax liability or reducing any Tax Asset of LBI, the Surviving Corporation or any of their Subsidiaries; provided further that LBI shall have the right to participate in any such proceedings at its own expense; provided further that if the Representative shall decline to control the proceedings, LBI shall assume control of the proceedings at its expense and shall be entitled to resolve and settle all issues without obtaining the consent of the Representative. Notwithstanding the above, LBI shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes for a Straddle Period and, to the extent the settlement of such Tax Claim would result in an indemnification obligation under Section 11.2(a) or a Tax liability of USAuto or the USAuto Stockholders under Section 11.2(b) or created by operation of law, shall not settle a Tax Claim relating solely to Taxes for a Straddle Period without the Representative's prior written consent, which consent shall not be unreasonably withheld or delayed; provided that the Representative shall have the right to participate in any such proceedings at the expense of the USAuto Stockholders.

        (g)   Promptly following the Closing Date, LBI shall prepare, or cause to be prepared, (1) an unaudited consolidated balance sheet of USAuto as of the Closing Date (the "Closing USAuto Balance Sheet"), which shall be prepared in accordance with the principles used in preparing the Latest USAuto Balance Sheet and (2) a calculation of the Closing Tax Reserve, which shall be (i) calculated by reference to the Latest USAuto Balance Sheet rather than the "Final USAuto Balance Sheet," as adjusted for operations from the date of the Latest Balance Sheet through the Closing Date in accordance with the past custom and practice of USAuto in filing its Tax Returns and for Taxes paid during such period and (ii) calculated in a manner consistent with the principles used in preparing the Latest USAuto Balance Sheet. Within 10 business days after the delivery of the Closing USAuto Balance Sheet to the Representative (the "Review Period"), the Representative shall notify LBI in writing whether or not he disagrees with the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve, and if the Representative does so disagree, he shall specify in such notice his suggested adjustments to the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve. If such a notice of disagreement shall be duly delivered, LBI and the Representative shall negotiate in good faith to resolve their disagreement. If the Representative and LBI fail to resolve such disagreement within 20 business days after the expiration of the Review Period, they shall refer the matter for resolution to the Third Party Accountant, the decision of which shall be binding on LBI, the Representative and the USAuto Stockholders. The costs, fees and expenses of the Third Party Accountant shall be borne equally by LBI and the USAuto Stockholders. The term "Final USAuto Balance Sheet" and "Final Tax Reserve" shall mean the following: (i) if LBI and the Representative agree upon the Closing USAuto Balance Sheet and the calculation of the Closing Tax Reserve or if the Representative fails to notify LBI prior to the expiration of the Review Period that the Representative disagrees with the Closing USAuto Balance Sheet or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet or the Closing Tax Reserve as prepared by LBI; (ii) if LBI and the Representative agree upon adjustments to the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve as adjusted by agreement of LBI and USAuto; or (iii) if LBI and the Representative fail to agree on adjustments to the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve, it shall mean the Closing USAuto Balance Sheet and/or calculation of the Closing Tax Reserve as adjusted by the Third Party Accountant.

        Section 11.3    Covenant Not to Compete.    Each of the USAuto Stockholders, severally and not jointly, hereby covenant and agree that for a period of two years from and after the Closing Date, such USAuto Stockholder will not, within the United States, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that is involved in the development, marketing, retail sale, administration or underwriting of non-standard automobile insurance programs anywhere in the United States; provided that nothing herein shall prohibit such USAuto Stockholder from being a passive owner of not more than 5% of the outstanding equity interests of any class of a corporation, partnership, limited liability company, or other entity, so long as such USAuto Stockholder has no active participation in the business of such entity. If, at the time of enforcement of this Section 11.3, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

        Section 11.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by telecopy or facsimile (but only if a copy of such telecopy or facsimile is delivered to the recipient by a recognized next-day courier service), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as have been previously designated in writing to the party sending such notice by the party to receive such notice:

    (a)
    if to LBI or Merger Sub, then to:

        Liberté Investors Inc.
        676 North Michigan Avenue, Suite 3300
        Chicago, Illinois 60611
        Fax: (312) 327-4525

        Attention: Donald J. Edwards

        with a copy to

        Kirkland & Ellis LLP
        200 East Randolph Drive
        Chicago, Illinois 60602
        Fax: (312) 861-2200
        Attention: Sanford E. Perl

    (b)
    if to USAuto or any USAuto Stockholder, then to:

        USAuto Holdings, Inc.
        3813 Green Hills Village Drive
        Nashville, Tennessee 37215
        Fax: (615) 844-2898
        Attention: Stephen J. Harrison

        with a copy to

        Covington & Burling
        1201 Pennsylvania Avenue, NW
        Washington, DC 20004
        Fax: (202) 662-6291
        Attention: Ralph C. Voltmer

        Section 11.5    Interpretation.    When a reference is made in this Agreement to any Section, Exhibit or Schedule, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 11.6    Counterparts.    This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to USAuto and LBI.

        Section 11.7    Entire Agreement; No Third Party Beneficiaries.

        (a)   This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 11.8    Governing Law.    All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 11.9    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 11.10    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of USAuto (in the case of an assignment by LBI) or LBI (in the case of an assignment by USAuto or any USAuto Stockholder), and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 11.11    Transfer Taxes and Fees.    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Surviving Corporation when due, and the Surviving Corporation will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Surviving Corporation will, and will cause its Subsidiaries to, join in the execution of any such Tax Returns and other documentation. The parties agree to reasonably cooperate with each other to lawfully minimize any such Taxes.

        Section 11.12    Confidentiality.    Notwithstanding anything in this Agreement or elsewhere to the contrary, LBI, Merger Sub, USAuto and each of the USAuto Stockholders (and each employee representative, or other agent of such parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of any of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to LBI, Merger Sub, USAuto or the USAuto Stockholders relating to such tax treatment and tax structure except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction, or the date of the execution of an agreement to enter into the transaction. This authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (b) the identities of participants or potential participants in the transaction, (c) the existence or status of any negotiations, (d) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction) or (e) any other information not relevant to the Tax treatment or the Tax structure of the transaction. Nothing in this Agreement or elsewhere shall be construed to limit a party's ability to consult with any tax adviser regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

        Section 11.13    Submission to Jurisdiction; Waivers.    Each of the parties to this Agreement hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and/or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 11.14    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 11.15    Certain Defined Terms.    As used in this Agreement:

        (a)   "Affiliate" means (except as otherwise specifically defined), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        (b)   "Affiliated Group" means an affiliated group as defined in Code Section 1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

        (c)   "Applicable USAuto Stockholders" means Stephen J. Harrison and Thomas M. Harrison, Jr.

        (d)   "Beneficial Ownership" or "Beneficially Own" shall have the meaning given to each such term under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        (e)   "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

        (f)    "Business Day" means any day on which banks are not required or authorized to close in Chicago, Illinois or Nashville, Tennessee.

        (g)   "Cash Equivalents" means any and all of the following: (i) securities issued or directly and fully guaranteed or insured by the United States, or any agency or instrumentality of any of the foregoing, in each case, having maturities of not more than six months from the date of acquisition; (ii) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and bank deposits and deposit accounts, in each case with any lender or with any commercial bank or trust company having capital and surplus in excess of $500,000,000; (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having the highest rating obtainable from S&P or Moody's and in each case maturing within one year after date of acquisition; (v) investment funds investing 95% or more of their assets in securities of the type described in clauses (i) through (iv) above; (vi) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody's; and (vii) indebtedness with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

        (h)   "Closing Tax Reserve" means the reserves set forth in the "Federal Income Taxes Payable-Current," "State Income Taxes Payable" and "Premium Taxes Payable" line items of the Final USAuto Balance Sheet to the extent such reserves represent Taxes not yet due and payable MINUS the amount of such Taxes that have been paid through estimated payments or otherwise prior to the Closing Date; provided that the "Federal Income Taxes Payable-Current" and "Premium Taxes Payable" line items shall include only U.S. federal income taxes and premium taxes payable by USAuto Insurance Co., Inc., USAuto Services, Inc. and Village Auto Insurance, Inc., and the "State Income Taxes Payable" line item shall include only state income taxes imposed on S corporations or their shareholders or C corporations in the states of Tennessee, Alabama, Georgia, Mississippi, Missouri and Ohio with respect to USAuto and its Subsidiaries.

        (i)    "GAAP" means United States generally accepted accounting principles, consistently applied.

        (j)    "Indebtedness" means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than thirty days past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets, and (viii) accrued interest to and including the date hereof in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

        (k)   "Insurance Subsidiaries" means USAuto Insurance Company, Inc., a Tennessee-domiciled property and casualty insurer and a wholly owned Subsidiary of USAuto, and Village Auto Insurance Company, Inc., a Georgia-domiciled property and casualty insurer and a wholly owned Subsidiary of USAuto Insurance Company, Inc.

        (l)    "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software (including, but not limited to, source code, executable code, data, databases and documentation; and (vi) all other intellectual property.

        (m)  "Investment Grade Securities" means any and all of the following: (i) securities issued or directly and fully guaranteed or insured by the government of the United States, or any agency or instrumentality of any of the foregoing (other than Cash Equivalents); (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the borrower and its Affiliates; and (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

        (n)   "Knowledge" or "Known" means, when referring to USAuto with respect to any matter in question, if any of the USAuto Specified Officers and, when referring to LBI with respect to any matter in question, if any of the LBI Specified Officers (i) has actual knowledge of such matter or (ii) has sufficient information to put such Person on notice of the matter.

        (o)   "LBI Benefit Plan" means any LBI Employee Benefit Plan other than a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        (p)   "LBI Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of LBI or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by LBI or any of its Subsidiaries or to which LBI or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement.

        (q)   "LBI Specified Officer" means any of Ellen V. Billings, Donald J. Edwards, Jeremy B. Ford or Brandon L. Jones.

        (r)    "LBI Stock Options" means any right, subscription, warrant, option, conversion rights or agreements of any kind, contingent or otherwise, that provide for the sale or issuance by LBI of any shares of its capital stock.

        (s)   "Liens" means liens, security interests, charges and/or encumbrances of any nature or kind.

        (t)    "Loss" means any loss, liability, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, penalty, fine, cost, obligation, Tax, Lien, fee, damage or expense, including court costs and reasonable attorneys' fees and expenses.

        (u)   "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; other than any event, change, circumstance or effect to the extent resulting from (A) changes in general economic conditions or securities markets in general or (B) this Agreement or the transactions contemplated hereby or the announcement thereof; provided, however, that a decline in the price of a share of LBI Common Stock shall not in and of itself constitute a Material Adverse Effect with respect to LBI.

        (v)   "Permitted Liens" means (i) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP, (ii) mechanic's, materialmen's, and similar Liens, (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (iv) Liens that, individually and in the aggregate, do not and would not materially detract from the value of the property and assets of a party hereto or materially interfere with the use thereof as currently used, (v) Liens securing indebtedness that will be repaid, replaced or refinanced upon the Closing and/or (vi) any other Liens which are disclosed in the USAuto Permitted Liens Schedule or the LBI Permitted Liens Schedule, as the case may be.

        (w)  "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        (x)   "Quoted Price" means, for any given day, the last reported per share sales price (or, if no sales price is reported, the average of the bid and ask or, if more than one in either case, the average of the average bid and average ask prices, on such day) of the LBI Common Stock on the New York Stock Exchange.

        (y)   "Regulatory Law" means the Sherman Act (as amended), the Clayton Act (as amended), the HSR Act, the Federal Trade Commission Act (as amended) and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition (specifically including any state statutes, rules, laws or regulations which require the consent of such state to the Merger or the other transactions contemplated hereby).

        (z)   "Rights Offering" means the grant by LBI to its stockholders of the right to acquire up to 12,500,000 shares of LBI Common Stock, at an offering price per share that will result in LBI realizing at least $50,000,000 in gross proceeds from such offering and the issuance of such LBI Common Stock pursuant thereto (including, for the purposes hereof, giving effect to the Backstop Agreement) in order to finance a portion of the Aggregate Cash Consideration and any transactions or other actions taken in furtherance or a result thereof.

        (aa) "SEC" means the Securities and Exchange Commission.

        (bb) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        (cc) "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or other credit or tax attribute that could reduce Taxes or increase a Tax refund or credit (including, without limitation, deductions and credits related to the alternative minimum tax).

        (dd) "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        (ee) "Tax" or "Taxes" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

        (ff)  "USAuto Benefit Plan" means any USAuto Employee Benefit Plan other than a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

        (gg) "USAuto Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of USAuto or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by USAuto or any of its Subsidiaries or to which USAuto or any of its Subsidiaries contributes, is obligated to contribute or with respect to which USAuto or any of its Subsidiaries has any liability, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement.

        (hh) "USAuto Permitted Dividends" means (i) a monthly dividend by USAuto of $750,000 for each calendar month end occurring between the date hereof and the Closing (without pro ration for any partial month in which the Closing occurs), in each case payable within the first 15 calendar days of the following calendar month, and (ii) a one-time special dividend by USAuto of $3,000,000 payable immediately prior to the Closing, but in each case under clause (i) and (ii) above only to the extent the USAuto Shareholders Equity as of immediately prior to the Closing (after giving effect to all such dividends) is greater than or equal to $18,700,000.

        (ii)   "USAuto Shareholders Equity" means USAuto's consolidated shareholders' equity as determined in accordance with GAAP.

        (jj)   "USAuto Specified Officer" means any of Michael J. Bodayle, Stephen J. Harrison, Thomas M. Harrison, Jr., William Pentecost, Buck Hussung and Randy Reed.

        Section 11.16    Cross Reference to Other Defined Terms.    Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term	Section
Aggregate Cash Consideration	1.10(a)
Agreement	Preface
August 2001 Note	8.12(a)
Backstop Agreement	7.2(u)
Blue Sky Laws	3.4(d)
Certificate of Merger	1.2

Certificates	1.7(c)
Closing Date	2.1
Closing USAuto Balance Sheet	11.2(g)
Closing	2.1
Code	Recitals
Confidentiality Agreement	8.3(a)
Dallas Lease	9.2(o)
DGCL	1.1
Effective Time	1.2
Environmental and Safety Requirements	3.14
ERISA	3.13(a)
Exchange Act	3.4(d)
Exchange Agent	1.10(a)
Exchange Fund	1.10(a)
Expenses	8.6
Final Tax Reserve	11.2(g)
Final USAuto Balance Sheet	11.2(g)
Form S-1	8.1(a)
Governmental Authorizations	3.11(b)
Governmental Entity	3.4(d)
HSR Act	3.4(d)
Indemnified Party	11.2(a)
Investment Assets	3.23
June 2001 Note	8.12(a)
Latest LBI Balance Sheet	5.5
Latest USAuto Balance Sheet	3.5(a)
LBI Accounts Receivable	5.17(a)
LBI Board Approval	5.4(b)
LBI Common Stock	Recitals
LBI Disclosure Letter	Article V
LBI Financial Statements	5.5
LBI Intellectual Property	5.10
LBI Necessary Consents	5.4(d)
LBI Schedules	Article V
LBI SEC Reports	5.19
LBI Stockholders	3.25(b)
LBI Stockholders Meeting	8.1(b)
LBI Stock Option Plan	5.3
LBI Voting Debt	5.3
LBI	Preface
Merger Consideration	1.7(a)
Merger Sub	Preface
Merger Sub Board Approval	6.2(b)
Merger	Recitals
New Surviving Corporation Plans	8.5(b)
November 2000 Note	8.12(a)
Post-Closing Tax Return	11.2(c)
Pre-Closing Tax Period	11.2(a)
Representative	11.2(d)
Required LBI Votes	5.4(a)

Required Voting Matters	8.1(b)
Review Period	11.2(g)
SAP Financial Statements	3.5(b)
Securities Act	3.4(d)
Straddle Period	11.2(b)
Surviving Corporation	1.1
Tax Claim	11.2(f)
Termination Date	10.1(b)
Third Party Accountant	11.2(d)
Transferred Leave	8.5(b)
USAuto Accounts Receivable	3.17(a)
USAuto Board Approval	3.4(b)
USAuto Common Stock	Recitals
USAuto Credit Agreement	8.12(a)
USAuto Disclosure Letter	Article III
USAuto Financial Statements	3.5(a)
USAuto Intellectual Property	3.10
USAuto Necessary Consents	3.4(d)
USAuto Schedules	Article III
USAuto Stockholders	Preface
USAuto Voting Debt	3.3
USAuto	Preface
WARN Act	3.18(b)

        * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LIBERTÉ INVESTORS INC.
By:	/s/ DONALD J. EDWARDS Name: Donald J. Edwards Title: Chief Executive Officer
USAH MERGER SUB, INC.
By:	/s/ DONALD J. EDWARDS Name: Donald J. Edwards Title: Chief Executive Officer
USAUTO HOLDINGS, INC.
By:	/s/ STEPHEN J. HARRISON Name: Stephen J. Harrison Title: President
/s/ THOMAS M. HARRISON, JR. Thomas M. Harrison, Jr.
/s/ JAMES W. AYERS James W. Ayers
/s/ JON AYERS Jon Ayers
/s/ JOSEPH V. RUSSELL Joseph V. Russell

/s/ PAUL R. CAHN Paul R. Cahn
/s/ R. CLAYBOURNE PETREY, JR. R. Claybourne Petrey, Jr.
/s/ E. TONY REED E. Tony Reed
/s/ T.R. SHELBY T.R. Shelby

        [CONTINUATION OF SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Liberté Investors Inc. Consolidated Financial Statements (Audited)
Independent Auditors' Report of KPMG LLP	F-1
Consolidated Statements of Financial Condition of Liberté Investors, Inc. and Subsidiary as of June 30, 2003 and 2002	F-2
Consolidated Statements of Operations of Liberté Investors, Inc. and Subsidiary for the years ended June 30, 2003, 2002 and 2001	F-3
Consolidated Statements of Stockholders' Equity of Liberté Investors, Inc. and Subsidiary for the years ended June 30, 2003, 2002 and 2001	F-4
Consolidated Statements of Cash Flows of Liberté Investors, Inc. and Subsidiary for the years ended June 30, 2003, 2002 and 2001	F-5
Notes to Consolidated Financial Statements of Liberté Investors, Inc. and Subsidiary	F-6
Liberté Investors Inc. Consolidated Financial Statements (Unaudited)
Consolidated Statements of Financial Condition of Liberté Investors, Inc. and Subsidiary as of September 30, 2003 and June 30, 2003	F-16
Consolidated Statements of Operations of Liberté Investors, Inc. and Subsidiary for the three months ended September 30, 2003 and 2002	F-17
Consolidated Statement of Stockholders' Equity of Liberté Investors, Inc. and Subsidiary for the three months ended September 30, 2003	F-18
Consolidated Statements of Cash Flows of Liberté Investors, Inc. and Subsidiary for the three Months Ended September 30, 2003 and 2002	F-19
Notes to Consolidated Financial Statements of Liberté Investors, Inc. and Subsidiary	F-20
USAuto Holdings, Inc. Consolidated Financial Statements (Audited)
Independent Auditors' Report of Deloitte & Touche LLP	F-25
Consolidated Balance Sheets of USAuto Holdings, Inc. and its Subsidiaries as of December 31, 2002 and 2003	F-26
Consolidated Statements of Income of USAuto Holdings, Inc. and its Subsidiaries for the years ended December 31, 2001, 2002 and 2003	F-27
Consolidated Statements of Changes in Shareholders' Equity of USAuto Holdings, Inc. and its Subsidiaries for the years ended December 31, 2001, 2002 and 2003	F-28
Consolidated Statements of Cash Flows of USAuto Holdings, Inc. and its Subsidiaries for the years ended December 31, 2001, 2002 and 2003	F-29
Notes to Consolidated Financial Statements of USAuto Holdings, Inc. and its Subsidiaries	F-30
USAuto Holdings, Inc. Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets of USAuto Holdings, Inc. and its Subsidiaries as of December 31, 2002 and September 30, 2003	F-47
Consolidated Statements of Income of USAuto Holdings, Inc. and its Subsidiaries for the nine months ended September 30, 2002 and 2003	F-48
Consolidated Statements of Changes in Shareholders' Equity of USAuto Holdings, Inc. and its subsidiaries for the nine months ended September 30, 2002 and 2003	F-49
Consolidated Statements of Cash Flows of USAuto Holdings, Inc. and its subsidiaries for the nine months ended September 30, 2002 and 2003	F-50
Notes to Consolidated Financial Statements of USAuto Holdings, Inc. and its Subsidiaries	F-51

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Liberté Investors Inc.:

        We have audited the consolidated financial statements of Liberté Investors Inc. and subsidiary as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberté Investors Inc. and subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

                      KPMG LLP

Dallas, Texas
July 24, 2003

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2003	June 30, 2002
ASSETS
Cash and cash equivalents	$56,847,351	$56,509,738
Foreclosed real estate held for sale	1,593,767	2,175,137
Other assets, net	611,999	234,612

Total assets	$59,053,117	$58,919,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities—accrued and other liabilities	$978,030	$528,573
Stockholders' Equity:
Common stock, $.01 par value, 50,000,000 shares authorized, 20,589,430 and 20,256,097 shares issued and outstanding at June 30, 2003 and 2002, respectively	205,894	202,561
Additional paid-in capital	310,934,942	309,392,398
Accumulated deficit	(253,065,749)	(251,204,045)

Total stockholders' equity	58,075,087	58,390,914

Commitments and contingencies
Total liabilities and stockholders' equity	$59,053,117	$58,919,487

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2003	2002	2001
Income:
Interest-bearing deposits in banks	$1,098,097	$1,335,139	$2,922,509
Gain on sales of foreclosed real estate	233,249	138,605	377,550
Other	—	15	21,090

Total income	1,331,346	1,473,759	3,321,149

Expenses:
Insurance	151,119	102,417	120,335
Compensation and employee benefits	1,784,741	144,461	83,203
Legal, audit and consulting fees	381,141	156,727	123,225
Franchise tax	73,189	58,060	(21,080)
Foreclosed real estate operations	201,946	242,188	233,603
Loss on write-down of foreclosed real estate	141,777	—	—
Directors fees and expenses	58,400	66,000	62,600
General and administrative	400,737	223,988	202,977

Total expenses	3,193,050	993,841	804,863

(Loss) income before income taxes	(1,861,704)	479,918	2,516,286
Income tax expense (benefit)	—	—	—

Net (loss) income	$(1,861,704)	$479,918	$2,516,286

Basic and diluted net (loss) income per share of common stock	$(0.09)	$0.02	$0.12

Weighted average number of shares of common stock	20,419,568	20,256,097	20,256,097

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Number of Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at June 30, 2000	20,256,097	$202,561	$309,392,398	$(251,546,700)	$58,048,259
Dividends paid ($0.125 per share)	—	—	—	(2,532,013)	(2,532,013)
Net income	—	—	—	2,516,286	2,516,286

Balance at June 30, 2001	20,256,097	202,561	309,392,398	(251,562,427)	58,032,532
Dividends paid ($0.006 per share)	—	—	—	(121,536)	(121,536)
Net income	—	—	—	479,918	479,918

Balance at June 30, 2002	20,256,097	202,561	309,392,398	(251,204,045)	58,390,914

Stock issued to officer	333,333	3,333	1,196,664	—	1,199,997
Amortization of deferred compensation	—	—	345,880	—	345,880
Net loss	—	—	—	(1,861,704)	(1,861,704)

Balance at June 30, 2003	$20,589,430	$205,894	$310,934,942	$(253,065,749)	$58,075,087

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2003	2002	2001
Cash flows from operating activities:
Net (loss) income	$(1,861,704)	$479,918	$2,516,286
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,201	5,671	7,811
Amortization of deferred compensation expense	345,880	—	—
Compensation related to stock issued to officer	199,999	—	—
Gain from sales of foreclosed real estate, net	(233,249)	(138,605)	(377,550)
Loss on write-down of foreclosed real estate	141,777	—	—
Gain from sale of fixed assets	—	—	(970)
(Increase) decrease in other assets, net	(192,985)	(138,721)	20,969
Increase in other liabilities	449,457	22,574	104,762

Net cash (used in) provided by operating activities	(1,140,624)	230,837	2,271,308

Cash flows from investing activities:
Additions to fixed assets	(194,603)	—	(5,424)
Proceeds from sales of foreclosed real estate	672,842	297,802	479,853
Proceeds from sale of fixed assets	—	—	970

Net cash provided by investing activities	478,239	297,802	475,399

Cash flows from investing activities:
Net proceeds from issuance of common stock	999,998	—	—
Dividends on common stock	—	(121,536)	(2,532,013)

Net cash provided by (used in) financing activities	999,998	(121,536)	(2,532,013)

Net increase in cash and cash equivalents	337,613	407,103	214,694
Cash and cash equivalents at beginning of year	56,509,738	56,102,635	55,887,941

Cash and cash equivalents at end of year	$56,847,351	$56,509,738	$56,102,635

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003, 2002 AND 2001

(1)    Summary of significant accounting policies

        (a)   Organization—Liberté Investors Inc., a Delaware corporation (the "Company"), was organized in April of 1996 in order to effect the reorganization of Liberté Investors, a Massachusetts business trust (the "Trust"). At a special meeting of the shareholders of the Trust held on August 15, 1996, (the "Special Meeting"), the Trust's shareholders approved a plan of reorganization whereby the Trust contributed its assets to the Company and received all of the Company's outstanding common stock, par value $.01 per share. The Trust then distributed to its shareholders, in redemption of all outstanding shares of beneficial interest in the Trust, the Shares of the Company. The Company assumed all of the Trust's assets and outstanding liabilities and obligations.

        (b)   Business—The principal business activity of the Trust was investing in notes receivable, primarily first mortgage construction notes and first mortgage acquisition and development notes. Beginning in fiscal 1988, however, the Trust progressively curtailed its lending activities and reduced the size of its portfolio of foreclosed real estate in an effort to repay indebtedness.

        On October 25, 1993, the Trust filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. On April 7, 1994, the Trust emerged from bankruptcy pursuant to a plan of reorganization whereby certain assets and liabilities, including remaining senior indebtedness, were transferred to Resurgence Properties Inc. ("RPI"), and RPI's common stock was distributed to the holders of the Trust's outstanding subordinated indebtedness in full satisfaction of such holders' claims against the Trust. The Trust received shares of preferred stock of RPI and a note receivable which was subsequently paid. On June 30, 1997, the court issued an Administrative Closing Order and Final Decree with regard to the bankruptcy case.

        After the reorganization of the Trust into the Delaware corporation in August 1996, management has been pursuing the acquisition of an operating company in order to provide a new focus and direction for the Company and to increase value to existing stockholders. To that end, the Company considered acquisitions of several operating companies during the year ended June 30, 2003. In connection with a particular potential transaction, the Company incurred approximately $255,000 in costs related to a proposed acquisition, which are included in "Other Assets" in the accompanying consolidated financial statements (see Note 11).

        (c)   Consolidation—The accompanying consolidated financial statements include the accounts of the Company and LNC Holdings, Inc., a wholly-owned subsidiary whose sole asset is approximately 40 acres of land located in Arlington, Texas. All intercompany balances have been eliminated.

        (d)   Use of estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses at the date of the consolidated financial statements. Actual results could differ from those estimates.

        (e)   Recognition of income—Interest income is recorded on an accrual basis. The Company discontinues the accrual of interest income when circumstances cause the collection of such interest to be doubtful.

        (f)    Foreclosed real estate held for sale—Foreclosed real estate held for sale is recorded at the lower of cost or fair value less estimated costs to sell. Cost is the carrying amount of the receivable at the time of foreclosure net of any allowances. The Company periodically reviews its portfolio of foreclosed real estate held for sale using current information including (i) independent appraisals, (ii) general economic factors affecting the area where the property is located, (iii) recent sales activity and asking prices for comparable properties and (iv) costs to sell and/or develop that would serve to lower the expected proceeds from the disposal of the real estate. Gains (losses) realized on liquidation are recorded directly to operations.

        (g)   Income taxes—Income taxes are maintained in accordance with Statement of Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," whereby deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax basis of assets and liabilities and operating loss and tax credit carryforwards and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years.

        (h)   Basic and diluted net (loss) income per share—Basic and diluted net (loss) income per share is based on the weighted average number of shares outstanding during the year.

        (i)    Cash and cash equivalents—Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

        (j)    Recent accounting pronouncements—On July 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the portion of Accounting Principles Board Opinion ("APB") No. 30 that deals with the disposal of a business segment. The implementation of SFAS 144 had no effect on the Company's consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of Statement 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financial statements. As discussed below, the Company accounts for its stock-based compensation under APB No. 25, "Accounting for Stock Issued to Employees," and has provided the disclosures required under SFAS 148.

        (k)   Financial statement presentation—Certain 2002 and 2001 amounts have been reclassified to conform to the 2003 presentation.

        (l)    Stock-based compensation—The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25" to account for its stock-based compensation. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123. The following table, as prescribed by SFAS No. 148, illustrates the effect on 2003 net loss if the fair-value-based method had been applied to all outstanding and unvested awards, which includes the following assumptions: risk-free interest rate based on the ten-year U.S. Treasury Note rate; expected option life of ten years; expected volatility of 3%; and no expected dividends.

For the Year Ended June 30, 2003
Net loss, as reported	$(1,861,704)
Plus total stock-based employee compensation expense determined under fair-value-based method	(358,189)

Pro forma net loss	$(2,219,893)

Loss per share:
Basic and diluted—as reported	$(0.09)

Basic and diluted—pro forma	$(0.11)

        There was no stock-based employee compensation during the fiscal years ended June 30, 2002 or 2001; therefore, no table is provided for those years.

        Effective July 1, 2003, the Company adopted the prospective method provisions of SFAS 148.

(2)    Foreclosed Real Estate Held for Sale

        The following is a summary of the Company's activity in foreclosed real estate held for sale for the years ended June 30, 2003, 2002, and 2001:

	2003	2002	2001
Balance at beginning of year	$2,175,137	$2,359,334	$2,462,445
Cost of real estate sold	(439,593)	(184,197)	(103,111)
Loss on write-down	(141,777)	—	—

Balance at end of year	$1,593,767	$2,175,137	$2,359,334

        All of the Company's real estate at June 30, 2003, 2002 and 2001 consists of undeveloped land located in the state of Texas of approximately 380, 438 and 501 acres, respectively.

        In August 2000, the Company sold 6.46 acres of land in San Antonio, Texas to a developer for a price of $114,100, less associated selling costs of $1,966. A gain of approximately $45,000 was recorded as a result of this transaction. The proceeds from the sale of the 6.46 acres was reduced by $660 for property taxes paid by the purchaser, which is treated as a non-cash item in the statements of cash flows.

        In February 2001, the Company sold a 0.94-acre tract of land in San Antonio, Texas to an individual for a price of $6,000, less associated selling costs of $162. A gain of approximately $2,000 was recorded as a result of this transaction. The proceeds from the sale of the 0.94 acres was reduced by

$148 for property taxes paid by the purchaser, which is treated as a non-cash item in the statements of cash flows.

        In March 2001, the Company sold a 1.26-acre tract of land in San Antonio, Texas to a business owner for a price of $100,000, less associated selling costs of $1,521. A gain of approximately $64,000 was recorded as a result of this transaction.

        In May 2001, the Company sold 29.07 acres of land in San Antonio, Texas to a residential homebuilder for a price of $348,818, less associated selling costs of $25,366. A gain of approximately $267,000 was recorded as a result of this transaction.

        In November 2001, the Company sold 59.39 acres of land in San Antonio, Texas to a developer for a price of $350,340, less associated selling costs of $27,538. A gain of approximately $138,600 was recorded as a result of this transaction. The buyer had previously paid a $25,000 deposit on the 59.39 acres, which is treated as a non-cash transaction in the statements of cash flows.

        In September 2002, the Company sold 51.57 acres of land in San Antonio, Texas to a discount department store chain for a price of $538,907 less associated selling costs of $13,928. A gain of approximately $234,000 was recorded as a result of this transaction.

        In September 2002, the Company recorded a write-down on the book values of three parcels of land in San Antonio, Texas for an aggregate of approximately $124,000. The write-down was recorded to adjust for decreased market values on the properties due to a softening of the local real estate market as well as the continued general economic downturn.

        In November 2002, the Company sold 7.07 acres of land in San Antonio, Texas to a retail store owner for a price of $155,469 less associated selling costs of $7,606. A loss of approximately $1,000 was recorded as a result of this transaction. The proceeds from the sale of the 7.07 acres was reduced by $1,136 for property taxes paid by the purchaser, which is treated as a non-cash item in the statements of cash flows.

        In December 2002, the Company recorded a write-down on the book values of two parcels of land in San Antonio, Texas for an aggregate of approximately $17,000. The write-down was recorded to adjust for decreased market values on the properties due to a softening of the local real estate market as well as the continued general economic downturn.

        In addition to the sales subsequent to June 30, 2003, as discussed in Note 11, the Company entered into contracts of sale on a total of approximately 14.58 acres as of June 30, 2003, which, if they are consummated, would result in the Company recognizing a gain of approximately $1.7 million. The Company is also currently active in negotiations for the sale of an additional total of approximately 23 acres.

(3)    Net (Loss) Income Per Share

        Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("EPS") specifies the computation, presentation and disclosure requirements for earnings per share. Basic EPS excludes all dilution while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. The following table presents the basic and diluted EPS data for the years ended June 30, 2003.

	Net Loss	Wtd. Avg. Shares	Per Share Amount
Basic EPS—
Net loss	$(1,861,704)	20,419,568	$(0.09)

Diluted EPS—
Net loss	$(1,861,704)	20,419,568	$(0.09)
Effect of dilutive securities:
Stock purchase rights	—	—	—
Options under Long Term Incentive Plan	—	—	—

Net loss	$(1,861,704)	20,419,568	$(0.09)

        There were no dilutive securities during the year ended June 30, 2002 and 2001; therefore, no table is provided for those years.

        Diluted weighted average shares for the year ended June 30, 2003 excludes incremental shares from assumed conversion of stock options of 592,650 granted to employees of the Company under the Company's long term incentive plan and available shares of 27,169 under the stock purchase rights granted to an officer of the Company due to the net loss for the year.

(4)    Stock Based Compensation

        In July 2002, the Company and Donald J. Edwards entered into an employment agreement, which was approved by the Company's Board of Directors (the "Employment Agreement"), that sets forth the terms and conditions of Mr. Edwards' employment as the Company's President and Chief Executive Officer. The Employment Agreement provides for a grant of a stock option to Mr. Edwards pursuant to a Nonqualified Stock Option Agreement by and between the Company and Mr. Edwards (the "Option Agreement"). In addition, in July 2002, the Company's Board of Directors also approved the Company's 2002 Long Term Incentive Plan (the "Plan"). In July 2002, in accordance with the terms of the Employment Agreement, the Company's Board of Directors granted to Mr. Edwards an option, under the Plan, to purchase 2,573,678 shares of Common Stock of the Company at an exercise price of $3.00 per share pursuant to the terms of the Option Agreement. The option expires on July 9, 2012. A portion of Mr. Edwards' option shares vest and become exercisable as of the first day of each month following the grant date. The aggregate market value of the securities underlying Mr. Edwards' options at the grant date was approximately $9,265,000.

        The Employment Agreement further granted Mr. Edwards, as an inducement to his employment with the Company, the right to purchase up to 333,333 shares of Common Stock of the Company (the "Purchased Shares") at a price of $3.00 per share. Mr. Edwards purchased 166,667 and 166,666 shares contemplated by the Employment Agreement on July 9, 2002 and June 30, 2003, respectively. The aggregate market value of the Purchased Shares at the grant date was $1,200,000. The difference between the aggregate market value and purchase price of the Purchased Shares of $200,000 was recorded as compensation and employee benefits expense in the consolidated statement of operations for the year ended June 30, 2003.

        In December 2002, in accordance with the terms of the Plan, the Company's Board of Directors granted to another employee an option to purchase 250,000 shares of Common Stock of the Company at an exercise price of $3.00 per share. The option expires on November 30, 2012. Ten percent of the employee's option shares vest and become exercisable on May 31, 2003, and an additional 1 2/3% of the employee's option shares vest and become exercisable as of the last day of each month following May 31, 2003 through November 30, 2007. The aggregate market value of the securities underlying the employee's options at the grant date was approximately $1,068,000.

        A summary of the status of the Company's 2002 Long Term Incentive Plan as of June 30, 2003 and changes during the year then ended is presented below:

	Number of Options	Exercise Price	Number of Options Exercisable
Balance/price at June 30, 2002	—	N/A	—

Granted	2,823,678	$3.00
Exercised	—	N/A
Forefeited	—	N/A

Balance/price at June 30, 2003	2,823,678	$3.00	543,902

(5)    Commitments and Contingencies

        The Company's wholly-owned subsidiary, LNC Holdings Inc., owns approximately 40 acres of land located in Arlington, Texas, which is encumbered by property tax liens totaling approximately $1.6 million, including penalties and interest.

        On April 16, 1997, LNC Holdings Inc. received a notice of judgment from the City of Arlington with regard to the delinquent taxes through that date. On June 28, 2001, LNC Holdings Inc. received an additional notice of judgment from the City of Arlington with regard to the delinquent taxes from 1997 through that date. LNC Holdings Inc. notified the City of Arlington that it would execute a deed without warranty to allow the taxing units to obtain title to the property. No response has been received. LNC Holdings Inc. has accrued property taxes and related penalties and interest for calendar years 1996 through 2002 and for the six month period ended June 30, 2003 totaling $373,000. The remainder of the tax lien relates to the property prior to LNC Holdings' ownership of the property, and is against the property in rem only. Therefore, the remainder of the lien may only be collected from the proceeds of the sale of the property. Management believes that resolution of the delinquent tax issue with the taxing authorities will not result in a material adverse impact on the financial condition of the Company.

        The Company entered into an operating lease dated May 16, 1997 relating to its principal executive offices. On February 15, 2000, the Company signed a renewal option on the operating lease regarding its principal executive offices. The renewal expires December 31, 2003, contains an additional renewal option and requires the Company to pay a proportionate share of operating expenses of the building. Beginning January 1, 2003, the Company has been reimbursed for approximately 75% of its rental payments by Hunter's Glen, an affiliate of the Company's Chairman of the Board of Directors, for the use of its offices by Hunter's Glen employees. In addition, the Company has entered into other operating leases for office equipment.

        The Company entered into an operating lease dated January 13, 2003 relating to additional executive offices in Chicago, Illinois. The lease commences August 1, 2003 and expires July 31, 2008, contains an additional renewal option and requires the Company to pay a proportionate share of operating expenses of the building. The lease also contains a provision for the Company to lease temporary space, which began January 19, 2003 and will continue until July 31, 2003. In addition, the Company has entered into other operating leases for office equipment in Chicago.

        Rental expense for fiscal 2003, 2002 and 2001 under these leases was approximately $87,000, $76,000 and $80,000, respectively. Future minimum lease payments under these leases, including the amount expected to be reimbursed by Hunter's Glen of approximately $30,000, are as follows:

Fiscal Year Ending June 30,	Amount
2004	$137,773
2005	112,526
2006	114,786
2007	117,052
2008	119,418
Thereafter	9,968

Total future minimum rentals	$611,523

        In July 2002, the Company's Board of Directors elected Donald J. Edwards of Chicago, Illinois, President and Chief Executive Officer of the Company. Mr. Edwards is employed by the Company pursuant to a five-year employment agreement, which provides for an annual base salary of $500,000, plus an annual bonus to be determined by the Company's Board of Directors.

(6)    Federal Income Taxes

        There was no income tax expense (benefit) recorded for the years ended June 30, 2003, 2002 or 2001.

        The income tax expense (benefit) for the years ended June 30, 2003, 2002 and 2001 differs from the amounts computed by applying the U.S. Federal corporate tax rate of 34% to (loss) income before income taxes as follows:

	June 30,
	2003	2002	2001
Computed "expected" income tax expense (benefit)	$(632,978)	$163,172	$855,537
Increase (decrease) in taxes resulting from:
Adjustment to deferred tax asset and permanent tax items	1,410	4,657	(4,233)
Expiration of capital loss carryforward	—	—	1,629,812
Change in the beginning of the year balance of the valuation allowance for deferred tax assets allocated to income taxes	631,569	(167,829)	(2,481,116)

	$—	$—	$—

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at June 30, 2003 and 2002 are presented below:

	June 30,
	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$75,899,009	$75,048,389
Basis differences of foreclosed real estate	1,623,502	1,934,344
Other	2,004,824	1,913,032

Total gross deferred tax assets	79,527,335	78,895,765
Less: valuation allowance	(79,527,335)	(78,895,765)

Net deferred tax assets	$—	$—

        The net change in the valuation allowance for the years ended June 30, 2003, 2002 and 2001 was an increase (decrease) of $631,569, ($167,829) and ($2,481,116), respectively. Based on current business activity and the current status of business acquisitions, management believes it is more likely than not that the Company will not realize the benefits of the loss carryforwards. Therefore, a full valuation allowance has been established. In the event the Company expands its business operations through an acquisition, the ability to use the loss carryforwards may change.

        At June 30, 2003, the Company had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $223 million, which are available to offset future federal taxable income. The carryforwards will expire in 2005 through 2023, as shown in the table below. In addition, the Company has alternative minimum tax credit carryforwards of $15,095, which are available to reduce future federal income taxes, if any, over an indefinite period.

Expiration Year	Amount
2005	$12,864,221
2006	45,090,574
2007	32,584,163
2008	36,188,323
2009	84,791,075
Thereafter	11,714,019

Total NOL carryforwards	$223,232,375

(7)    Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

        The fair value of cash and cash equivalents approximates their carrying value because of the liquidity and short-term maturities of these instruments. The Company believes that its deficiency notes receivable, which have no carrying value at June 30, 2003 and 2002, may have some fair value, but such value cannot be estimated and any potential collections are not measurable as to timing or amount.

(8)    Concentrations of Credit Risk

        At June 30, 2003, the Company had certain concentrations of credit risk with three financial institutions in the form of cash, which amounted to approximately $56.8 million. For purposes of evaluating credit risk, the stability of financial institutions conducting business with the Company is periodically reviewed. If the financial institutions failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less amounts covered by regulatory insurance.

(9)    Related Party Transactions

        Jeremy B. Ford, a director of the Company, is the son of Gerald J. Ford, the Chairman of the Board of Directors of the Company. Jeremy B. Ford is also an employee of the Company. For the fiscal year ended June 30, 2003, Jeremy B. Ford's annual salary was $100,000 with a bonus of $30,000.

        Brandon L. Jones is the Company's Senior Vice President of Business Development and is the son-in-law of Edward W. Rose, III, a director of the Company. For the fiscal year ended June 30, 2003, Mr. Jones' annual salary was $200,000 with a bonus of $60,000. On December 1, 2002, pursuant to the Liberté Investors 2002 Long Term Incentive Plan, the Company granted Mr. Jones an option to purchase 250,000 shares of common stock of the Company at a strike price of $3.00 per share.

        During the year ended June 30, 2003, the Company paid $41,000 to Golden State Management, Inc., which was, at that time, an affiliate of the Chairman of the Board of Directors of the Company as reimbursement for services provided by an employee of the affiliate.

        Beginning January 1, 2003, the Company has been reimbursed for approximately $30,000 or 75% of its rental payments on its office space in Dallas by Hunter's Glen/Ford, Ltd., an affiliate of the Company's Chairman of the Board of Directors, for the use of its offices by Hunter's Glen employees.

(10)    Selected Quarterly Financial Data (unaudited)

        Interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short-term variations. Selected quarterly financial data are summarized as follows:

	Quarters
	First	Second	Third	Fourth
Fiscal Year 2002
Operating revenues	$455,094	$473,448	$277,175	$268,042
Net income	$238,495	$216,349	$16,190	$8,884

Basic and diluted net income per share:	$0.01	$0.01	$0.00	$0.00

Fiscal Year 2003
Operating revenues	$525,435	$280,114	$265,125	$260,672
Net loss	$(441,207)	$(278,508)	$(447,147)	$(694,842)

Basic and diluted net loss per share:	$(0.02)	$(0.01)	$(0.02)	$(0.04)

        Previously presented in the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 2002 was a net loss of $341,207. This amount for the three months ended September 30, 2002 has been restated above to reflect the appropriate amount of stock-based compensation. Also see Note 4.

(11)    Subsequent Events

        In July 2003, the Company sold 3.7 acres of land in San Antonio, Texas to an individual for a price of $75,000 less associated selling costs of $3,867. A gain of approximately $18,000 was recorded as a result of this transaction in the first quarter of fiscal 2004.

        Also in July 2003, the Company sold 1.6 acres of land in San Antonio, Texas to a discount department store chain for a price of $336,000 less associated selling costs of $20,550. A gain of approximately $285,000 was recorded as a result of this transaction in the first quarter of fiscal 2004.

        In July 2003, the Company sold 2.0 acres of land in San Antonio, Texas to an individual for a price of $1,054,000 less associated selling costs of $57,546. A gain of approximately $984,000 was recorded as a result of this transaction in the first quarter of fiscal 2004.

        As described in Note 2, the Company has entered into contracts of sale on a total of approximately 17.5 acres, which, if they are consummated, would result in the Company recognizing a gain of approximately $1.8 million. Additionally as of September 22, 2003, the Company is also currently active in negotiations for the sale of an additional total of approximately 23 acres.

        As described in Note 1, the Company incurred and capitalized approximately $255,000 in costs related to a proposed acquisition. As of June 30, 2003, management believed the acquisition was probable and, subsequent to June 30, 2003, the Company incurred approximately $332,000 in additional costs related to its due diligence efforts as negotiations continued. However, on or about July 24, 2003, negotiations came to an impasse and management now believes that it is not probable that the acquisition transaction will be consummated. Accordingly, the Company expects that unless the negotiations resume, the Company will expense these costs (total of $587,000) during the first or second quarter of fiscal 2004.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30, 2003	June 30, 2003
ASSETS
Cash and cash equivalents	$58,026,516	$56,847,351
Foreclosed real estate held for sale	1,364,219	1,593,767
Other assets, net	1,007,317	611,999

Total assets	$60,398,052	$59,053,117

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities-accrued and other liabilities	$1,341,163	$978,030
Stockholders' equity
Common stock, $.01 par value, 50,000,000 shares authorized, 20,589,430 shares issued and outstanding at September 30, 2003 and June 30, 2003	205,894	205,894
Additional paid-in capital	312,485,769	312,450,769
Deferred compensation	(1,448,993)	(1,515,827)
Accumulated deficit	(252,185,781)	(253,065,749)

Total stockholders' equity	59,056,889	58,075,087

Commitments and contingencies
Total liabilities and stockholders' equity	$60,398,052	$59,053,117

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Income:
Interest-bearing deposits in banks	$239,191	$291,049
Gain on sale of foreclosed real estate	1,310,087	234,386

Total income	1,549,278	525,435

Expenses:
Insurance	43,756	34,625
Compensation and employee benefits	354,955	472,029
Legal, audit and consulting fees	52,193	161,458
Franchise taxes	16,200	11,700
Foreclosed real estate operations	72,038	64,304
Loss on write-down of foreclosed real estate	—	124,374
General and administrative	130,168	98,152

Total expenses	669,310	966,642

Income (loss) before income taxes	879,968	(441,207)
Income tax expense (benefit)	—	—

Net income (loss)	$879,968	$(441,207)

Weighted average basic shares	20,589,430	20,408,271
Weighted average diluted shares	21,211,082	20,408,271
Basic net income (loss) per share of common stock	$0.04	$(0.02)

Diluted net income (loss) per share of common stock	$0.04	$(0.02)

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Unaudited)

	Number of Shares	Common Stock	Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total
Balance at June 30, 2003	20,589,430	$205,894	$312,450,769	$(1,515,827)	$(253,065,749)	$58,075,087
Net income	—	—	—	—	879,968	879,968
Issuance of stock options	—	—	35,000	(35,000)	—	—
Amortization of deferred compensation	—	—	—	101,834	—	101,834

Balance at September 30, 2003	20,589,430	$205,894	$312,485,769	$(1,448,993)	$(252,185,781)	$59,056,889

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$879,968	$(441,207)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,343	1,091
Amortization of deferred compensation expense	101,834	77,210
Compensation related to stock issued to officer	—	200,000
Gain from sale of foreclosed real estate	(1,310,087)	(234,386)
Loss on write-down of foreclosed real estate	—	124,374
(Increase) decrease in other assets, net	(360,225)	16,521
Increase in accrued and other liabilities	363,133	70,740

Net cash used in operating activities	(318,034)	(185,657)
Cash flows from investing activities:
Net proceeds from sale of foreclosed real estate	1,501,960	524,979
Refund of excess escrowed construction funds	37,675	—
Additions to fixed assets	(42,436)	—

Net cash provided by investing activities	1,497,199	524,979
Cash flows from financing activity—net proceeds from issuance of common stock	—	500,000

Net increase in cash and cash equivalents	1,179,165	839,322
Cash and cash equivalents at beginning of period	56,847,351	56,509,738

Cash and cash equivalents at end of period	$58,026,516	$57,349,060

See accompanying notes to consolidated financial statements.

LIBERTÉ INVESTORS INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2003

(Unaudited)

Note A—Organization

        Liberté Investors Inc., a Delaware corporation (the "Company"), was organized in April 1996 in order to effect the reorganization of Liberté Investors, a Massachusetts business trust (the "Trust"). At a special meeting of the shareholders of the Trust held on August 15, 1996, the Trust's shareholders approved a plan of reorganization whereby the Trust contributed its assets to the Company and received all of the Company's outstanding common stock, par value $0.01 per share. The Trust then distributed to its shareholders, in redemption of all outstanding shares of beneficial interest in the Trust, the shares of the Company. The Company assumed all of the Trust's assets and outstanding liabilities and obligations.

Note B—Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes necessary for a fair presentation of financial condition, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended September 30, 2003, are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2004.

        The accompanying unaudited consolidated financial statements include the accounts of the Company and LNC Holdings, Inc., a wholly-owned subsidiary whose sole asset is approximately 38 acres of land located in Arlington, Texas. All intercompany balances and transactions have been eliminated.

        Certain reclassifications have been made to the accompanying 2003 consolidated financial statements including reclass of $1,515,827 of deferred compensation from additional paid-in capital. Such reclassifications had no impact on net income (loss) or stockholders' equity.

Note C—Foreclosed Real Estate Held For Sale

        At September 30, 2003, the Company held foreclosed real estate for sale in the form of undeveloped land. The September 30, 2003 carrying amount of these assets was approximately $1,364,000. The foreclosed real estate for sale consists of land totaling approximately 329 acres in San Antonio, Texas and approximately 38 acres in Arlington, Texas.

        In September 2002, the Company sold 51.57 acres of land in San Antonio, Texas to a discount department store chain for a price of $538,907, less associated selling costs of $13,928. A gain of approximately $234,000 was recorded as a result of this transaction.

        In September 2002, the Company recorded a write-down on the book values of three parcels of land in San Antonio, Texas for an aggregate of approximately $124,000. The write-down was recorded to adjust for decreased market values on the properties due to a softening of the local real estate market as well as the continued general economic downturn.

        In July 2003, the Company sold 3.7 acres of land in San Antonio, Texas to an individual for a price of $75,000 less associated selling costs of $3,867. A gain of approximately $18,000 was recorded as a result of this transaction.

        Also in July 2003, the Company sold 1.6 acres of land in San Antonio, Texas to a discount department store chain for a price of $336,000 less associated selling costs of $20,550. A gain of approximately $285,000 was recorded as a result of this transaction.

        In July 2003, the Company sold 2.0 acres of land in San Antonio, Texas to an individual for a price of $1,054,000 less associated selling costs of $57,546. A gain of approximately $984,000 was recorded as a result of this transaction.

        In September 2003, the Company sold 4.9 acres of land in San Antonio, Texas to a church for a price of $130,000, less associated selling costs of $11,077. A gain of approximately $23,000 was recorded as a result of this transaction.

        In addition to the sales subsequent to September 30, 2003, as discussed in Note J, the Company entered into contracts of sale on a total of approximately 8.1 acres as of September 30, 2003, which, if they are consummated, would result in the Company recognizing a gain of approximately $1.7 million. The Company is also currently active in negotiations for the sale of an additional total of approximately 10 acres.

Note D—Commitments and Contingencies

        The Company's wholly-owned subsidiary, LNC Holdings, Inc., owns approximately 38 acres of land located in Arlington, Texas, which is encumbered by property tax liens totaling approximately $1.6 million including penalties and interest. There is no carrying value of the property due to the encumbrances.

        On April 16, 1997, LNC Holdings, Inc. received a notice of judgment from the City of Arlington with regard to the delinquent taxes through that date. On June 28, 2001, LNC Holdings Inc. received an additional notice of judgment from the City of Arlington with regard to the delinquent taxes from 1997 through that date. LNC Holdings, Inc. notified the City of Arlington that it would execute a deed without warranty to allow the taxing authorities to obtain title to the property. No response has yet been received. LNC Holdings, Inc. has accrued property taxes and related penalties and interest for calendar years 1996 through 2002 and for the nine-month period ended September 30, 2003 totaling $385,000. Management believes that resolution of the delinquent tax issue with the taxing authorities will not result in a material adverse impact on the consolidated financial statements of the Company.

Note E—Federal Income Taxes

        Although the Company had taxable income in the three-month period ended September 30, 2003 and other prior periods, no tax liability was recognized due to a reduction in the valuation allowance related to its net operating loss carryforwards. Based on current business activity, management believes it is more likely than not that the Company will not realize the benefits of the loss carryforwards.

Therefore, a full valuation allowance has been established. In the event the Company expands its business operations through an acquisition, the ability to use the loss carryforwards may change.

Note F—Concentrations of Credit Risk

        At September 30, 2003, the Company had certain concentrations of credit risk with three financial institutions in the form of cash, which amounted to approximately $58 million. For purposes of evaluating credit risk, the stability of financial institutions conducting business with the Company is periodically reviewed. If the financial institutions failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less amounts covered by regulatory insurance.

Note G—Net Income (Loss) Per Share

        Statement of Financial Accounting Standard ("SFAS") No. 128 "Earnings Per Share" ("EPS") specifies the computation, presentation and disclosure requirements for earnings per share. Basic EPS excludes all dilution while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. The following table presents the basic and diluted EPS data for the three-month periods ended September 30, 2003 and 2002.

	For the Three Months Ended September 30,
	2003			2002
	Net Income	Wtd. Avg. Shares	Per Share Amount	Net Loss	Wtd. Avg. Shares	Per Share Amount
Basic EPS—
Net income (loss)	$879,968	20,589,430	$0.04	$(441,207)	20,408,271	$(0.02)

Diluted EPS—
Net income (loss)	$879,968	20,589,430	$0.04	$(441,207)	20,408,271	$(0.02)
Effect of dilutive securities:
Stock purchase rights	—	—	—	—	—	—
Options under Long Term Incentive Plan	—	621,652	—	—	—	—

Net income (loss)	$879,968	21,211,082	$0.04	$(441,207)	20,408,271	$(0.02)

        Diluted weighted average shares for the three months ended September 30, 2002 excludes incremental shares from assumed conversion of stock options of 552,465 granted to employees under the Company's 2002 Long Term Incentive Plan (the "Plan") and available shares of 25,362 under the stock purchase rights granted to an officer of the Company due to the net loss for the period.

Note H—Recent Pronouncements

        In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which is effective for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. SFAS 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of Statement 123 to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income (loss) and earnings (loss) per share in annual and interim financial statements. Effective July 1, 2003, the Company adopted the prospective method provisions of SFAS 148.

Note I—Stock-Based Compensation

        On July 1, 2003, under the terms of the Plan, the Company's Board of Directors granted to an employee an option to purchase 10,000 shares of common stock of the Company at an exercise price of $3.00 per share. The option expires on July 1, 2013. Twenty percent of the employee's option shares vested and became exercisable immediately, and an additional 1 2/3% of the employee's option shares vest and become exercisable as of the last day of each month through June 30, 2007. The fair value of the option at the grant date was approximately $35,000. For the three months ended September 30, 2003, the Company recorded $8,750 in compensation expense related to the option.

        Prior to July 1, 2003, the Company applied APB No. 25 in accounting for employee stock options. Under APB No. 25, the difference between the aggregate market value and exercise price of the securities underlying the stock options at grant date, or intrinsic value, is recorded as compensation expense on a straight-line basis over the vesting period. If the employee stock options had been accounted for under SFAS No. 123, the fair value of the stock options would have been recorded as compensation expense on a straight-line basis over the vesting period. The following table, as prescribed by SFAS No. 148, illustrates the effect on net income (loss) and income (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to all stock-based employee compensation. The fair value of the options awarded was estimated at the grant date using the Black-Scholes option pricing model, which includes the following assumptions: risk-free interest rate based on the ten-year U.S. Treasury Note rate; expected option life of ten years; expected volatility of 3%; and no expected dividends.

	For the Three Months Ended September 30, 2003	For the Three Months Ended September 30, 2002
Net income (loss), as reported	$879,968	$(441,207)
Add: Stock-based employee compensation expenses included in reported net income (loss)	101,834	77,210
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(241,078)	(212,328)

Pro forma net income (loss)	$740,724	$(576,325)

Net income (loss) per share:
Basic and diluted—as reported	$0.04	$(0.02)

Basic—pro forma	$0.04	$(0.03)

Diluted—pro forma	$0.03	$(0.03)

Note J—Subsequent Events

        In October 2003, the Company sold 1.47 acres of land in San Antonio, Texas to an individual for a price of $90,000 less associated selling costs of $7,609. A gain of approximately $24,800 was recorded as a result of this transaction in the second quarter of fiscal 2004.

        Also, in October 2003, the Company sold 3.08 acres of land in San Antonio, Texas to an individual for a price of $125,000 less associated selling costs of $9,646. A gain of approximately $74,400 was recorded as a result of this transaction in the second quarter of fiscal 2004.

        As described in Note C, the Company has entered into contracts of sale on a total of approximately 8.1 acres, which, if they are consummated, would result in the Company recognizing a gain of approximately $1.7 million. Additionally as of November 12, 2003, the Company is also currently active in negotiations for the sale of an additional total of approximately 10 acres.

        As of September 30, 2003, the Company has incurred and capitalized approximately $587,000 in costs related to a proposed acquisition. However, management now believes that it is not probable that the acquisition will be consummated. Accordingly, the Company expects that unless the acquisition is consummated, the Company will expense these costs during the second quarter of fiscal 2004.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
USAuto Holdings, Inc.
Nashville, Tennessee

        We have audited the accompanying consolidated balance sheets of USAuto Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of USAuto Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 12 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, which results in the Company changing the method of accounting for goodwill.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
September 24, 2003

USAuto Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
ASSETS
Investments:
Fixed maturities, available-for-sale, at market value (amortized cost: $19,596,872 and $4,487,548)	$20,127,973	$4,458,870
Short-term investments, at cost which approximates market value	2,520,000	3,120,000

Total investments	22,647,973	7,578,870

Cash	4,285,390	3,160,982
Fiduciary funds—restricted	2,684,469	2,759,512
Premiums and fees receivable from policyholders and agents	18,110,108	8,659,903
Commissions receivable, net of allowance for doubtful accounts of $567,532 and $896,670	1,322,218	1,710,300
Reinsurance recoverables	5,761,964	2,644,544
Prepaid reinsurance premiums	8,946,889	3,489,397
Funds held by reinsured company	2,358,727	1,205,017
Deferred acquisition costs, net	—	455,316
Deferred tax assets	796,404	312,664
Other assets	2,017,314	1,245,635
Property and equipment	2,751,544	2,516,668
Goodwill	3,396,834	3,396,834

TOTAL	$75,079,834	$39,135,642

LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$12,661,339	$4,293,239
Unearned premiums	19,719,547	8,022,529
Deferred fee income	2,536,729	2,804,014
Amounts due to reinsurers	7,014,923	3,100,458
Amounts due to insurance companies	2,684,469	2,759,512
Notes payable to bank	5,060,020	6,934,571
Deferred ceding commissions, net	1,133,793	—
Federal income taxes payable	1,831,734	264,252
Payable for securities	1,565,324	—
Other liabilities	2,660,848	1,135,257

Total liabilities	56,868,726	29,313,832

Commitments and Contingencies
Shareholders' Equity:
Common stock, no par value. Authorized: 100,000 shares; issued and outstanding: 75,000 and 50,000 shares	1,500,000	1,000,000
Paid-in capital	6,178,360	1,678,360
Accumulated other comprehensive income (loss):
Net unrealized appreciation (depreciation) on investments	350,527	(28,678)
Retained earnings	10,182,221	7,172,128

Total shareholders' equity	18,211,108	9,821,810

TOTAL	$75,079,834	$39,135,642

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Revenues:
Premiums earned	$27,525,239	$7,207,146	$2,766,102
Commissions and fees	33,800,347	29,644,086	24,206,834
Claims servicing fees	3,511,377	5,604,628	4,861,708
Ceding commissions from reinsurers	5,161,274	2,807,790	3,098,760
Investment income	351,441	273,199	203,912
Net realized gains (losses) on sales of investments	48,951	(1,131)	—

Total revenues	70,398,629	45,535,718	35,137,316

Expenses:
Losses and loss adjustment expenses	19,956,201	4,914,128	2,063,417
Operating expenses	34,788,560	27,920,419	21,289,697
Depreciation	703,386	474,910	299,576
Amortization of goodwill and other intangible assets	—	955,823	1,017,270
Interest expense	212,616	430,421	288,251

Total expenses	55,660,763	34,695,701	24,958,211

Income before income taxes	14,737,866	10,840,017	10,179,105
Income taxes	2,044,797	673,143	783,508

Net income	$12,693,069	$10,166,874	$9,395,597

Basic and diluted net income per share	$203.09	$203.34	$187.91

Weighted average shares outstanding	62,500	50,000	50,000

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2002, 2001 and 2000

	Common stock
			Paid-in capital	Accumulated other comprehensive income(loss)	Retained earnings	Total shareholders' equity
	Shares	Amount
Balances at January 1, 2000	50,000	$1,000,000	$1,678,360	$(5,935)	$3,359,657	$6,032,082
Net income	—	—	—	—	9,395,597	9,395,597
Other comprehensive income—change in unrealized appreciation on investments	—	—	—	5,185	—	5,185

Comprehensive income						9,400,782

Distributions to shareholders	—	—	—	—	(7,300,000)	(7,300,000)

Balances at December 31, 2000	50,000	1,000,000	1,678,360	(750)	5,455,254	8,132,864
Net income	—	—	—	—	10,166,874	10,166,874
Other comprehensive loss—change in unrealized depreciation on investments	—	—	—	(27,928)	—	(27,928)

Comprehensive income						10,138,946

Distributions to shareholders	—	—	—	—	(8,450,000)	(8,450,000)

Balances at December 31, 2001	50,000	1,000,000	1,678,360	(28,678)	7,172,128	9,821,810
Net income	—	—	—	—	12,693,069	12,693,069
Other comprehensive income—change in unrealized appreciation on investments	—	—	—	379,205	—	379,205

Comprehensive income						13,072,274

Sale of common stock	25,000	500,000	4,500,000	—	—	5,000,000
Distributions to shareholders	—	—	—	—	(9,682,976)	(9,682,976)

Balances at December 31, 2002	75,000	$1,500,000	$6,178,360	$350,527	$10,182,221	$18,211,108

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net income	$12,693,069	$10,166,874	$9,395,597
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	703,386	1,430,733	1,316,846
Amortization of premium on fixed maturities	144,998	36,725	11,956
Deferred income taxes	(664,314)	(165,523)	130,736
Net realized (gains) losses on sales of investments	(48,951)	1,131	—
Change in:
Fiduciary funds—restricted	75,043	(242,903)	(2,509,598)
Premiums and fees receivable from policyholders and agents	(9,450,205)	(1,228,610)	1,824,268
Commissions receivable	388,082	(244,848)	(271,710)
Reinsurance recoverables	(3,117,420)	395,152	534,045
Prepaid reinsurance premiums	(5,457,492)	1,071,587	1,484,842
Funds held by reinsured company	(1,153,710)	(1,205,017)	—
Deferred acquisition costs/deferred ceding commissions	1,589,109	(173,433)	(371,232)
Other assets	(772,757)	(368,913)	277,631
Loss and loss adjustment expense reserves	8,368,100	335,280	(616,238)
Unearned premiums	11,697,018	2,017,903	(1,934,499)
Deferred fee income	(267,285)	206,839	(121,590)
Amounts due to reinsurers	3,914,465	26,273	(1,230,942)
Amounts due to insurance companies	(75,043)	242,903	3,133,268
Federal income taxes payable	1,567,482	333,543	32,226
Other liabilities	1,525,591	(530,215)	277,894

Net cash provided by operating activities	21,659,166	12,105,481	11,363,500

Cash flows from investing activities:
Acquisition of property and equipment	(937,184)	(1,237,440)	(1,414,610)
Acquisition of intangible assets	—	—	(40,757)
Purchases of fixed maturities, available-for-sale	(18,836,269)	(4,519,025)	—
Sales of fixed maturities, available-for-sale	3,630,898	407,600	—
Purchases of short-term investments	(17,830,000)	(9,020,000)	(4,650,000)
Sales of short-term investments	18,430,000	10,350,000	2,650,000
Payable for securities	1,565,324	—	—

Net cash used in investing activities	(13,977,231)	(4,018,865)	(3,455,367)

Cash flows from financing activities:
Distributions to shareholders	(9,682,976)	(8,450,000)	(7,300,000)
Proceeds from issuance of common stock	5,000,000	—	—
Proceeds from borrowing	—	3,000,000	—
Payments on borrowings	(1,874,551)	(1,257,164)	(271,289)

Net cash used in financing activities	(6,557,527)	(6,707,164)	(7,571,289)

Net increase in cash	1,124,408	1,379,452	336,844
Cash, beginning of year	3,160,982	1,781,530	1,444,686

Cash, end of year	$4,285,390	$3,160,982	$1,781,530

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2002, 2001 and 2000

1.    Summary of Significant Accounting Policies

  A. General

        USAuto Holdings, Inc. ("Holdings"), a privately-held insurance holding company founded in October 1995, is involved in the business of underwriting private passenger non-standard automobile insurance through its wholly-owned subsidiaries as both a direct writer and as a managing general agency. Holdings and its wholly-owned subsidiaries are hereafter referred to as the Company.

        The Company underwrites insurance in Tennessee, Georgia, Mississippi, Missouri and Ohio through USAuto Insurance Company, Inc. ("USAuto"), a Tennessee-domiciled property and casualty insurance company also licensed in 15 other states. In October 2002, it also commenced underwriting in Georgia through Village Auto Insurance Company, Inc. ("Village"), a newly-formed wholly-owned subsidiary of USAuto.

        Managing general agency operations are conducted through Acceptance Insurance Agency, Inc. and Alabama Acceptance Insurance Agency, Inc. (collectively the "MGAs") in Georgia and Alabama, respectively. Claims handling services are conducted by the Company through USAuto Services, Inc. ("Services") and a towing and rental reimbursement product ("motor club") is sold through Transit Automobile Club, Inc. ("Transit").

        For the years ended December 31, 2002, 2001 and 2000, respectively, approximately 90%, 93% and 96% of the business written, both a direct writer and as a managing general agency, was through Company-owned retail outlets. The remainder was written through four independently-owned insurance agencies in Tennessee who exclusively write non-standard automobile insurance policies on behalf of the Company.

  B. Basis of Consolidation and Reporting

        The accompanying consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

  C. Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. It also requires disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

  D. Investments

        Fixed maturities, available for sale, are bonds with fixed principal payment schedules, held for indefinite periods of time, and may be used as a part of the Company's asset/liability strategy or sold in response to changes in interest rates, anticipated prepayments, risk/reward characteristics, liquidity needs or other economic factors. These securities are carried at market value with the corresponding unrealized appreciation or depreciation, net of deferred income taxes, reported in other comprehensive income. Market values are obtained from a recognized pricing service.

        Short-term investments include bank certificates of deposit maturing within one year and are reported at cost which approximates market.

        Investment securities are exposed to various risks such as interest rate, market and credit risk. Market values of securities fluctuate based on the magnitude of changing market conditions; significant changes in market conditions could materially affect portfolio value in the near term. When a security has a decline in market value which is other than temporary, the Company reduces the carrying value of such security to its current market value.

        Realized gains and losses on sales of securities are computed based on specific identification.

        A derivative instrument in the form of an interest-rate swap is used by the Company to fix the interest rate on a note payable to bank. This derivative is recognized as either an asset or liability and is measured at fair value with changes in fair value recognized in income in the period of change. At December 31, 2002 and 2001, the derivative had negative values of $37,538 and $84,973, respectively, which have been included in other liabilities.

  E. Property and Equipment

        Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets (ranging from 3 to 7 years) using the straight-line method.

  F. Insurance Company Operations

  1.
  Revenue Recognition

          Insurance premiums written by USAuto and Village (the "Insurance Companies") are earned on a pro-rata basis over the respective terms of the policies. Premiums are paid monthly by insureds and are generally collected in advance of providing risk coverage, minimizing the Company's exposure to credit risk.

  2.
  Reinsurance

          Reinsurance arrangements are short-duration prospective contracts for which prepaid reinsurance premiums are amortized ratably over the related policy terms. Ceding commission income with retrospective adjustment features is calculated based upon the related estimated incurred losses and loss expenses including a provision for unreported losses.

  3.
  Deferred Acquisition Costs

          Deferred acquisition costs include premium taxes and other variable underwriting and direct sales costs incurred in connection with writing business. These costs are deferred and amortized, net of deferred ceding commission income from reinsurers, over the policy period in which the related premiums are earned.

  4.
  Loss and Loss Adjustment Expense Reserves

          Loss and loss adjustment expense reserves are undiscounted and represent case-basis estimates of reported losses and estimates based on certain actuarial assumptions regarding the past experience of reported losses, including an estimate of losses incurred but not reported.

  Management believes that the losses and loss adjustment reserves are adequate to cover the ultimate liability. However, such estimate may be more or less than the amount ultimately paid when the claims are finally settled.

  G. Managing General Agency Operations

  1.
  Fiduciary Funds-Restricted

          Fiduciary funds-restricted represent premiums received from insureds (net of commissions and fee income) not yet remitted to the insurance companies represented by the MGAs. Fiduciary funds are required to be kept in regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity. Such funds are not available for corporate purposes. The Company is entitled to retain interest income earned on fiduciary funds. Fiduciary funds-restricted consist solely of cash balances.

  2.
  Accounts Receivable and Accounts Payable

          The MGAs collect premiums from insureds and, after deducting their commissions and fees, remit the premiums to the respective insurance companies on a monthly basis. Unremitted insurance premiums are held in a fiduciary capacity. The obligation to remit these funds is recorded as amounts due to insurance companies on the Company's consolidated balance sheet. The MGAs also bill insureds for premiums on a monthly basis in accordance with policy terms (generally six-months). The Company does not record a premium receivable and corresponding payable to the insurance companies for premiums written. It only records a payable when such amounts are actually collected by the MGAs.

  3.
  Revenue Recognition

          The Company recognizes commission income (and related policy fees) at the date when the insured is billed or at the inception date of the policy, whichever is later. Commissions on premium endorsements are recognized when billed. Installment billing fees are recognized when billed. An allowance for uncollectible commission income is established based on anticipated policy cancellations. For 2002, 2001 and 2000, $(329,138), $5,645 and $395,111, respectively, were (credited) / charged to commissions and fees income representing the change in such allowance.

          The Company may also earn commissions contingent on the performance of insurance policies placed. Such commissions are recognized at the earlier of the date when cash is received or when formal, written notification of the actual amount due is received from the insurance carrier. If some of the commissions received are potentially subject to full or partial repayment to the carrier, then recognition is deferred until the conditions for repayment have passed.

          Claims servicing fees from insurance carriers represented by the MGAs are recognized on a pro-rata basis over the respective terms of the underlying insurance policies, net of estimated amounts relating to future processing and administrative costs, if significant, based on the Company's historical claims handling experience.

          Motor club fees written by Transit are earned on a pro-rata basis over the respective terms of the contracts. Fees are paid monthly by motor club members and are generally collected in advance of providing coverage, minimizing the Company's exposure to credit risk. Deferred acquisition costs (sales commissions) are deferred and amortized over the contract period in which the related fees are earned.

  H. Goodwill

        Beginning January 1, 2002, goodwill has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. Prior to July 1, 2001, goodwill was accounted for in accordance with Accounting Principles Board Opinion No. 17, Intangible Assets. See Note 12.

  I. New Accounting Standards

        The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and as interpreted by the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group through "Statement 133 Implementation Issues," as of January 1, 2001. The adoption of these pronouncements did not have a material effect on the Company's financial position, results of operations or cash flows of the Company.

        The Company adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as of January 1, 2002. This statement replaced SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of SFAS No. 144 did not have a material effect on the consolidated financial position, results of operations or cash flows of the Company.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of SFAS No. 4, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company was required to adopt SFAS No. 145 on January 1, 2003; however; SFAS No. 145 had no effect on the Company's financial position, results of operations or cash flows.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The Company was required to adopt SFAS No. 146 on January 1, 2003; however; SFAS No. 146 had no effect on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123. SFAS No. 148 was effective for the Company for the year ended December 31, 2002. The Company was required to adopt SFAS No. 148 for the year ended December 31, 2002; however; SFAS No. 148 had no effect on the Company's financial position, results of operations or cash flows as the Company has no stock-based compensation arrangements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no effect on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The initial adoption of SFAS No. 150 had no effect on the Company's financial position, results of operations or cash flows. The Company does not expect the adoption on January 1, 2004 of the provisions relating to mandatorily redeemable financial instruments to have any effect on the Company's financial position, results of operations or cash flows.

        In November 2002, the FASB issued Financial Interpretation ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 had no effect on the Company's financial position, results of operations, cash flows or financial statement disclosures.

        In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. For variable interest entities created after January 31, 2003, the adoption of FIN 46 had no effect on the Company's financial position, results of operations or cash flows as the Company has not obtained an interest in an entity since that date. For variable interest entities acquired before February 1, 2003, the Company has concluded that it is not required to consolidate or disclose information about a variable interest entity.

  J. Supplemental Cash Flow Information

        Cash at December 31, 2002, 2001 and 2000 included only bank demand deposits. For purposes of the consolidated statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash.

        The Company has paid the following amounts:

	Years ended December 31,
	2002	2001	2000
Income taxes	$1,391,510	$660,702	$713,126
Interest	$219,064	$384,888	$292,393

  K. Segment Reporting

        Although the nature of the Company's revenues and expenses differs when business is written as an insurance company as opposed to as an MGA, the Company monitors, controls and manages its business as an integrated entity offering one product to a single type of customer. The Company has therefore determined that it only has one reportable segment.

  L. Net Income Per Share

        Basic net income per share is computed by dividing net income available to common shareholders by the combined weighted average number of common shares, while diluted net income per share is computed by dividing net income available to common shareholders by the weighted average number of such common shares and dilutive share equivalents. The Company has no dilutive share equivalents. Therefore, basic and diluted net income per share are the same

  M. Financial Statement Presentation

        Certain amounts in the consolidated financial statements for prior years have been reclassified to conform with the current year's presentation.

2.    Investments

  A. Restriction

        At December 31, 2002, the Insurance Companies had fixed maturities and cash with an amortized cost of $3,329,891 on deposit with various insurance departments as a requirement of doing business in those states.

  B. Net Investment Income and Net Realized Gains and Losses

        The major categories of net investment income are as follows:

	Years ended December 31,
	2002	2001	2000
Fixed maturities, available for sale	$283,205	$70,644	$15,044
Certificates of deposit	78,664	190,123	174,287
Cash in banks	8,234	12,432	14,581

	370,103	273,199	203,912
Investment expenses	(18,662)	—	—

	$351,441	$273,199	$203,912

        Net realized gains (losses) on investments for 2002 and 2001 were all derived from fixed maturities available for sale. The gain of $48,951 for 2002 consisted of all gains and the loss of $1,131 consisted of all losses.

  C. Fixed Maturities, Available for Sale

        The composition of the portfolio at December 31 was as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
2002
U.S. Government	$291,693	$20,496	$—	$312,189
State	4,197,198	128,157	—	4,325,355
Political subdivisions	6,234,883	89,322	(460)	6,323,745
Special revenue and special assessment	8,873,098	293,586	—	9,166,684

	$19,596,872	$531,561	$(460)	$20,127,973

2001
State	$557,654	$—	$(3,089)	$554,565
Special revenue and special assessment	3,929,894	4,970	(30,559)	3,904,305

	$4,487,548	$4,970	$(33,648)	$4,458,870

        The composition of maturities of the portfolio at December 31, 2002 was as follows:

	Amortized Cost	Market Value
One year or less	$—	$—
One to five years	8,437,667	8,720,609
Five to ten years	7,574,462	7,795,927
Greater than ten years	3,584,743	3,611,437

	$19,596,872	$20,127,973

3.    Reinsurance

        The Insurance Companies reinsure risks on a quota-share basis with other insurance organizations to provide it with additional underwriting capacity and minimize its risk. Although the reinsurance agreements contractually obligate the reinsurers to reimburse the Insurance Companies for their proportionate share of losses, they do not discharge the primary liability of the Insurance Companies, who remain contingently liable in the event the reinsurers are unable to meet their contractual obligations. The Insurance Companies evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies.

        Amounts related to ceded unpaid losses and loss adjustment expenses are included in reinsurance recoverables while amounts related to ceded unearned premiums are reflected as prepaid reinsurance premiums in the consolidated financial statements.

        At December 31, 2002, the Insurance Companies had an unsecured aggregate recoverable for losses, paid and unpaid, including IBNR, loss adjustment expense and prepaid reinsurance premiums of approximately $5.8 million from Transatlantic Reinsurance Co. USAuto has written off uncollectible reinsurance balances from Reliance Insurance Co. in the amount of $18,257 and $91,193 for the years ended December 31, 2002 and 2001, respectively.

        Reinsurance recoverables consisted of the following:

	December 31,
	2002	2001
Paid losses and loss adjustment expenses	$378,788	$452,173
Unpaid losses and loss adjustment expenses	5,383,176	2,192,371

Total	$5,761,964	$2,644,544

        Ceded premiums earned and reinsurance recoveries on losses and loss adjustment expenses are as follows:

	Years ended December 31,
	2002	2001	2000
Ceded premiums earned	$21,040,651	$10,650,853	$12,276,077
Reinsurance recoveries on losses and loss adjustment expenses	$16,729,496	$7,524,257	$7,722,730

        USAuto also has assumed private-passenger non-standard automobile insurance premiums from another insurance company. These premiums relate to business produced by the MGAs in the states of Georgia and Alabama.

        An analysis of net premiums written and earned is summarized as follows:

	Year ended December 31, 2002
	Written	Earned
Direct	$55,652,659	$44,348,540
Assumed	4,740,879	4,217,350
Ceded	(26,628,773)	(21,040,651)

Net	$33,764,765	$27,525,239

	Year ended December 31, 2001
	Written	Earned
Direct	$18,034,211	$16,834,319
Assumed	1,841,838	1,023,680
Ceded	(9,579,413)	(10,650,853)

Net	$10,296,636	$7,207,146

	Year ended December 31, 2000
	Written	Earned
Direct	$13,107,681	$15,042,179
Ceded	(10,791,236)	(12,276,077)

Net	$2,316,445	$2,766,102

        The percentage of premiums assumed to net premiums written for 2002, 2001 and 2000 were 14.0%, 17.9% and 0%, respectively.

4.    Income Taxes

        Holdings and its wholly-owned subsidiaries, with the exception of the Insurance Companies and Services (which was transferred from Holdings to USAuto effective June 30, 2002), are "S corporations" for federal income tax purposes. In general, an S corporation does not pay any income tax. Instead, the S corporations' income and deductions are divided among, and passed through to, its shareholders. The shareholders then must report the income and deductions on their own income tax returns. Therefore, the Company has made no provision for federal income taxes in the consolidated financial statements with the exception of the income of the Insurance Companies and Services (for the period from July 1, 2002 to December 31, 2002) which computed their federal income tax liabilities in accordance with the rules and regulations of the Internal Revenue Code. The Company has elected, however, to pay all state income taxes on behalf of its shareholders.

        Income tax expense consisted of the following:

	Years ended December 31,
	2002	2001	2000
Federal income taxes—current	$2,112,481	$262,259	$(70,268)
Federal income taxes—deferred	(664,314)	(169,902)	130,736
State income taxes	596,630	580,786	723,040

	$2,044,797	$673,143	$783,508

        The differences between income tax expense computed at the statutory rate (34%) and the actual provision were as follows:

	Years ended December 31,
	2002	2001	2000
Income before income taxes	$14,737,866	$10,840,017	$10,179,105

Income taxes at statutory rate	$5,010,874	$3,685,606	$3,460,896
Tax effect of:
S corporation income	(3,660,618)	(3,549,394)	(3,288,871)
State income taxes	596,630	580,786	723,040
Other, net	97,911	(43,855)	(111,557)

	$2,044,797	$673,143	$783,508

        Deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, at the enacted tax rates expected to be in effect when the temporary differences reverse. The effect of a tax rate change is recognized in income in the period of enactment. The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2002	2001
Deferred income tax assets:
Unearned premiums	$699,177	$285,089
Loss and loss adjustment expense reserves	139,195	53,572
Other	277,748	—

Total deferred tax assets	1,116,120	338,661

Deferred income tax liabilities:
Deferred acquisition costs	139,142	25,997
Unrealized gain on investments	180,574	—

Total deferred tax liabilities	319,716	25,997

Net deferred tax asset	$796,404	$312,664

        A valuation allowance has not been provided for the net deferred tax asset since management believes the ultimate realization of the net deferred tax asset is more likely than not.

5.    Statutory Financial Information and Accounting Policies

        The Insurance Companies are required to file statutory-basis financial statements with state insurance departments in all states where they are licensed. These statements are prepared in accordance with accounting practices prescribed or permitted by the Department of Insurance in each company's respective state of domicile. Effective January 1, 2001, each state of domicile required that insurance companies domiciled in those states prepare their statutory-basis financial statements in accordance with the NAIC ("National Association of Insurance Commissioners") Accounting Principles and Procedures Manual subject to any deviations prescribed or permitted by the insurance commissioner in each state of domicile.

        USAuto is required by the Tennessee Department of Commerce and Insurance to maintain statutory capital and surplus of $2,000,000. At December 31, 2002 and 2001, USAuto's statutory capital and surplus was $14,070,417 and $6,950,773, respectively. USAuto reported statutory net income of $2,659,531 for 2002 and a statutory net loss of $(121,325) and $(33,347) for 2001 and 2000, respectively.

        Village is required by the Georgia Department of Insurance to maintain statutory capital and surplus of $3,000,000. At December 31, 2002, Village's statutory capital and surplus was $4,804,500. Village reported a statutory net loss of $(358,847) for the period from its inception (October 3, 2002) to December 31, 2002.

        USAuto's statutory surplus at December 31, 2002 and 2001 was reduced by $518,504 and $250,724, respectively, as a result of accounting methods for commission income and expense, prescribed by the state of Tennessee, which differ from NAIC statutory accounting practices. There are no other material accounting methods prescribed or permitted by state insurance departments for either USAuto or Village that differ from NAIC statutory accounting practices.

6.    Parent Company Financial Information

        Summarized balance sheets and statements of income of Holdings (parent company) are presented below:

	December 31,
	2002	2001
Balance Sheets
Investment in subsidiaries, at equity in net assets	$19,413,582	$12,611,443
Cash	43,414	8,784
Property and equipment	696,016	850,846
Other assets	25,000	6,667
Goodwill	3,396,834	3,396,834

	$23,574,846	$16,874,574

Notes payable to bank	$5,060,020	$6,934,571
Other liabilities	303,718	118,193
Shareholders' equity	18,211,108	9,821,810

	$23,574,846	$16,874,574

	Years ended December 31,
	2002	2001	2000
Statements of Income
Equity in income of subsidiaries	$14,135,910	$11,889,780	$11,337,522
Expenses	(1,442,841)	(767,083)	(924,655)
Amortization of goodwill and other intangible assets	—	(955,823)	(1,017,270)

Net income	$12,693,069	$10,166,874	$9,395,597

	Years ended December 31,
	2002	2001	2000
Statements of Cash Flows
Operating activities:
Net income	$12,693,069	$10,166,874	$9,395,597
Equity in income of subsidiaries	(14,135,910)	(11,889,780)	(11,337,522)
Depreciation and amortization	253,419	1,211,093	1,091,955
Change in assets and liabilities	167,191	(42,191)	10,692

Net cash used in operating activities	(1,022,231)	(554,004)	(839,278)

Investing activities:
Acquisition of property and equipment	(98,589)	(31,710)	(953,299)
Acquisition of intangible assets	—	—	(40,757)
Investment in subsidiary	(5,000,000)	(2,550,000)	(1,500,000)
Dividends from subsidiaries	12,712,977	9,806,432	10,925,000

Net cash provided by investing activities	7,614,388	7,224,722	8,430,944

Financing activities:
Distributions to shareholders	(9,682,976)	(8,450,000)	(7,300,000)
Proceeds from issuance of common stock	5,000,000	—	—
Proceeds from borrowings	—	3,000,000	—
Payments on borrowings	(1,874,551)	(1,257,164)	(271,289)

Net cash used in financing activities	(6,557,527)	(6,707,164)	(7,571,289)

Net increase (decrease) in cash	$34,630	$(36,446)	$20,377

        Substantially all of Holdings' retained earnings are attributable to the Insurance Companies. The maximum amount of dividends which can be paid by Tennessee and Georgia insurance companies to shareholders, without the prior approval of the respective insurance commissioner, is limited to the greater of 10% of statutory capital and surplus as of December 31 next preceding or net income (not including realized capital gains) for the year. Accordingly, the maximum dividend payouts which may be made by USAuto and Village without prior approval in 2003 are approximately $2.6 million and $480,000, respectively (subject to the sufficiency of unassigned surplus). Neither of the Insurance Companies has paid any dividends since its inception.

7.    Losses and Loss Adjustment Expenses Incurred and Paid

        Information regarding the reserve for unpaid losses and loss adjustment expenses is as follows:

	Years ended December 31,
	2002	2001	2000
Liability for unpaid loss and loss adjustment expenses at beginning of year, gross	$4,293,239	$3,414,501	$4,030,739
Reinsurance balances recoverable	(2,192,371)	(2,496,238)	(3,030,282)

Liability for unpaid loss and loss adjustment expenses at beginning of year, net	2,100,868	918,263	1,000,457

Add:
Provision for losses and loss adjustment expenses occurring during:
Current year	19,382,510	4,925,413	2,517,873
Prior years	573,691	(11,285)	(454,456)

Total	19,956,201	4,914,128	2,063,417

Less:
Loss and loss adjustment expense payments for claims occurring during:
Current year	12,755,805	3,134,128	1,810,099
Prior years	2,023,101	597,395	335,512

Total	14,778,906	3,731,523	2,145,611

Liability for unpaid loss and loss adjustment expenses at end of year, gross	12,661,339	4,293,239	3,414,501
Reinsurance balances recoverable	(5,383,176)	(2,192,371)	(2,496,238)

Liability for unpaid loss and loss adjustment expenses at end of year, net	$7,278,163	$2,100,868	$918,263

8.    Deferred Ceding Commissions / Deferred Acquisition Costs

        The costs of acquiring new and renewal business, which vary with and are directly related to the production of such business, have been deferred (net of ceding commission income from reinsurers) to the extent that such costs are deemed recoverable from future unearned premiums, deferred fee income and anticipated investment income. Amortization charged to income for 2002, 2001 and 2000 were $3,025,018, $1,905,942 and $1,060,320, respectively.

9.    Notes Payable to Bank

        Notes payable to bank consisted of the following:

	December 31,
	2002	2001
Term loan, at LIBOR plus 110 basis points (2.52%), fixed at 6.41% by an interest-rate swap, due in monthly installments with a final payment of $126,647 on January 5, 2004, unsecured, personally guaranteed by certain shareholders	$1,660,020	$3,034,571
$3,000,000 revolving line of credit, at LIBOR plus 110 basis points (2.52%), due July 1, 2004, unsecured, personally guaranteed by certain shareholders	2,500,000	3,000,000
Loan at LIBOR plus 110 basis points (2.52%), due November 27, 2005, secured by an aircraft with a net book value of $574,590 at December 31, 2002, personally guaranteed by certain shareholders	900,000	900,000

Total	$5,060,020	$6,934,571

10.    Lease Commitments

        The Company is committed under various lease agreements for office space and equipment. Rental expense for 2002, 2001 and 2000 was $1,544,675, $1,595,623 and $1,382,925, respectively. Future minimum lease payments under these agreements are as follows:

Years ending December 31,
2003	$1,704,230
2004	1,361,311
2005	776,685
2006	498,135
2007	481,212
Thereafter	2,061,072

Total	$6,882,645

11.    Property and Equipment

        The components of property and equipment are as follows:

	December 31,
	2002	2001
Leasehold improvements	$1,291,051	$832,800
Vehicles	101,994	57,998
Aircraft	985,010	985,010
Furniture and equipment	1,893,650	1,470,959

Total property and equipment cost	4,271,705	3,346,767
Less: accumulated depreciation	(1,520,161)	(830,099)

Total property and equipment, net	$2,751,544	$2,516,668

12.    Goodwill

        In June 2001, the Financial Accounting Standards Board issued SFAS No.142 which primarily addresses the accounting for goodwill and intangible assets after their acquisition and supercedes APB No. 17. The most significant changes made by SFAS No. 142 are to eliminate the amortization of goodwill and indefinite-life intangible assets, to require that goodwill and indefinite-life intangibles be tested for impairment at least annually and to remove the forty-year limitation on the amortization period of intangible assets. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001.

        The Company adopted SFAS No. 142 effective January 1, 2002. The effect of such adoption was to discontinue amortization of the Company's goodwill. Prior to the adoption of SFAS No. 142, the Company amortized goodwill on a straight-line basis over a seven-year period. Goodwill is attributable to the Company's MGA and underwriting operations in the state of Georgia. The Company completed the first step of the transitional goodwill impairment test at June 30, 2002 and determined that no potential impairment exists. As a result, the Company has recognized no transitional impairment loss in connection with the adoption of SFAS No. 142. The Company has chosen December 31 of each year as its annual impairment testing date for goodwill. As of December 31, 2002, the Company has recorded no impairment in connection with goodwill.

        The following pro forma information compares net income for the year ended December 31, 2002 to the adjusted net income for the years ended December 31, 2001 and 2000, reflecting the adoption of SFAS No. 142 on a pro-forma basis:

	Years ended December 31,
	2002	2001	2000
Reported net income	$12,693,069	$10,166,874	$9,395,597
Add back goodwill amortization, net of state income taxes of $54,349	—	851,473	851,473

Adjusted net income	$12,693,069	$11,018,347	$10,247,070

Reported basic and diluted net income per share	$203.09	$203.34	$187.91

Adjusted basic and diluted net income per share	$203.09	$220.37	$204.94

13.    Concentrations of Credit Risk

        The Company primarily transacts business either directly with its policyholders or through four independently-owned insurance agencies in Tennessee who exclusively write insurance policies on behalf of the Company.

        Direct policyholders make payments directly to the Company. Balances due from policyholders are generally secured by the related unearned premium. The Company requires a down payment at the time the policy is originated and subsequent scheduled payments are monitored in order to prevent the Company from providing coverage beyond the date for which payment has been received. If subsequent payments are not made timely, the policy is generally canceled at no loss to the Company.

        Policyholder premiums written through the independent agencies make their payments to these agencies who in turn remit to the Company. Balances due to the Company resulting from premium payments made to these agencies are unsecured.

14.    Employee Benefit Plan

        The Company sponsors a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet specified service requirements. Under this plan, the Company may, at its discretion, match 50% of each employee's contribution up to 6% of the employee's salary. The Company's contributions to the plan for 2002, 2001 and 2000 were $207,344, $162,671 and $155,725, respectively.

15.    Related Party Transactions

        USAuto has entered into employment agreements with certain executives which grant the executives the right to receive certain benefits, including base salary, should such executives be terminated other than for cause.

        In addition, operating expenses for the year ended December 31, 2002, include payments to certain shareholders totaling $800,000 as consideration for their personal guarantees of notes payable by the Company. See Note 9.

16.    Litigation

        USAuto is named as a defendant in various lawsuits generally relating to its insurance operations. All legal actions relating to claims made under insurance policies are considered by USAuto in establishing its loss and loss adjustment expense reserves.

        In addition, Acceptance Insurance Agency, Inc. ("Acceptance") is a party to an arbitration with one of the insurance companies it represents as a managing general agency. The dispute involves the amount of commissions that Acceptance has retained from business written on behalf of the other company. The insurance company maintains that it had the right to unilaterally reduce the rate of commission it paid to Acceptance and is seeking as damages, the amount of commissions it believes that Acceptance has been overpaid. As of the date of this report, the arbitration is in process and Acceptance believes that it will prevail.

17.    Fair Value of Financial Instruments

        The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 2002 and 2001, and valuation methodologies considered appropriate to the circumstances:

  The fair values of cash and short-term investments approximate their carrying amounts based upon their short maturities.

  Fixed maturities are carried at market values which are obtained from a recognized pricing service.

  The fair values of notes payable to bank approximate their carrying amounts based upon their variable interest rates and their comparability to rates currently being offered for similar notes.

  The interest-rate swap is carried at fair value based on a quote from a dealer of such instruments and represents the estimated amount the Company could expect to pay to terminate the agreement.

18.    Subsequent Event

        On March 25, 2003, the Company entered into a $10,000,000 Secured Credit Facility (the "Facility") with a lending institution for purposes of providing additional statutory capital and surplus to the Insurance Companies. The Company borrowed $5,000,000 on March 26, 2003 and the remaining $5,000,000 must be borrowed in a lump sum prior to December 31, 2003. Borrowings bear interest at LIBOR plus 366 basis points and principal is due in scheduled quarterly installments from September 30, 2003 through June 30, 2007. The Facility is secured by the common stock and certain assets of the Company's direct wholly-owned subsidiaries, in addition to certain assets pledged by the Company's shareholders.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Investments:
Fixed maturities, available-for-sale, at market value (amortized cost: $32,406,831 and $19,596,872)	$33,246,212	$20,127,973
Short-term investments, at cost which approximates market value	—	2,520,000

Total investments	33,246,212	22,647,973

Cash	5,094,676	4,285,390
Fiduciary funds—restricted	2,171,111	2,684,469
Premiums and fees receivable from policyholders and agents	26,163,174	18,110,108
Commissions receivable, net of allowance for doubtful accounts of $516,716 and $567,532	1,175,680	1,322,218
Reinsurance recoverables	8,868,410	5,761,964
Prepaid reinsurance premiums	13,032,112	8,946,889
Funds held by reinsured company	—	2,358,727
Deferred tax assets	1,007,615	796,404
Other assets	2,543,584	2,017,314
Property and equipment	2,862,609	2,751,544
Goodwill	3,396,834	3,396,834

TOTAL	$99,562,017	$75,079,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Loss and loss adjustment expense reserves	$21,120,316	$12,661,339
Unearned premiums	28,173,572	19,719,547
Deferred fee income	2,325,826	2,536,729
Amounts due to reinsurers	10,144,305	7,014,923
Amounts due to insurance companies	2,171,111	2,684,469
Notes payable	8,216,555	5,060,020
Deferred ceding commissions, net	1,967,625	1,133,793
Federal income taxes payable	692,384	1,831,734
Payable for securities	—	1,565,324
Other liabilities	2,915,109	2,660,848

Total liabilities	77,726,803	56,868,726

Shareholders' Equity:
Common stock, no par value. Authorized: 100,000 shares; issued and outstanding: 75,000 shares	1,500,000	1,500,000
Paid-in capital	6,178,360	6,178,360
Accumulated other comprehensive income:
Net unrealized appreciation on investments	553,992	350,527
Retained earnings	13,602,862	10,182,221

Total shareholders' equity	21,835,214	18,211,108

TOTAL	$99,562,017	$75,079,834

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Revenues:
Premiums earned	$34,925,216	$19,331,755
Commissions and fees	21,077,418	26,022,817
Claims servicing fees	2,076,426	2,780,816
Ceding commissions from reinsurers	6,884,922	3,634,589
Investment income	555,745	243,063
Net realized gains on sales of investments	100,440	22,206

Total revenues	65,620,167	52,035,246
Expenses:
Losses and loss adjustment expenses	23,202,994	14,248,292
Operating expenses	28,021,264	24,785,128
Depreciation	623,936	511,995
Interest expense	230,158	207,228

Total expenses	52,078,352	39,752,643

Income before income taxes	13,541,815	12,282,603
Income taxes	2,463,759	1,638,249

Net income	$11,078,056	$10,644,354

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Common stock
			Paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total shareholders' equity
	Shares	Amount
Balances at January 1, 2002	50,000	$1,000,000	$1,678,360	$(28,678)	$7,172,128	$8,821,810
Net income	—	—	—	—	10,644,354	10,644,354
Other comprehensive income—change in unrealized apppreciation on investments	—	—	—	273,456	—	273,456

Comprehensive income						10,917,810

Sale of common stock	25,000	500,000	4,500,000	—	—	5,000,000
Distributions to shareholders	—	—	—	—	(7,132,269)	(7,132,269)

Balances at September 30, 2002	75,000	$1,500,000	$6,178,360	$244,778	$10,684,213	$18,607,351

Balances at January 1, 2003	75,000	$1,500,000	$6,178,360	$350,527	$10,182,221	$18,211,108
Net income	—	—	—	—	11,078,056	11,078,056
Other comprehensive income—change in unrealized appreciation on investments	—	—	—	203,465	—	203,465

Comprehensive income						11,281,521

Distributions to shareholders	—	—	—	—	(7,657,415)	(7,657,415)

Balances at September 30, 2003	75,000	$1,500,000	$6,178,360	$553,992	$13,602,862	$21,835,214

See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$11,078,056	$10,644,354
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	623,936	511,995
Amortization of premium on fixed maturities	272,054	78,801
Deferred income taxes	(316,026)	(386,781)
Net realized gains on sales of investments	(100,440)	(22,206)
Change in:
Fiduciary funds—restricted	513,358	(253,752)
Premiums and fees receivable from policyholders and agents	(8,053,066)	(9,602,686)
Commissions receivable	146,538	60,353
Reinsurance recoverables	(3,106,446)	(2,420,057)
Prepaid reinsurance premiums	(4,085,223)	(4,951,366)
Funds held by reinsured company	2,358,727	(1,375,085)
Deferred acquisition costs/Deferred ceding commissions	833,832	1,472,373
Other assets	(526,270)	(991,118)
Loss and loss adjustment expense reserves	8,458,977	5,914,241
Unearned premiums	8,454,025	10,881,064
Deferred fee income	(210,903)	498,118
Amounts due to reinsurers	3,129,382	4,129,084
Amounts due to insurance companies	(513,358)	253,752
Federal income taxes payable	(1,139,350)	1,076,683
Other liabilities	254,261	1,464,975

Net cash provided by operating activities	18,072,064	16,982,742

Cash flows from investing activities:
Acquisition of property and equipment	(735,001)	(920,293)
Purchases of fixed maturities, available-for-sale	(20,261,799)	(20,435,243)
Sales of fixed maturities, available-for-sale	7,280,226	9,918,440
Purchases of short-term investments	—	(16,770,000)
Sales of short-term investments	2,520,000	16,060,000
Payable for securities	(1,565,324)	—

Net cash used in investing activities	(12,761,898)	(12,147,096)

Cash flows from financing activities:
Distributions to shareholders	(7,657,415)	(7,132,269)
Proceeds from issuance of common stock	—	5,000,000
Proceeds from borrowing	5,000,000	—
Payments on borrowings	(1,843,465)	(1,222,342)

Net cash used in financing activities	(4,500,880)	(3,354,611)

Net increase in cash	809,286	1,481,035
Cash, beginning of year	4,285,390	3,160,982

Cash, end of year	$5,094,676	$4,642,017

        See notes to consolidated financial statements.

USAuto Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

General

        USAuto Holdings, Inc., a privately-held insurance holding company, is involved in the business of underwriting private passenger non-standard automobile insurance in six states through its wholly-owned subsidiaries as both a direct writer and as a managing general agency.

Basis of Presentation

        These financial statements and the notes thereto should be read in conjunction with the Company's audited financial statements and accompanying notes for the year ended December 31, 2002.

        The consolidated financial statements reflect all normal recurring adjustments which were, in the opinion of management, necessary to present a fair statement of the results for the interim periods. The results of operations for the period ended September 30, 2003 are not necessarily indicative of the results expected for the full year.

Subsequent Event—Litigation

        On November 24, 2003, the arbitration matter referred to in Note 16 to the consolidated financial statements for the year ended December 31, 2002 was resolved. The Company prevailed and was permitted to retain all of the commissions it had received that were being contested in the arbitration.

PART II

INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All items below are estimates other than the Securities and Exchange Commission fee.

Securities and Exchange Commission registration fee		$4,064
NYSE filing fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Subscription Agent fees and expenses		*
Miscellaneous		*
Total	$	*

    *
    To be filed by amendment.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, which are collectively referred to herein as a proceeding (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

        Further, Section 145(c) of the Delaware General Corporation Law provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        Section 145(f) of the Delaware General Corporation Law provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the bylaws or indemnification agreements. Liberté has entered into indemnification agreements with each of its directors and its executive officers pursuant to which we have agreed to indemnify the director or executive officer to the fullest extent permitted by law, and to advance expenses, if the director or executive officer becomes a party to, or witness or other participant in, any threatened, pending or completed action, suit or proceeding by reason of any occurrence related to the fact that such person is or was a director, officer, agent or fiduciary of Liberté or a subsidiary of Liberté, or another entity at Liberté's request, unless a reviewing party (either outside counsel or a committee of the Board of Directors) determines that the person would not be entitled to indemnification under applicable law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper personal benefit. The provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

        Liberté's certificate of incorporation contains provisions that eliminate a director's liability to it for monetary damages for breach of the director's fiduciary duties, except in circumstances involving certain wrongful acts such as the breach of the duty of loyalty or acts or omissions not in good faith or involving intentional misconduct, a knowing violation of law, or a transaction in which the director derived an improper personal benefit. A director will also remain liable with respect to any improper distributions or other payments with respect to Liberté's shares. Liberté's certificate of incorporation also contains provisions indemnifying its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for claims arising in connection with acts or omissions in their service to Liberté or services to others at Liberté's request. In addition, our charter requires us to advance to our directors and officers funds for expenses that they incur in the defense of such claims.

        Liberté has entered into an Indemnification Agreement with certain of our officers and directors, which provides that each such person will be indemnified by Liberté to the fullest extent permitted by law.

        Liberté maintains insurance against any liability incurred by its officers and directors in defense of any actions to which they are made parties by reason of their positions as officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the last three years, Liberté has issued the following securities without registration under the Securities Act of 1933, as amended:

        None.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        Exhibits.    Reference is made to the attached exhibit index.

        Financial Statement Schedules.    All financial statement schedules are omitted as the information is either included in the notes to the financial statements or is not applicable.

ITEM 17.    UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (b)   The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters and the terms of any subsequent reofferings thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 20th day of January, 2004.

LIBERTÉ INVESTORS INC.
By:	* Donald J. Edwards, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Liberté Investors Inc., a Texas corporation, which is filing a Registration Statement on Form S-1 with the Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Gerald J. Ford, Donald J. Edwards and Brandon L. Jones, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Joint proxy statement/prospectus or an amended joint proxy statement/prospectus therein and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

* Donald J. Edwards	President and Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2004
* Ellen V. Billings	Vice President, Secretary, Treasurer and Controller (Principal Financial and Accounting Officer)	January 20, 2004
* Gerald J. Ford	Chairman of the Board of Directors	January 20, 2004

* Gene H. Bishop	Director	January 20, 2004
* Harvey B. Cash	Director	January 20, 2004
* Jeremy B. Ford	Director	January 20, 2004
* Edward W. Rose, III	Director	January 20, 2004
* Gary Shultz	Director	January 20, 2004
By:	/s/ DONALD J. EDWARDS Donald J. Edwards, President and Chief Executive Officer

INDEX TO EXHIBITS

Number	Description
2.1*	Agreement and Plan of Merger, dated as of December 15, 2003, by and among Liberté, USAH Merger Sub, Inc. and USAuto Holdings, Inc.
2.2
Plan of Reorganization, dated as of April, 1, 1996, between the Trust and Liberté (incorporated by reference to Exhibit 2.1 of Registration Statement No. 333-07439 on Form S-4, filed by Liberté, which the Securities and Exchange Commission declared effective on July 3, 1996 (the "Registration Statement"))
3.1	Restated Certificate of Incorporation of Liberté (incorporated by reference to Exhibit 3.1 to Registration Statement)
3.2	Bylaws of Liberté, as amended (incorporated by reference to Exhibit 3.2 of the Registration Statement)
3.3*	Restated Certificate of Incorporation of Liberté
3.4*	Amended and Restated Bylaws of First Acceptance Corporation (f/k/a Liberté)
4.3
Specimen Stock Certificate for the Common Stock of Liberté (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 26, 2002)
4.4+	Form of Letter to Stockholders
4.5+	Form of Letter to Brokers, Dealers, Trust Companies and Other Nominees
4.6+	Form of Rights Certificate
4.7+	Form of Instruction for Use of Liberté's Subscription Rights Certificates
4.8+	Form of Letter to Clients
4.9+	Form of Notice of Guaranteed Delivery for Subscription Rights
4.10+	Form of Beneficial Ownership Election Form
5.1+	Opinion of Kirkland & Ellis LLP regarding the legality of the securities being registered
8.1+	Opinion of Kirkland & Ellis LLP as to certain tax matters
10.1	Form of Indemnification Agreement for Liberté's directors and officers and schedule of substantially identical documents (incorporated by reference to Exhibit 10.2 of the Registration Statement)
10.2	Retirement Plan for Trustees of the Trust, dated October 11, 1988 (incorporated by reference to Exhibit 10.23 of the Trust's Annual Report on Form 10-K for the year ended June 30, 1993)
10.3
Employment Agreement dated as of July 1, 2002, by and between Liberté Investors Inc. and Donald J. Edwards (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated July 11, 2002)
10.4	Liberté Investors Inc. 2002 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K dated July 11, 2002)
10.5
Nonqualified Stock Option Agreement dated as of July 9, 2002, by and between Liberté Investors Inc. and Donald J. Edwards (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K dated July 11, 2002)

10.6
Indemnification Agreement dated as of July 1, 2002, by and between Liberté Investors Inc. and Donald J. Edwards (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K dated July 11, 2002)
10.7
Stock Purchase Agreement dated July 9, 2002, by and between Liberté Investors Inc. and Donald Edwards (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-8, filed by Liberté on December 26, 2002)
10.8	Form of Registration Rights Agreement dated August 16, 1996, between Liberté and the Purchaser (incorporated by reference to Exhibit 4.1 of the Registration Statement)
10.9
Form of Agreement Clarifying Registration Rights dated August 16, 1996, between Liberté, the Purchaser, the Enloe Descendants' Trust, and Robert Ted Enloe, III (incorporated by reference to Exhibit 4.3 of the Registration Statement)
10.10	Registration Rights Agreement dated as of July 1, 2002, by and between Liberté and Donald J. Edwards (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K dated July 11, 2002)
10.11
Stock Purchase Agreement dated as of June 30, 2003, by and between Liberté Investors Inc. and Donald J. Edwards (incorporated by reference to Exhibit 10.8 of our Annual Report on Form 10-K for the year ended June 30, 2003)
10.12*	Backstop Agreement dated as of December 15, 2004, by and between Liberté Investors Inc. and Hunter's Glen/Ford, Ltd.
10.13*	Form of Advisory Services Agreement
10.14*	Form of Separation Agreement between First Acceptance Corporation (f/k/a Liberté Investors Inc.) and Donald J. Edwards
10.15*	Form of Employment Agreement, by and between First Acceptance Corporation (f/k/a Liberté Investors Inc.) and Stephen J. Harrison
10.16*	Form of Employment Agreement, by and between First Acceptance Corporation (f/k/a Liberté Investors Inc.) and Thomas M. Harrison, Jr.
10.17*	Form of Nonqualified Stock Option Agreement, by and between First Acceptance Corporation (f/k/a Liberté Investors Inc.) and Stephen J. Harrison
10.18*	Form of Nonqualified Stock Option Agreement, by and between First Acceptance Corporation (f/k/a Liberté Investors Inc.) and Thomas M. Harrison, Jr.
10.19*	Form of Registration Rights Agreement dated August 16, 1996, between by and between First Acceptance Corporation (f/k/a Liberté Investors Inc.), Stephen J. Harrison and Thomas M. Harrison, Jr.
10.20*	Form of Voting Agreement by and USAuto Holdings, Inc., Hunter's Glen/Ford, Ltd., Turtle's Creek Revocable Trust and Liberté Investors, Inc.
21.1	Subsidiaries (incorporated by reference to Exhibit 21 of our Annual Report on Form 10-K for the year ended June 30, 2003)
23.1+	Consent of KPMG LLP
23.2+	Consent of Deloitte & Touche LLP
24.1*	Power of Attorney of officers and directors of Liberté (included on signature page hereto)

*
Previously filed.

+
Filed herewith.

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NOTICE OF SPECIAL MEETING
QUESTIONS AND ANSWERS/SUMMARY TERM SHEET
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE MERGER AGREEMENT
THE RIGHTS OFFERING
THE SPECIAL MEETING
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
SELECTED HISTORICAL FINANCIAL DATA OF LIBERTÉ
SELECTED HISTORICAL FINANCIAL DATA OF USAUTO
UNAUDITED PRO FORMA FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF LIBERTÉ
BUSINESS OF USAUTO
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER BY AND AMONG LIBERTÉ INVESTORS INC., USAH MERGER SUB, INC., USAUTO HOLDINGS, INC. AND THE STOCKHOLDERS OF USAUTO HOLDINGS, INC. DATED AS OF DECEMBER 15, 2003
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II THE CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF USAUTO
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF USAUTO STOCKHOLDERS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF LBI
ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB
ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS PRECEDENT
ARTICLE X TERMINATION AND AMENDMENT
ARTICLE XI GENERAL PROVISIONS
INDEPENDENT AUDITORS' REPORT
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
LIBERTÉ INVESTORS INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2003, 2002 AND 2001
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
LIBERTÉ INVESTORS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
LIBERTÉ INVESTORS INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2003 (Unaudited)
USAuto Holdings, Inc. and Subsidiaries Consolidated Balance Sheets December 31, 2002 and 2001
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Income Years Ended December 31, 2002, 2001 and 2000
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Changes in Shareholders' Equity Years Ended December 31, 2002, 2001 and 2000
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2002, 2001 and 2000
USAuto Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2002, 2001 and 2000
USAuto Holdings, Inc. and Subsidiaries Consolidated Balance Sheets (Unaudited)
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Income (Unaudited)
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Changes in Shareholders' Equity (Unaudited)
USAuto Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)
USAuto Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Unaudited)